As filed with the Securities and Exchange Commission on December 29, 1998
================================================================================
                                                   Registration No. 333-________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    Form S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------
                                  PROCEPT, INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                                   2836                                   04-2893483
        (State or other jurisdiction             (Primary Standard Industrial                    (I.R.S. Employer
      of incorporation or organization)           Classification Code Number)                 Identification Number)

                                                        PROCEPT, INC.
                                                     840 Memorial Drive
                                               Cambridge, Massachusetts 02139
                                                       (617) 491-1100

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   JOHN F. DEE
                                  PROCEPT, INC.
                               840 Memorial Drive
                         Cambridge, Massachusetts 02139
                                 (617) 491-1100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                        Copies of all correspondence to:

   LYNNETTE C. FALLON, ESQ.                     EDWARD F. COX, ESQ.
      PALMER & DODGE LLP                PATTERSON, BELKNAP, WEBB & TYLER LLP
      ONE BEACON STREET                     1133 AVENUE OF THE AMERICAS
 BOSTON, MASSACHUSETTS 02108                  NEW YORK, NEW YORK 10036
        (617) 573-0100                             (212) 336-2000

                                ----------------
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.
                                ----------------
          If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                             Proposed maximum
     Title of each class of            Amount to be         aggregate offering    Amount of registration
   securities to be registered          registered               price                     fee
----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01
per share                               2,755,000 (1)           $2,572,912 (2)          $715
----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01
per share                               1,365,579 (3)           $1,920,345 (4)          $534
==========================================================================================================

(1) Represents the maximum number of shares of Common Stock of the Registrant, $0.01 par value per share ("Common Stock"), to be issued in connection with the merger (the "Merger") of Procept Acquisition Corp. ("Merger Sub") with and into Pacific Pharmaceuticals, Inc. ("Pacific").
(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of Pacific Common Stock to be exchanged in the Merger and is based upon $0.1015625, the average of the high and low prices of Pacific Common Stock as reported in the OTC Bulletin Board on December 23, 1998.
(3) Represents shares of Common Stock of the Registrant to be issued as a result of the Merger to existing stockholders of the Registrant pursuant to contractual anti-dilution rights.
(4) Pursuant to Rule 457(c) under the Securities Act and estimated solely for the purpose of calculating the registration fee, the maximum aggregate offering price is equal to the aggregate market value of the Common Stock to be issued to the existing stockholders of the Registrant and is based upon $1.40625, the average of the high and low prices of the Registrant's Common Stock as reported by the Nasdaq SmallCap Market on December 21, 1998.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                              [PROCEPT, INC. LOGO]
                               840 Memorial Drive
                         Cambridge, Massachusetts 02139


                                                         ________________, 199__



Dear Stockholder:

          I am pleased to invite you to the Special Meeting of shareholders at which you will be asked to approve the issuance of shares of Procept common stock in connection with the proposed merger of a subsidiary of Procept with and into Pacific Pharmaceuticals, Inc. As a result of this merger, Pacific will become a subsidiary of Procept. The proposed transaction with Pacific will enable Procept to acquire new technology and obtain drug development candidates that would benefit from Procept's scientific and medical expertise in various therapeutic areas.

          A Special Committee of your Board of Directors has determined that the merger is fair to stockholders and is in their best interests. The Board of Directors has delegated the authority to the Special Committee, which is made up of the disinterested members of the Procept Board, to take all action necessary to consummate the merger. The Special Committee has received an opinion from its financial advisor, Oscar Gruss & Son Incorporated, as to the fairness of the merger from a financial point of view to Procept. The Special Committee unanimously recommends that the stockholders vote to approve the issuance of the Procept shares in the merger. Such approval is required in accordance with the rules of the National Association of Securities Dealers, Inc. which are applicable to Procept because the Procept common stock is listed on the Nasdaq SmallCap Market.

          Under the rules of the NASD, the affirmative vote of the holders of a majority of the votes cast is required to approve the issuance of Procept common stock in the merger. Approval of the merger agreement by a vote of a majority of the votes cast by the outstanding shares of Procept is a condition to consummation of the merger. Assuming an affirmative vote, the merger is expected to be completed shortly after the Special Meeting.

          Assuming no Pacific shareholders exercise their appraisal rights under Delaware law as discussed in the accompanying Joint Proxy Statement/Prospectus, if the merger is completed, 2,755,000 shares of Procept common stock will be issued to the holders of Pacific Stock in the merger. The number of shares of Procept common stock to be issued to holders of Pacific common stock and preferred stock will represent approximately _______ of the outstanding Procept common stock after the merger. As discussed in the Joint Proxy Statement/Prospectus, additional shares of Procept common stock will be issued as a consequence of the merger.

          The date, time and place of the Special Meeting:

          _______________, 199_
          _______:00 _.m.
          [Place]
          [Address]

          The accompanying Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain other information about Procept and Pacific from documents filed with the United States Securities and Exchange Commission. We encourage you to read this entire document carefully.

          Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approving the issuance of the Procept shares in the merger. Your vote is very important.

          On behalf of the Special Committee of the Board of Directors of Procept, we urge you to vote "FOR" the approval of the proposal.

Sincerely,

John F. Dee
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Joint Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Joint Proxy Statement/Prospectus dated _____________, 1999, and first mailed to shareholders on or about _________________, 1999.

                                 [PROCEPT LOGO]
                               840 Memorial Drive
                         Cambridge, Massachusetts 02139


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ______________, 1999


TO THE STOCKHOLDERS OF PROCEPT, INC.:

          I am pleased to give you notice of and to cordially invite you to attend the special meeting of shareholders (the "Special Meeting") of Procept, Inc. ("Procept") which will be held:

                                               ________________________, 1999
                                                       ____:____ _.m.
                                                         [Location]




          At our Special Meeting, common stockholders will take action on the following:

          1. To consider and vote on a proposal to issue shares (the "Stock Issuance") of Procept common stock, $0.01 par value ("Procept Common Stock"), in connection with and as a result of the merger of a wholly-owned subsidiary of Procept ("Merger Sub") with and into Pacific Pharmaceuticals, Inc. ("Pacific") pursuant to the Agreement and Plan of Merger dated as of December 10, 1998 (the "Merger Agreement"), a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. The Merger Agreement provides for the outstanding shares of common stock of Pacific, $0.02 par value ("Pacific Common Stock"), and the outstanding preferred stock of Pacific $25 par value (the "Pacific Preferred Stock" and together with the Pacific Common Stock, the "Pacific Stock"), to be converted in the merger into the right to receive Procept Common Stock. The holders of Pacific Preferred Stock will also receive additional contractual rights. A maximum of 2,755,000 shares of Procept Common Stock will be issued to the holders of the Pacific Stock in the merger. In addition, the Merger Agreement requires Procept to assume all outstanding options and warrants to purchase Pacific Stock, by issuing Procept options and warrants for approximately 1,806,189 shares of Procept Common Stock. Finally, as a result of the merger, Procept will concurrently with the merger issue approximately 1,461,479 shares of Procept Common Stock (based on an assumed market price of Procept Common Stock of $2.00 per share at the time of issuance) to certain third parties and will assume obligations of Pacific which may involve the issuance of additional shares of Procept Common Stock.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

          Holders of record of Procept Common Stock outstanding on _________ __, 199__, the record date fixed by the Board of Directors for this purpose (the "Record Date"), are entitled to receive notice of the Special Meeting. Only holders of record of shares of Procept Common Stock on the Record Date are entitled to vote at the Special Meeting. As of the Record Date, there were ____________ shares of Procept Common Stock outstanding, each of which is entitled to one vote in person or by proxy at the Special Meeting.

          Under the rules of the National Association of Securities Dealers, Inc., the affirmative vote of the holders of a majority of the votes cast is required to approve the issuance of Procept Common Stock as a result of the merger.

          A quorum, consisting of the holders of at least a majority of the outstanding shares of Procept Common Stock entitled to vote on the Stock Issuance, is required to act upon the Stock Issuance.

          If your shares are held through a bank or brokerage firm and you plan to vote your shares in person at the Special Meeting, please request a letter or some other evidence of ownership from your bank or brokerage firm as well as proper authorization.

          All holders of Procept Common Stock are cordially invited to attend the Special Meeting. However, to ensure your representation at the Special Meeting, you are urged to complete, date and sign the enclosed proxy as promptly as possible. A pre-addressed envelope is enclosed for that purpose. If no instructions are indicated on your proxy card, your shares of Procept Common Stock will be voted "FOR" approval of the Stock Issuance. Execution of a proxy will not in any way affect a stockholder's right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has a right to revoke it at any time before it is exercised by written notice to the Secretary of Procept. In addition, stockholders attending the Special Meeting may revoke their proxies at any time before they are exercised.

_______________, 1999

By Order of the Board of Directors,

Lynnette C. Fallon
Secretary

                         [PACIFIC PHARMACEUTICALS LOGO]
                          6730 Mesa Ridge Road, Suite A
                           San Diego, California 92121


                                                         ________________, 199__

Dear Stockholder:

          I am pleased to invite you to the Special Meeting of stockholders at which you will be asked to approve the proposed merger of a subsidiary of Procept, Inc. with and into Pacific Pharmaceuticals, Inc., as a result of which, Pacific will become a subsidiary of Procept. Pacific believes that the proposed merger with Procept will allow the Pacific stockholders to benefit from Procept's expertise in various therapeutic areas and participate in the future growth of the pharmaceutical and biotechnology industries.

          The Board of Directors believes that the proposed merger is fair to Pacific's stockholders and is in their best interests and has received an opinion from its financial advisor, Josephthal & Co. Inc. as to the fairness of the merger from a financial point of view to the Pacific stockholders. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy today.

          In the merger, holders of Pacific common stock and holders of Pacific preferred stock will receive Procept common stock. Assuming no shareholders exercise their appraisal rights under Delaware law as discussed in the accompanying Joint Proxy Statement/Prospectus and 25,317,709 shares of Pacific common stock are outstanding or issuable upon conversion of outstanding preferred stock, each share of Pacific common stock will be entitled to receive approximately 0.11 shares of Procept common stock, as a result of the 2,755,000 shares of Procept common stock to be issued in the merger. Each share of outstanding Pacific preferred stock will be deemed converted into 290.89 shares of Pacific common stock. The holders of Pacific preferred stock will also receive additional contractual rights as discussed in the accompanying Joint Proxy Statement/Prospectus. In addition, all outstanding options and warrants of Pacific will convert into options and warrants to purchase Procept common stock based upon the above described exchange ratio. The closing price of the shares of Pacific common stock on _______________, 1999 was $___.

          The merger is conditioned upon approval by the holders of at least 66.67% of the outstanding shares of Pacific preferred stock of an amendment to the certificate of designations of Series A preferred stock of Pacific which would exclude the merger from the definition of "Liquidation Event" under the certificate of designations. The Board of Directors believes that this amendment is in the best interests of the stockholders of Pacific.

          The date, time and place of the Special Meeting:

          _______________, 1999
          _______:00 _.m.
          Place


          The accompanying Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain other information about Procept and Pacific from documents filed with the United States Securities and Exchange Commission. We encourage you to read this entire document carefully.

          Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval of the merger agreement and, in the case of holders of Pacific preferred stock, as a vote in favor of the amendment to the certificate of designations of Series A preferred stock of Pacific.

          The affirmative vote of the holders of a majority of the outstanding shares of Pacific common stock and preferred stock voting together as a single class on an as-converted basis is required to approve the merger agreement. The affirmative vote of the holders of at least 66.67% of the outstanding Pacific preferred stock voting as a separate class is required to approve the merger agreement and the amendment of the certificate of designations of Series A preferred stock of Pacific in connection with the merger. A majority of the outstanding shares of Pacific stock (determined on an as-converted basis) entitled to vote, represented in person or by proxy, constitutes a quorum for consideration of the merger agreement at the Special Meeting. Your failure to vote or your abstention will have the effect of a vote against approval of the merger agreement and in the case of holders of Pacific preferred stock, as a vote against the approval of the amendment to the certificate of designations of Series A preferred stock of Pacific. If your shares are held by a broker as nominee, your broker will not be able to vote your shares without instructions from you. Accordingly, if you fail to return your card or fail to provide your broker with instructions, the effect will be the same as a vote against the approval of the merger agreement and in the case of holders of Pacific preferred stock, as a vote against the approval of the amendment to the certificate of designations of Series A preferred stock of Pacific. Your vote is very important, regardless of the number of shares that you own.

          Your Board of Directors believes that the transaction with Procept is in the best interests of Pacific and its stockholders and has unanimously approved it. Your Board of Directors unanimously recommends that stockholders vote for the approval of the merger agreement and for the approval of the amendment to the certificate of designations of Series A preferred stock of Pacific.

          We appreciate your support in this important transaction. We are very enthusiastic about the merger with Procept, and are confident that the combined company will grow and prosper in a competitive marketplace.

Sincerely,

Anil Singhal
Interim Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Joint Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Joint Proxy Statement/Prospectus dated _____________, 1999, and first mailed to stockholders on or about _________________, 1999.

                          PACIFIC PHARMACEUTICALS, INC.
                          6730 Mesa Ridge Road, Suite A
                           San Diego, California 92121



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ______________, 1999



TO THE STOCKHOLDERS OF PACIFIC PHARMACEUTICALS, INC.:

          I am pleased to give you notice of and to cordially invite you to attend the Special Meeting of Stockholders (the "Special Meeting") of Pacific Pharmaceuticals, Inc. ("Pacific") which will be held at _____________

                                               ________________________, 1999
                                                       ____:____ _.m.





          At our Special Meeting, stockholders will take action on the following:

          1. To consider and vote on a proposal to amend the Certificate of Designations of Series A Convertible Preferred Stock of Pacific (the "Pacific Certificate of Designations") to exclude the merger between Pacific and a wholly-owned subsidiary of Procept, Inc. ("Merger Sub") from the definition of "Liquidation Event" in the Pacific Certificate of Designations. A copy of the amendment to the Pacific Certificate of Designations, substantially in the form to be filed with the Delaware Secretary of State, is attached as Annex B to the accompanying Joint Proxy Statement/Prospectus.

          2. To consider and vote, conditioned on approval of the amendment to the Pacific Certificate of Designations, on a proposal to merge Merger Sub with and into Pacific by approving the Agreement and Plan of Merger dated as of December 10, 1998 among Pacific, Procept, Inc. ("Procept") and Merger Sub (the "Merger Agreement"), a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. The Merger Agreement provides that the outstanding shares of common stock of Pacific, $0.02 par value ("Pacific Common Stock"), and the outstanding Series A convertible preferred stock of Pacific, $25 par value (the "Pacific Preferred Stock" and together with the Pacific Common Stock, the "Pacific Stock"), will be converted into the right to receive Procept common stock, $0.01 par value ("Procept Common Stock"). A total of 2,755,000 shares of Procept Common Stock will be issued to the holders of the Pacific Stock in the merger. The holders of Pacific Preferred Stock also will receive additional contractual rights. All outstanding options and warrants of Pacific will be converted into options and warrants to purchase shares of Procept Common Stock.

          3. To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

          Holders of record of Pacific Stock outstanding on _________ __, 1999, the record date fixed by the Board of Directors for this purpose (the "Record Date"), are entitled to receive notice of the Special Meeting. Only holders of record of shares of Pacific Stock on the Record Date are entitled to vote at the Special Meeting. As of the Record Date, there were ______________ shares of Pacific Common Stock outstanding or issuable upon conversion of Pacific Preferred Stock, each of which is entitled to one vote in person or by proxy at the Special Meeting. For the purpose of voting, each share of outstanding Pacific Preferred Stock will be deemed converted into 290.89 shares of Pacific Common Stock.

          Approval of the amendment to the Pacific Certificate of Designations requires the affirmative vote of the holders of 66.67% of the outstanding shares of Pacific Preferred Stock, voting as a separate class.

          Approval of the Merger Agreement is conditioned on the approval of the amendment to the Pacific Certificate of Designations and requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Pacific Stock, voting together as a single class on an as-converted basis and
(ii) the holders of 66.67% of the outstanding shares of Pacific Preferred Stock, voting as a separate class. A majority of the outstanding shares of Pacific Stock entitled to vote, represented in person or by proxy, constitutes a quorum for consideration of the Merger Agreement.

          If your shares are held through a bank or brokerage firm and you plan to vote your shares in person at the Special Meeting, please request a letter or some other evidence of ownership from your bank or brokerage firm as well as proper authorization.

          In connection with the proposed merger and share exchange, appraisal rights based on the value of the shares of Pacific Common Stock immediately prior to the merger will be available to those shareholders of Pacific who do not vote in favor of the Merger Agreement and who comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), the text of which is attached as Annex C to the accompanying Joint Proxy Statement/Prospectus. Reference is made to the text of the DGCL and the section in the accompanying Joint Proxy Statement/Prospectus entitled "The Merger - Pacific Shareholder Appraisal Rights" for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed merger and share exchange.

          All holders of Pacific Stock are cordially invited to attend the Special Meeting. However, to ensure your representation at the Special Meeting, you are urged to complete, date and sign the enclosed proxy as promptly as possible. A pre-addressed envelope is enclosed for that purpose. If no instructions are indicated on your proxy card, your shares of Pacific Stock will be voted "FOR" approval of the Merger Agreement and, in the case of your shares of Pacific Preferred Stock, "FOR" approval of the amendment to the Pacific Certificate of Designations. Execution of a proxy will not in any way affect a stockholder's right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has a right to revoke it at any time before it is exercised by written notice to the Secretary of Pacific. In addition, stockholders attending the Special Meeting may revoke their proxies at any time before they are exercised.

_______________, 199__

By order of the Board of Directors


Jack Halperin
Secretary

                                TABLE OF CONTENTS

                                                                                                                         Page

QUESTIONS & ANSWERS ABOUT THE MERGER........................................................................................1

SUMMARY.....................................................................................................................5

COMPARATIVE PER SHARE DATA.................................................................................................14

COMPARATIVE MARKET PRICES AND DIVIDENDS....................................................................................15

RISK FACTORS...............................................................................................................17

FORWARD-LOOKING STATEMENTS.................................................................................................27

MEETINGS, VOTING AND PROXIES...............................................................................................28

    The Procept Special Meeting............................................................................................28

    The Pacific Special Meeting............................................................................................29

BUSINESS OF PROCEPT, INC...................................................................................................31

PROCEPT MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................................................................36

BUSINESS OF PACIFIC PHARMACEUTICALS, INC...................................................................................40

PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................................................................51

THE MERGER.................................................................................................................54

    General Description of the Merger......................................................................................54

    Background of the Merger...............................................................................................54

    Procept's Reasons for the Merger; Recommendations of the Procept Board.................................................54

    Opinion of Procept's Financial Advisor.................................................................................55

    Pacific's Reasons for the Merger; Recommendation of the Pacific Board..................................................56

    Opinion of Pacific's Financial Advisor.................................................................................58

    Accounting Treatment...................................................................................................60

    Certain Federal Income Tax Consequences................................................................................60

    Pacific Shareholder Appraisal Rights...................................................................................61

    Nasdaq Listing of Procept Common Stock.................................................................................62

    Federal Securities Law Consequences....................................................................................62

    Regulatory Matters.....................................................................................................63

    Potential Conflicts and Interests of Certain Persons in the Merger.....................................................63

    Management and Other Information.......................................................................................64

MERGER AGREEMENT...........................................................................................................64

    Structure of the Merger................................................................................................64

    Merger Consideration...................................................................................................64

    Surrender of Certificates; Converting Pacific Stock into Procept Stock.................................................65


                                        i

    Treatment of Pacific Common Stock Options and Warrants.................................................................66

    Contractual Rights of Pacific Preferred Stock Converted to Procept Common Stock........................................67

    Representations and Warranties.........................................................................................69

    Certain Covenants......................................................................................................69

    Conditions to the Merger...............................................................................................71

    Amendments; Waivers....................................................................................................72

    No Solicitation........................................................................................................72

    Termination of the Merger Agreement....................................................................................73

    Termination Fee........................................................................................................74

    Payment of Expenses of the Merger......................................................................................74

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION...............................................................75

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION................................................................79

PRINCIPAL STOCKHOLDERS.....................................................................................................80

DESCRIPTION OF PROCEPT CAPITAL STOCK.......................................................................................84

    General................................................................................................................84

    Authorized and Outstanding Capital Stock...............................................................................84

    Delaware Anti-Takeover Statute.........................................................................................84

    Transfer Agent and Registrar...........................................................................................85

COMPARATIVE RIGHTS OF HOLDERS OF PACIFIC AND PROCEPT COMMON STOCK..........................................................85

    Authorized Capital Stock...............................................................................................85

    Boards of Directors....................................................................................................86

    Removal of Directors...................................................................................................86

    Special Meetings of Stockholders; Stockholder Action Without Meeting...................................................86

    Stockholder Proposals..................................................................................................87

    Shareholder's Voting Rights............................................................................................87

    Dissenters' Rights.....................................................................................................88

    Charter and By-law Amendments..........................................................................................88

    Dividends..............................................................................................................88

    Terms of Conversion....................................................................................................89

    Liquidation Rights.....................................................................................................89

    Shareholder Rights Plans...............................................................................................89

    Business Combinations..................................................................................................90

LEGAL MATTERS..............................................................................................................90

EXPERTS....................................................................................................................90

FUTURE PROCEPT SHAREHOLDER PROPOSALS.......................................................................................91

FUTURE PACIFIC STOCKHOLDER PROPOSALS.......................................................................................91

OTHER MATTERS..............................................................................................................91


                                       ii

WHERE YOU CAN FIND MORE INFORMATION........................................................................................91

INDEX OF DEFINED TERMS.....................................................................................................94

INDEX TO FINANCIAL STATEMENTS OF PROCEPT AND PACIFIC......................................................................F-1



Annex A             Agreement and Plan of Merger Between Procept, Inc., Procept Acquisition Corp., and Pacific
                    Pharmaceuticals, Inc..................................................................................A-1

Annex B             Amendment to the Certificate of Designations of Series A Convertible Preferred Stock
                    of Pacific............................................................................................B-1

Annex C             Section 262 of the Delaware General Corporation Law...................................................C-1

Annex D             Opinion of Oscar Gruss & Son Incorporated.............................................................D-1

Annex E             Opinion of Josephthal & Co. Inc. .....................................................................E-1

                      QUESTIONS & ANSWERS ABOUT THE MERGER

1.        How Will These Two Companies Merge?

          Procept and Pacific will combine under a merger agreement that provides that a wholly-owned subsidiary of Procept will merge with and into Pacific and, as a result, Pacific will become a wholly-owned subsidiary of Procept.

2.        What Will Pacific Stockholders Receive?

          In the merger, holders of Pacific common stock and preferred stock will receive a total of 2,755,000 shares of Procept common stock, assuming no dissenting shareholders. Assuming 25,317,709 shares of Pacific common stock are outstanding or issuable upon conversion of outstanding Pacific preferred stock, each share of Pacific common stock issued and outstanding or issuable upon conversion of outstanding Pacific preferred stock will be converted into the right to receive approximately 0.11 shares of Procept common stock, together with cash in lieu of any fractional share otherwise issuable. Each share of Pacific preferred stock will be deemed converted into 290.89 shares of Pacific common stock. The holders of Pacific preferred stock will also receive additional contractual rights. For a discussion of the contractual rights, see "Contractual Rights of Pacific Preferred Stock Converted into Procept Common Stock."

          Please read the more detailed description of the consideration to be received in the merger on pages ___ to ___.

          Procept will not issue any fractional shares of common stock in the merger. Instead, you will receive cash for any fractional share that you would otherwise receive.

          On November 4, 1998 (the last full trading day before the public announcement of the merger) and on _______________, 199_ (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus), the closing price of the Procept common stock reported on the Nasdaq SmallCap Market was $1.19 and $_______, respectively.

3.        What are the Federal Income Tax Consequences of the Merger?

          No gain or loss will be recognized by Pacific, Procept or the merger subsidiary by reason of the merger. Additionally, the merger is intended to qualify as tax-free, in which case no gain or loss would be recognized by Pacific stockholders on their receipt of shares of Procept common stock in the merger. Pacific stockholders will, however, recognize gain or loss in connection with any cash received instead of fractional shares of Procept common stock. Pacific stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

4.        Who Must Approve the Merger?

          In addition to the approvals by the Pacific Board of Directors and the Procept Board of Directors, each of which has already been obtained, the merger must be approved by the holders of Pacific common stock and preferred stock. The holders of Procept common stock must approve the issuance of the shares of Procept common stock in connection with the merger. The holders of Pacific preferred stock must also approve the amendment to the Pacific Certificate of Designations for the merger to be approved.

5. Why is Procept's Special Committee of the Board of Directors Recommending Approval of the Transaction?

          Procept's Special Committee of the Board of Directors believes that the merger represents an opportunity to acquire new technology and obtain drug development candidates that would benefit from Procept's scientific and medical expertise in various therapeutic areas. The Special Committee of Procept's Board of

          Directors also believes that the terms of the merger are fair to, and in the best interests of, Procept and its stockholders.

6.        Why is Pacific's Board of Directors Recommending Approval of the
          Transaction?

          The Pacific Board of Directors believes that the merger will allow Pacific to benefit from Procept's scientific and medical expertise in various therapeutic areas and will provide Pacific stockholders with an opportunity to participate in the future growth in the pharmaceutical and biotechnology industries. The Pacific Board of Directors also believes that the merger is advantageous to the Pacific stockholders because of the greater liquidity available to the stockholders of Procept, whose common stock is traded on the Nasdaq SmallCap Market. The Pacific Board of Directors further believes that the terms of the merger are fair to, and in the best interests of, the Pacific stockholders.

7.        When is the Procept Special Meeting?

          The Procept Special Meeting will take place on _______________, 1999.

8.        What Proposals are Procept Stockholders Voting on?

          Procept stockholders are being asked to approve the issuance of 2,755,000 shares of Procept common stock in the merger and the issuance of up to 3,267,668 additional shares as a result of the merger.

9.        When is the Pacific Special Meeting?

          The Pacific Special Meeting will take place on _______________, 1999.

10.       What Proposals are Pacific Stockholders Voting on?

          Pacific stockholders are being asked to approve the merger agreement and the amendment to the Pacific Certificate of Designations.

11. What Stockholder Vote is Required to Approve the Amendment to the Pacific Certificate of Designations?

          The holders of at least 66.67% of Pacific preferred stock voting as a separate class must vote in favor of the amendment to the Pacific Certificate of Designations.

12.       What Stockholder Vote is Required to Approve the Merger?

          The holders of at least a majority of the outstanding shares of Pacific common and preferred stock voting together as a single class on an as-converted basis and holders of at least 66.67% of Pacific preferred stock voting as a separate class must vote in favor of the merger agreement for it to be approved. The approval of the merger agreement is subject to the approval of the amendment to the Pacific Certificate of Designations. Under the rules of the National Association of Securities Dealers, Inc., the affirmative vote of a majority of votes cast at the Procept Special Meeting is required to approve the Procept stock issuance. For both Pacific and Procept, a majority of the outstanding stock entitled to vote constitutes a quorum for each respective meeting.

13.       Who is Entitled to Vote?

          Holders of record of Pacific common stock and preferred stock on _____________, 199__, the Pacific record date, are entitled to vote at the Pacific stockholders meeting. As of ______________, 199__, ____________ shares of Pacific common stock were outstanding or issuable upon conversion of Pacific preferred stock. For the purpose of the vote, each share of Pacific preferred stock will be deemed converted into 290.89 shares of Pacific common stock.

          Holders of record of Procept common stock on _____________, 199__, the Procept record date, are entitled to vote at the Procept stockholders meeting. As of ______________, 199__, ____________ shares of Procept common stock were outstanding.

14.       When is the Merger Expected to be Completed?

          We are working to complete all aspects of the merger transaction as quickly as possible. We currently expect the merger to be completed shortly after an affirmative vote is obtained at both the Pacific stockholders meeting and the Procept stockholders meeting.

15.       What do I Need to do Now?

          After you have carefully read this Joint Proxy Statement/Prospectus, just complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. That way, your shares can be represented at the Procept or Pacific stockholders meeting.

          In the case of the Pacific stockholders meeting, failure to return a proxy card will have the same effect as a vote against the merger agreement and in the case of holders of Pacific preferred stock, as a vote against the amendment to the Pacific Certificate of Designations.

16. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

          Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

17.       Can I Change My Vote After I Have Mailed in My Signed Proxy Card?

          Yes, you may change your vote at any time before the vote takes place at the applicable stockholders meeting. You can attend the applicable stockholders meeting and vote in person to do so.

          Or, if you are an Procept stockholder, you can complete a new proxy card or send a written notice stating you would like to revoke your proxy. These should be sent to: Procept, Inc., 840 Memorial Drive, Cambridge, Massachusetts 02139, Attention: President.

          Or, if you are a Pacific stockholder, you can complete a new proxy card or send a written notice stating you would like to revoke your proxy. These should be sent to: Pacific Pharmaceuticals, Inc., 6730 Mesa Ridge Road, Suite A, San Diego, California 92121, Attention:
          President.

18.       Should I Send in My Pacific Stock Certificates Now?

          No. For now you should continue to hold your certificates for Pacific common stock and preferred stock. If the merger is completed, a set of materials will be sent to you with instructions on how to exchange your shares of Pacific common stock and preferred stock for Procept common stock. You should use these materials to submit your certificates.

19.       Where Will My Shares of Common Stock of Procept be Traded?

          Procept common stock is listed and traded on the Nasdaq SmallCap
          Market.

20.       Will the Pacific Stock Options and Warrants be Exchanged in the
          Merger?

          Yes. Each outstanding option or warrant to purchase Pacific common stock will be converted into a right to purchase shares of Procept common stock. As a holder of an option or warrant to purchase shares of Pacific common stock, you will receive an option to purchase a number of shares of Procept common stock equal to the number of shares you were eligible to purchase under your Pacific option or warrant multiplied by a "conversion factor." The conversion factor equals the quotient obtained by dividing the number of shares of Procept common stock to be issued in the merger by the number of shares of Pacific common stock either outstanding or issuable on conversion of outstanding Pacific preferred stock at the effective date of the merger. The exercise price for the options and warrants to purchase shares of Procept common stock will be the exercise price under the Pacific option or warrant divided by the conversion factor. In addition, all outstanding options to purchase the common stock of Pacific held by employees and certain former employees of Pacific which are not vested as of the effective date of the merger will fully vest as of that date and will be converted into options to purchase shares of Procept common stock as set forth above.

          Options to purchase Pacific common stock will be considered options granted under Procept's 1998 Equity Incentive Plan. Procept will file a registration statement to register the Procept shares issuable upon the exercise of these options. To the extent that the Pacific warrant holders have the right to have the shares of Pacific common stock registered under the Securities Act, Procept will file a registration statement with the Securities and Exchange Commission covering the sale to the holders of warrants of Procept common stock purchasable thereunder.

21.       What Will Happen to Pacific's Stock Option Plans?

          All of Pacific's outstanding stock option plans will be terminated as of the effective date of the merger.

22.       Who Should I Call if I Have Any Additional Questions?

          Procept stockholders may call _________________________________,
          [which is assisting Procept in solicitation of proxies], at
          ________________________.

          Pacific stockholders may call _____________________,[ which is assisting Pacific in solicitation of proxies], at
          ______________________.

23.       Are There Any Risks Associated with the Merger?

          The merger does involve some risks. For a discussion of certain risks factors that should be considered in evaluating the merger, see "Risk Factors" beginning on page ___.

Unless otherwise indicated, the information in this Joint Proxy
Statement/Prospectus assumes the consummation of the merger between Pacific Pharmaceuticals, Inc., Binary Therapeutics, Inc. and XYZ Acquisition Corp.

                                     SUMMARY

This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents that we have referred you to. See "Where You Can Find More Information" on page 91. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

                                  The Companies

Procept

Procept is a biopharmaceutical company currently engaged in the development of novel drugs with a focus on anti-infectives. Procept is also searching to acquire or in-license drug development candidates that have the potential for accelerated approval and that would represent a significant medical advance.

The lead product candidate from Procept's AIDS program, PRO 2000 Gel, is a vaginal topical microbicide designed to prevent the sexual transmission of HIV and other sexually transmitted disease ("STD") pathogens. The results of recently completed Phase I clinical trials indicated that PRO 2000 Gel is safe and well tolerated by healthy women. PRO 2000 Gel was recently selected for safety testing in a human clinical trial supported by the National Institute of Allergy and Infectious Diseases, a unit of the U.S. National Institutes of Health. The U.S. Food and Drug Administration has allowed the study to proceed following review of an Investigational New Drug application filed by Procept. The trial, which will involve women in the U.S. and South Africa, is scheduled to begin in the first quarter of 1999. Additional clinical studies are being discussed with the British Medical Research Council.

In addition, through its research in immunomodulation, Procept discovered a series of small molecule compounds, T cell enzyme inhibitors, that have demonstrated significant immunosuppressive activity in animal models. Patent applications have been filed for these compounds which may provide target opportunities for treating immune system disorders such as rheumatoid arthritis, and for preventing transplant rejection. Procept is currently seeking out-licensing opportunities for these compounds.

The principal offices of Procept, a Delaware corporation, are located at 840 Memorial Drive, Cambridge, Massachusetts 02139 and its telephone number at such offices is (617) 491-1100.

Pacific

Pacific, a development stage enterprise, is engaged primarily in the development and commercialization of medical products based on biotechnological research regarding the treatment and detection of cancer and other diseases.

Pacific and its subsidiaries are currently developing a chemosensitizing agent to overcome cancer drug resistance in brain and other cancers, a photodynamic therapy ("PDT") boronated porphyrin ("BOPP") molecule for use in brain cancer, and an immunotherapy for the treatment of metastatic cancer. Human clinical studies are in progress in various kinds of cancers with the chemosensitizing agent and the PDT BOPP compound.

Pacific's mailing address is 6730 Mesa Ridge Road, Suite A, San Diego, California 92121 and its general telephone number is (619) 550-3900.

Merger Subsidiary

The merger subsidiary has been organized as a corporation under the laws of Delaware as a wholly-owned subsidiary of Procept formed solely for the purpose of the merger.

                                   The Merger

Summary of the Transaction (See page 54)

The Merger Agreement (Annex A) is attached at the back of this Joint Proxy Statement/Prospectus. We encourage you to read the Merger Agreement as it is the legal document that governs the merger. In the proposed merger, Procept's merger subsidiary will be merged into Pacific and, as a result, Pacific will become a wholly-owned subsidiary of Procept.

The proposed merger as contemplated by the Merger Agreement will be effected following: (i) the approval of the Merger Agreement by the stockholders of Pacific, (ii) the approval of the issuance of Procept common stock by the stockholders of Procept, and (iii) the satisfaction or waiver of all other conditions to the merger.

What the Holders of Pacific Common Stock and Preferred Stock Receive in the Merger (See page 64)

In the proposed merger, the holders of Pacific common stock and preferred stock will receive a total of 2,755,000 shares of Procept common stock, assuming no Pacific shareholders exercise their appraisal rights under Delaware law. At the time the merger becomes effective, assuming 25,317,709 shares of Pacific common stock are outstanding or issuable upon conversion of the outstanding shares of Pacific preferred stock, each issued and outstanding share of Pacific stock will be converted into a right to receive approximately 0.11 shares of Procept common stock. Each share of Pacific preferred stock will be deemed converted into
290.89 shares of Pacific common stock. Each holder of Pacific preferred stock will receive additional contractual rights as described on pages 67-69. Procept will not issue any fractional shares of common stock in the merger. Instead, holders of Pacific common stock and preferred stock will receive cash for any fractional share.

Obligations to Issue Additional Shares of Procept Common Stock (See page 59)

As a result of the consummation of the merger, Procept will issue shares of its common stock to certain persons in addition to the shares of Procept common stock issued to the Pacific stockholders in the merger. In addition, Procept will assume certain liabilities of Pacific to issue shares of Procept common stock in the future.

Certain Federal Income Tax Consequences (See page 60)

The merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended. In the event the merger so qualifies, no gain or loss will be recognized by Pacific, Procept or the merger subsidiary by reason of the merger, and no gain or loss will be recognized by the stockholders of Pacific on the exchange of their shares of Pacific common stock and preferred stock for shares of Procept common stock, except in connection with any cash that Pacific stockholders receive instead of fractional shares of Procept common stock.

          Because certain tax consequences of the merger may vary depending upon the particular circumstances of each Pacific stockholder, Pacific stockholders should consult their own tax advisors as to the federal (and any state, local or foreign) tax consequences of the merger in light of their particular circumstances. Neither Procept nor Pacific is making any representation with respect to the tax consequences of the merger.

                           The Procept Special Meeting

Date and Purpose (See page 28)

The Procept Special Meeting will be held at __:__ _.m. on _______________, 199_ at _________________. At the Procept Special Meeting, holders of Procept common stock will be asked to approve issuance of the Procept common stock in the merger.

Procept Record Date; Voting Rights (See page 28)

If you owned shares of Procept common stock as of the close of business on _______________, 199_, the Procept record date, you are entitled to vote on the merger proposal.

On the Procept record date, there were _____________ shares of Procept common stock outstanding. Holders of Procept common stock will have one vote at the Procept Special Meeting for each share of Procept common stock they own on the Procept record date.

Quorum; Required Vote (See page 28)

The presence, in person or by proxy, at the Procept Special Meeting of the holders of a majority of the shares of Procept common stock outstanding and entitled to vote is necessary to constitute a quorum at the Procept Special Meeting. The rules of the National Association of Securities Dealers, Inc. require Procept to obtain stockholder approval of the stock issuance due to the number of shares of Procept common stock expected to be issued in connection with the merger. Such approval is required where the aggregate number of shares to be issued will be equal to or greater than 20% of the total number of shares of Procept common stock issued and outstanding immediately prior to the merger. Under the rules of the National Association of Securities Dealers, Inc., the affirmative vote of a majority of the votes cast at the Procept Special Meeting is required to approve the issuance of Procept common stock as a result of the merger. Brokers who hold shares of Procept common stock as nominees will not have discretionary authority to vote such shares unless you provide them with voting instructions.

Recommendation to Procept Common Stockholders (See page 55)

The Special Committee of the Procept Board of Directors believes that the merger is in the best interests of Procept stockholders and unanimously recommends that holders of Procept common stock vote "FOR" the issuance of the Procept common stock in the merger.

Fairness Opinion of Procept's Financial Advisor (See page 55)

In deciding to approve the merger, the Special Committee of the Procept Board of Directors considered an opinion from its financial advisor, Oscar Gruss & Son Incorporated, to the effect that, as of the date of the Merger Agreement, the consideration to be paid by Procept pursuant to the merger was fair from a financial point of view to Procept. This opinion is attached as Annex D to this Joint Proxy Statement/Prospectus. We encourage you to read this opinion.

                           The Pacific Special Meeting

Date and Purpose (See page 29)

The Pacific Special Meeting will be held at __:__ __.m. on _______________, 199_ at _______________________. At the Pacific Special Meeting, holders of Pacific common stock and preferred stock will be asked to approve the Merger Agreement, and the holders of Pacific preferred stock will be asked to approve the amendment to the Pacific Certificate of Designations.

Pacific Record Date; Voting Rights (See page 29)

If you owned shares of Pacific common stock and/or preferred stock as of the close of business on _______________, 199_, the Pacific record date, you are entitled to vote on the approval of the Merger Agreement and, as a Pacific preferred stockholder, the approval of the amendment to the Pacific Certificate of Designations.

On the record date, there were _____________ shares of Pacific common stock outstanding or issuable upon conversion of outstanding Pacific preferred stock. Holders of Pacific common stock and Pacific preferred stock will have one vote at the Pacific Special Meeting for each share of Pacific common stock they own or are entitled to receive on the Pacific record date. As of the record date, each holder of Pacific preferred stock was entitled to receive 290.89 shares of Pacific common stock for each share of Pacific preferred stock held.

Quorum; Required Votes (See pages 29-30)

The presence, in person or by proxy, at the Pacific Special Meeting of the holders of a majority of the shares of Pacific common stock and preferred stock outstanding and entitled to vote is necessary to constitute a quorum at the Pacific Special Meeting. The affirmative vote of the holders of 66.67% of the outstanding shares of Pacific preferred stock voting as a separate class is required to approve the amendment to the Pacific Certificate of Designations. The affirmative vote of the holders of a majority of the outstanding shares of Pacific common stock and preferred stock is required to approve the Merger Agreement as well as the affirmative vote of the holders of 66.67% of the outstanding shares of Pacific preferred stock voting as a separate class. Your failure to vote or your abstention will have the effect of a vote against approval of the Merger Agreement and, in the case of Pacific preferred stockholders, as a vote against the approval of the amendment to the Pacific Certificate of Designation. Brokers who hold shares of Pacific common stock and preferred stock as nominees will not have discretionary authority to vote such shares unless you provide them with voting instructions.

Recommendation to Pacific Stockholders (See page 57)

The Pacific Board of Directors believes that the merger and the amendment to the Pacific Certificate of Designations are in the best interests of Pacific stockholders and unanimously recommends that holders of Pacific common stock and preferred stock vote "FOR" approval of the Merger Agreement and the amendment to the Pacific Certificate of Designations.

Fairness Opinion of Pacific's Financial Advisor (See page 58)

In deciding to approve the merger and approve the amendment to the Pacific Certificate of Designations, the Pacific Board of Directors considered an opinion from its financial advisor, Josephthal & Co. Inc. as to the fairness, from a financial point of view, of the merger to the Pacific stockholders. This opinion is attached as Annex E to this Joint Proxy Statement/Prospectus. We encourage you to read this opinion.

                      Summary of Other Selected Information

Potential Conflicts of Interest of Officers and Directors in the Merger (See page 63)

The officers and directors of Pacific may have interests in the transaction that are different from, or in addition to, those of Pacific stockholders. For example, Michael Weiss and Elliot Vernon serve on both the Boards of Directors of Procept and Pacific and were initially appointed to these respective Board positions pursuant to contractual rights of Paramount Capital LLC or its affiliates ("Paramount"). In addition, Michael Weiss is an employee of Paramount. Paramount controls significant stockholders of both Procept and Pacific and is entitled to receive a fee in connection with the merger as well as certain milestone payments in the future, pursuant to a Financial Advisory Agreement and an Introduction Agreement, both between Pacific and Paramount. Those individuals were not on the Procept Special Committee, and they abstained from voting when the Pacific Board voted on the merger.

Pursuant to an employment agreement between H. Laurence Shaw and Pacific, the merger would have constituted a change in control of Pacific, entitling Dr. Shaw, who was an officer and who is a director of Pacific, to receive severance benefits. On November 19, 1998, Dr. Shaw and Pacific entered into a severance agreement which terminated the employment agreement and provided Dr. Shaw with certain benefits, see page 63.

The Board of Directors of Pacific and the Procept Special Committee were aware of these and other interests and considered them in approving the merger agreement and approving the amendment to the Pacific Certificate of Designations.

As of the record date, directors and officers of Pacific and its affiliates as a group owned approximately _____ % of shares of Pacific common stock outstanding or issuable upon conversion of the Pacific preferred stock. They have each indicated that they intend to vote in favor of approval of the merger agreement and, to the extent they own Pacific preferred stock, to vote in favor of the approval of the amendment to the Pacific Certificate of Designations.

Treatment of Stock Options and Warrants in the Merger (See page 66)

Each outstanding option to purchase shares of Pacific common stock issued pursuant to Pacific's stock option plans will be assumed by Procept and will constitute an option to acquire Procept common stock with the number of shares and exercise price adjusted to reflect the conversion factor of shares of Pacific stock for Procept common stock in the merger.

Regulatory Approvals (See page 63)

No filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder with respect to the merger. Procept and Pacific are aware of no other governmental or regulatory approvals required for consummation of the merger, other than compliance with applicable "blue sky" laws of the various states.

Conditions to the Merger (See page 71)

Completion of the merger depends on the satisfaction of certain conditions, including but not limited to:

          o Approval of the amendment to the Pacific Certificate of Designations by the holders of Pacific preferred stock.

          o Approval of the merger agreement by the holders of Pacific common stock and preferred stock.

          o Approval of the issuance of Procept shares of common stock as a result of the merger by the holders of Procept common stock.

          o Effectiveness of the Registration Statement in which this Joint Proxy Statement/Prospectus is included.

          o    All required third-party consents and approvals.

          o Approval for quotation on the National SmallCap Market of the Procept shares to be issued in the merger.

          o Completion of a merger between a subsidiary of Pacific and Binary Therapeutics, Inc.

Termination of the Merger Agreement (See page 73)

Procept and Pacific may mutually terminate the Merger Agreement without completing the merger. The Merger Agreement may also be terminated by either Procept or Pacific if the merger is not completed by June 30, 1999 and in certain other circumstances, including failure of Pacific's stockholders and Procept's stockholders to approve the merger proposal at their respective special meetings.

Termination Fees and Expenses (See page 74)

If the Merger Agreement is terminated under circumstances involving an alternative acquisition proposal, Procept or Pacific may be required to pay the other a termination fee of $150,000.

If the merger is not consummated, each party will pay its own expenses. If the merger is consummated, the surviving company, as a successor to Pacific, will be liable for Pacific's unpaid expenses.

Comparative Stockholder Rights (See page 85)

When the merger is completed, holders of Pacific common stock and preferred stock who receive Procept common stock in the merger will be stockholders of Procept, and their rights will be governed by the Procept Restated Certificate of Incorporation, as amended and By-laws. Certain differences between the rights of holders of the Pacific common stock and preferred stock and those of holders of Procept common stock are summarized on pages

85-90. In addition, the holders of Pacific preferred stock will receive certain additional contractual rights which are summarized on pages 67-69.

Accounting Treatment (See page 60)

Procept will account for the merger as a purchase of a business, which means that the assets and liabilities of Pacific, including intangible assets, will be recorded at their fair value.

Statutory Appraisal Rights (See page 61)

Holders of Pacific common stock and preferred stock who comply with the conditions of Section 262 of the Delaware General Corporation Law and who do not vote in favor of the merger will, if the merger is consummated, be entitled to assert the rights afforded dissenting stockholders pursuant to Section 262. Failure to follow the required procedure under Section 262 on a timely basis in connection with the exercise of such rights may nullify such rights. This
Section 262 of the Delaware General Corporation Law is attached as Annex C to this Joint Proxy Statement/Prospectus. We encourage you to read Annex C in full.

Comparative Per Common Stock Market Price Information (See page 15)

Procept common stock is listed on the Nasdaq SmallCap Market. The Pacific common stock is not currently traded on a stock exchange but is traded on the Over the Counter Bulletin Board. On November 4, 1998, the last full trading day prior to the public announcement of the proposed merger, Procept common stock closed at $1.19 and Pacific common stock was last traded at $0.27. On _______________, 199_, Procept common stock closed at $____ .

Listing of Procept Common Stock (See page 62)

Procept will list the shares of its common stock to be issued in the merger on the Nasdaq SmallCap Market.

Selected Historical Financial Information of Procept

The annual financial information set forth below has been derived from the audited consolidated financial statements of Procept. The data for the nine-month periods ending September 30, 1998 and 1997 has been derived from the unaudited financial statements of Procept. The information should be read in connection with, and is qualified in its entirety by reference to, Procept's financial statements and notes thereto incorporated by reference herein. See "Where You Can Find More Information." The interim data reflect all adjustments that, in the opinion of management of Procept, are necessary to present fairly such information for the interim periods. The results of operations for the nine-month periods are not necessarily indicative of the results expected for a full year or any other interim period.


(In thousands, except share data)
                                                                                                     Nine Months Ended
                                                         Years Ended December 31,                      September 30,
                                        --------------------------------------------------------  -----------------------
                                         1993        1994       1995         1996       1997        1997        1998
                                       --------    -------    --------     --------   --------    --------   ----------
Statement of Operations Data:
 Revenues ...........................  $  5,798    $ 7,571    $  4,647     $  2,278   $    781    $    569   $      265
                                       --------    -------    --------     --------   --------    --------   ----------
 Costs and Expenses:
   Research and Development .........     7,957     11,559      12,406        9,925      6,619       5,166        1,707
   General and administrative .......     2,532      3,805       3,723        3,176      2,715       2,017        1,412
   Restructuring charges (1) ........        --         --          --          273        460         221          225
   Other ............................       130        171         230          139         40          38         (203)
                                       --------    -------    --------     --------   --------    --------   ----------

   Total costs and expenses .........    10,619     15,535      16,359       13,513      9,834       7,442        3,141
                                       --------    -------    --------     --------   --------    --------   ----------

 Net loss ...........................    (4,821)    (7,964)    (11,712)     (11,236)    (9,053)     (6,873)      (2,876)
 Accretion of discount on
   preferred stock  .................      (160)       (20)         --           --         --          --           --

 Less:  dividends on preferred
   stock (2) ........................        --         --          --           --     (4,217)     (4,217)          --
                                       --------    -------    --------     --------   --------    --------   ----------

 Net loss available to common
   stockholders .....................  $ (4,981)   $(7,984)   $(11,712)    $(11,236)  $(13,270)   $(11,090)  $   (2,876)
                                       ========    =======    ========     ========   ========    ========   ==========

 Basic and diluted loss per
   share ............................  $(847.54)   $(98.24)   $(127.65)    $ (68.16)  $ (63.68)   $ (52.12)  $    (1.35)
                                       ========    =======    ========     ========   ========    ========   ==========

 Weighted average number of
   common shares-basic and
   diluted  .........................     5,877     81,271      91,752      164,836    208,371     212,780    2,126,651
                                       ========    =======    ========     ========   ========    ========   ==========


                                                           As of December 31,                      As of September 30,
                                        -----------------------------------------------------    ----------------------
                                          1993       1994      1995       1996        1997          1997       1998
                                        --------   -------   --------   --------    --------      --------   ---------
Balance Sheet Data:
   Cash and cash equivalents ........   $  2,862   $ 7,450   $    565   $  1,962    $    535      $  2,419    $ 3,569
   Marketable securities ............         --     9,393      2,006      4,002          --            --      2,003
   Total assets .....................      5,777    19,704      6,397      8,917       2,168         4,315      6,476
   Capital lease obligations
     net of current portion and
     other non-current
     liabilities ....................        858       860        907        456         355           367        208
   Redeemable convertible
     preferred stock ................     21,039        --         --         --          --            --         --
   Total shareholders' equity
     (deficit) ......................    (17,792)   12,851      1,439      6,316         260         2,379      5,655
   Common stock dividends ...........         --        --         --         --          --            --         --

-----------------------------

See accompanying Notes to Selected Historical and Unaudited Pro Forma Combined Condensed Financial Data.

(1)  Restructuring Charges

     In September 1996, the Company implemented a restructuring plan that resulted in the elimination of 20 positions, mostly from the research organization, incurring a charge of $273,000.

     In July 1997, the Company reduced staffing in its research organization through the elimination of six senior research positions, incurring a charge of $221,000 for the nine months ended September 30, 1997 and $460,000 for the year ended December 31, 1997.

     In January 1998, the Company reduced its staff to ten people, incurring a charge of $225,000 for the nine month period ended September 30, 1998.

(2)  Dividends on Preferred Stock

     In 1997 the Company recorded a preferred stock dividend in the amount of $4,217,000 which reflects the intrinsic value of the beneficial conversion feature based upon the difference between the $26.25 per share fair market value of the Company's common stock on the date of issuance and the $10.90 per share adjusted conversion price.

Selected Historical Financial Information of Pacific

The annual financial information set forth below has been derived from the audited financial statements of Pacific. The data for the six-month periods ended September 30, 1998 and 1997 have been derived from the unaudited financial statements of Pacific. The information should be read in connection with, and is qualified in its entirety by reference to, Pacific's financial statements and notes thereto incorporated by reference herein. See "Where You Can Find More Information." The interim data reflect all adjustments that, in the opinion of management of Pacific, are necessary to present fairly such information for the interim periods. The results of operations for the six-month periods are not necessarily indicative of the results expected for a full year or any other interim period.

                                                                                                                  Sept. 23,
                                                                                                                     1983
                                                                                                                 (inception)
                                                                                              Six Months Ended        to
                                                             Years Ended March 31,              September 30,     September
                                       --------------------------------------------------    -------------------      30,
(In thousands, except share amount)      1994      1995      1996       1997       1998       1997       1998       1998
-----------------------------------    --------  --------  --------   --------   --------    --------   --------   --------
                                                              (as restated)
Total revenues ....................... $    585  $  1,201  $    379   $    275   $    348    $    167   $    103   $  6,103
                                       --------  --------  --------   --------   --------    --------   --------   --------

Costs and Expenses:
  Cost of product sales ..............      698       419       125         95        141          36         28      3,166
  Product develpment costs ...........    1,218     2,118  $  1,854      2,566      2,196       1,022        980     18,141
  General and administrative costs ...    2,624     1,571     1,258      1,155      2,086       1,199        778     18,630
  Business development and marketing .      578       790       372        291        219         122         22      3,799
  Interest and other .................       80        58        26         66         78          54         19        653
                                       --------  --------  --------   --------   --------    --------   --------   --------
  Total costs and expenses ...........    5,198     4,956     3,635      4,173      4,719       2,433      1,827     44,389
                                       --------  --------  --------   --------   --------    --------   --------   --------
Loss applicable to minority interest..       --        --        --         --         --          --         86         86
Net loss .............................   (4,613)   (3,755)   (3,256)    (3,898)    (4,371)     (2,266)    (1,638)   (38,200)
Convertible preferred stock dividends.       --        --        --     (1,696)    (7,227)     (3,428)    (3,294)   (12,217)
                                       --------  --------  --------   --------   --------    --------   --------   --------
Net loss applicable to common
   stockholders ...................... $ (4,613) $ (3,755)  $(3,256)  $ (5,594)  $(11,598)   $ (5,694)  $ (4,932)  $(50,417)
                                       ========  ========  ========   ========   ========    ========   ========   ========
Net loss per share of common
   stock-basic and diluted ........... $  (1.10) $  (0.74)  $ (0.52)  $  (0.69)  $  (1.25)   $  (0.68)  $  (0.44)
                                       ========  ========  ========   ========   ========    ========   ========
Weighted average common shares
   outstanding .......................    4,180     5,106     6,223      8,115      9,274       8,363    11,257
                                       ========  ========  ========   ========   ========    ========   ========


                                                             As of March 31,                    As of September 30,
                                         ---------------------------------------------------    --------------------
                                            1994     1995       1996        1997      1998        1997      1998
                                         --------  --------   --------    --------  --------    --------  --------
                                                               (as restated)
Cash, cash equivalents, and
   short-term investments ............   $  4,504  $  1,820   $  1,698    $  6,766  $  3,290    $  4,899  $  4,285
Total assets .........................      5,168     2,305      2,174       7,234     3,591       5,353     4,642
Long-term liabilities ................         70        24         21          13        23          25        20
Minority interest ....................         --        --         --          --        --          --     4,732
Stockholders' equity .................      3,942     1,884      1,548       6,331     2,702       4,566      (953)
Preferred stock dividends ............         --        --         --       1,696     7,227       3,428     3,294




         See accompanying Notes to Selected Historical and Unaudited Pro
                    Forma Combined Condensed Financial Data.

Selected Unaudited Pro Forma Combined Condensed Financial Data

The following selected unaudited pro forma combined condensed financial data presents the combined financial data of Procept and Pacific, including their respective subsidiaries, after giving effect to the merger, assuming the merger had been effective for the periods indicated. The selected unaudited pro forma combined condensed financial data for the year then ended December 31, 1997 and as of September 30, 1998 and for the nine months then ended was derived from, and should be read in conjunction with, the unaudited pro forma combined balance sheet and unaudited pro forma combined statements of operations, including the notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus. The selected unaudited pro forma combined condensed financial data should also be read in conjunction with the historical financial statements of both Procept and Pacific which are incorporated herein by reference. See "Where You Can Find More Information." The selected unaudited pro forma combined condensed financial data is presented for illustration purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The selected unaudited pro forma combined condensed financial data does not reflect any adjustments to reflect any cost savings or other synergies anticipated as a result of the merger.

                                                             Year Ended               Nine Months Ended
                                                         December 31, 1997          September 30, 1998 (2)
                                                       ----------------------       ----------------------
                                                                (In thousands, except share data)
Statements of Operations (1)
   Revenues                                                  $  1,130                         $   422
   Cost and expenses                                           14,614                           6,285
   Net loss                                                   (13,484)                         (5,778)
   Less: dividends on preferred stock                          (4,217)                         (2,920)
   Net loss available to common shareholders                  (17,701)                         (8,698)
   Basic and diluted net loss per common share                  (4.01)                          (1.37)
   Weighted average number of common shares
     -- basic and diluted                                       4,415                           6,333

                                                                                               As of
                                                                                         September 30, 1998
                                                                                         ------------------
Balance Sheet Data
   Current assets                                                                             $10,198
   Total assets                                                                                10,694
   Current liabilities                                                                          3,058
   Noncurrent liabilities                                                                       4,960
   Shareholders' equity                                                                         2,676


-----------------
(1) The pro forma combined financial statements of operations includes the Procept operating results for the year ended December 31, 1997, combined with the Pacific operating results for the fiscal year ended March 31, 1998.
(2) The Pacific operating results for the three months ended March 31, 1998 are included in the pro forma combined operating results for both the year ended December 31, 1997 and the nine months ended September 30, 1998.

         See accompanying Notes to Selected Unaudited Pro Forma Combined
                            Condensed Financial Data

                           COMPARATIVE PER SHARE DATA

The following tables set forth certain unaudited historical per share data of Procept and Pacific and the combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting for business combinations and giving effect to the issuance of 2,755,000 shares of Procept common stock in the merger in exchange for Pacific Stock. This data should be read in conjunction with the selected financial data and the unaudited pro forma combined condensed financial statements included elsewhere in this Joint Proxy Statement/Prospectus and the separate historical financial statements of Procept and Pacific incorporated by reference herein. The pro forma combined financial data is not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of Procept or Pacific.


                                                           Year Ended
                                                           December 31,            Nine Months Ended
                                                               1997                September 30, 1998
                                                       ---------------------       ------------------
Procept--Historical
  Loss per common share:
     Basic..................................                 ($63.68)                     ($1.35)
     Diluted................................                 ($63.68)                     ($1.35)
   Book value per share at period end.......                  $ 1.15                       $1.88


                                                         Fiscal Year Ended
                                                             March 31,              Six Months Ended
                                                               1998                September 30, 1998
                                                       ---------------------       ------------------
Pacific--Historical
   Loss per common share:
     Basic..................................                  ($1.25)                     ($0.44)
     Diluted................................                  ($1.25)                     ($0.44)
   Book value per share at period end.......                   $0.25                      ($0.08)


                                                           Year Ended
                                                          December 31,             Nine Months Ended
                                                               1997                September 30, 1998
                                                       ---------------------       ------------------
Procept/Pacific--
Pro Forma Combined (1)
   Loss per common share:
     Basic..................................                 ($4.01)                     ($1.37)
     Diluted................................                 ($4.01)                     ($1.37)
   Book value per share at period end (1)...                   N/A                        $0.37

Equivalent Pro Forma
   Per share data imputed to existing
   stockholders (1)(2)
   Loss per common share:
     Basic..................................                 ($0.44)                     ($0.15)
     Diluted................................                 ($0.44)                     ($0.15)
   Book value per share at period end.......                   N/A                        $0.04

-----------------------------
(1) Includes 3,001,832 shares of Procept stock outstanding at September 30, 1998 plus 4,206,279 shares issued in connection with the merger for a total of 7,208,111 shares outstanding on a pro forma basis.
(2) Calculated based upon a fixed conversion rate of 0.11 shares of Pacific stock for each share of Procept stock.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

Procept

From February 17, 1994, the date of Procept's initial public offering, until March 26, 1998, Procept's common stock had been quoted on the Nasdaq National Market under the symbol "PRCT." Since March 27, 1998, Procept's common stock has been quoted on the Nasdaq SmallCap Market under the symbol "PRCT." Procept has never paid cash dividends on its common stock and does not anticipate paying such dividends in the foreseeable future. Procept currently intends to retain any future earnings for use in Procept's business. As of December 14, 1998, there were 397 holders of record of Procept common stock.

The following table sets forth the range of high and low closing sale prices for Procept's common stock as reported by the Nasdaq National Market and the Nasdaq SmallCap Market for the periods indicated below. The dollar values in these tables have been adjusted to reflect the one-for-ten reverse split of Procept's common stock effected on June 1, 1998 and the seven-for-one reverse split of Procept's common stock effected on October 14, 1997.

                                                                 Price Range
                                                            ----------------------
                                                               High          Low
                                                            --------      --------
Year Ended December 31, 1996
   First Quarter......................................      $ 227.50      $ 152.04
   Second Quarter.....................................      $ 236.25      $ 126.91
   Third Quarter......................................      $ 166.25      $  91.91
   Fourth Quarter.....................................      $  98.42      $  72.17

Year Ended December 31, 1997
   First Quarter......................................      $ 135.66      $  56.91
   Second Quarter.....................................      $  67.83      $  32.83
   Third Quarter......................................      $  41.58      $  21.91
   Fourth Quarter....................................       $  31.25      $  10.00

Year Ended December 31, 1998
   First Quarter......................................      $  11.86      $   6.25
   Second Quarter.....................................      $   5.75      $   3.38
   Third Quarter......................................      $   4.06      $   0.94
   Fourth Quarter (through December 14, 1998).........      $   3.50      $   0.31

Pacific

Pacific's common stock had been traded on the American Stock Exchange ("AMEX") under the symbol "PHA." The last day of trading of Pacific's common stock on AMEX was September 18, 1998. On September 21, 1998, Pacific began trading on the Over the Counter Bulletin Board under the ticker symbol "PHAA". Pacific has never paid any cash dividends and does not contemplate the payment of cash dividends in the foreseeable future. As of December 14, 1998, there were approximately 419 holders of record of Pacific's common stock.

The following presents the high and low closing prices for the periods indicated as reported by the AMEX through September 18, 1998 and thereafter, the high and low bids as reported by the Over the Counter Bulletin Board.

                                                                  Price Range
                                                            ----------------------
                                                               High          Low
                                                            --------      --------
Year Ended March 31, 1997
   First Quarter......................................      $   3.69      $   1.63
   Second Quarter.....................................      $   2.50      $   1.75
   Third Quarter......................................      $   2.06      $   1.06
   Fourth Quarter.....................................      $   1.75      $   1.06

Year Ended March 31, 1998
   First Quarter......................................      $   1.88      $   1.00
   Second Quarter.....................................      $   2.13      $   1.13
   Third Quarter......................................      $   1.88      $   0.75
   Fourth Quarter.....................................      $   1.00      $   0.56

Year Ended March 31, 1999
   First Quarter......................................      $   1.00      $   0.25
   Second Quarter.....................................      $   0.56      $   0.05
   Third Quarter (through December 14, 1998)..........      $   0.34      $   0.05


The following table sets forth the market value of Pacific common stock (on a historical and equivalent per share basis) and the market value of Procept common stock (on a historical basis) as of December 9, 1998, the last business day preceding the day that the Merger Agreement was entered into.

                                               Procept                                 Pacific
                                   --------------------------------        ---------------------------------    Equivalent Per
Date                               High          Low        Closing        High          Low         Closing      Share Value
                                   -----        -----       -------        -----        -----        -------    --------------
December 9, 1998                   $2.44        $2.31         $2.38        $0.22        $0.20          $0.20        $0.26

Procept and Pacific stockholders are encouraged to obtain current market quotations for Procept common stock and Pacific common stock.

                                  RISK FACTORS

In addition to the other information included in the Joint Proxy Statement/Prospectus (including the other matters addressed in "Forward-Looking Statements" on page 27), the risk factors described below should be considered carefully by the holders of Procept common stock in determining whether to vote to approve the issuance of Procept common stock and by the holders of Pacific common stock and preferred stock in determining whether to vote to approve the merger agreement and the amendment to the Pacific Certificate of Designations.

Risks Relating to the Merger

Fixed Exchange Ratio Despite Potential Changes in Stock Prices

          The merger consideration to be delivered in connection with the merger will be paid in shares of Procept common stock. It is anticipated that in the merger, holders of Pacific common stock and preferred stock will receive a total of 2,755,000 shares of Procept common stock, assuming no dissenting shareholders. Assuming 25,317,709 shares of Pacific common stock are outstanding or issuable upon conversion of outstanding Pacific preferred stock, each share of Pacific common stock issued and outstanding or issuable upon conversion of outstanding Pacific preferred stock will be converted into the right to receive
0.11 shares of Procept common stock. Since all other amounts used to calculate the exchange ratio are fixed, the number of shares of Procept common stock to be issued in connection with the Merger will vary only depending upon the number of dissenting shareholders and not for any changes in the market price of Procept common stock.

          The number of shares received in the Merger by holders of Pacific Stock will not be adjusted in the event of any increase or decrease in the price of either Procept common stock or Pacific common stock. The price of either Procept common stock or Pacific common stock at the effective date of the Merger may vary from such price at the date the merger agreement was entered into, the date of this Joint Proxy Statement/ Prospectus and at the dates of the special meetings, possibly by a material amount, and the risk of any decline or benefit of any increase in the market price of Procept common stock will be borne by the holders of Pacific common stock, Pacific preferred stock, and Pacific warrants and options. Such variations may be the result of changes in the business, operations or prospects of Procept or Pacific, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions, factors affecting the biotechnology and pharmaceutical industries in general and other factors. Because the effective date of the merger may occur at a date later than the special meetings, there can be no assurance that the price of either Procept common stock or Pacific common stock on the date of the special meetings will be indicative of such price at the effective date of the merger. The effective date of the merger is expected to occur as soon as practicable following the special meetings. Shareholders of Procept and Pacific are urged to obtain current market quotations for Procept common stock. See "Comparative Market Data."

Integration of Operations

The merger involves the integration of two different companies that have previously operated independently. No assurance can be given that Procept will be able to integrate the operations of Pacific without encountering difficulties or experiencing the loss of key employees, or that the benefits expected from such integration will be realized.

Stock Ownership in Procept

Upon completion of the merger, holders of Pacific common stock and preferred stock will become holders of Procept common stock. Procept's business and strategy are somewhat different from that of Pacific, and Procept's results of operations, as well as the price of Procept common stock, will be affected by various factors different from those affecting Pacific's results of operations and the price of Pacific common stock. See "Forward-Looking Statements" for a summary of many of the key factors that might affect Procept and the price at which the Procept common stock may trade from time to time. See "Comparative Per Share Data" and "Comparative Dividends and Market Prices."

Special Considerations For Pacific Preferred Stockholders

As holders of preferred stock, Pacific preferred stockholders are presently entitled to certain special rights, preferences, and privileges, including without limitation, the right to receive $260 per share plus an amount equal to all declared and unpaid dividends thereon out of the assets of Pacific prior to the holders of Pacific common stock receiving any payment in the event of a liquidation of Pacific. Because the preferred stockholders will become Procept common stockholders upon completion of the merger, they will no longer have such special rights, preferences, and privileges as stockholders of Procept except as may be provided in the additional Section 10 Rights more fully described in "Contractual Rights of Pacific Preferred Stock Converted to Procept Common Stock." Accordingly, under certain circumstances, the holders of Procept common stock who were formerly holders of Pacific preferred stock would be in a relatively less favorable position than they would have been as holders of Pacific preferred stock, including in the event of the liquidation of Procept.

Risk of Unenforceability of Contractual Rights to Holders of Pacific Preferred Stock

The holders of Pacific preferred stock receiving Procept common stock in the merger will have similar contractual rights as those discussed below and as more specifically discussed in the section entitled "Contractual Rights of Holders of Pacific Preferred Stock Receiving Procept Common Stock." Such rights are contractual in nature and are subject to applicable laws including Delaware General Corporation Law. Procept is not certain that, if challenged, such rights (including the liquidation "preference") will be enforced.

Risks Relating to Procept and the Surviving Corporation

Early Stage of Product Development; Uncertainty of Successful Commercialization

          Procept was incorporated in May 1992 and has a limited operating history. Procept has never made a profit in any fiscal period and, as of September 30, 1998, has an accumulated deficit of approximately $60.6 million. Procept had a net loss in 1996 of $11.2 million, a net loss in 1997 of $9.1 million before dividends on preferred stock of $4.2 million, and a net loss for the nine months ended September 30, 1998 of $2.9 million. In addition, Procept expects to incur operating losses over the next several years. To date, Procept's only source of revenue has been up-front payments and research and development funding from its corporate partners. For the foreseeable future, Procept expects that its level of revenues and profitability will depend upon its ability to enter into new collaborations. Procept has not received any revenues from the discovery, development or sale of a commercial product; and Procept may not realize any such revenues in the future. Procept is not able to predict when, or if, it will become profitable, nor is it able to predict whether such profitability will be sustained if it is achieved.

          Drug discovery and development involves a broad range of technological, managerial and commercial risks. To date, while Procept has identified compounds it believes will have clinical value, it has developed only one of these into a candidate drug, PRO 2000 Gel. In addition, while Procept is developing PRO 2000 Gel, it has not yet obtained regulatory approval for or marketed this or any other product. PRO 2000 Gel will require significant additional research and development efforts, including extensive clinical testing and regulatory approval, before commercial use. Although PRO 2000 Gel has advanced to the clinical trial phase, it is not yet ready for commercial production.

          It will be several years, if at all, before any products resulting from Procept's research and development programs could be commercially available. Procept's potential products may fail because of the inherent risks in the development of pharmaceutical products based on new technologies. These risks include the possibility that:

     o   Procept's therapeutic approach will not be successful;

     o any or all of its potential products will be found to be unsafe, ineffective or toxic;

     o any or all of its potential products fail applicable regulatory standards or receive necessary regulatory clearances;

     o the potential products, if safe and effective, will be difficult to develop into commercially viable products or to manufacture on a large scale or will be uneconomical to market;

     o the potential products may have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use;

     o proprietary rights of third parties will preclude Procept from marketing the products; or

     o   third parties will market superior or equivalent products.

Need for Additional Funds; Risk of Insolvency

          Procept's operations to date have consumed substantial amounts of cash. Procept will require substantial funds to: (i) fulfill research and development obligations to any corporate partners; (ii) continue its internal research and development programs; (iii) in-license or acquire additional technologies to conduct research and development; and (iv) conduct preclinical studies and clinical trials. Procept may need to repeatedly raise additional capital to continue its operations. Procept may raise this capital through public or private equity financings, collaborative arrangements, debt financings, bank borrowings, or other sources.

Procept's capital requirements depend upon numerous factors, including the following:

     o   the establishment of collaborative arrangements;

     o   the development of competing technologies or products;

     o   changing market conditions;

     o   the cost of protecting its intellectual property rights;

     o   the purchase of capital equipment;

     o   the progress of its drug discovery and development programs;

     o the progress of any collaborations and receipt of any option/license, milestone and royalty payments resulting from those collaborations; and

     o   in-licensing and acquisition opportunities.

          Additional funding may not be available on favorable terms or at all. If adequate funds are not available, Procept may need to curtail operations significantly. To obtain additional funding, Procept may need to enter into arrangements that require it to relinquish rights to certain technologies, drug candidates and/or potential markets. To the extent that Procept raises additional capital through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership in Procept.

          Procept's losses resulted principally from research and development costs of drug candidates and associated administrative costs. Procept expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to continued research and development efforts, preclinical and clinical testing and development of marketing, sales and production capabilities. In the next few years, Procept's revenues, if any, will likely be limited to amounts received under newly established research or product development relationships. Procept's future profitability depends on its ability:

     o   to identify and acquire commercially viable products;

     o to enter into agreements for product development and commercialization with corporate sponsors;

     o to develop and obtain patent protection and regulatory approvals for its products; and

     o   to develop the capability to manufacture and sell our products.

Procept is not certain that it will successfully identify, develop, acquire, commercialize, patent, manufacture or market its products, obtain required regulatory approvals or ever achieve profitability. Furthermore, Procept may be unable to establish corporate partnerships on acceptable terms. If Procept is unable to get additional financing, or to enter into profitable collaborations, its financial condition will be materially adversely affected.

Uncertainty Regarding Success of Clinical Trials

          Procept must independently demonstrate through preclinical testing and clinical trials that each product is safe and effective for its intended use before it obtains the required regulatory approvals for the commercial sale of any drug candidates. Results of preclinical studies are not necessarily indicative of results that will be obtained in clinical trials. Furthermore, during such studies and trials, Procept may discover significant technological obstacles that must be overcome before continuing the drug development effort. Procept's product development efforts may fail because:

     o   the potential product is not shown to be safe and effective;

     o   the required regulatory approvals are not obtained;

     o the potential product can not be produced in commercial quantities at an acceptable cost; or

     o   the product does not gain market acceptance.

          The rate of completion of clinical trials depends upon, among other factors, obtaining adequate clinical supplies and the rate of patient enrollment. Patient enrollment is a function of many factors including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment can result in increased costs or delays or both, which could have a material adverse effect on Procept's business.

          A number of pharmaceutical companies have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials. Generally, only a small percentage of the new pharmaceutical products initially developed is approved for sale. Even products which are approved for sale have no assurance of commercial success. Any drug candidate Procept develops may produce undesirable side effects in humans. The occurrence of side effects could interrupt, delay or halt clinical trials of the drug candidate and could ultimately prevent its approval by the U.S. Food and Drug Administration or foreign regulatory authorities.

          Even after clinical trials, Procept may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which Procept may not be financially or technically able to solve. The failure to adequately address such problems could prevent Procept from ever becoming a viable business or generating profits. Furthermore, products of Procept's competitors may render Procept's products obsolete.

Potential Future Dilution

          As of September 30, 1998, 4,451,814 shares of Procept common stock were issuable upon exercise of options and warrants to purchase Procept common stock that either are currently outstanding or Procept has an obligation to issue, including (a) Class C warrants to purchase an aggregate of 2,802,180 shares of Procept common stock and (b) unit purchase options to purchase an aggregate of 481,381 shares of Procept common stock and Class C warrants to purchase an aggregate of 481,381 shares of common stock. In the merger, Procept will assume the outstanding options and warrants issued by Pacific, after which 6,257,923 shares of Procept common stock will be issuable upon exercise of options and warrants. In addition, as a result of the merger, Procept will assume obligations of Pacific to issue additional shares of Procept common stock in the future. See "The Merger - Obligations to Issue Additional Shares of Procept Common Stock."

Dilutive Effect of Rights of Certain Stockholders

          Certain Procept stockholders who acquired their shares in Procept's 1998 private placement, or who will acquire shares directly upon exercise of outstanding unit purchase options, are entitled to certain contractual rights requiring contingent additional issuances of Procept common stock (x) based on the market price of Procept common stock on April 9, 1999, (y) to protect them against future dilutive sales of securities, and (z) as a dividend substitute beginning October 9, 1999. After the merger, the former holders of Pacific preferred stock and certain Pacific indebtedness will also be entitled to these rights. As a result of the merger, pursuant to these anti-dilution rights, Procept will issue approximately 1,365,579 shares of its common stock to the stockholders of Procept having these contractual rights. In the event of (i) a liquidation, dissolution or winding up of Procept, (ii) the sale or other disposition of all or substantially all of Procept's assets, or (iii) any consolidation, merger, combination, reorganization or other transaction in which Procept is not the surviving entity, these stockholders are entitled to receive an amount equal to 140% of such stockholder's investment as a liquidation "preference." Except in the case of a liquidation, dissolution or winding up, such payment will be in the form that equity holders will receive in the acquisition transaction. In the event of a liquidation, dissolution or winding up, such payment is contingent upon Procept's having available resources to make such payment. These contractual rights will terminate after April 9, 1999 if Procept's common stock trades at approximately $11.25 per share or more.

Concentration of Ownership and Control

          The Aries Trust, the Aries Domestic Fund, L.P., and Dr. Lindsay Rosenwald (collectively, the "Aries Purchasers"), together are the holders of
(i) an aggregate of 1,341,680 shares of Procept common stock, (ii) Class C warrants to purchase an aggregate of 1,341,680 shares of Procept common stock,
(iii) additional warrants to purchase an aggregate of 5,845 shares of Procept common stock, and (iv) unit purchase options to purchase (x) an aggregate of 328,844 shares of Procept common stock and (y) Class C warrants to purchase an aggregate of 328,844 shares of Procept common stock, representing approximately 66.8% of Procept common stock outstanding and assuming the exercise of all the warrants and the unit purchase options held by the Aries Purchasers. The Aries Purchasers are also significant stockholders of Pacific and will receive additional shares of Procept common stock in the merger. After giving effect to the merger, the Aries Purchasers will own 52.9% of the outstanding common stock of Procept, assuming the Aries Purchasers exercise all their convertible securities. In addition, The Aries Trust and the Aries Domestic Funds, L.P. have the right to designate a majority of the members of the Board of Directors. Accordingly, these entities may effectively control matters requiring approval by Procept's stockholders, including electing directors, adopting or amending certain provisions of Procept's certificate of incorporation or by-laws and approving or preventing certain mergers or other similar transactions, such as a sale of substantially all of Procept's assets (including transactions that could give holders of Procept common stock the opportunity to realize a premium over the then-prevailing price for their shares).

          Furthermore, the control rights of these entities and their affiliates may effectively discourage a third party from making an acquisition proposal and thereby inhibiting a change of control in circumstances that could give the holders of Procept common stock the opportunity to realize a premium over the then-prevailing market price of such stocks or affect the market price of the common stock, or both. The Pacific stockholders other than the Aries Purchasers receiving Procept common stock will be minority equity holders and will be unable to control Procept's management or business policies. Moreover, subject to contractual restrictions and general fiduciary obligations, Procept is not prohibited from engaging in transactions with its management and principal stockholders, or with entities in which such persons are interested.

Risks of Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for Procept Securities

          If Procept common stock is not listed on a national securities exchange or listed on a qualified automated quotation system, it may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers that sell such securities. Rule 15g-9 defines a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions including the securities being quoted on the Nasdaq SmallCap Market. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser, have delivered the Securities and Exchange Commission's required disclosure statement regarding "penny stock" and have received the purchaser's written consent to the transaction prior to sale. In addition, Rule 15g-4 requires that a broker-dealer must disclose the sales commission payable to it and its registered representative and current quotations for the security. Finally, Rule 15g-6 requires that a broker-dealer send its customers who hold penny stock in their accounts monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Consequently, such rules may affect the ability of broker-dealers to sell Procept's securities and may affect the ability of holders of Procept common stock to sell any of their shares.

          The foregoing required penny stock restrictions will not apply to Procept's securities if Procept meets certain minimum net tangible assets or average revenue criteria. Procept cannot be certain that its securities will qualify for exemption from the penny stock restrictions. In any event, even if its securities were exempt from such restrictions, Procept would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Securities and Exchange Commission the authority to restrict any person from participating in a distribution of penny stock, if the Securities and Exchange Commission finds that such a restriction would be in the public interest. If Procept's securities were subject to the rules on penny stocks, the market liquidity for its securities would be materially adversely affected.

Uncertainty Regarding Future Collaborations

          Procept has no experience with obtaining government approvals, marketing pharmaceutical products or clinical testing and manufacturing and, as a result, intends to depend on collaborators for expertise. Additionally, Procept's strategy for identifying and developing compounds and drug candidates includes entering into partnerships with third parties. Procept is currently seeking corporate partners to assist in the development of the PRO 2000 Gel. Although Procept plans to continue to fund this program, Procept cannot be certain that it will be able to continue such program without a partner. Furthermore, Procept may not be successful in forming or maintaining any such alliances, its partners may not devote adequate resources to its product candidates, and the contemplated benefits from such alliances may never be realized.

          The efforts of Procept's collaborators will affect Procept's revenues. Not all aspects of drug discovery and development will be under Procept's control. To the extent Procept's partners control aspects of drug discovery, development and commercialization, Procept will depend upon the expertise and resources of its collaborators. Some of the collaborative, license or other arrangements that Procept may enter into may place responsibility on its partners for preclinical testing and human clinical trials and for the preparation and submission of applications for regulatory approval for other technologies or products. Should any collaborative partner fail to develop or commercialize successfully any future proprietary technologies or future product to which it has rights, Procept's business may be materially adversely affected. Furthermore, Procept's future partners may develop alternative technologies or products outside their collaboration with Procept, and such technologies or products may be used to develop treatments for the diseases targeted by Procept's collaborative arrangements. This could have a material adverse effect on Procept's business.

          If Procept performs such tasks itself, it will be required to develop expertise internally or contract with third parties to perform these tasks. This will place increased demands on its resources, requiring the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could materially adversely affect prospects for success.

Volatility of Stock Price

          The market price of Procept common stock has been highly volatile and may be so in the future. Many factors may have a significant adverse effect on the market price of the Procept common stock, including:

     o announcements of technological innovations or new commercial products by Procept or its competitors;

     o developments concerning proprietary rights, including patent and litigation matters;

     o publicity regarding actual or potential results of development products or compounds of Procept or its collaborative partners;

     o   unexpected terminations of collaborative partnerships;

     o   regulatory developments in the United States and other countries;

     o   general market conditions; and

     o quarterly fluctuations in Procept's revenues and other financial results.

          As of September 30, 1998, Procept had 3,001,832 shares of common stock outstanding. The issuance of shares of Procept common stock in connection with the merger and future issuances of Procept common stock as well as sales of Procept common stock by existing stockholders and option and warrant holders also could adversely affect the market price of Procept common stock.

Absence of Dividends on Common Stock

          Procept has never declared or paid any dividends on Procept common stock and does not anticipate paying any cash dividends in the foreseeable future.

Certain Anti-Takeover Provisions

          Certain provisions of Procept's certificate of incorporation and by-laws may have the effect of discouraging a third party from making an acquisition proposal for Procept and thereby inhibit a change in control of Procept in circumstances that could give the holders of Procept common stock the opportunity to realize a premium over the then-prevailing market price of such stock. Such provisions may affect the market price of Procept common stock. For example, Procept's certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by its Board of Directors. Such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. The future issuance of such preferred stock may adversely affect the voting and dividend rights, rights under liquidation and other rights of the holders of Procept's other equity securities. In addition to the impact of a future issuance of preferred stock,
Section 203 of the Delaware General Corporation Law contains certain provisions that may delay or prevent an attempt by a third party to acquire control of Procept. Furthermore, Procept has contractual obligations to certain of its security holders that may prevent potential takeovers. See "Concentration of Ownership" and "Dilutive Effect of Rights of Certain Stockholders."

Competition and Technological Change

          Procept competes against major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Competition may increase as a result of advances in the commercial application of biotechnology and greater availability of capital for investment in these fields. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including Procept's competitors, to market commercial products. Furthermore, Procept's competitors may succeed in developing technologies and products that are more effective than any that are being developed by Procept or that would render its technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than Procept has. In addition, some of Procept's competitors have greater experience than Procept does in conducting preclinical testing and human clinical trials and obtaining FDA and other regulatory approvals. Accordingly, Procept's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than Procept does.

          Moreover, Procept's products may be unable to compete successfully with Procept's competitors' existing products or products under development, and Procept may not be able to obtain regulatory approval for its products in the United States or elsewhere. If Procept commences significant commercial sales of its products, it also will be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience.

Uncertainty of Patents and Proprietary Rights

          Because of the time and expense associated with bringing new drugs through development and regulatory approval to the marketplace, the health care industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. Procept's success will depend, in large part, on Procept's ability to obtain and maintain patent or other proprietary protection for Procept's technologies, products, and processes, and Procept's ability to operate without infringing the proprietary rights of other parties. Procept may not be able to obtain patent protection for the composition of matter of discovered compounds, processes developed by its employees, or uses of compounds discovered through its technology.

          Procept may not receive any issued patents based on currently pending or any future applications. Any issued patents may not contain claims sufficiently broad to protect against competitors with similar technology. In addition, Procept's patents, Procept's collaborative partners' patents, and those patents for which Procept has license rights may be challenged, narrowed, invalidated or circumvented. Furthermore, rights granted under patents may not provide Procept with any competitive advantage.

          Procept may have to initiate litigation to enforce its patent and license rights. If Procept's competitors file patent applications that claim technology also claimed by Procept, it may have to participate in interference or opposition proceedings to determine the priority of invention. The cost to Procept of any litigation or proceeding, even if favorably resolved, could be substantial. An adverse outcome could subject Procept to significant liabilities to third parties, and require it to cease using the technology or to license the disputed rights from third parties. Procept may not be able to obtain any required licenses on commercially acceptable terms or at all.

Dependence on Confidentiality Agreements

          Procept relies on certain proprietary trade secrets and know-how that are not patentable and it is possible that others may independently develop the same or similar technology or otherwise obtain access to its unpatented technology. Procept has taken measures to protect its unpatented trade secrets and know-how, including the use of confidentiality agreements with its employees, consultants, advisors and collaborators. It is possible that the agreements may be breached, that Procept would have inadequate remedies for any such breach, or that its trade secrets will otherwise become known or be independently developed or discovered by competitors. If Procept is unable to maintain the proprietary nature of its technologies, its business could be adversely affected.

Impact of Government Regulation; Product Clearance and Approval

          Procept cannot yet accurately predict when it might first submit new drug applications for FDA or other regulatory review. Before the FDA and comparable foreign agencies introduce therapeutic pharmaceutical products, they require lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. It typically takes several years or more to satisfy these requirements. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from jurisdiction to jurisdiction. The process of obtaining these approvals and subsequent compliance with appropriate statutes and regulations are time consuming and require the expenditure of substantial resources. Even if Procept obtains regulatory clearances, a marketed product is subject to continual review.

          Government regulation also affects the manufacturing and marketing of pharmaceutical products. The effect of government regulation may be to delay marketing of Procept's products for a considerable or indefinite period of time, to impose costly procedural requirements upon Procept's activities and to furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Approvals may not be granted on a timely basis and may not be granted at all. Additionally, approvals may not cover all the clinical indications for which Procept is seeking approval or may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Any delay in obtaining or any failure to obtain such approvals would adversely affect Procept's ability to generate revenue. Even if initial regulatory approvals for Procept's products are obtained, Procept, its products and its manufacturing facilities would be subject to continual review and periodic inspection. Moreover, additional government regulation from future legislation or administrative action may be established which could prevent or delay regulatory approval of Procept's products or further regulate the prices at which Procept proposed products may be sold. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on that product, manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market and criminal prosecutions. Other violations of FDA requirements can result in similar penalties.

Uncertainty of Health Care Reform Measures and Third Party Reimbursement

          The efforts of third-party payers, such as government health administration authorities, private health insurers and other organizations, to contain or reduce the cost of health care affect the business and financial condition of pharmaceutical and biotechnology companies. In the United States and in certain foreign jurisdictions, there have been, and Procept expects that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. While Procept cannot predict whether any such legislative or regulatory proposals will be adopted or the effect that such proposals may have on its business, the consideration or approval of such proposals could have a material adverse effect on the value of its securities, including the shares of Procept common stock issued in the merger, or its ability to raise capital or to obtain collaborative partners. The adoption of such proposals could have a material adverse effect on Procept's business, financial condition and results of operations.

          In both domestic and foreign markets, successful commercial sales of Procept's potential products depend in part on the availability of reimbursement from governmental and health administrative authorities, private health insurers or other third-party payers. Third-party payers are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Future legislation and regulations affecting the pricing of pharmaceuticals could further limit reimbursement for medical products and services. Procept cannot be certain that its potential products will be considered cost-effective or that adequate third-party reimbursement will be available to enable it to maintain price levels sufficient to realize an appropriate return on its investments. In addition, the trend toward managed health care in the United States and the concurrent growth of managed care organizations, such as health maintenance organizations, that could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, could result in pricing pressure for any products Procept might develop. If government and other third-party payers of Procept's potential products do not provide adequate reimbursement, there would be a material adverse effect on Procept's business, financial condition and results of operations.

Management Transition; Need for Additional Personnel; Dependence on Qualified Personnel

          Financial constraints have dictated that Procept terminate a significant number of employees during the last year. The loss of such individuals has decreased the scope of Procept's activities and may, therefore, have reduced the prospects for commercially successful product development. In February 1998, Procept's Board of Directors appointed John F. Dee as the Company's President and Chief Executive Officer. Until the Company recruits additional administrative personnel, Mr. Dee, in addition to serving as Procept's Principal Executive Officer, will serve as Procept's Principal Financial Officer and Principal Accounting Officer. If Mr. Dee were not able to continue in these capacities, Procept could be adversely affected.

          Procept is highly dependent upon the efforts of Mr. Dee and its remaining scientific team. The loss of the services of one or more of these individuals might impede the achievement of Procept's development objectives. Because of the specialized scientific nature of Procept's business, Procept is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. Major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions intensely compete for qualified personnel in the areas of Procept's activities, and Procept cannot be certain that it will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to Procept's product development programs.

Limited Manufacturing, Marketing and Sales Capability and Experience

          Procept has not yet invested in the development of manufacturing, marketing or sales capabilities. Procept lacks the facilities and personnel to manufacture products in accordance with quality system (formerly, current good manufacturing practice) requirements as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for clinical trials. If Procept is unable to develop or contract for manufacturing capabilities on acceptable terms, its ability to conduct human clinical testing with PRO 2000 Gel and preclinical and clinical testing with respect to additional product candidates, if any, will be adversely affected, resulting in delays in the submission of products for regulatory approvals and in the initiation of new development programs. Such delays could materially impair Procept's competitive position and the possibility of achieving profitability. Procept also will need to hire additional personnel skilled in marketing and sales as it develops products with commercial potential or enters into arrangements with third parties for sales and marketing. Procept cannot be certain that it will be able to acquire, or establish third-party relationships to provide, any or all of these capabilities.

Product Liability; Availability of Insurance; Risk of Product Recalls

          Procept's business exposes Procept to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of Procept's products in clinical trials may expose Procept to product liability claims and possible adverse publicity. These risks will expand with respect to Procept's products, if any, that receive regulatory approval for commercial sale. Procept currently has limited product liability coverage for the clinical research use of its products, which management believes is customary for a company with products at this stage of clinical development. Procept does not have product liability insurance for the commercial sale of its products but intends to obtain such coverage if and when its products are commercialized.

          However, product liability coverage is becoming increasingly expensive and it is possible that Procept's coverage is inadequate or that Procept will be unable to maintain its existing insurance coverage or obtain additional insurance coverage at acceptable costs, if at all, or that a product liability claim would not adversely affect its business or financial condition. Furthermore, Procept's collaborators or licensees may not agree to indemnify Procept or be sufficiently insured or have a net worth sufficient to satisfy any such product liability claims. In addition, a product may be subject to recall for unforeseen reasons. Such a recall could have a material adverse effect on Procept's business.

Limited Availability of Net Operating Loss Carry Forwards

          For Federal income tax purposes, net operating loss and tax credit carryforwards as of December 31, 1997 are approximately $57.3 million and $1.6 million, respectively. These carryforwards will expire beginning in 2000. The Tax Reform Act of 1986 provided for a limitation on the annual use of net operating loss and tax credit carryforwards following certain ownership changes. Procept believes that certain recent issuances of its securities, including those shares of Procept common stock being issued in the merger, are likely to restrict severely its ability to utilize these net operating losses and tax credits in any particular year. Additionally, because the U.S. tax laws limit the time during which net operating loss may be applied against future taxable income and tax credit carryforwards may be applied against tax liabilities, Procept may never be fully able to use its net operating loss and tax credits for federal income tax purposes.

Hazardous Materials; Environmental Matters

          Procept's research and development and manufacturing processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. Procept is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although Procept believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Procept may be held liable for any damages that result; and any such liability could exceed its resources. Procept may be required to incur significant costs to comply with environmental laws and regulations in the future and its operations, business or assets may be materially adversely affected by current or future environmental laws or regulations.

                           FORWARD-LOOKING STATEMENTS

This Joint Proxy Statement/Prospectus, and documents which are incorporated by reference, include various forward-looking statements about Procept, Pacific and the combined company that are subject to risks and uncertainties. Forward-looking statements include the information concerning future financial performance, business strategy, projected costs and plans and objectives of Procept, Pacific and the combined company set forth under "Questions and Answers About the Merger," "Summary," "--Background of the Merger," "--Common Reasons for the Merger" "--Procept's Reasons for the Merger; Recommendation of the Procept Board," "--Opinion of Procept's Financial Advisor," "--Pacific's Reasons for the Merger; Recommendation of the Pacific Board," and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions.

Procept and Pacific participate in an industry that is characterized by rapidly evolving technology and intense competition. You should understand that the following important factors, in addition to those discussed elsewhere in this Joint Proxy Statement/Prospectus and the documents which are incorporated by reference (see "Where You Can Find More Information"), could affect the future results of Procept, Pacific and the combined company and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus:

          o The effect of the merger and Procept's other strategic initiatives on earnings and cash flow.

          o The successful integration of Procept and Pacific's operations and research and development programs.

          o The uncertainty regarding pre-clinical and clinical trials of new products.

          o The need to obtain future collaborations for expertise in areas such as obtaining government approval, marketing pharmaceutical products, conducting clinical trials and manufacturing products.

          o   Uncertainties regarding new product development.

          o   Regulatory approval for commercial sale of products.

          o   Obtaining U.S. and foreign patent protection for its products.

          o Efforts of third party payers, such as government health administration authorities, private health insurers and other organizations, to reduce the costs of health care.

          o   Risk of product liability claims.

          o The fact that financial results in any particular fiscal period are not necessarily indicative of results for future periods.

          o   A significant delay in the expected completion of the merger.

Most of these factors are difficult to accurately predict and are generally beyond the control of Procept and Pacific.

                          MEETINGS, VOTING AND PROXIES

This Joint Proxy Statement/Prospectus is furnished to (i) the holders of the outstanding shares of Procept common stock, $0.01 par value ("Procept Common Stock"), in connection with the solicitation of proxies by the Procept Board of Directors (the "Procept Board") from the holders of Procept Common Stock for use at the special meeting of the Procept shareholders on the date and at the time and place set forth below (the "Procept Special Meeting"), and (ii) the holders of the outstanding shares of (a) Pacific common stock, $0.02 par value ("Pacific Common Stock"), and (b) Pacific preferred stock, $25 par value ("Pacific Preferred Stock," together with Pacific Common Stock, "Pacific Stock"), in connection with the solicitation of proxies by the Pacific Board of Directors (the "Pacific Board") from the holders of Pacific Stock for use at the special meeting of the Pacific shareholders on the date and at the time and place set forth below (the "Pacific Special Meeting," together with the Procept Special Meeting, the "Special Meetings"). Procept and Pacific anticipate that mailing of proxy materials to their stockholders entitled to notice of and to vote at the Special Meetings will begin on or about _____________, 1999.

The Procept Special Meeting

General. The purpose of the Procept Special Meeting is to consider and vote upon a proposal to approve the issuance of shares of Procept Common Stock (the "Stock Issuance") pursuant to the Agreement and Plan of Merger dated December 10, 1998 (the "Merger Agreement") providing for the merger of a subsidiary of Procept ("Merger Sub") with and into Pacific, and in connection with such merger and such other matters, if any, as may properly be presented for consideration. The Procept Board does not know, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other business to be brought before the Procept Special Meeting. The enclosed proxy card authorizes the voting of shares represented by the proxy on all other matters that may properly come before the Procept Special Meeting, and any adjournment or postponement thereof and the proxy holders intend to take such action in accordance with their best judgment.

A Special Committee of the Procept Board, by a unanimous vote, has approved the Stock Issuance and recommends that Procept shareholders vote FOR the Stock Issuance.

Date, Place and Time; Record Date. The Procept Special Meeting is scheduled to be held on _______________, 199_ at ___:____ _.m. Holders of record of shares of Procept Common Stock at the close of business on _______________, 199_ (the "Procept Record Date") will be entitled to receive notice of and vote at the Procept Special Meeting.

Voting Rights. At the close of business on _______________, 199_, ______________
shares of Procept Common Stock were issued and outstanding. Each share of Procept Common Stock outstanding as of the Procept Record Date is entitled to one vote upon each matter properly submitted at the Procept Special Meeting. Under the rules of the National Association of Securities Dealers, Inc. (the "NASD"), the affirmative vote of a majority of the votes cast at the Procept Special Meeting is required to approve the Stock Issuance.

The presence in person or by proxy at the Procept Special Meeting of the holders of at least a majority of the outstanding shares of Procept Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Procept Special Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be considered as present for the purposes of establishing a quorum. Under the NASD rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval of the Stock Issuance. Accordingly, without specific instructions from the beneficial owner of such shares, brokers and nominees do not have the power to vote such shares on the Stock Issuance. As a result, abstentions and broker non-votes will be counted as present for purposes of a quorum but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

As of the Procept Record Date, directors and executive officers of Procept and their affiliates owned beneficially an aggregate of ____________ outstanding shares of Procept Common Stock or _______ percent of the shares of Procept Common Stock outstanding on such date. Directors and executive officers of Procept have indicated that they intend to vote their shares of Procept Common Stock in favor of the merger proposal.

Voting and Revocation of Proxies. Shares of Procept Common Stock represented by a proxy properly signed and received at or before the Procept Special Meeting, unless later revoked, will be voted in accordance with the instructions thereon.

          If a proxy is signed and returned without indicating any voting instructions, the shares of Procept Common Stock represented by the proxy will be voted in favor of the Stock Issuance.

Procept proxy holders may in their discretion vote shares voted in favor of the merger proposal to adjourn the Procept Special Meeting to solicit additional proxies in favor of such proposal. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or filing a properly executed proxy bearing a later date with the Secretary of Procept, before or at the Procept Special Meeting, or by voting in person at the Procept Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Procept, Inc., 840 Memorial Drive, Cambridge, Massachusetts 02139, Attention: President. Attendance at the Procept Special Meeting will not in and of itself constitute revocation of a proxy.

The Procept Special Meeting may be adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

Solicitation of Proxies. In addition to solicitation by mail, directors, officers and employees of Procept may solicit proxies from the shareholders of Procept, personally or by telephone, telecopy or telegram or other forms of communication. Officers, directors and employees of Procept will not be specifically compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

The Pacific Special Meeting

General. The purpose of the Pacific Special Meeting is to consider and vote upon
(i) a proposal to amend the Pacific Certificate of Designations, (ii) a proposal to approve the Merger Agreement, and (iii) such other matters, if any, as may properly be presented for consideration. The Pacific Board does not know, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other business to be brought before the Pacific Special Meeting. The enclosed proxy card authorizes the voting of shares represented by the proxy on all other matters that may properly come before the Pacific Special Meeting, and any adjournment or postponement thereof, and the proxy holders intend to take such action in accordance with their best judgment.

The Pacific Board, by a unanimous vote of disinterested directors, has approved the Merger Agreement and the amendment to the Pacific Certificate of Designations and recommends that Pacific stockholders vote FOR approval of the Merger Agreement and the holders of Pacific Preferred Stock vote FOR approval of the amendment to the Pacific Certificate of Designations.

Date, Place and Time; Record Date. The Pacific Special Meeting is scheduled to be held on _______________, 1999 at ___:____ _.m. Holders of record of shares of Pacific Stock at the close of business on _______________, 1999, (the "Pacific Record Date") will be entitled to receive notice of and vote at the Pacific Special Meeting.

Voting Rights. At the close of business on the Pacific Record Date, ______________ shares of Pacific Common Stock were issued and outstanding or issuable upon conversion of Pacific Preferred Stock. Each share of Pacific Common Stock outstanding or issuable upon conversion of Pacific Preferred Stock as of the Record Date is entitled to one vote upon each matter properly submitted at the Pacific Special Meeting. Each share of outstanding Pacific Preferred Stock will be deemed converted into 290.89 shares of Pacific Common Stock for voting purposes. The affirmative vote of the holders of at least a majority of the outstanding shares of Pacific Stock is required to approve the Merger Agreement at the Pacific Special Meeting. The affirmative vote of the holders of at least 66.67% of the Pacific Preferred Stock voting as a separate class is also required to approve the Merger Agreement and the amendment to the Pacific Certificate of Designations at the Pacific Special Meeting.

The presence in person or by proxy at the Pacific Special Meeting of the holders of at least a majority of the outstanding shares of Pacific Stock is necessary to constitute a quorum for the transaction of business at the Pacific Special Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Under the NASD rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval of the Merger Agreement or approval of the amendment to the Pacific Certificate of Designations. Accordingly, without specific instructions from the beneficial owner of such shares, brokers and nominees do not have the power to vote such shares with respect to the approval of the Merger Agreement or the approval of the amendment to the Pacific Certificate of Designations. Therefore, since the affirmative vote in person or by proxy of the holders of a majority of the outstanding shares of Pacific Stock on the Pacific Record Date and 66.67% of the holders of Pacific Preferred Stock on the Record Date voting as a separate class are required to approve the Merger Agreement and 66.67% of the holders of Pacific Preferred Stock on the Record Date voting as a separate class are required to approve the amendment to the Pacific Certificate of Designations, abstentions and broker non-votes will have the effect of a vote against the Merger Agreement and the amendment to the Pacific Certificate of Designations.

As of the Pacific Record Date, directors and executive officers of Pacific and their affiliates owned beneficially an aggregate of __________ shares of Pacific Common Stock outstanding or issuable upon conversion of Pacific Preferred Stock, or ______ percent of the shares of Pacific Common Stock outstanding or issuable upon conversion of Pacific Preferred Stock on such date. Directors and executive officers of Pacific have indicated that they intend to vote their shares of Pacific Stock in favor of approval of the Merger Agreement and approval of the amendment to the Pacific Certificate of Designations.

Voting and Revocation of Proxies. Shares of Pacific Stock represented by a proxy properly signed and received at or before the Pacific Special Meeting, unless later revoked, will be voted in accordance with the instructions thereon.

          If a proxy is signed and returned without indicating any voting instructions, shares of Pacific Common Stock and Preferred Stock represented by the proxy will be voted for approval of the Merger Agreement and the amendment to the Pacific Certificate of Designations.

Pacific proxy holders may in their discretion vote shares voted in favor of approval of the Merger Agreement and/or the amendment to the Pacific Certificate of Designations to adjourn the Pacific Special Meeting to solicit additional proxies in favor of such proposals. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or filing of a properly executed proxy bearing a later date with the President of Pacific before or at the Pacific Special Meeting, or by voting in person at the Pacific Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Pacific Pharmaceuticals, Inc., 6730 Mesa Ridge Road, Suite A, San Diego, California 92121, Attention: President. Attendance at the Pacific Special Meeting will not in and of itself constitute a revocation of a proxy.

The Pacific Special Meeting may be adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

Solicitation of Proxies. In addition to solicitation by mail, directors, officers and employees of Pacific, may solicit proxies from the stockholders of Pacific, personally or by telephone, telecopy or telegram or other forms of communication. Officers, directors and employees of Pacific will not be specifically compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

                            BUSINESS OF PROCEPT, INC.

Corporate Summary

Procept is a biopharmaceutical company currently engaged in the development of novel drugs with a focus on anti-infectives. Procept is also searching to acquire or in-license drug development candidates that have the potential for accelerated approval and that would represent a significant medical advance.

The lead product candidate from Procept's AIDS program, PRO 2000 Gel, is a vaginal topical microbicide designed to prevent the sexual transmission of HIV and other sexually transmitted disease ("STD") pathogens. The results of recently completed Phase I clinical trials indicated that PRO 2000 Gel is safe and well tolerated by healthy women. PRO 2000 Gel was recently selected for safety testing in a human clinical trial supported by the National Institute of Allergy and Infectious Diseases, a unit of the U.S. National Institutes of Health. The U.S. Food and Drug Administration has allowed the study to proceed following review of an Investigational New Drug application filed by Procept. The trial, which will involve women in the U.S. and South Africa, is scheduled to begin in the first quarter of 1999. Additional clinical studies are being discussed with the British Medical Research Council ("MRC").

In addition, through its research in immunomodulation, Procept discovered a series of small molecule compounds, T cell enzyme inhibitors, that have demonstrated significant immunosuppressive activity in animal models. Patent applications have been filed for these compounds which may provide target opportunities for treating immune system disorders such as rheumatoid arthritis, and for preventing transplant rejection. Procept is currently seeking out-licensing opportunities for these compounds.

PRO 2000 Gel:  A Topical Microbicide To Prevent HIV Infection

The lead product candidate from Procept's AIDS program, PRO 2000 Gel, is a vaginal topical microbicide designed to prevent the sexual transmission of HIV and other STD pathogens. PRO 2000 Gel was shown in laboratory studies to be effective at preventing HIV infection of cultured T cells, macrophages, and dendritic cells (dendritic cells are believed to be the first cells infected during sexual transmission). PRO 2000 Gel showed high activity against HIV strains from both the developed and developing world, and the virus did not develop resistance to the compound even after prolonged exposure. Recently, PRO 2000 Gel was also shown to be active against herpes viruses including herpes simplex virus type 2, the major cause of genital herpes infection. Genital herpes lesions are a significant public health problem, and are believed to promote HIV infection.

Procept believes there is a need for new technologies to prevent the sexual transmission of HIV and other STDs. HIV infection usually leads to AIDS, a severe, life-threatening impairment of the immune system. HIV causes immunosuppression by attacking and destroying T cells, which coordinate much of the network of normal immune responses. The progression from HIV infection to symptomatic disease may take many years. Estimates by the Joint United Nations Programme on HIV/AIDS and the World Health Organization indicate that 5.8 million new HIV infections occurred worldwide in 1997 alone. Despite years of effort, an effective HIV vaccine remains elusive. Worldwide, approximately 70% of HIV transmission occurs through heterosexual intercourse. In addition, The New York Times reported that an estimated 10-12 million new cases of sexually transmitted diseases are reported to the disease center each year, particularly human papillomavirus, chlamydia and herpes. Male condoms are known to prevent STD transmission, but rates of consistent and correct use are low, perhaps because they are unacceptable for many couples and their use is controlled by the male partner. "Topical microbicides," which are designed to provide a chemical barrier to infection, are an attractive alternative: they are likely to be more acceptable than condoms, and offer women a method they can use to protect themselves. Development of topical microbicides is a high priority for both the U.S. government and international agencies.

Preclinical studies demonstrate that PRO 2000 Gel is a more effective anti-HIV agent than nonoxynol-9. In addition, in vitro preclinical studies have demonstrated that PRO 2000 Gel is active against other sexually transmitted agents including herpes simplex type 2 and Chlamydia trachomatis. Furthermore, intravaginally applied PRO 2000 Gel was shown to prevent vaginal HSV-2 infection in mice. The contraceptive potential of PRO 2000 Gel also has been confirmed in a study in which PRO 2000 Gel blocked fertilization in rabbits. Procept believes that PRO 2000 Gel is ideally suited for use as a topical microbicide to prevent infection by HIV and other sexually transmitted pathogens.

In addition to its broad antiviral activity, the compound is straightforward to manufacture, highly stable, odorless and virtually colorless. PRO 2000 Gel has also been formulated for intravaginal use. Preclinical studies suggest that PRO 2000 Gel will be safe. Importantly, no PRO 2000 Gel was detected in the circulation following repeated vaginal application of the gel. In other studies, PRO 2000 Gel was shown to be non-mutagenic, non-sensitizing, and compatible with latex condoms.

Procept recently completed two Phase I clinical trials to assess the safety and tolerance of PRO 2000 Gel in healthy, female volunteers. The trials were conducted at the Institute of Tropical Medicine in Antwerp, Belgium and at St. Mary's Hospital in London, England, the latter with funding from the MRC. Preliminary results indicate that PRO 2000 Gel was safe and well tolerated, and that no PRO 2000 Gel was absorbed into the circulation. Furthermore, participants generally found the product to be aesthetically acceptable. PRO 2000 Gel was recently selected for safety testing in a human clinical trial supported by the National Institute of Allergy and Infectious Diseases, a unit of the U.S. National Institutes of Health. The U.S. Food and Drug Administration has allowed the study to proceed following review of an Investigational New Drug application filed by Procept. The trial, which will involve women in the U.S. and South Africa, is scheduled to begin in the first quarter of 1999. Additional clinical studies are being discussed with the MRC.

Procept holds two U.S. issued patents on the use of PRO 2000 Gel to prevent HIV infection. Additional U.S. and international patent applications have been filed.

Procept's intentions with respect to the further development of PRO 2000 Gel are forward looking statements, based on current management expectations. Factors that could cause such expectations to change, resulting in the delay or cancellation of the PRO 2000 Gel research program and related preclinical and clinical studies include the following: the availability of financing for Procept's continued research and development operations; technical risks associated with the development of PRO 2000 Gel; changes in regulatory requirements; anticipated market acceptance of such new drug; and competitive factors and pricing pressures.

DHODH Program: Intracellular T Cell Enzyme Inhibitors For Autoimmune Diseases

In 1997, Procept implemented a new research program that focused on an intracellular enzyme ("DHODH") that is known to be critical for the activation of the immune response, thus making it a possible target for intervention in transplantation and autoimmune disease. The potential market sizes for such indications are immense, over $1 billion in size. Procept has made significant progress and achieved a number of important milestones in this program in the past year, including the cloning and expression of the human recombinant enzyme and the identification of lead compounds with potent enzyme inhibitory properties. Initial studies indicate that several lead compounds also possess oral activity in animal models of immunosuppression. Significant progress has also been made in determining the three-dimensional structure of DHODH which would be critical in development of second generation compounds. Procept is seeking to out-license this program to a major pharmaceutical or biotechnology company. However, there can be no assurance regarding the success of such out-licensing efforts.

The Vactex Drug Development Program -- TB Vaccine

In January 1996, Procept entered into a Sponsored Research Agreement with VacTex, Inc. ("VacTex"). Under the Sponsored Research Agreement, Procept conducted specified research tasks on behalf of VacTex for which Procept received a combination of cash and equity in VacTex based on the number of full-time equivalent employees of Procept engaged in the research, but subject to maximum cash and stock limits. On December 31, 1997, Procept's investment in VacTex was accounted for under the cost method since (i) it was a restricted security, (ii) it did not have a readily determinable fair value, and (iii) Procept owned less than twenty percent of VacTex.

On April 13, 1998, VacTex was acquired by Aquila Biopharmaceuticals, Inc. ("Aquila"). Procept's investment in VacTex of 300,000 shares of common stock was converted to 113,674 shares of Aquila common stock and $128,501 principal amount of 7% debentures. As a result, Procept is accounting for its investment in Aquila under the "Statement of Financial Accounting Standards" ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities" as an available for sale security and marked it to market by recording an unrealized gain of $0.2 million as part of shareholders' equity, based on Aquila's common stock closing price on September 30, 1998.

Strategic Corporate Alliances

A combination of large pharmaceutical partners and capital markets has provided the financial support for Procept's research and development projects. Procept's goal is to share the risk of product development while maintaining the prospect of substantial rewards for its investors and partners. Procept is engaged in discussions with several pharmaceutical companies regarding potential licensing agreements for Procept's PRO 2000 Gel and DHODH programs. If agreements are successfully negotiated, Procept would expect to receive up-front fees and milestone payments in addition to royalties.

Patents And Proprietary Technology

Procept's policy is to protect its technology by, among other things, filing or causing to be filed on its behalf, patent applications for technology relating to the development of its business. Currently, Procept is awaiting action on various patent applications relating to technology or the uses or products thereof which it owns or which it has licensed.

Procept has been issued U.S. patents related to its AIDS program and to its small molecule immunosuppressive program. Procept has filed patent applications in the United States relating to (i) compounds and methods for inhibiting immune response, (ii) compounds (which include PRO 2000 Gel) and methods for inhibiting HIV infection and (iii) methods for making compounds that inhibit HIV. Corresponding foreign patent applications have been filed on certain compounds and will be filed on other compounds, as appropriate.

To protect its right to and to maintain the confidentiality of trade secrets and proprietary information, Procept requires employees, Scientific Advisory Board members, consultants, and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with Procept. These agreements prohibit the disclosure of confidential information to anyone outside the company and require disclosure and assignment to the company of ideas, development, discoveries and inventions made by employees, consultants, advisors and collaborators.

Procept's ability to compete effectively with other companies will depend, in part, on the ability of Procept to maintain the proprietary nature of its technology. Although Procept has been granted, has filed applications for and has licensed a number of patents in the United States and foreign countries, there can be no assurance as to the degree of protection offered by these patents, as to the likelihood that pending patents will be issued or as to the validity or enforceability of any issued patents.

Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with Procept's ability to make and sell its products. There can be no assurance that other third parties will not assert infringement claims against Procept or that such claims will not be successful. There can also be no assurance that competitors will not infringe Procept's patents. Further, with respect to licensed patents, which, in the case of Procept, represent a significant portion of Procept's proprietary technology, the defense and prosecution of patent suits may not be in Procept's control.

Procept also relies on unpatented proprietary technology which is significant to the development of Procept's technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to Procept's unpatented technology. If Procept is unable to maintain the proprietary nature of its technology, Procept could be adversely affected.

Government Regulation

Regulations imposed by U.S. federal, state and local authorities, as well as their counterparts in other countries, are a significant factor in the conduct of the research, development, manufacturing and marketing activities for Procept's proposed products.

Before testing of any compounds with potential therapeutic value in human test subjects may begin, stringent government requirements for pre-clinical data must be satisfied. These data, obtained both from in vivo studies and in vitro studies, are submitted in an Investigational New Drug Application or its equivalent in countries outside the U.S. where clinical studies are to be conducted. These pre-clinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial (Phase I) studies in human volunteers.

Phase I clinical studies are commonly performed in healthy human subjects or, less commonly, selected patients with the targeted disease or disorder. Their goal is to establish initial data about tolerance and safety of the drug in humans. Also, the first data regarding the absorption, distribution, metabolism and excretion of the drug in humans are established.

In Phase II human clinical studies, preliminary evidence is sought about the pharmacological effects of the drug and the desired therapeutic efficacy in limited studies with small numbers of carefully selected patients. Efforts are made to evaluate the effects of various dosages and to establish an optimal dosage level and dosage schedule. Additional safety data are also gathered from these studies.

The Phase III clinical development program consists of expanded, large-scale studies of patients with the target disease or disorder, to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen. These studies may include investigation of the effects in subpopulations of patients, such as the elderly.

At the same time that the human clinical program is being performed, additional non-clinical in vivo studies are also conducted. Expensive, long duration toxicity and carcinogenicity studies are done to demonstrate the safety of drug administration for the extended period of time required for effective therapy. Also, a variety of laboratory and initial human studies are performed to establish manufacturing methods for delivering the drug, as well as stable, effective dosage forms.

All data obtained from a comprehensive development program are submitted in a New Drug Application ("NDA") or Product License Application ("PLA") to the FDA and the corresponding agencies in other countries for review and approval. Although the FDA policy is to review priority applications within 180 days of their filing, in practice longer times may be required. The FDA also frequently requests that additional information be submitted, requiring significant additional review time. Any proposed product of Procept would likely be subject to demanding and time-consuming NDA or PLA approval procedures in virtually all countries where marketing of the products is intended. These regulations define not only the form and content of safety and efficacy data regarding the proposed product but also impose specific requirements regarding manufacture of the product, quality assurance, packaging, storage, documentation and record keeping, labeling, advertising and marketing procedures.

In addition to the regulations relating specifically to product approval, the activities of Procept, its partners and licensees are subject to laws and regulations regarding laboratory and manufacturing working conditions, handling and disposition of potentially hazardous material, and use of laboratory animals. In many markets, effective commercialization also requires inclusion of the product in national, state, provincial or institutional formularies or cost reimbursement systems.

Completing the multitude of steps necessary before marketing can begin requires the expenditure of considerable resources and can consume a long period of time. Delay or failure in obtaining the required approvals, clearances, permits or inclusions by Procept, its collaborators or its licensees would have an adverse effect on the ability of Procept to generate sales or royalty revenue. In addition, the impact of new or changed laws or regulations cannot be predicted.

Competition

The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Competitors of Procept in the United States and abroad are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Competition may increase further as a result of potential advances in the commercial application of biotechnology and greater availability of capital for investment in these fields. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of Procept, to market commercial products. There can be no assurance that Procept's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by Procept or which would render Procept's technology obsolete and noncompetitive, or that such competitors will not succeed in obtaining FDA or other regulatory approvals for products more rapidly than Procept.

Manufacturing

Procept has no manufacturing facilities and plans to rely upon outside manufacturers to produce any near term products. Procept believes that there is currently substantial capacity worldwide for the production of its anticipated products and that Procept will be able to establish manufacturing arrangements on acceptable terms.

Human Resources

As of December 1, 1998, Procept had 10 full-time employees, 3 of whom were engaged in research and development and 7 in administration and finance. Each of Procept's employees has signed an agreement which prohibits the disclosure of confidential information to anyone outside Procept and requires disclosure and assignment to Procept of ideas, developments, discoveries and inventions made by the employee.

Procept's employees are not covered by a collective bargaining agreement. Procept has never experienced employment-related work stoppage and considers its employee relations to be excellent.

                  PROCEPT MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Procept, Inc., located in Cambridge, Massachusetts, is a biopharmaceutical company currently engaged in the development of novel drugs with a focus on anti-infectives and immunosuppressants. Procept is also actively seeking the acquisition or in-license of drug development candidates that would benefit from Procept's expertise in various therapeutic areas.

PRO 2000 Gel. The lead candidate from Procept's AIDS program, PRO 2000 Gel, is a vaginal, topical microbicide providing protection against HIV infection and other sexually transmitted diseases ("STDs"). In the absence of both an effective HIV vaccine and consistent condom use, vaginal microbicides offer an alternative, female-controlled prevention technology. Estimates by the Joint United Nations Programme on HIV/AIDS and the World Health Organization indicate that 5.8 million new HIV infections occurred worldwide in 1997 alone. In addition the New York Times reported that an estimated 10-12 million new cases of STDs occur in the U.S. each year. The momentum for HIV and STD prevention will accelerate as this epidemic becomes more visible. Extensive preclinical studies have shown PRO 2000 Gel is active against HIV-1 and HIV-2. The contraceptive potential of PRO 2000 Gel also has been confirmed in a study in which PRO 2000 Gel blocked fertilization in rabbits. In human trials, 70 healthy female volunteers completed two Phase I clinical trials that showed PRO 2000 Gel to be safe and well tolerated. PRO 2000 Gel was recently selected for safety testing in a human clinical trial supported by the National Institute of Allergy and Infectious Diseases, a unit of the U.S. National Institutes of Health. The U.S. Food and Drug Administration has allowed the study to proceed following review of an Investigational New Drug application filed by Procept. The trial, which will involve women in the U.S. and South Africa, is scheduled to begin in the first quarter of 1999. Additional clinical studies are being discussed with the MRC.

DHODH. Procept is currently seeking to partner or outlicense its immunosuppressive research program. This program focuses on an intracellular T-cell enzyme ("DHODH") that is known to be critical for the activation of the immune response, which may provide target opportunities for treating immune system disorders, such as rheumatoid arthritis, and for preventing transplant rejection. Patent applications have been filed for a series of lead compounds. Procept has also made significant progress in determining the three dimensional structure of the DHODH enzyme.

New Technology Search. In addition to focusing on PRO 2000's development, Procept is proactively seeking opportunities to acquire additional novel technologies that address key healthcare needs. Procept is most interested in acquiring technologies that have reached the stage of human clinical trials and have the potential for accelerated approval. Procept's scientific and development expertise would advance the clinical development, and then bring the technology to market by partnering with a larger corporation, thereby focusing its resources on development rather than research programs.

Results of Operations

Since its inception in 1985, Procept has devoted its principal efforts to drug discovery and research. Procept has generated no revenues from product sales, has not been profitable since inception, and has incurred an accumulated deficit of $60.6 million through September 30, 1998. Procept is dependent upon research and development collaborations, equity financing and interest on invested funds to provide the working capital required to pursue its intended business activities. Losses have resulted principally from costs incurred in research and development activities related to Procept's efforts to develop drug candidates and from the associated administrative costs required to support these efforts. Procept expects to incur significant additional operating losses over the next several years due to its ongoing development efforts and expanded preclinical and clinical testings. Procept's potential for future profitability is dependent on its ability to effectively develop its current pharmaceutical compounds and in-license and develop new pharmaceutical products, as well as obtain regulatory approvals and adequate financing for such products. Future profitability will require that Procept establish agreements for product development, commercialization and sales of its products with corporate sponsors.

Three Months Ended September 30, 1998 and 1997

Procept's total revenues decreased by $0.1 million in the third quarter of 1998 from the same period in 1997, principally as a result of the expiration of the Sponsored Research Agreement with VacTex, Inc. (the "VacTex Agreement"). In the third quarter of 1998, revenues consisted of $75,000 in interest earned on invested funds. In 1997, third quarter revenues consisted of $0.1 million earned under the VacTex Agreement and $23,000 in interest earned on invested funds.

Procept's total operating expenses decreased to $0.6 million in the third quarter of 1998 from $2.1 million during the same period in 1997. Research and development expenses decreased 71% to $0.4 million in the third quarter of 1998 from $1.3 million in the third quarter of 1997. This expense decrease was due primarily to a decrease in personnel in Procept's research and development organization and their related research costs. In order to focus its limited resources on PRO 2000, in January 1998 Procept terminated work on all other research programs, except preclinical support for its DHODH program, and underwent a significant downsizing, reducing its staff to 10 people. General and administrative expenses decreased 61% to $0.2 million in the third quarter of 1998 from $0.6 million in the third quarter of 1997, reflecting a decrease in administrative personnel and continued cost control measures including subleasing activities. Interest expense, included in other expenses, decreased to $600 in the third quarter of 1998 from $11,000 in the third quarter of 1997 as a result of the scheduled completion of Procept's lease financing arrangements. Also included in other expenses in the third quarter of 1998 is a gain of $39,000 from the sale of research and development equipment. Due to the restructuring and focus on the development of PRO 2000, Procept has sold and plans to continue to sell most of its research and development equipment.

Nine Months Ended September 30, 1998 and 1997

Procept's total revenues decreased to $0.3 million in the first nine months of 1998 from $0.6 million during the same period in 1997. In the first nine months of 1998, revenues consisted of $0.1 million earned under the VacTex Agreement and $0.2 million in interest earned on invested funds. In 1997, first nine months revenues consisted of $0.4 million earned under the VacTex Agreement, $0.1 million under a grant from the National Cooperative Drug Discovery Group and $0.1 million in interest earned on invested funds.

Procept's total operating expenses decreased to $3.1 million in the first nine months of 1998 from $7.4 million during the same period in 1997. Research and development expenses decreased 67% to $1.7 million in the first nine months of 1998 from $5.2 million in the same period in 1997, due primarily to a decrease in personnel in Procept's research and development organization and their related research costs. In order to focus its limited resources on PRO 2000, in January 1998 Procept terminated work on all other research programs, except preclinical support for its DHODH program, and underwent a significant downsizing, reducing its staff to 10 people. The amount of termination benefits accrued and charged to restructuring costs in the statement of operations for the nine-month period ended September 30, 1998 was $0.2 million. Also, in the fourth quarter of 1997, Procept accrued $0.3 million in restructuring costs. The amount of termination benefits paid and charged against the 1998 and 1997 liability for the nine months ended September 30, 1998 was $0.4 million. The remaining liability of $0.1 million is expected to be utilized by March 31, 1999.

General and administrative expenses decreased 30% to $1.4 million in the nine months of 1998 from $2.0 million in the first nine months of 1997, reflecting a decrease in administrative personnel and continued cost control measures including subleasing activities. Interest expense, included in other expenses, decreased to $5,000 in the first nine months of 1998 from $39,000 in the first nine months of 1997 as a result of the scheduled completion of Procept's lease financing arrangements. Also included in other expenses in the first nine months of 1998 is a gain of $0.2 million from the sale of research and development equipment. Due to the restructuring and focus on the development of PRO 2000, Procept has sold and plans to continue to sell most of its research and development equipment.

Liquidity and Capital Resources

On September 30, 1998, Procept's aggregate cash, cash equivalents and marketable securities were $5.6 million, a net increase of $5.0 million since December 31, 1997. The increase in cash is primarily attributable to initial, interim and final closings of Procept's private placement in January, February and April of 1998, which resulted in net proceeds of $8.1 million, offset by $3.4 million used in operations principally to fund research and development activities and $0.3 million invested in property and equipment. Included in cash is $0.6 million from the sale of research and development equipment. Due to downsizing and focus on the development of PRO 2000, Procept plans to continue to sell most of its research and development equipment.

On December 10, 1998, Procept entered into an Agreement and Plan of Merger to merge with Pacific Pharmaceuticals, Inc. ("Pacific"), a public research and development company engaged in the development of cancer therapies. The Merger Agreement provides, as more fully discussed elsewhere in this Joint Proxy Statement/Prospectus, that each outstanding share of Pacific common stock will be converted into approximately 0.11 shares of Procept Common Stock (on an "as converted" basis for the Pacific preferred stock). The Merger will result in the issuance of approximately 2,755,000 shares of Procept common stock to Pacific shareholders on the closing date of the transaction. In addition, all outstanding options and warrants of Pacific will convert into Procept options and warrants based upon the above described exchange ratio. As contemplated by the transaction, (a) Procept will also assume a contractual obligation in connection with a Pacific subsidiary, B-G Development Corp. ("BGDC") which, under certain circumstances, could result in Procept's purchasing up to approximately $7.3 million (assuming the exercise of warrants resulting in $800,000 gross proceeds to Procept) of outstanding BGDC preferred stock in June 2000 with cash or shares of Procept common stock; and (b) in exchange for the waiver of certain liquidation rights, Pacific preferred shareholders will receive certain contractual rights from Procept similar to those received by investors in Procept's April 1998 private placement. The merger is subject to several conditions, including the final approval of the transaction by both companies' shareholders. The companies anticipate the transaction to close in the first calendar quarter of 1999, subject to satisfaction of all necessary conditions.

Procept expects that its current funds and interest income will be sufficient to fund Procept's operations through June 2000. Although management continues to pursue additional funding arrangements, no assurance can be given that such financing will be available to Procept. If Procept is unable to enter into an additional corporate collaboration(s) that produce revenue for Procept, or secure additional financing, Procept's financial condition will be adversely affected. If additional funds are raised by issuing equity securities, further dilution to existing shareholders will result and future investors may be granted rights superior to those of existing shareholders.

Procept's expectations regarding its rate of spending and the sufficiency of its cash resources over future periods are forward-looking statements. The rate of spending and sufficiency of such resources will be affected by numerous factors including the rate of planned and unplanned expenditures by Procept and the execution of new collaboration agreements for Procept's research and development programs. Other important factors that may affect achieving Procept's strategic goals and other forward-looking statements are set forth in Exhibit 99.1 of Procept's 1997 Annual Report on Form 10-K/A. Procept's working capital and other cash needs will depend heavily on the success of Procept's clinical trials and the rate of acquisition of new products and technologies. Success in early-stage clinical trials or acquisition of new products and technologies would lead to an increase in working capital requirements. Procept's actual cash requirements may vary materially from those now planned because of the results of research and development, clinical trials, product testing, relationships with strategic partners, acquisition of new products and technologies, changes in the focus and direction of Procept's research and development programs, competitive and technological advances, the process of obtaining United States Food and Drug Administration or other regulatory approvals and other factors.

New Accounting Standards

In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement specifies new guidelines for determining a company's operating segments and related requirements for disclosure. SFAS 131 will become effective for fiscal years beginning after December 15, 1997. Procept does not believe that the adoption will have a material effect.

In February 1998, the Financial Accounting Standards Board issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for periods beginning after December 15, 1997, but excludes interim periods during 1998. The statement standardizes employers' disclosure requirements about pension and other postretirement benefit plans by requiring additional information on changes in the benefit obligations and fair values of the plan assets and eliminating certain disclosures that are no longer useful. It does not change the measurement or recognition of those plans. Procept does not believe that the adoption will have a material effect.

In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is permitted. The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. Procept does not believe that the adoption will have a material effect.

In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Accounting for the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires all costs of start-up activities (as defined by SOP 98-5) to be expensed as incurred. This statement has no impact on Procept.

Year 2000

Procept has completed its assessment of the potential impact of the year 2000 on its information technology and non-information technology systems. The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Procept's programs or systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in a miscalculation or system failures. Based on Procept's assessment, there is no year 2000 impact on Procept's information technology systems. Operating systems and applications used by Procept are year 2000 compliant. At this time, Procept is not aware of any year 2000 issues relating to its third party vendors. Procept has replaced several non-information technology systems and believes that it is now year 2000 compliant. The cost of year 2000 compliant non-technology information systems was approximately $8,000. Procept's most critical uncertainty relates to its third parties' information technology systems not being year 2000 compliant. This may result in inaccurate information from banks, government agencies, contracted research organizations, vendors, etc. Procept believes it has in place an adequate internal control structure to handle these issues if they were to occur.

                    BUSINESS OF PACIFIC PHARMACEUTICALS, INC.

Summary

Pacific Pharmaceuticals, Inc. and its subsidiaries, a development stage enterprise, is engaged primarily in the development and commercialization of medical products based on biotechnological research regarding the treatment and detection of cancer and other diseases.

O(6) Benzylguanine

During the fiscal year ended March 31, 1998, Pacific acquired a worldwide exclusive license for O(6) Benzylguanine ("BG"), a series of related compounds and a gene therapy which Pacific believes to enhance the effectiveness of a class of currently used chemotherapeutic agents ("O(6) alkylators"). These technologies are licensed to Pacific from Pennsylvania State University, the National Institutes of Health ("NIH"), the University of Chicago, and Case Western Reserve University (collectively, the "Co-Owners"). Pacific, in turn, assigned the license to its subsidiary, B-G Development Corp. ("BGDC"). See--"B-G Development Corp.; Proprietary Rights; Research and Development."

BG and related compounds are small molecules for intravenous administration in the treatment of cancer. Pacific believes BG to be capable of destroying the resistance of cancer cells to a class of chemotherapeutic agents, O(6)-alkylating agents, which include carmustine ("BCNU"), lomustine ("CCNU"), dacarbazine ("DTIC"), streptozotocin, procarbazine, fomustine, and temozolomide. Pacific believes that the effectiveness of alkylating chemotherapeutic agents against various tumors such as brain, prostate, colon cancers, melanoma and lymphoma is limited due to the ability of tumor cells to repair the DNA damage caused by the alkylating agents, because the DNA repair protein, AGT ("O(6)-alkylguanine-DNA alkyltransferase"), protects tumor cells by repairing the tumor cell DNA. Pacific believes that BG inactivates the AGT protein in a variety of cancers thereby overcoming resistance to the O(6)-alkylating agents.

A Phase I clinical trial of BG has been completed at Duke University Medical Center, and three other Phase I trials are currently being conducted at the University of Chicago, Case Western Reserve University, and Duke University Medical Center, respectively. A study in brain cancer patients has established the dose of BG at which the levels of tumor AGT protein are depleted by more than 90%. The other studies are currently examining the safety of a combination of BG and BCNU in a variety of tumors. Pacific plans to initiate a Phase II clinical trial with a combination of BG and BCNU initially in brain cancer. Pacific intends to pursue clinical trials with BG in melanoma, lymphoma and colon cancer and to pursue the use of BG in combination with alkylating agents in cancer patients undergoing bone marrow transplantation.

O(6)-Alkylating Chemotherapeutic Agents. The treatments for most cancers include surgery, chemotherapy and/or radiation therapy. O(6)-alkylators are chemotherapeutic agents that are primarily used to treat brain cancer, melanoma, lymphoma and certain gastrointestinal cancers. BCNU and DTIC remain important in the chemotherapeutic treatment of brain cancer and advanced melanoma. Procarbazine has become an important agent in the treatment of Hodgkin's disease and brain tumors. Temozolomide has shown potential for the treatment of lymphomas, melanoma and brain tumors. In general, although there is a small percentage of patients who have achieved long-term remission, the O(6)-alkylators are generally not considered curative. The critical factor contributing to the poor prognosis is the resistance of cancers to the chemotherapeutic agents.

Potential Role Of BG In Abrogating Cancer Drug Resistance. Tumor cells display a variety of mechanisms of resistance to many drugs. Alkylating agents act by causing damage to the DNA by binding to the O(6)-position of guanine on the DNA strand. AGT is believed to play a significant role in cancer resistance to the O(6)-alkylators by removing this chemical bond. A published study in 226 patients with brain cancer (high-grade astrocytoma) receiving BCNU therapy showed that the patients with low levels of AGT responded better to treatment and had increased survival relative to patients with high levels of AGT. Conversely, the patients with high levels of tumor AGT protein had poor disease prognosis. Since it appears that BG temporarily destroys AGT, Pacific believes that BG may reduce the resistance that is commonly observed in cancer cells following treatment with O(6)-alkylating agents.

O(6)-alkylating agents such as BCNU and CCNU are believed to cause a number of different damages to the tumor DNA, including an interstrand cross-link between guanine and cytosine (building blocks of DNA) on the opposite strand. Pacific believes that there is a strong correlation between the number of strand cross-links and tumor cells killed. AGT protein protects tumor cells from damage by removing the damage from the O(6)-position of guanine. Pacific believes that there are no other proteins involved in the repair process, and that the AGT protein is inactivated in the repair process. Pacific believes that BG binds to the AGT protein, thereby blocking the tumor DNA repair and believes that inactivation of the AGT protein in a variety of human tumors by non-toxic doses of BG could render these tumors more sensitive to the cytotoxic effects of O(6)-alkylating agents.

Efficacy Of BG In Animal Studies. Results of in vitro testing have led to an evaluation of O(6)-alkylating agents in animal tumor models. Upon administration of BG to mice carrying two different human brain tumors prior to the administration of BCNU, 80% and 100% tumor regression was observed compared to 0% and 10% suppression in animals treated with BCNU alone. Combinations of BG and BCNU were also found to be effective in mice bearing human colon cancers, showing 96% tumor regression compared to 35% tumor regression with BCNU alone. Growth inhibition was also observed in a rat prostate model after treatment with BG and BCNU, which inhibition was not observed in animals treated with BCNU alone.

Human Clinical Trials With BG. To date BG has been entered into four different Phase I dose escalation clinical trials. Pacific believes that a completed clinical study at the Duke University Medical Center has shown that BG, injected intravenously, crosses the blood-brain barrier and effectively blocks the activity of human brain tumor AGT protein. Pacific believes that the study at Duke University Medical Center has demonstrated BG to be nontoxic when administered alone, and to be effective in inhibiting over 90% of AGT activity in brain cancer specimens surgically removed from patients 18 hours after the intravenous administration of BG. Clinical studies at the University of Chicago, Case Western Reserve University, and Duke University Medical Center are examining the use of BG in combination with BCNU in brain, colon and renal cancer. In these studies, BG is administered over a one-hour period by intravenous infusion, followed by an infusion of BCNU one hour after completion of the BG infusion. At the conclusion of these Phase I clinical studies, Pacific anticipates entering a Phase II efficacy study for BG in brain cancer, followed by studies in other cancers. Pacific plans to pursue the use of BG in combination with the alkylating agents in cancer patients undergoing bone marrow transplantation.

Gene Therapy. Standard therapy with O(6)-alkylating chemotherapeutic agents commonly results in bone marrow suppression. Through the BG license, Pacific has also acquired a proprietary gene therapy that may result in the production of an altered AGT protein in bone marrow cells. A gene for an altered AGT protein is introduced to the bone marrow hematopoietic stem cells in vitro, followed by the introduction of the modified stem cells to the host. Pacific believes that the concomitant use of an O(6)-alkylating agent plus BG in the presence of the altered AGT protein may result in reduced resistance of the cancer cells with less toxicity to the bone marrow.

Related Technologies. In addition to BG, a considerable number of additional compounds have been tested for AGT protein inactivation. Pacific believes that a number of next generation compounds have been found to be effective in inhibiting the activity of tumor AGT protein. Pacific also believes that it has a proprietary interest in these compounds. Pacific believes that it is possible that these compounds will offer complementary properties to that of BG in further abrogation of cancer resistance to O(6)-alkylating agents.

Patents And Proprietary Technologies. Four patents including the composition of matter and use for BG and related compounds have been issued. Four additional applications provide protection for the next generation compounds. A patent application currently under prosecution is intended to provide protection for the use of gene therapy to introduce AGT mutant into the stem cells.

B-G Development Corp.; Proprietary Rights; Research And Development

Pacific and Pennsylvania State University (the "Licensor") entered into an exclusive, worldwide, royalty bearing license agreement (the "BG License") with the right to grant sublicenses to certain patents and patent applications relating to the manufacture and use of proposed products incorporating BG. Pacific, in turn, assigned the BG License to BGDC, then a wholly owned subsidiary of Pacific, pursuant to an Assignment and Assumption Agreement dated April 20, 1998 (the "Assignment"). In accordance with the Assignment, BGDC has assumed the obligations of Pacific under the BG License, including royalty and other payments more fully described below, provided that Pacific guarantees such payments.

During the six months ended September 30, 1998, Pacific entered into a placement agency agreement with Paramount Capital, Inc. ("Paramount"). Under the terms of the agreement, Paramount was to use its best efforts to sell up to 60 Units (with an overallotment option for an additional 40 Units) for $100,000 each, which consist of 50,000 shares of Series A Convertible Preferred Stock ("BGDC Units"), valued at $2.00 per share of BG Development Corp. ("BGDC"). The BGDC Units are redeemable in cash by BGDC and the BGDC Units may be exchanged for cash or common stock of Pacific under the circumstances described in the subscription agreement between Pacific and shareholders of BGDC. Pursuant to the subscription agreement, seventy-five percent of the net proceeds are allocated to BGDC for development costs associated with O6 Benzylguanine technology. Twenty-five percent of the net proceeds of the BGDC private placement went to Pacific to be used for general purposes.

The BGDC Units accrue dividends as follows:

                   Dividend Date                       Dividend Amount
                   -------------                       ---------------
           Upon final closing                       $1.99 per share
           30-36 Months after closing               $0.82 per share
           36-42 months after closing               $0.82 per share
           42-48 months after closing               $1.16 per share
           48-60 months after closing               $1.16 per share
           After 60 months                          Compounded rate of 35%


On June 22, 1998, Pacific completed a closing on 29.35 BGDC Units of the private placement for gross proceeds of $2,900,000 (net proceeds of $2,455,000). Paramount, who is affiliated with certain significant shareholders of Pacific, received an aggregate dollar commission of $264,000 and a non-accountable expense allowance of $117,000 as compensation for the BGDC private placement. Additionally, Paramount received warrants to purchase 10% of the number of BGDC Units issued in private placement at $110,000 per unit. BGDC and Paramount also entered into a 24 month Financial Advisory Services Agreement in which BGDC will pay Paramount $3,000 per month for such services plus warrants ("Advisory Warrants") to purchase 15% of the number of BGDC Units issued in the private placement at $110,000 per Unit. Pacific valued the Advisory Warrants at $88,000 and is amortizing these advisory services over a 24 month period ending in June 2000.

Subsequent to the closing of the private placement, BGDC Preferred Stockholders own 16.4% of voting rights in BGDC. This minority interest, as reflected in the Consolidated Balance Sheet as of September 30, 1998, includes the initial net proceeds to BGDC of $1,886,000, plus the initial dividend of $2,920,000, or $1.99 per preferred share outstanding, paid in capital associated with the amortization of the Advisory Warrants and 16.4% of BGDC's operating loss through September 30, 1998.

BGDC and Pacific have entered into a one-year renewable Corporate Services and Management Agreement pursuant to which Pacific will provide financial/accounting, administrative, advisory, and managerial support to BGDC. For such services, Pacific will receive from BGDC a management fee equal to $500,000 per year, payable in equal monthly installments. Pacific does not expect any further closings to occur for the private placement.

In September 1998, Pacific paid to the Licensor $150,000 as an up-front licensing fee. Pacific has also agreed to pay to the Licensor a percentage of sales of Licensed Products as well as certain performance-based milestones. In accordance with the terms of such sales, Pacific has agreed to pay to the Licensor a non-refundable minimum annual royalty (the "Minimum Annual Royalty") equal to $75,000 per year creditable against future milestone payments and third party payments, subject to certain deferrals. Pacific may fulfill up to 75% of its payment obligations resulting from Minimum Annual Royalties or performance milestones through the issuance of a number of shares of Pacific's Common Stock equal to the cash value of such payments. Pacific is obligated to reimburse the Licensor approximately $200,000 for prior patent costs by March 17, 1999. In accordance with the Assignment, BGDC has agreed to assume the above described obligations of Pacific. To the extent that Pacific satisfies any of the obligations through the issuance of shares of its Common Stock, BGDC has agreed to reimburse Pacific for fair market value of Pacific's Common Stock.

Pacific entered into a Cooperative Research and Development Agreement ("CRADA"). Pursuant to the CRADA the N.I.H. will, among other things, make available to the Company (a) all N.I.H. clinical data relating to any potential products incorporating BG ("Licensed Products") developed or generated by the N.I.H. prior to the date of the CRADA and (b) all subsequent data developed under such CRADA. Pacific is required to pay the N.I.H. $125,000 per year for five years, payable in quarterly installments.

Photodynamic Therapy - Binary Therapeutics, Inc.

On December __, 1998, pursuant to the terms of the Agreement and Plan of Merger by and among Pacific, Binary Therapeutics, Inc. ("BTI"), and XYZ Acquisition Corp. (the "BTI Merger Agreement"), Pacific exercised its option to acquire BTI by providing the closing notice in accordance with the BTI Merger Agreement. Effective January __, 1999, BTI merged with and into XYZ Acquisition Corp., a wholly-owned subsidiary of Pacific; and Pacific issued ______ shares of Pacific Common Stock to the former BTI shareholders.

Photodynamic Therapy Overview. Photodynamic Therapy ("PDT") is an emerging mode of treatment for cancer which uses the combination of light-activated drugs and nonthermal light to achieve selective, photochemical destruction of cancer cells with minimal effect on surrounding normal tissues. PDT typically has two primary components:

     1. Drug Administration: A light-absorbing dye or other "photosensitizing drug" is injected into the patient. (PDT drugs are designed to be "selective," i.e., taken up and retained in cancerous cells while, conversely, quickly clearing from normal cells.

     2. Illumination With Light: After administration of the PDT drug, a laser or other source is used to illuminate the area of treatment with light at the specific wavelength required for absorption by the drug. The light is non-thermal and, similar to the drug, has no therapeutic effect by itself.

          The absorption of light energy by the drug generates biochemical reactions which destroy the cancer cells; the reaction is highly controlled and will end upon cessation of the light energy.

The potential advantages of PDT in the treatment of cancer are expected to be as follows:

          o Selectivity: Selective to cancer cells with minimal effect on normal healthy tissue, a significant benefit over chemotherapy and radiation treatment.

          o More Extensive Eradication: Facilitates the treatment of not only the larger, easily identifiable tumors but also other cancerous cells which are in the field of illumination.

          o Controllable: The photosensitizing drugs are inactive until excited by light within their specific absorption band. Photodynamic activity begins only when the drug-saturated cells are exposed to light and ends when the light is terminated.

Among the clinical applications expected for PDT is as an adjunct to surgery; PDT has the potential of increasing the effectiveness of surgery by destroying cancerous cells missed by surgery. In other instances, PDT might serve as an alternative to surgery. PDT may represent a less invasive technique for primary removal of a tumor where surgery is not indicated (for example, inoperable tumors located close to nerves, major blood vessels or other critical tissue). PDT may be integrated with the patient's total treatment regimen, used in combination with or as an alternative to traditional treatment to palliate more advanced disease. Pacific expects that the applications will develop as PDT becomes more proven and the range of clinical utility is demonstrated.

A limited number of drug compounds and systems have been approved by the applicable regulatory agencies both in the United States and internationally. PDT products or systems currently approved for use, however, are limited to treatment of superficial or surface tumors due to inherent limitations in the technologies.

Boronated Protoporphyrin Compound ("BOPP") For Treatment Of Brain And Other Cancers. BOPP is currently undergoing a Phase I human clinical trial as a photosensitizing drug for PDT treatment of brain cancer under a company-directed Investigational New Drug ("IND"). Pacific believes, based upon the results of preclinical studies, that BOPP may be useful as a photosensitizing drug for PDT treatment of other tumors. BOPP is also suitable for use in another form of cancer treatment, Boron Neutron Capture Therapy, in which a neutron radiation beam is used instead of light as the activating energy source. However, in this case, the neutron beam causes the disintegration of the boron atoms within BOPP and the release of alpha particles which are lethal to the cancer cells.

Patents. Patents encompassing the BOPP technology have been issued to the Regents of the University of California in the United States, Australia, Ireland and South Africa. Patent applications are pending in Canada, the European Patent Organization, Japan, Norway and Israel. Rights related to the above patents were licensed to BTI under an exclusive license agreement dated July 1, 1992, as amended August 29, 1995, pursuant to which BTI is obligated to make certain payments.

Preclinical Testing Of BOPP. Preclinical testing of BOPP in the United States and Australia, including testing of the compound with various animal models, has indicated that BOPP has the following advantages over certain existing PDT agents (including hematoporphyrin derivative, or "HpD") in the treatment of certain cancers:

          o Selective (as much as 200 in tumors to 1 in healthy tissue) retention of BOPP in brain tumor models, compared to a 30 to 1 or less for existing known compounds.

          o Intracellular localization in mitochondria (the energy center of the cell) for more efficient tumor cell killing.

          o   Highly water soluble and stable under physiological conditions.

BOPP is selectively taken up in rapidly growing tissues and may find applications in many hyperproliferative disorders, such as vascular and coronary restenosis following angioplasty or bypass surgery, psoriasis and rheumatoid arthritis. PDT therapy is being studied in academic centers for conditions as diverse as acute macular degeneration of the retina, removing microbial contaminants from blood and cleansing bone marrow of leukemic cells.

Human Clinical Studies. BTI and Pacific filed an IND application with the FDA in March 1998. Human clinical trials began in May 1998 and BTI and Pacific have agreed to target brain cancer for the initial human clinical studies, which is being conducted at the Royal Melbourne Hospital in Melbourne, Australia, in part because one of the world's experts in PTD for the treatment of brain cancer will oversee the clinical trials.

Cancer Immunotherapy

Cancer Immunotherapy Overview. Pacific's proprietary cancer immunotherapy treatment is in preparation for human clinical trials and may initially target breast cancer. Cancer immunotherapy treatment consists of the co-injection of an infrared absorbing dye (photosensitizing drug) and an immunoadjuvant directly into a tumor followed by illumination with an infrared laser. Pacific believes that the potential of cancer immunotherapy therapy to destroy metastatic tumors offers an improved methodology for treatment of cancers such as breast, lung and prostate, particularly when in the more advanced stages. Cancer immunotherapy therapy is intended to produce tumor tissue destruction in the primary area of treatment. An important distinction of cancer immunotherapy treatment, however, is that this therapy is also intended to trigger an immune reaction in the patient to complete the destruction of the primary tumor and to also concomitantly destroy any metastases.

Many experts believe that long-term control or elimination of cancer requires the utilization of the patient's own immune surveillance and defense systems. An optimal cancer treatment would be one that fully restores and stimulates the body's normal immunobiological responses against the growth of malignant cells. For reasons not completely understood, the body's immune response in cancer patients is not fully stimulated or developed to the extent necessary to halt the proliferation of malignant cells. Attempts have been made using stimulants (immunoadjuvants) to activate the immune system. However, the use of a nonspecific immunoadjuvant may only

"activate" the body's immune system without specifically targeting the cancer cells. Immunotherapy using an immunoadjuvant alone appears to achieve only limited success in the treatment of cancer.

Preclinical Studies Of Cancer Immunotherapy Treatment. Preclinical studies of cancer immunotherapy treatment conducted with animals indicate that the therapy induces a specific immune response which appears to destroy primary and metastatic tumors, and may provide longer-term protection against recurrence of the cancer. As indicated above, cancer immunotherapy treatment is initiated with the injection of a combination of an infrared absorbing dye and an immuno-adjuvant directly into a tumor. The light absorbed by the dye raises the temperature within the tumor and produces photothermal destruction of tumor tissue. This photothermal destruction is only the precursor of what is believed to be the more significant component of cancer immunotherapy therapy, the immune response.

The hypothesis of Pacific's scientific collaborators is that this response proceeds as follows: The immuno-adjuvant stimulates an immune response directed against the specific antigen unmasked by the photothermal treatment of the tumor, resulting in an immunological attack against the tumor cell population. Even more significantly, a systemic immune response can also stimulated, which may destroy tumors distant from the site of treatment, namely metastases. The immune response appears to provide long-term immunity toward the cancer and the prospect for a "true cure."

Preclinical testing of cancer immunotherapy therapy has included treatment of rats inflicted with a sub-surface chemically-induced breast cancer tumor. The breast cancer model tested, the DMBA-4 cell line, is an extremely challenging model which is characterized by rapid proliferation of the primary tumor and the formation of metastatic tumors throughout the body. Of the untreated rats, 99% die within 30 days of tumor implantation. The model has proven to be unresponsive to traditional treatments including surgery, chemotherapy, radiation and laser therapy.

With the application of what the principal researchers currently believe to be optimal dosing, cancer immunotherapy treatment has generated success (measured by both tumor eradication and long-term survival) in a proportion of the animals treated. Importantly, tumor eradication appeared to be achieved for both the primary tumor treated, and possibly the metastases which were not directly subject to the injection treatment. This supports the hypotheses that the regression of the metastases has been caused by stimulation of an immune response. Upon rechallenge (reintroduction of tumor cells to the animals subsequent to the original tumor eradication) the "second generation" tumors are also eradicated, indicating the existence of longer-term immunity against cancer.

Human Clinical Studies. Pacific has targeted breast cancer for the initial human clinical studies, in part, because of the preclinical success achieved with breast cancer studies in animals. Pacific's current plan is to commence a Phase 1 clinical study of breast cancer patients who have been nonresponsive to other treatment methodologies.

Exclusive License To Cancer Immunotherapy From Wound Healing Of Oklahoma ("WHO"). Pacific obtained an exclusive worldwide license to the cancer immunotherapy technology in May 1996 under an agreement with WHO, a privately held company. The agreement calls for Pacific to pay WHO royalties based on sales of products incorporating the cancer immunotherapy technology, including a minimum royalty of $50,000 per year. Pacific has also entered into a research agreement (see "Product Development Strategy") with WHO under which the principal developers of the cancer immunotherapy technology are assisting with the preparation of the IND application to the FDA and performing additional studies to investigate the mechanism of action of cancer immunotherapy.

Patents. WHO was assigned the rights by the holders thereof to patent applications encompassing the cancer immunotherapy technology in the United States and the countries covered by the Patent Cooperative Treaty ("PCT") by the holders.

AST Technology - Periodontal Tissue Monitor (PTM)

The Company holds the rights to a proprietary Periodontal Tissue Monitor ("PTM"). PTM is an eye-readable, chairside disposable test designed for use within the dental office to assist practitioners (dentists and periodontists) in the diagnosis of periodontitis and in the monitoring of the effectiveness of their efforts to treat the disease. The PTM works by identifying the enzyme aspartate aminotransferase ("AST") which is found in crevicular fluid when cells die.

In June 1997, the Company received approval from the FDA to begin commercial sales and distribution in the United States of the PTM product. The Company also has two distribution agreements with Steri-Oss, Inc. for the exclusive distribution of PTM worldwide, except in Japan. To date, there have been no significant sales under the distributions agreements with Steri-Oss. The Company also has an agreement with Shofu, Inc. covering distribution of the PTM in Japan. The product is currently undergoing clinical trials in Japan and is in the regulatory approval process.

Product Development Strategy

Pacific conducts its research and other product development efforts through a combination of internal and collaborative programs. Pacific currently does and will rely upon research arrangements with universities, contract research organizations, and similar institutions and persons for a significant portion of its product development efforts, particularly for preclinical work being for all of it's products under development. Pacific expects to increase its internal product development resources in the BG, cancer immunotherapy and PDT areas, reflecting Pacific's refocus toward the development and commercialization of medical products based on biopharmaceutical research regarding the treatment of cancer. Product development efforts related to the PTM have previously been conducted primarily by Pacific's internal personnel. No further product development work is underway for PTM. Pacific incurred product development costs of $2,196,000, $2,566,000 and $1,854,000 in the years ended March 31, 1998, 1997 and 1996, respectively. BTI relies almost exclusively on such collaborative research arrangements for its PDT product development efforts. Pacific has relied upon licensing and other transactions to gain access to proprietary technologies. See - "Cancer Immunotherapy", "Photodynamic Therapy (PDT)-Binary Therapeutics, Inc.--.," and "AST Technology - Periodontal Tissue Monitor"("PTM").

Patents And Proprietary Rights

Pacific believes that patents and other proprietary rights are important to its business. Pacific's policy is to file patent applications to protect technology, inventions and improvements to its inventions that are considered important to the development of its business. Pacific also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position.

To date, Pacific has received a number of patents, and filed a number of other patent applications, relating to Pacific's technologies in the United States and internationally. Pacific has also benefited from such issuances or filings of others as a licensee.

The patent positions of biotechnology firms and other high-tech firms, including Pacific, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, Pacific does not know whether any patent applications will result in the issuance of patents. Additionally, Pacific does not know whether its existing patents (and any patents related to its patent applications which subsequently may be issued) will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until foreign counterparts, if any, publish or issue patents and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, Pacific cannot be certain that it or any licenser was the first creator of inventions covered by existing patents or pending patent applications or that it or such licenser was the first to file patent applications for such inventions. Moreover, Pacific might have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of inventions, which could result in substantial cost to Pacific, even if the eventual outcome were favorable to Pacific. There can be no assurance that Pacific's current patents, or patents relating to its patent applications, if issued, would be held valid by a court or that a competitor's technology or product would be found to infringe such patents.

A number of biotechnology and high-tech companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to Pacific's business. Some of these technologies, applications or patents may conflict with Pacific's technologies, patents or patent applications. Such conflict could limit the scope of the patents (if any) that Pacific has or may be able to obtain or result in the denial of Pacific's patent applications. In addition, if patents that cover Pacific's activities are issued to other companies, there can be no assurance that Pacific would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology.

Pacific also relies upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Pacific's trade secrets or disclose such technology or that Pacific can meaningfully protect its trade secrets.

It is Pacific's policy to require its employees, consultants, and other parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or a collaboration with Pacific. These agreements provide that all confidential information developed or made known during the course of the relationship with Pacific is to be kept confidential and not disclosed to third parities except in specific circumstances. In the case of employees, the agreements provide that all inventions resulting from work performed for Pacific, utilizing property of Pacific or relating to Pacific's business and conceived or completed by the individual during employment shall be the exclusive property of Pacific to the extent permitted by applicable law. There can be no assurance, however, that these agreements will provide meaningful protection of Pacific's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

Manufacturing And Marketing

Pacific engages primarily in the development of biotechnological products, and intends, through marketing agreements, sublicenses or other means, to rely upon relationships with domestic and/or international companies for the marketing of such products. Pacific has relied upon contract manufacturers for its products under development and for its limited commercial production requirements to date, although Pacific has retained certain quality control and managerial responsibility. Pacific may elect to internalize more of the manufacturing and marketing responsibilities at such time as such a strategy is determined to be economically advantageous and as its financial resources and personnel permit such efforts. The commercial success of some of Pacific's products (if successfully developed) may, to a large extent, depend upon the manufacturing and marketing efforts of others.

Government Regulation And Government Approvals

The manufacturing and marketing of Pacific's medical products are subject to regulation for safety and efficacy by governmental authorities in the United States and other countries. In the United States, pharmaceuticals are subject to rigorous FDA regulation. The Federal Food, Drug and Cosmetic Act and the Public Health Service Act govern the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of Pacific's medical products. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

The steps required before a pharmaceutical agent, such as the proposed cancer immunotherapy or PDT products, may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an IND, which must become effective before human clinical trials may commence,
(iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug, (iv) the submission of the New Drug Application ("NDA") to the FDA, and (v) the FDA approval of the NDA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each product, each domestic drug manufacturing establishment must be registered with the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with current Good Manufacturing Practices ("GMP") for drugs. To supply products for use in the United States, foreign manufacturing establishments must comply with GMP and are subject to periodic inspection by the FDA or by regulatory authorities in such countries under reciprocal agreements with the FDA.

Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the safety and efficacy of the product and its formulation. The results of the preclinical tests are submitted to the FDA as part of an IND, and unless the FDA objects, the IND will become effective 30 days following its receipt by the FDA.

Clinical trials involve the administration of the pharmaceutical product to healthy volunteers or to patients identified as having the condition for which the pharmaceutical is being tested. The pharmaceutical is administered under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with protocols previously submitted to the FDA as part of the IND that detail the objectives of the study, the parameters used to monitor safety and the efficacy criteria evaluated. Each clinical study is conducted under the auspices of the independent Institutional Review Board ("IRB") at the institution at which the study is conducted. The IRB considers, among other things, ethical factors, the safety of the human subjects and the possible liability for the institution.

Clinical trials are typically in three sequential phases that may overlap. In Phase I, the initial introduction of the pharmaceutical into healthy human volunteers, the emphasis is on testing for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and clinical pharmacology. Phase II involves studies in a limited patient population to determine the efficacy of the pharmaceutical for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. Once a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate clinical efficacy further and to further test for safety within an expanded patient population at multiple clinical study sites. The FDA reviews both the clinical plans and the results of the trials and may discontinue the trials at any time if there are significant safety issues.

The results of the preclinical and clinical trials are submitted to the FDA in the form of an NDA for marketing approval. The testing and approval process is likely to require substantial time, effort and cost and there can be no assurance that any approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review process and may delay marketing approval. After FDA approval for the initial indications, further clinical trials would be necessary to gain approval for the use of the product for any additional indications. The FDA may also require post-marketing testing to monitor for adverse effects, which can involve significant expense.

Pacific's Periodontal Tissue Monitor is categorized as a medical device under the FDA regulations and therefore a Premarket Approval application was filed and approved by the FDA. See - PTM Patents and Regulatory Approval - for a description of the status of the FDA approval relating to the PTM.

For both currently marketed and future products, failure to comply with applicable regulatory requirements after obtaining regulatory approval can, among other things, result in the suspension of regulatory approval, as well as possible civil and criminal sanctions. In addition, changes in regulations could have a material adverse effect on Pacific.

Competition

The cancer immunotherapy and PDT drugs and systems which Pacific is developing will be competing with existing therapies. In addition, a number of companies are pursuing the development of novel pharmaceuticals which target the same diseases that Pacific is targeting. A number of pharmaceutical and biotechnology companies, academic institutions, government agencies, and other public and private organizations conducting research are pursuing PDT-related approaches to cancer therapy. A number of such organizations are also developing potentially competitive products for diagnosing periodontal disease. Furthermore, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competing products or technologies and may establish collaborative arrangements with competitors of Pacific.

Many of Pacific's existing or potential competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than Pacific and may be better equipped to develop, manufacture and market products. In addition, many of these companies have extensive experience in preclinical testing and human clinical trials. These companies may develop and introduce products and processes competitive with or superior to those of Pacific. The development by others of new treatment methods for those indications for which Pacific is developing products could render these products noncompetitive or obsolete.

Pacific's products under development are expected to address a broad range of markets. Pacific's competition will be determined in part by the potential indications for which Pacific's products are developed and ultimately approved by regulatory authorities. For certain of Pacific's potential products, an important factor in competition may be the timing of market introduction of Pacific's or competitors' products. Accordingly, the relative speed at which Pacific or its existing or its future corporate partners can develop products, complete the clinical trials and regulatory approval processes, and supply commercial quantities of the products to the market are expected to be important competitive factors. Pacific expects that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price and patent position.

Pacific's competitive position also depends upon its ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

Research And Development

Pacific incurred product development costs of $2,196,000, $2,566,000 and $1,854,000 in the fiscal years ended March 31, 1998, 1997 and 1996, and $980,000 for the six months ended September 30, 1998, for work on all products under development.

Compliance With Environmental Laws

Pacific believes that it is in compliance with all federal, state and local environmental laws and regulations. To the extent that Pacific's management can determine, there are no federal, state of local provisions regulating the discharge of materials into the environment or otherwise relating to the protection of the environment, with which compliance by Pacific has had or is expected to have a material effect upon the capital expenditures, earnings or competitive position of Pacific.

Personnel

As of November 30, 1998, Pacific had 7 full-time employees, none of whom were covered by a collective bargaining agreement.

Year 2000 Compliance

Pacific recognizes the need to ensure its operations will not be adversely impacted by the inability of Pacific's systems to process data having dates on or after January 1, 2000 ("Year 2000"). Processing errors due to software failure arising from calculations using the Year 2000 date are recognized as a risk. Pacific is currently assessing the risk, with respect to the availability and integrity of its financial systems and the reliability of its operating systems, and is in the process of communicating with suppliers, customers, financial institutions and others with whom it conducts business to assess whether they are or will be Year 2000 compliant.

Pacific's information technology systems consist of a series of personal computers which process data using purchased software programs produced and maintained by large software vendors. All of the software presently installed on Pacific's systems is Year 2000 compliant.

Pacific has contacted all of its vendors to determine each vendor's compliance with Year 2000 issues. As of September 30, 1998, 60% of all of Pacific's vendors have responded that they are now Year 2000 compliant. Pacific is continuing to determine the Year 2000 compliance status of the remaining vendors. Pacific hopes to have responses from all vendors and institutions with whom it does business by December 31, 1998. Pacific's critical suppliers and financial institutions are large organizations, and Pacific believes all are now or will be Year 2000 compliant by December 31, 1999.

Pacific believes its exposure to any material Year 2000 problems is relatively small because its financial and operating systems have been produced and maintained by large software vendors which are Year 2000 compliant and Pacific relies on very large Year 2000 compliant vendors for its critical services. However, there can be no assurance that Pacific's systems or systems of other companies on which Pacific's operations rely will be converted on a timely basis and will not have a material effect on Pacific.

The cost of Pacific's Year 2000 initiatives has not been or is not expected to be material to Pacific's results of operations or financial position.

                  PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results Of Operations

Quarter Ended September 30, 1998 Compared To September 30, 1997

Total revenues aggregated $57,000 for the quarter ended September 30, 1998, an $8,000 increase from revenues of $65,000 recorded during the same period of the prior year. Current and prior year quarter revenues relate primarily to interest income generated on Pacific's cash balances.

Cost of product sales in the current quarter were $8,000 or a $14,000 decrease from the same quarter in the prior year. The current year cost of product sales are fixed costs which relate to Pacific's Periodontal Tissue Monitor ("PTM") product, even though Pacific had no sales of the PTM product in the current quarter. During the same quarter of the prior year, Pacific completed product validation studies required by the FDA and began producing PTM kits in anticipation of the U. S. product launch in October 1997. Currently, Pacific is not pursuing further development of its PTM product.

Product development costs totaled $595,000 for the current quarter, a decrease of $66,000 or 10% over the prior year second quarter costs of $661,000. The decrease relates to the following areas: (i) decrease of $337,000 in funding of product development expenses in accordance with the Agreement and Plan of Merger with BTI, the holder of certain technologies in the PDT area for the treatment of cancer; (ii) a decrease of $72,000 in expenses related to Cancer Immunotherapy technology; (iii) a decrease of $53,000 in expenses related PTM product development; (iv) an increase of $408,000 in expenses related to the development of Pacific's BG technology acquired in March 1998 and (v) a decrease of $5,000 in general product development expenses.

General and administrative expenses for the current quarter were $376,000, a decrease of $287,000 from the same period of the prior year. In the prior year, Pacific incurred significant legal and accounting fees related to the registration of the securities sold in the recent private placement and began the recognition of an 18 month financial advisory agreement in which Pacific has granted a preferred stock purchase option in exchange for such services. Also during the same quarter, Pacific also incurred $181,000 of relocation expenses in connection with the relocation of its Chairman, President and Chief Executive Officer from New Jersey to California. There were no such expenses incurred during the same quarter of the current year.

Business development costs for the current quarter totaled $5,000, a decrease of $44,000, from the same quarter of the prior year. Expenses decreased as Pacific spent less time and resources in developing corporate partnerships for its various products compared to the prior year.

Net loss for the quarter ended September 30, 1998 totaled $847,000 or a 36% decrease over the prior year's second quarter loss of $1,330,000. This decrease is primarily the result of lower general and administrative and product development expenses described above. Basic and diluted net loss per share of common stock for the quarter ended September 30, 1998 was $.07 compared to $.34 in the same quarter in the previous year. During the quarter ended September 30, 1997, Pacific recognized a non-cash convertible preferred stock dividend of $1,613,000, as restated. No such dividend was recognized during the current year quarter.

Six Months Ended September 30, 1998 Compared To September 30, 1997

Total revenues were $103,000 for the six months ended September 30, 1998, a $64,000 decrease from revenues of $167,000 recorded during the same period of the prior year. Current and prior year revenues relate primarily to interest income generated on Pacific's cash balances.

Cost of product sales was $28,000, relating to quality assurance and patent amortization expenses on Pacific's PTM product. During the same quarter of the prior year, Pacific completed product validation studies required by the FDA and began producing PTM kits in anticipation of the U. S. product launch in October 1997.

Pacific continued work on its first human clinical trial for its PDT cancer treatment, BOPP. Pacific also completed its evaluation and due diligence of the BG compound. Product development costs for the six months ended September 30, 1998 decreased by $42,000 or 4% to $980,000 compared to the same period of the prior year. The decrease related to the following areas: (i) a decrease of $415,000 in funding of product development expenses for BOPP; (ii) an increase of $537,000 on expenses for the acquisition and development of BG (iii) $50,000 decrease in expenses related to Cancer Immunotherapy technology; (iv) a decrease of $99,000 in expenses related to PTM product development.

General and administrative expenses for the current year were $777,000, a decrease of $421,000 from the same period of the prior year. Pacific incurred significant legal and accounting fees related to the registration of the securities sold in the recent private placement and began the recognition of an 18-month financial advisory agreement in which Pacific has granted a preferred stock purchase option in exchange for such services. Pacific also incurred $181,000 in relocation expenses during the six months ended September 30, 1997 in connection with the relocation of its Chairman, President and Chief Executive Officer from New Jersey to California. There were no such costs incurred during the current year.

Business development costs for the current quarter totaled $23,000, a decrease of $99,000, from the same quarter of the prior year. Expenses decreased as Pacific spent less time and resources in developing corporate partnerships for its various products compared to the prior year.

Net loss for the six months ended September 30, 1998 totaled $1,638,000 or a 28% decrease over the prior year loss of $2,266,000. This decrease is primarily the result of lower general and administrative and product development expenses described above. Basic and diluted net loss per share of common stock for the six months ended September 30, 1998 was $.44 compared to $.68 in the same period in the previous year. During the six months ended September 30, 1998, Pacific recognized a non-cash convertible preferred stock dividend of $3,294,000 compared to $3,248,000 (as restated) during the same period in the prior year.

Capital Resources And Liquidity

As described in this Joint Proxy Statement/Prospectus, Pacific's Board of Directors have approved a merger agreement with Procept. The merger is subject to approvals from both the Pacific and Procept shareholders.

Cash and cash equivalents at September 30, 1998 totaled $4,285,000, an increase of $995,000 from the March 31, 1998 balance. Working capital at September 30, 1998 increased by $1,048,000 from March 31, 1998 to $3,595,000. These increases were primarily due to the closing on net proceeds of $2,455,000 of the BGDC private placement financing offset by the net loss before convertible preferred stock dividends for the six months ending September 30, 1998. Seventy five percent of the net proceeds of the BGDC private placement has or will be used by BGDC for development costs associated with BG and 25% went to Pacific to be used for general purposes. In order to conserve cash, Pacific has instituted a plan to reduce its cash burn rate.

Since inception, Pacific has experienced negative cash flow from operations, and Pacific considers it prudent to anticipate that negative cash flow from operations will continue for the foreseeable future, and that outside sources of funding will continue to be required. Without significant future revenues, Pacific's financial resources are anticipated to be adequate through June 1999, based on a continuation of the pattern of expenses which have prevailed during fiscal years 1998 and 1997. Unanticipated expenses or working capital requirements could, however, shorten that period.

In March 1998, Pacific signed the BG License Agreement, and in turn, assigned it to its subsidiary BGDC.

Pacific entered into a Cooperative Research and Development Agreement ("CRADA") with the NIH to fund studies and clinical trials. Under the terms of the CRADA, Pacific is obligated to provide funding of $125,000 per year for five years for joint research. Pacific is also obligated to make additional milestone, royalty and patent reimbursement payments to the Co-Owners during the term of the License Agreement. The CRADA also has a provision in which Pacific may make certain portions of the aforementioned payments in common stock of Pacific.

In connection with the BG License Agreement, Pacific entered into an introduction agreement with Paramount Capital Investments LLC ("PCI"). Pacific paid PCI a commission of $100,000 plus 100,000 shares of Pacific Common Stock valued at $75,000 and reimbursed PCI $100,000 for its expenses in connection with the acquisition of the BG technology. Pacific is also obligated to make milestone payments to PCI in Pacific Common Stock of up to 900,000 shares if the BG compound successfully reaches certain milestones. Pacific recorded $408,000 in product development expenses during the second quarter of fiscal year ("FY") 1999 and $837,000 since inception of the program to develop the BG technology.

In June 1996 Pacific entered into an agreement which granted Pacific the option to acquire BTI. Under the agreement as amended, Pacific recorded expenses of $153,000 during the second quarter of FY 1999 and $3,231,000 since inception of the agreement. On December __, 1998, pursuant to the terms of the Agreement and Plan of Merger by and among Pacific, BTI, and XYZ Acquisition Corp., Pacific exercised its option to acquire BTI by providing closing notice in accordance with the BTI Merger Agreement. Effective January __, 1999, BTI merged with and into XYZ Acquisition Corp., a wholly-owned subsidiary of Pacific; and Pacific issued ________ shares of Pacific Common Stock to the former BTI shareholders.

Pacific has an agreement with Wound Healing of Oklahoma ("WHO") under which it acquired an exclusive license to certain proprietary technology for Cancer Immunotherapy. Pacific incurred $26,000 in product development expenses during the first quarter of FY 1999 and $719,000 in product development expenses since the acquisition of the license and expects to continue funding such efforts associated with the commercialization of the licensed technology, including the commencement of human clinical trials, which will increase Pacific's net utilization of cash. However, there can be no assurance that FDA and other regulatory approval required to commence such trials will be forthcoming.

On September 18, 1998, Pacific's Common Stock was removed from trading on the AMEX because Pacific no longer satisfies all of the financial guidelines of the AMEX for continued listing. Pacific's Common Stock began trading on the Over the Counter Electronic Bulletin Board on September 21, 1998 under the ticker symbol PHAA.

Year 2000 Compliance

Pacific recognizes the need to ensure its operations will not be adversely impacted by the inability of Pacific's systems to process data having dates on or after January 1, 2000 ("Year 2000"). Processing errors due to software failure arising from calculations using the Year 2000 date are recognized as a risk. Pacific is currently assessing the risk, with respect to the availability and integrity of its financial systems and the reliability of its operating systems, and is in the process of communicating with suppliers, customers, financial institutions and others with whom it conducts business to assess whether they are or will be Year 2000 compliant.

Pacific's information technology systems consist of a series of personal computers which process data using purchased software programs produced and maintained by large software vendors. All of the software presently installed on Pacific's systems is Year 2000 compliant.

Pacific has contacted all of its vendors to determine each vendors' compliance with Year 2000 issues. As of September 30, 1998, 60% of all of Pacific's vendors have responded that they are now Year 2000 compliant. Pacific is continuing to determine the Year 2000 compliance status of the remaining vendors. Pacific hopes to have responses from all vendors and institutions with whom it does business by December 31, 1998. Pacific's critical suppliers and financial institutions are large organizations and Pacific believes all are now or will be Year 2000 compliant by December 31, 1999.

Pacific believes its exposure to any material Year 2000 problems is relatively small because its financial and operating systems have been produced and maintained by large software vendors which are Year 2000 compliant and Pacific relies on very large Year 2000 compliant vendors for its critical services. However, there can be no assurance that Pacific's systems or systems of other companies on which Pacific's operations rely will be converted on a timely basis and will not have a material effect on Pacific.

The cost of Pacific's Year 2000 initiatives has not been or is not expected to be material to Pacific's results of operations or financial position.

                                   THE MERGER

General Description of the Merger

A wholly-owned subsidiary of Procept (the "Merger Sub") will merge with and into Pacific in accordance with the laws of the State of Delaware (the "Merger"). Pacific will be the surviving company (the "Surviving Company") in the Merger and will continue as a Delaware corporation. On the date on which the Merger is consummated (the "Effective Date"), at the time the Merger occurs (the "Effective Time"): (a) the Certificate of Incorporation of Pacific, as in effect immediately before the Effective Time, will be the Certificate of Incorporation of the Surviving Company; (b) the Pacific By-laws, as in effect immediately before the Effective Time, will be the By-laws of the Surviving Company and (c) the director of the Merger Sub holding office immediately before the Effective Time will be the director of the Surviving Company. Procept will issue 2,755,000 shares of its Common Stock to the holders of Pacific Preferred Stock and Pacific Common Stock. In addition, as a result of the consummation of the Merger, Procept may issue additional shares of its Common Stock to other third parties. See "Obligations to Issue Additional Shares of Procept Common Stock."

It is not anticipated that the Procept Board or management of Procept will change as a result of the Merger.

Background of the Merger

On June 23, 1998, the Board of Directors of Pacific formed a Strategic Committee, consisting of H. Laurence Shaw, Jack Halperin and Michael Weiss, to address issues in connection with Pacific's status with the American Stock Exchange, and to explore opportunities to enhance stockholder value, including financing and strategic alliance options, business combinations and the continuation of growing Pacific according to its business plan. After the formation of the Strategic Committee, Pacific also authorized Paramount Capital, Inc. in its capacity as Pacific's financial advisor, to assist Pacific in its pursuit of strategic opportunities to best realize value for Pacific stockholders. Between June 23, 1998 and November 2, 1998, Pacific met with five companies in its efforts to pursue an appropriate strategic alliance or business combination.

Officers of Procept first met the principals of Pacific on August 18, 1998 to discuss the possibility of a business combination involving the two companies. The meeting was arranged by Michael Weiss, a Senior Managing Director of Paramount Capital, Inc. and a director serving on the boards of both Procept and Pacific. The meeting was followed by a letter dated September 1, 1998 from the president of Procept indicating its interest in pursuing a transaction. The senior executives of Procept met with Pacific officials on September 14, 1998 to conduct due diligence and negotiated the terms of the transaction during the month of October 1998, which were included in a letter of intent which was signed on November 2, 1998.

Procept and Pacific executed an extension to the letter of intent on November 30, 1998, extending the commitments thereunder to December 10, 1998.

The letter of intent was superseded by the Merger Agreement, which was signed on December 10, 1998.

Procept's Reasons for the Merger; Recommendations of the Procept Board

The Special Committee of the Procept Board believes that the terms of the Merger are fair to, and in the best interests of, Procept and its shareholders. Accordingly, the Special Committee, by a unanimous vote, has approved the Merger Agreement, and unanimously recommends that the Procept shareholders approve the issuance of the Procept Common Stock in the Merger. The Special Committee of the Procept Board believes that the Merger represents a significant strategic opportunity for Procept.

The terms of the Merger Agreement, including the consideration consisting of Procept Common Stock (the "Merger Consideration"), were the result of arm's-length negotiations between Procept and Pacific. In fixing the Merger Consideration in the negotiation process, Procept management considered the relative trading values of the two companies. Subsequently, the Special Committee received the financial analyses of Oscar Gruss & Son Incorporated. The Oscar Gruss & Son Incorporated fairness opinion address to the Special Committee of the

Procept Board, dated as of _________ __, 1998, is discussed below under "Opinion of Procept's Financial Advisor." The Special Committee of the Procept Board consulted with its financial advisor and the legal advisors and management of Procept. After careful review and consideration, the Special Committee of the Procept Board determined that the Merger is a desirable transaction from the standpoint of the holders of Procept Common Stock.

In reaching its decision to approve the Merger Agreement, the Special Committee of the Procept Board considered the following factors:

          o The current and historical market prices of the Procept Common Stock and the Pacific Common Stock (including the fact that the closing prices of Procept Common Stock and Pacific Common Stock on October 16, 1998 were $1.19 and $0.15, respectively).

          o Information concerning the financial performance, condition, business operations and prospects of each of Procept and Pacific.

          o The effects of the Merger on Procept's shareholders, including the opportunity to share in the anticipated benefits to be achieved from ownership in the combined enterprise and the potential development of Pacific's proprietary technology.

          o The terms of the Merger Agreement, which provide for balanced representations and warranties, conditions to closing and rights upon termination.

          o The opinion of Procept's financial advisor, Oscar Gruss & Son Incorporated, that as of the date thereof and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed Merger Consideration to be paid by Procept pursuant to the Merger was fair from a financial point of view to Procept.

The Special Committee of the Procept Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the Special Committee of the Procept Board, each of the factors listed above reinforced its belief that the combined entity would have excellent business prospects going forward.

          The Special Committee of the Procept Board, by unanimous vote, has approved the Merger Agreement, believes that the terms of the Merger are fair to Procept's shareholders and unanimously recommends that the Procept shareholders vote to approve the Stock Issuance.

Opinion of Procept's Financial Advisor

Procept retained Oscar Gruss & Son Incorporated ("Oscar Gruss") pursuant to an engagement letter dated December 14, 1998 (the "Engagement Letter") to advise the Special Committee of Independent Directors of the Board of Directors of Procept (the "Committee") as to the fairness to Procept, as a corporate entity, of the Merger Consideration--implied by the exchange ratio-- to be paid by Procept in connection with the Merger, from a financial point of view.

Under the Engagement Letter, upon delivery of its fairness opinion, Oscar Gruss became entitled to $ 60,000 in cash and $25,000 in cash or Common Stock of Procept, at Procept's option, as a fee payable for rendering its fairness opinion. Oscar Gruss was also paid a retainer fee of $15,000 upon the signing of the Engagement Letter. In addition, pursuant to the Engagement Letter, Procept agreed to reimburse Oscar Gruss for its out-of-pocket expenses, including fees and expenses of legal counsel of up to $5,000, other than fees and expenses related to indemnification of Oscar Gruss by Procept against certain liabilities, including liabilities under the federal securities laws.

In rendering its opinion, Oscar Gruss has, among other things: (i) reviewed the Merger Agreement and this Joint Proxy Statement/Prospectus; (ii) reviewed Procept's Annual Reports to Shareholders and Procept's Annual Reports on Form 10-K for the two years ended December 31, 1997 and Procept's Quarterly Reports on Form 10-Q for each of the three months ended March 31, 1998, June 30, 1998 and September 30, 1998, and Pacific's Annual Reports to Shareholders and Pacific's Annual Reports on Form 10-K for the two years ended March 31, 1998 and Pacific's Quarterly Reports on Form 10-Q for each of the three months ended June 30, 1998, and September 30, 1998; (iii) reviewed certain internal financial analyses and estimates of future financial performance for Procept and Pacific prepared by their respective managements; (iv) conducted discussions with senior members of the managements of both Procept and Pacific concerning the financial condition, business operations, financial forecasts, and prospects of their respective companies; (v) reviewed the reported price and volume trading activity for Procept Common Stock and Pacific Common Stock; (vi) compared certain financial results and stock market information of Procept and Pacific with those of certain publicly traded companies which were deemed by Oscar Gruss to be reasonably similar to Procept and Pacific, respectively; (vii) analyzed the theoretical valuation using an unleveraged discounted cash flow analysis based on stand-alone income statement projections prepared by the management of each company; (viii) reviewed the financial terms of certain recent business combinations which involved companies that were deemed by Oscar Gruss to be reasonably similar to Procept and Pacific; and (ix) performed such other financial studies and analyses as Oscar Gruss deemed appropriate.

On the basis of the foregoing, taken as a whole, Oscar Gruss concluded that the Merger Consideration, which is implied by the exchange ratio, to be paid by Procept in connection with the Merger is fair to Procept as a corporate entity from a financial point of view. In reaching such conclusion, Oscar Gruss relied on the accuracy and completeness of all information supplied or otherwise made available by Pacific and Procept and did not independently verify such information or undertake an independent appraisal of the assets of Pacific or Procept. Among other things, Oscar Gruss reviewed and relied upon certain information derived from discussions with Pacific's and Procept's senior management regarding the strategic rationale for the Merger, assessment of the prospects of their technologies and their future products, the validity of their patents, the potential markets for their products, and the timing and introduction of such products.

The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Oscar Gruss believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In its analyses, Oscar Gruss made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Procept's control. In arriving at its opinion, Oscar Gruss did not attribute any particular quantitative weight to any analyses or factors that it considered. Rather, it made a qualitative judgment about the significance and relevance of each analysis factor. Any estimate contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. Because such estimates inherently are subject to uncertainty, neither Procept, nor Oscar Gruss, nor any other person assumes responsibility for their accuracy.

A copy of Oscar Gruss's written opinion is included with this Joint Proxy Statement/Prospectus as Annex D and should be read in its entirety. The information herein regarding Oscar Gruss's fairness opinion is expressly qualified by reference to the full text thereof set forth in Annex D hereto.

Oscar Gruss is a nationally recognized investment banking firm. As part of its investment banking business, Oscar Gruss is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

Pacific's Reasons for the Merger; Recommendation of the Pacific Board

The Pacific Board believes that the terms of the Merger are fair to, and in the best interests of, Pacific and its stockholders. Accordingly, the Pacific Board has unanimously approved the Merger Agreement and the amendment to the Pacific Certificate of Designations and unanimously recommends approval by the Pacific stockholders. The Pacific Board believes that the Merger represents a significant strategic opportunity for Pacific and its stockholders.

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

In response to increasing competition in the pharmaceutical and biotechnology industries and Pacific's inability to raise sufficient equity capital to develop its products, the Pacific Board has been conducting an ongoing evaluation of potential strategic alternatives. Those alternatives have included remaining as an independent entity and reducing Pacific's cash burn rate in order to conserve Pacific's resources, developing a corporate partnership for one or all of Pacific's products under development and merging with another entity. As a result of its ongoing evaluation, however, the Pacific Board subsequently concluded that the proposed Merger represented a preferable strategic alternative to either remaining an independent entity or other opportunities available to Pacific. If the Merger is completed, Pacific will be able to benefit from Procept's expertise in various therapeutic areas. Accordingly, Pacific has suspended the process of evaluating strategic alternatives pending the Merger.

The Pacific Board also believes the Merger is advantageous to the Pacific stockholders because of the greater liquidity available to the stockholders of Procept, which has a greater market capitalization than Pacific, and whose common stock is traded on the Nasdaq SmallCap Market.

The terms of the Merger Agreement, including the Merger Consideration, were the result of arm's-length negotiations between Pacific and Procept. In fixing the consideration consisting of Procept Common Stock in the negotiation process, Pacific management considered the relative trading values of the two companies. Subsequently, the Pacific Board of Directors received the financial analysis of Josephthal & Co. Inc. The Josephthal & Co. Inc. fairness opinion address to the Pacific Board dated as of ________ __, 1998, is discussed below under "Opinion of Pacific's Financial Advisor." The Pacific Board consulted with its financial advisor and legal advisors and management of Pacific and after careful review and consideration, the Pacific Board determined that the Merger is a desirable transaction from the standpoint of holders of Pacific Common Stock and Preferred Stock.

In reaching its decision to approve the Merger Agreement and the amendment to the Pacific Certificate of Designations and recommend their approval to the Pacific stockholders, in addition to the factors described above, the Pacific Board considered the following factors:

          o The current and historical market prices of the Pacific Common Stock and the Procept Common Stock.

          o Information concerning the financial performance, condition, business operations and prospects of each of Pacific and Procept.

          o The effects of the Merger on Pacific's stockholders, including the opportunity to share in the anticipated benefits of ownership of the combined enterprise.

          o The belief that Procept's expertise in various therapeutic areas will further develop Pacific's drug candidates.

          o The terms of the Merger Agreement, which provide for balanced representations and warranties, conditions to closing and rights upon termination.

          o The opinion of Pacific's financial advisor, Josephthal & Co. Inc., that, as of the date thereof, based upon the assumptions made, matters considered and limits of review in connection with such opinion, the Merger Consideration was fair to Pacific stockholders from a financial point of view.

In determining that the Merger and the amendment to the Pacific Certificate of Designations are fair to Pacific's stockholders, the Pacific Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the Pacific Board, each of the factors listed above reinforced its belief that the transaction was in the best interests of Pacific and its stockholders.

          The Pacific Board, by unanimous vote of disinterested directors, has approved the Merger Agreement and the amendment to the Pacific Certificate of Designations, believes that the terms of the Merger and the amendment are fair to Pacific's stockholders and unanimously recommends that the Pacific stockholders vote to approve the Merger Agreement and approve the amendment to the Pacific Certificate of Designations.

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

In considering the recommendation of the Pacific Board with respect to the Merger Agreement and the amendment to the Certificate of Designations, Pacific stockholders should be aware that certain members of Pacific's management and the Pacific Board have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of Pacific generally and that could potentially represent conflicts of interest. The Pacific Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "--Potential Conflicts and Interests of Certain Persons in the Merger."

Opinion of Pacific's Financial Advisor

Pacific retained Josephthal & Co. Inc. ("Josephthal") pursuant to an engagement letter dated December 15, 1998 (the "Engagement Letter") to advise Pacific as to whether the Merger Consideration is fair to Pacific's common shareholders from a financial point of view.

Josephthal was entitled to $37,500 as a retainer upon execution of the Merger Agreement under the Engagement Letter, and was paid such amount. In addition, under the Engagement Letter, upon delivery of the Fairness Opinion to Pacific, Josephthal will be entitled to a fee equal to $37,500 plus $25,000 in Pacific Common Stock. In addition, pursuant to the Engagement Letter, Pacific agreed to reimburse Josephthal for its out-of-pocket expenses, including fees and expenses of legal counsel, and to indemnify Josephthal against certain liabilities, including liabilities under the federal securities laws.

In rendering its opinion, Josephthal has among other things: (i) reviewed the Merger Agreement; (ii) reviewed this Joint Proxy Statement/Prospectus; (iii) reviewed certain historical financial, operating and other data that are publicly available or were furnished to Josephthal by Pacific and Procept including, but not limited to: (a) financial projections prepared by the managements of Pacific and Procept; (b) Pacific's Form 10-K for the two years ended and as of March 31, 1998; (c) Procept's Form 10-K for the two years ended as of December 31, 1997; (d) Pacific's Form 10-Q for the periods ended as of June 30, 1998 and September 30, 1998; and (e) Procept's Form 10-Q for the periods ended as of March 31, 1998, June 30, 1998, and September 30, 1998; (f) Pacific's and Procept's internally generated operating reports; (iv) compared publicly available financial, operating and stock market data for companies engaged in businesses Josephthal deemed comparable to Pacific and Procept; (v) reviewed publicly available financial, operating and stock market data for companies in the biotechnology industry which have been involved in a recent merger or acquisition; (vi) reviewed reported prices and trading activity for the common stock of Pacific and Procept; (vii) conducted interviews with senior officers of Pacific and Procept to discuss their respective businesses and their estimates of future financial performance; and (vii) such other factors as Josephthal deemed appropriate.

On the basis of the foregoing, taken as a whole, Josephthal concluded that the Merger Consideration is fair to the common shareholders of Pacific from a financial point of view. In reaching such conclusion, Josephthal relied on the accuracy and completeness of all information supplied or otherwise made available by Procept and did not independently verify such information or undertake an independent appraisal of the assets of Procept. Among other things, Josephthal reviewed and relied upon, with Procept's approval, certain information derived from discussions with Procept's senior management regarding the strategic rationale for the Merger and assessment of the prospects of Procept's technology and future products, the validity of its patents, the context of the markets for its products and the timing and introduction of such products.

The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Josephthal believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In its analyses, Josephthal made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Pacific's control. Any estimate contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. Because such estimates inherently are subject to uncertainty, none of Pacific, Josephthal, or any other person assumes responsibility for their accuracy.

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

A copy of Josephthal's written opinion is included with this Joint Proxy Statement/Prospectus as Annex E and should be read in its entirety. The information herein regarding Josepthal's "fairness opinion" is expressly qualified by reference to the full text thereof set forth in Annex E hereto.

Josephthal is a nationally recognized investment banking firm. As part of its investment banking business, Josephthal is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Obligations to Issue Additional Shares of Procept Common Stock

Issuances Concurrent With the Merger. As a result of the consummation of the Merger, Procept will issue shares of Common Stock to certain persons in addition to the Merger Consideration, as follows:

o Stock Issuance Pursuant to Anti-Dilution Provisions. Procept will issue approximately 1,365,579 shares of Procept Common Stock to certain stockholders who participated in a private placement consummated by Procept in 1998 pursuant to contract anti-dilution rights contained in Article VI of the Subscription Agreements executed in connection with the private placement (the "Article VI Rights").

o Stock Issuance to Creditors of Pacific. Procept will issue an aggregate of approximately 85,700 shares of Procept Common Stock to Lindsay Rosenwald, The Aries Trust and the Aries Domestic Fund L.P., each of whom is a stockholder of Procept and Pacific, in cancellation of certain indebtedness incurred by Pacific to such stockholders through Pacific's merger with BTI.

o Stock Issuance to Procept's Financial Advisor. Pursuant to the engagement letter between Procept and Oscar Gruss & Son Incorporated, Procept will issue shares of Procept Common Stock having a value of $25,000, based on the closing price of Procept Common Stock on the date Oscar Gruss Son & Incorporated renders its fairness opinion to Procept with respect to The Merger.

Contingent Future Issuances. In addition, Procept will assume certain liabilities of Pacific to issue shares of Procept Common Stock in the future. Such future issuances are:

o Employee Stock Options. Procept will be obligated to issue up to approximately 245,190 shares of Procept Common Stock upon the exercise of options originally issued by Pacific to employees, directors and consultants.

o Warrants. Procept will be obligated to issue up to approximately 1,560,919 shares of Procept Common Stock on exercise of warrants originally issued by Pacific to investors and corporate partners.

o Milestone Stock Payments to Paramount. Pursuant to an introduction agreement entered into by Pacific with Paramount Capital Investments, LLC in February 1998, Procept will be obligated to issue up to approximately 99,000 shares of Procept Common Stock upon the occurrence of certain milestone events.

o Payments to Penn State in Stock. Pursuant to a License Agreement between Pacific and Penn State Research Foundation ("Penn State") entered into in March 1998, Procept will have the option of paying a portion of license, royalty and milestone obligations due to Penn State in the form of shares of Procept Common Stock, valued at their market price at the time of the issuance.

o Payments to Holders of BGDC Preferred Stock. Pursuant to Subscription Agreements entered into by Pacific with the purchasers of Preferred Stock of B-G Development Corp. (the "BGDC Preferred Stockholders") on various dates in 1998, if the BGDC Preferred Stockholders elect to put their shares of Preferred Stock to Procept during a 60 day period in each of 1999 and 2000, Procept will have the option of issuing shares of Procept Common Stock in exchange for the shares of B-G Development Corp. Preferred Stock in lieu of cash. The number of shares of Procept Common Stock will be valued for this purpose at their market price at the time of the issuance. The maximum cash obligation to the BGDC Preferred Stockholders is approximately $7,300,000 which assumes the exercise of outstanding warrants pursuant to which Procept would receive $800,000 in gross proceeds.



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

In the event any of the foregoing issuances trigger the anti-dilution provisions of the Article VI Rights or Section 10 of the Merger Agreement, there may be additional shares issuable to the holders of such anti-dilution rights.

Accounting Treatment

The Merger will be accounted for by Procept using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Pacific, including intangible assets, will be recorded at their fair market values. The results of operations and cash flows of Pacific will be included in Procept's financials prospectively as of the consummation of the Merger.

Certain Federal Income Tax Consequences

The following is a summary of the material anticipated federal income tax consequences of the Merger. This summary is limited to United States Persons (as defined below) who hold their Pacific Common Stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and whose "functional currency" as defined in the Code is the U.S. dollar ("United States Holders"). This discussion does not address the federal income tax consequences to certain persons subject to special treatment under the federal income tax laws, including, but not limited to, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, real estate mortgage investment conduits, financial asset securitization investment trusts, financial institutions, persons subject to alternative minimum tax, non-United States persons, insurance companies, persons holding their stock as a part of a hedging, conversion, short sale, or integrated transaction or a straddle, or stockholders who acquired their Pacific Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, this summary does not discuss the tax consequences of the Merger under state, local, or foreign laws.

"United States Person" means (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof, or (iii) an estate or trust that is subject to United States federal income taxation without regard to the source of its income.

This summary is based upon the provisions of the Code and the regulations thereunder, administrative rulings, and judicial decisions now in effect. All the foregoing are subject to change (possibly with retroactive effect) or different interpretations. Any such changes could affect the continuing validity of the statements and conclusions set forth herein. No ruling has been (nor will be) sought from the Internal Revenue Service (the "IRS") as to anticipated tax consequences of the Merger. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision whether to approve the Merger. This summary is provided for general information purposes only, and does not constitute, and should not be considered as, legal or tax advice.

          Neither Procept nor Pacific is hereby making any representation with respect to the tax consequences of the Merger. Procept and Pacific stockholders should consult their own tax advisors concerning the federal income tax consequences of the Merger, as well as concerning any consequences arising under the laws of any other tax jurisdiction, including any state, local, or foreign jurisdiction, and any estate or gift tax considerations.

Tax Consequences of the Merger. Based upon and subject to the assumptions and limitations stated above, the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code, and the material federal income tax consequences of the Merger should be as follows:

          (i) no gain or loss will be recognized by Pacific, Procept or Merger Sub by reason of the Merger;

          (ii) no gain or loss will be recognized by United States Holders of Pacific Common Stock or Preferred Stock on account of their receipt of Procept Common Stock in exchange for their Pacific stock in the Merger;

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

          (iii) a United States Holder of Pacific Common Stock or Preferred Stock who receives cash in lieu of fractional shares of Procept Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Procept; such holder will recognize gain or loss as a result of this deemed redemption in an amount equal to the difference between the cash received and the portion of the basis of such holder's Pacific stock allocable to the fractional shares deemed received; such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Pacific Common Stock or Preferred Stock surrendered in the Merger is more than one year as of the Effective Date;

          (iv) the aggregate tax basis of the Procept Common Stock received by a U.S. Holder of Pacific Common Stock or Preferred Stock in the Merger (including any fractional shares deemed received, as described above) will be equal to the aggregate tax basis of the Pacific Common Stock or Preferred Stock surrendered in exchange therefor;

          (v) the holding period of the Procept Common Stock received by a U.S. Holder of Pacific Common Stock or Preferred Stock in the Merger will include the holding period of the Pacific Common Stock or Preferred Stock surrendered in exchange therefor;

          (vi) U.S. Holders of Pacific Common Stock or Preferred Stock who exercise dissenters' rights with respect to their shares will generally recognize gain or loss measured by the difference between their basis in their Pacific Common Stock or Preferred Stock and the amount of cash received; such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Pacific Common Stock or Preferred Stock surrendered in the Merger is more than one year as of the Effective Date.

If, for any reason, the Merger is not treated as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by Pacific, Procept or Merger Sub by reason of the Merger. However, exchanges of Pacific Common Stock or Preferred Stock pursuant to the Merger will be taxable transactions. In that event, each exchanging U.S. Holder of Pacific Common Stock or Preferred Stock will recognize capital gain or loss equal to the difference between such holder's adjusted basis in the Pacific stock exchanged and the sum of the fair market value of the Procept Common Stock received by such holder in the Merger and the amount of any cash received in lieu of fractional shares.

          The foregoing discussion is included for general information purposes only. The above summary does not purport to be a complete analysis of all the United States federal income tax consequences of the Merger. In the event of a successful IRS challenge to the Merger's qualification as a reorganization under Section 368(a) of the Code, there would be significant tax consequences. Stockholders should consult their own tax advisors as to the particular tax consequences to them of the Merger, including the application of state, local, and foreign tax laws. Neither Procept nor Pacific is making any representations as to the tax consequences of the Merger.

Pacific Shareholder Appraisal Rights

Appraisal rights under the Delaware General Corporation Law ("DGCL") may be available in connection with the Merger. Under Delaware law, stockholders who do not vote to approve a merger and who follow certain procedures may, under certain circumstances, be entitled to exercise appraisal rights and receive cash for the "fair value" of their shares of an acquired company.

In the event that appraisal rights under the DGCL are available to Pacific stockholders in the Merger, a summary of the relevant sections of the DGCL is set forth below. Procept stockholders are not entitled to appraisal rights as a result of the Merger.

The following summary of the provisions of Section 262 of the DGCL ("Section 262") is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex C and incorporated herein by reference.

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

If a holder of Pacific Stock exercises appraisal rights in connection with the Merger under Section 262, any shares of Pacific Stock with respect to which such rights have been exercised and perfected will not be converted into Procept Common Stock ("Dissenting Shares") but, instead, will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Delaware Court") to be due with respect to such shares pursuant to the DGCL. A stockholder electing to exercise appraisal rights must, prior to the vote concerning the Merger proposal at the Pacific Meeting, perfect his, her or its appraisal rights by demanding in writing from Pacific the appraisal of his, her or its shares of Pacific Stock. A vote against the Merger proposal will not constitute a demand for appraisal. A stockholder electing to exercise appraisal rights also must not vote in favor of the Merger (a vote in favor of the Merger will constitute a waiver of such stockholder's appraisal rights). A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Pacific. The demand should specify the holder's name and mailing address and that such holder is demanding appraisal of his, her or its shares. Only a holder of record as of the demand date and continuing until the Effective Time of shares of Pacific Stock (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name. This Joint Proxy Statement/Prospectus is being sent by personal delivery or by mail to all holders of record of Pacific Stock as of the Record Date and constitutes notice of the appraisal rights under Section 262.

Within 10 days after the Effective Time, the Surviving Company shall notify stockholders who have perfected their appraisal rights of the date that the Merger has become effective. Within 120 days after the Effective Time, any stockholder who has made a valid written demand and who has not voted in favor of approval of the Merger proposal may (i) file a petition in the Delaware Court demanding a determination of the value of shares of Pacific Stock and (ii) upon written request, receive from the Surviving Company a statement setting forth the aggregate number of shares of Pacific Stock not voted in favor of the Merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

If a petition for an appraisal is timely filed, at a hearing on such petition, the Delaware Court is required to determine the holders of Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Dissenting Shares, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any.

Any holder of Dissenting Shares who has demanded an appraisal under Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or to receive payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time).

The shares of any Pacific stockholder who demands appraisal under Section 262 and subsequently withdraws or loses his, her or its right to appraisal will be converted into a right to receive that number of shares of Procept Common Stock as is determined in accordance with the Merger Agreement. A Pacific stockholder will effectively lose his right to appraisal if he, she or it votes in favor of the Merger proposal, if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder withdraws such holder's demand for appraisal within 60 days after the Effective Time. A holder of stock represented by certificates may also lose his, her or its right to appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

Nasdaq Listing of Procept Common Stock

Application will be made for the listing on the Nasdaq SmallCap Market of the shares of Procept Common Stock to be issued in the Merger. So long as Procept continues to meet the requirements of the Nasdaq SmallCap Market, Procept Common Stock will continue to be listed on the Nasdaq SmallCap Market until the Effective Time.

Federal Securities Law Consequences

All shares of Procept Common Stock received by Pacific stockholders in the Merger will be freely transferable, except that shares of Procept Common Stock received by individuals and entities who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Pacific before the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of individuals and entities who become affiliates of Procept) or as otherwise permitted


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under the Securities Act. Persons who may be deemed to be affiliates of Pacific or Procept generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement also requires Pacific to use all reasonable efforts to cause each of its affiliates to execute and deliver to Procept a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of Procept Common Stock issued to such affiliate in or pursuant to the Merger in violation of the Securities Act or the rules and regulations adopted by the Securities Exchange Commission (the "SEC") thereunder. The delivery of such agreements is also a condition to Procept's obligation to complete the Merger.

This Joint Proxy Statement/Prospectus does not cover resales of Procept Common Stock received by any person who may be deemed to be an affiliate of Pacific and/or Procept.

Regulatory Matters

Procept and Pacific are not aware of any material governmental or regulatory requirements that must be complied with in connection with the Merger, other than applicable securities and "blue sky" laws of the various states and the filing of the Certificate of Merger, setting forth the principal terms of the Merger Agreement, with the Secretary of State of the State of Delaware.

Potential Conflicts and Interests of Certain Persons in the Merger

In considering the recommendation of the Pacific Board with respect to the Merger, Pacific stockholders should be aware that certain members of Pacific's management and the Pacific Board have certain interests in the Merger that are in addition to the interests of stockholders of Pacific generally and represent inherent conflicts of interest, including those set forth below. The Pacific Board was aware of these interests and considered them, among other things, in approving the Merger.

Common Directors between Procept and Pacific. Messrs. Vernon and Weiss are both members of Pacific's Board of Directors and Procept's Board of Directors. Given these individuals' interests in Pacific, they did not participate in the Special Committee of the Procept Board that authorized the Merger. These individuals also abstained from voting when the Pacific Board voted on the Merger.

Interests of Paramount Capital and Aries Funds. Michael S. Weiss, a member of both Pacific's and Procept's Board of Directors, is a Senior Managing Director of Paramount Capital, Inc. ("Paramount"), an investment banking firm, which will receive a 6% commission upon consummation of the Merger in accordance with the terms of a Financial Advisory Agreement and an Introduction Agreement, both by and between Pacific and Paramount. As discussed above, Mr. Weiss did not participate in the Special Committee of the Procept Board that authorized the Merger and abstained from voting when the Pacific Board approved the Merger. In addition, Paramount manages The Aries Trust and the Aries Domestic Fund, L.P., which, in addition to being stockholders of both Pacific and Procept, were creditors and stockholders of BTI and will receive repayment of indebtedness and additional shares of Procept Common Stock as a result of the Merger.

Employment Agreement. At the time of approval of the Merger Agreement, Dr. H. Laurence Shaw, Chairman of Pacific's Board, President and Chief Executive Officer, was a party to an employment agreement with Pacific (the "Employment Agreement"), which provided that, if following a Change in Control of Pacific (as defined in such agreement and which will be deemed to have occurred for purposes thereof at the Effective Time), Dr. Shaw is terminated or terminates his own employment as a result of such Change of Control, he shall receive a severance amount, beginning at that time, equal to his annual base salary and bonus and his options to purchase 1,057,000 shares of Pacific Common Stock granted to him in connection with the Employment Agreement would fully vest (all such benefits, the "Change in Control Benefits"). On November 19, 1998, Dr. Shaw and Pacific entered into a severance agreement which terminated the Employment Agreement and provided Dr. Shaw with the Change in Control Benefits and certain other benefits at that time.

Indemnification and Insurance for Pacific Officers and Directors. Procept has agreed to cause the Surviving Company to honor Pacific's indemnification obligations under Pacific's Certificate of Incorporation and By-laws as


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in effect before the Effective Time, and not to modify such indemnification obligations in a manner that would have an adverse effect on the indemnified parties for a period of six years after the Effective Time. The indemnification obligations include those arising out of the Merger or that occurred prior to the Effective Time. Procept and Pacific also agreed to either purchase or keep in effect directors' and officers' liability insurance coverage for such indemnification obligations in the amount of at least $ 5,000,000.

Management and Other Information

After the Merger, Procept will continue to be managed by the same Board of Directors and officers of Procept as before the Merger. Certain information relating to the management, executive compensation, voting securities, certain relationships and related transactions and other related matters pertaining to Procept and Pacific is set forth in or incorporated by reference in their respective Annual Reports on Form 10-K for the year ended December 31, 1997, as amended and March 31, 1998, respectively. Such Annual Reports are incorporated by reference into this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

                                MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement which is attached as Annex A and incorporated into this Joint Proxy
Statement/Prospectus by reference. The following summary is qualified by and made subject to the more complete information set forth in the Merger Agreement.

Structure of the Merger

The Merger Agreement provides that following the approval of the Merger Agreement by the stockholders of Pacific and the approval of the issuance of Procept Common Stock by the stockholders of Procept, and the satisfaction or waiver of all other conditions to the Merger, Merger Sub will merge with and into Pacific. After the Merger, Pacific will continue as the Surviving Company under the name "Pacific Pharmaceuticals, Inc." and will be a wholly-owned subsidiary of Procept.

Merger Consideration

As a result of the Merger, each outstanding share of Pacific Common Stock and Pacific Preferred Stock (other than Dissenting Shares) shall be automatically converted into the right to receive shares of Procept Common Stock. Assuming no Dissenting Shares, 2,755,000 shares of Procept Common Stock will be issued in the Merger (the "Merger Consideration"). The Merger Consideration will be reduced by the number of shares of Procept Common Stock that would otherwise be allocable to holders of Pacific Common Stock and Preferred Stock who perfect dissenters' rights under Delaware law. Assuming (i) the number of shares of Pacific Stock outstanding immediately prior to the Effective Time is the same as the number of such shares outstanding as of the Record Date and (ii) that each share of Pacific Preferred Stock is converted into 290.89 shares of Pacific Common Stock, each share of Pacific Common Stock outstanding or issuable upon conversion of Pacific Preferred Stock would be converted into approximately 0.11 shares of Procept Common Stock. At the time of the Merger, each former Pacific stockholder's entitlement to Procept Common Stock will be rounded down to the nearest whole share and the fraction of a Procept share to which such stockholder would have been entitled will be paid in cash, as described below. Holders of Pacific Preferred Stock will receive, in addition to shares of Procept Common Stock, certain contractual rights. See "Contractual Rights of Pacific Preferred Stock Converted to Procept Common Stock."

No fractional shares of Procept Common Stock will be issued in the Merger. Instead of fractional shares, holders will receive cash in an amount equal to the value of their fractional shares based on the average closing price of Procept Common Stock on the Nasdaq SmallCap Market for the ten trading days ending on the fifth trading day prior to the closing date. Following consummation of the Merger, no former holder of Pacific Common Stock shall be entitled to dividends or any other rights in respect of any such fraction. After the Effective Time, the outstanding


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

shares of Pacific Common Stock or Pacific Preferred Stock will not represent any ownership interest in Pacific but will only represent the right to receive a portion of the Merger Consideration.

Surrender of Certificates; Converting Pacific Stock into Procept Stock

The conversion of Pacific Stock into Procept Common Stock will occur automatically at the Effective Time. As soon as practicable after the Effective Time, Pacific shall deliver to Procept a list of all record holders of Pacific Stock immediately prior to the Effective Time, setting forth each stockholder's name, address and number of shares of Pacific Stock held prior to the Effective Time. Any Pacific stockholders holding certificates representing shares of Pacific Common Stock or Pacific Preferred Stock must deliver such Pacific certificates to Procept's exchange agent (the "Exchange Agent") in exchange for certificate(s) representing Procept Common Stock.

Promptly after the Effective Time, the Exchange Agent will mail the following materials to each person who held shares of Pacific Stock as of the Effective
Time:

          o a letter of transmittal to be used by the holder to surrender his, her or its shares to the Exchange Agent to be exchanged for the Merger Consideration; and

          o instructions explaining what the holder has to do to effect the exchange of shares of Pacific Stock for the Merger Consideration.

Such holder should complete and sign the letter of transmittal and return it to the Exchange Agent in accordance with the instructions provided by the Exchange Agent, together with any certificates for Pacific Stock held by such holder.

If certificates for any shares of Pacific Stock have been lost, stolen or destroyed, the holder must submit an affidavit to that effect to the Exchange Agent. The Exchange Agent may prescribe the form of affidavit required and may also require the holder to deliver a bond to the Exchange Agent in an amount reasonably required to indemnify the Exchange Agent against claims with respect to the lost certificates.

If a record holder of Pacific Stock at the Effective Time wishes the Merger Consideration to be issued to some other person, then, before the Merger Consideration can be issued to the designated recipient, the Exchange Agent must be provided with the following documentation:

          o a properly endorsed certificate for the shares of Pacific Stock being exchanged;

          o properly completed and signed originals of any other documents required by the Exchange Agent to show that the transfer occurred; and

          o evidence that any transfer taxes resulting from the issuance of a certificate(s) for Procept Common Stock to a person(s) other than the record holder of Pacific Stock have been or will be paid.

Holders of Pacific Stock Should Not Send in Their Stock Certificates Until They Receive a Letter of Transmittal.

Upon surrender of a duly executed certificate for exchange and cancellation to the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Procept Common Stock to which such holder of Pacific Stock shall have become entitled under the Merger Agreement, and a check representing the amount of cash payable in lieu of a fractional share, as described above, and the certificate so surrendered shall forthwith be cancelled. No interest payable to holders of certificates, if any, will be paid or accrued on unpaid dividends and distributions.

At the Effective Time, there shall be no transfers on the stock transfer books of Pacific of the shares of Pacific Stock. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange


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

Agent, they shall be cancelled and exchanged for certificates representing shares of Procept Common Stock and cash as provided above.

Treatment of Pacific Common Stock Options and Warrants

Options. At the Effective Time, each outstanding option to purchase shares of Pacific Common Stock, whether or not exercisable, will be assumed by Procept. Each Pacific option so assumed will continue to have, and be subject to, the same terms and conditions set forth in the applicable Pacific stock option plan immediately prior to the Effective Time, except that (i) each option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Procept Common Stock equal to the product of the number of shares of Pacific Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Conversion Factor, rounded down to the nearest whole number of Procept Common Stock, (ii) the per share exercise price for the Procept Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Pacific Common Stock at which such option was exercised immediately prior to the Effective Time by the Conversion Factor, rounded down to the nearest whole cent, (iii) all options held by H. Laurence Shaw vested upon execution of his severance agreement dated November 19, 1998, and (iv) all outstanding options to purchase Pacific Common Stock held by employees of Pacific at the Effective Time which are not vested as of the Effective Time of the Merger shall fully vest as of that date, will be converted into options to purchase Procept Common Stock as set forth above, and will remain outstanding for their stated term notwithstanding the termination of the employee after the Effective Time. The Conversion Factor shall mean the quotient determined by dividing the Merger Consideration by the number of shares of Pacific Common Stock outstanding and issuable on conversion of outstanding shares of Pacific Preferred Stock immediately prior to the Effective Time.

After the Effective Time, Procept will deliver to each holder of a Pacific option a notice setting forth the holder's rights pursuant to its Procept option.

Procept has agreed to file a registration statement on Form S-8 for the shares of Procept Common Stock issuable upon the exercise of the Procept options. The registration statement will be effective as of the Effective Time, and Procept has agreed to use its best efforts to maintain the effectiveness of such registration statement for so long as such Procept options are outstanding.

As of December 10, 1998, 2,229,000 shares of Pacific Common Stock were issuable upon the exercise of outstanding Pacific options, which options, assuming a Conversion Factor of 0.11 Procept Common Stock per Pacific share, will be converted to become approximately 245,190 Procept options at the Effective Time. The weighted average exercise price per share of all Pacific options outstanding as of December 10, 1998 is $1.21 per share. Assuming a 0.11 Conversion Factor, the weighted average exercise price per share of all Procept Options to be issued upon the assumption of the Pacific options will be $10.18.

Warrants. At the Effective Time, each outstanding warrant to purchase shares of Pacific Common Stock, whether or not exercisable, will be assumed by Procept. Each such warrant so assumed by Procept will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant immediately prior to the Effective Time except that (i) each warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Procept Common Stock equal to the product of the number of shares of Pacific Common Stock that are issuable upon exercise of such Pacific warrant immediately prior to the Effective Time multiplied by the Conversion Factor, rounded down to the nearest whole number of Procept Common Stock, and
(ii) the per share exercise price for the Procept Common Stock issuable upon exercise of such assumed warrant will be equal to the quotient determined by dividing the exercise price per share of Pacific Common Stock at which such warrant was exercisable immediately prior to the Effective Time by the Conversion Factor rounded down to the nearest whole cent.

Procept has agreed to the extent required by the terms of the Pacific warrant and permitted under the Securities Act to file a registration statement on the appropriate form covering the offering and sale to the holders of Pacific warrants of the shares of Procept Common Stock purchasable upon exercise thereof. Procept has agreed to use its best efforts to file the registration statement within 60 days of the Effective Time and maintain its effectiveness until all Pacific warrants have been exercised or terminated by their terms.

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

On December 10, 1998, Pacific shares were issuable upon the exercise of outstanding Pacific warrants to purchase Pacific Common Stock, which will be converted, assuming a Conversion Factor of 0.11 into approximately 1,560,919 Procept warrants at the Effective Time. The weighted average exercise price per Pacific share of all Pacific warrants outstanding as of December 10, 1998 is $1.48. Assuming a 0.11 Conversion Factor, the weighted average exercise price per share of all Procept warrants to be issued upon the assumption of Pacific warrants will be $13.45.

Contractual Rights of Pacific Preferred Stock Converted to Procept Common Stock

The following is a brief summary of certain provisions of the Merger Agreement regarding additional contractual rights ("Section 10 Rights") to be granted to
(i) holders of Pacific Preferred Stock receiving Procept Common Stock in the Merger, or to their permitted assignees of such Section 10 Rights or (ii) a holder of indebtedness of Binary Therapeutics, Inc. ("BTI") to be merged into Pacific prior to the Effective Time, who receives shares of Procept Common Stock pursuant to Section 7.7 of the Merger Agreement (collectively, the "Rights Holders"). This summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Merger Agreement.

Certain Defined Terms

"Change of Shares" shall mean any event that necessitates an adjustment to the Dilution Value (as defined below) in the event Procept shall, at any time or from time to time after the date hereof (i) issue any shares of Procept Common Stock as a stock dividend to the holders of Procept Common Stock or (ii) subdivide or combine the outstanding shares of Procept Common Stock into a greater or lesser number of shares (any such issuances, subdivision or combination being herein called a "Change of Shares").

The "Closing Bid Price" of any security, for any trading day, shall be the reported per share closing bid price, regular way, of such security on the relevant Stock Market (as defined below) on such trading day (as defined below) or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such trading day.

The "Dilution Value" initially shall be $3.75. The Dilution Value is subject to adjustment.

"Fair Market Value" of any asset (including any security) means the fair market value thereof as mutually determined by Procept and the financial advisor, Paramount Capital, Inc. (the "Financial Advisor"). If Procept and the Financial Advisor are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board of Directors of Procept and the Financial Advisor (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid by Procept.

The "Issuance Base Amount" for each Rights Holder, at any time, means the sum of
(i) the number of shares of Procept Common Stock acquired by the Rights Holder in the Merger in respect of such shares of Pacific Preferred Stock, (ii) the number of shares of any Reset Issuance (as defined below) made to such Rights Holder occurring before such time, (iii) the number of shares of any Semi-Annual Issuances (as defined below) made to such Rights Holder occurring before such time and (iv) the number of shares of any Dilution Issuances (as defined below) made to such Rights Holder occurring before such time (with certain adjustments). For any transferee Rights Holder, the Issuance Base Amount, at any time, shall be the number of shares of Procept Common Stock related to such
Section 10 Rights as were transferred to such Rights Holder plus the number of shares of any Reset Issuance, Semi-Annual Issuance and Dilution Issuance made to such Rights Holder occurring subsequent to such transfer but before such time.

"Liquidation Event" shall mean any (i) liquidation, dissolution or winding up of Procept, whether voluntary or involuntary, (ii) sale or other disposition of all or substantially all of the assets of Procept or (iii) any consolidation, merger, combination, reorganization or other transaction in which Procept is not the surviving entity or shares of


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

Procept Common Stock constituting more than 50% of the voting power of Procept are exchanged for or changed into stock or securities of another entity, cash and/or any other property (clause (iii) of this sentence being referred to as a "Merger Transaction"). Notwithstanding the above, any consolidation, merger, combination, reorganization or other transaction in which Procept is not the surviving entity but the stockholders of Procept immediately prior to such transaction own in excess of 50% of the voting power of the corporation surviving such transaction and own such interest in substantially the same proportions as prior to such transaction, shall not be considered a Liquidation Event, or a Merger Transaction, provided that the surviving corporation has made appropriate provisions acceptable to the Financial Advisor to ensure that the
Section 10 Rights survive any such transaction.

"Market Price" per share of Procept Common Stock shall mean the average Closing Bid Price (adjusted, where appropriate, for any stock dividend to the holders of Procept Common Stock or subdivision or combination of the outstanding shares of Procept Common Stock) for twenty (20) consecutive trading days, ending with the trading day prior to the date as of which the Market Price is being determined, provided that if the prices referred to in the definition of Closing Bid Price cannot be determined on any trading day, "Market Price" for such trading day shall mean the Fair Market Value.

The "Stock Market" shall mean, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System or The Nasdaq SmallCap Market (collectively, "Nasdaq") or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by Procept for that purpose.

"Trading Price" shall mean the lower of (i) the average Closing Bid Price of the Procept Common Stock for the thirty (30) consecutive trading days immediately preceding the date as of which the trading price is being determined (with appropriate adjustments for Change of Shares) and (ii) the average Closing Bid Price of the Procept Common Stock for the five (5) consecutive trading days immediately preceding the date as of which the Trading Price is being determined with appropriate adjustments for the Change of Shares.

Reset Issuances and Adjustments

If the Market Price (as defined above) immediately prior to April 9, 1999 (the "Reset Date") is less than 140% of the then applicable Dilution Value (as defined above) (a "Reset Event") then: the Dilution Value will be reduced to the greater of (x) the Market Price at such time divided by 1.40 and (y) 25% of the then applicable Dilution Value. If there is any change in the Dilution Value as a result of a Reset Event, then, on such date, Procept shall issue to the Rights Holders a number of shares of Procept Common Stock (the "Reset Issuance") equal to the difference between (x) the quotient of (A) the product of the Issuance Base Amount times the Dilution Value immediately preceding the Reset Event divided by (B) the Dilution Value immediately following the Reset Event and (y) the Issuance Base Amount.

Semi-Annual Issuance

On each six month anniversary of the Reset Date (or the next succeeding business day), Procept shall issue (each a "Semi-Annual Issuance") to each Rights Holder a number of shares of Procept Common Stock equal to 5% of such Rights Holder's Issuance Base Amount on the applicable six month anniversary date.

Dilution Issuances and Anti-Dilution Adjustments

The Rights Holders will be entitled to receive additional shares of Procept Common Stock ("Dilution Issuances") in the event Procept sells or issues any shares of Procept Common Stock for a consideration per share less than the Dilution Value or the Market Price (each a "Dilutive Issuance"), provided that certain such events, as more fully described in the Merger Agreement, will not trigger such Dilution Issuances.

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

Liquidation Put

Each Rights Holder shall have the right (the "Liquidation Put") to require Procept to repurchase with cash any number (not to exceed such Rights Holder's Issuance Base Amount) of shares of Procept Common Stock then owned by such Rights Holder for 140% of the aggregate Dilution Value of such shares; provided, however, in the event of a Merger Transaction (as defined in the Merger Agreement), any such repurchase may be paid in cash, property and/or securities (valued as provided in the Merger Agreement) of the entity surviving such Merger Transaction. However, pursuant to the Merger Agreement, each Rights Holder covenants not to exercise the Liquidation Put unless a Liquidation Event has occurred. See "RISK FACTORS - Risk of Unenforceability of Contractual Rights to Holders of Pacific Preferred Stock."

Transfer of Section 10 Rights

No Rights Holder's Section 10 Rights are transferable until after April 9, 1999. No Rights Holder's Section 10 Rights may be transferred unless the transferee will be both the record and beneficial owner of the related Procept Common Stock and executes and delivers to Procept a counterpart of Section 10 agreeing to be bound by the obligations of the Rights Holder thereunder. Furthermore, any transfer of Procept Common Stock and related Section 10 Rights must be performed in accordance with applicable securities laws and regulations, and the transferor must provide Procept with an opinion of counsel, satisfactory to Procept, to that effect. Moreover, no transfer of Section 10 Rights may be made relating to fewer shares of Procept Common Stock than the quotient of 25,000 divided by the Dilution Value. Any purported transfer of Section 10 Rights not in compliance with the above restrictions shall be null and void and the Rights Holder shall forfeit all Section 10 Rights related to such transferred Procept Common Stock. Furthermore, upon, and to the extent of, any transfer of Procept Common Stock to which Section 10 Rights relate, without the transfer of such related Section 10 Rights, such related Section 10 Rights shall terminate.

Mandatory Termination

At any time after the Reset Date, Procept may cause the Rights Holders' Section 10 Rights to be terminated if the Market Price of the Procept Common Stock shall have exceeded 300% of the then applicable Dilution Value as of the third day prior to the date of notice of termination, which notice shall be given in accordance with the terms of the Merger Agreement.

Representations and Warranties

Pacific and Procept have each made customary representations and warranties to the other in the Merger Agreement relating to, among other things: (a) their organization, the organization of their subsidiaries and similar corporate matters; (b) their capital structure; (c) authorization, execution, delivery and performance of the Merger Agreement and the absence of any conflicts, violations or defaults under their respective organizational documents and other agreements and documents, conflicts with or violations of any laws as a result of executing the Merger Agreement; (d) governmental consents and filings; (e) the absence of any undisclosed liabilities (f) reports and financial statements filed with the SEC and the accuracy of the information contained in such reports and financial statements; (g) absence of any change, event or effect that is materially adverse to the business, assets, financial condition or results of operations of such party and its respective subsidiaries taken as a whole and certain other events since March 31, 1998 for Pacific and December 31, 1997 for Procept; (h) the payment of taxes and the filing of tax returns; (i) compliance with applicable laws and agreements and maintenance of licenses and permits; (j) the absence of litigation proceedings; (k) their material contracts; (l) their leased properties; (m) title to their assets; (n) employee benefit plans and employee relations; (o) insurance; and (p) hazardous wastes.

Certain Covenants

Interim Operations of Pacific. From the date of the execution of the Merger Agreement until the closing date, Pacific has agreed to carry on its business and the businesses of its subsidiaries diligently in the ordinary course. Pacific has also agreed to use reasonable efforts consistent with past practice to preserve intact the business organization of Pacific and its subsidiaries, keep available the services of their employees, maintain their properties and assets in good operating condition, maintain its insurance policies, preserve and protect its proprietary rights and to preserve their relationships with third parties. These obligations are subject to exceptions that are agreed to in writing by Procept. In particular, during the period before the closing date, Pacific will not do or permit its subsidiaries to do or agree to do any of the following:

          o Sell or transfer, or mortgage, pledge, or create any encumbrances on, any assets other than those in the ordinary course of business.

          o Incur or guaranty any liabilities other than in the ordinary course of business (with certain exceptions provided in the Merger Agreement) or incur any indebtedness for borrowing money or enter into certain contracts or commitments involving payments by Pacific or its subsidiaries of $5,000 or more (except in the ordinary course).

          o Change the compensation or fringe benefits of any officer, director or employee, or enter into, or modify, any employee plan, employment agreement, severance agreement or any other agreement with any officer, director or employee of Pacific.

          o Grant or accelerate the exercisability of any option or other right to purchase shares of capital stock, declare or pay any dividends or make any distribution with respect to its capital stock or issue any shares of its capital stock except as for the exercise of options as described in the Merger Agreement.

          o   Amend its Certificate of Incorporation or By-laws.

          o Make any material acquisition of property other than in the ordinary course of business.

          o Enter into or modify any material agreement other than in the ordinary course of business involving payments by Pacific of less than $5,000.

Interim Operations of Procept. From the date of the execution of the Merger Agreement until the closing date, Procept has agreed to carry on its business and the business of its material subsidiaries diligently in the ordinary course and consistent with good commercial practice. Procept has also agreed to use reasonable efforts consistent with past practices to preserve intact the business organization of Procept and its material subsidiaries, keep available the services of their employees, maintain their properties and assets in good condition and to preserve their relationships with third parties. These obligations are subject to exceptions that are agreed to in writing by Pacific. Procept agreed that it will not do or permit its subsidiaries to do those activities Pacific and its subsidiaries are not permitted to do, other than the restrictions regarding capital stock discussed above and except that Procept is not bound by the specific dollar limitations applicable to Pacific.

Pacific Special Meeting and Procept Special Meeting; Recommendations of the Pacific Board and Procept Board. Pacific has agreed in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and By-laws, to cause the Pacific Special Meeting to be held as promptly as practicable after the signing of the Merger Agreement for the purpose of considering the approval of the Merger Agreement. Procept has agreed, in accordance with the NASD rules, to cause the Procept Special Meeting to be held as promptly as possible following the signing of the Merger Agreement for the purpose of considering the approval of the Stock Issuance. The Pacific Board and the Procept Board have each agreed, subject to their respective fiduciary duties, to use their reasonable efforts to solicit from their stockholders proxies in favor of the approval of the Merger Agreement and the Stock Issuance, respectively, and to take all other actions necessary or advisable to secure the vote or consent of their stockholders required to obtain such approval.

Indemnification and Insurance for Pacific Officers and Directors. Procept has agreed to cause the Surviving Company to honor Pacific's indemnification obligations under Pacific's Certificate of Incorporation and By-laws as in effect before the Effective Time and not to modify such indemnification obligations in a manner that would have an adverse effect on the indemnified parties for a period of six years after the Effective Time. The indemnification obligations include those arising out of the Merger or that occurred prior to the Effective Time. Procept and Pacific also agreed to either purchase or keep in effect directors' and officers' liability insurance coverage for such indemnification obligations in the amount of at least $5,000,000. See "The Merger--Potential Conflicts and Interests of Certain Persons in the Merger" on page ___.

Certain Other Covenants. The Merger Agreement contains certain mutual covenants of the parties, including covenants relating to: public announcements; access to information; qualification of the Merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code; best efforts and further assurances; compliance with legal requirements and cooperation in connection with obtaining consents and approvals; and confidential treatment of non-public information.

The Merger Agreement also contains a covenant by Pacific to provide Procept with a list of individuals and entities which may be affiliates of Pacific within the meaning of Rule 145 under the Securities Act, and to use reasonable commercial efforts to cause such individuals and entities to sign and deliver to Procept an agreement in a form to be provided by Procept.

The Merger Agreement also contains certain covenants of Procept including covenants requiring Procept to take all actions necessary to list the Procept Common Stock to be issued in connection with the Merger on the Nasdaq SmallCap Market.

Conditions to the Merger

Conditions to Each Party's Obligations to Effect the Merger. The obligation of Procept, Pacific and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          o The approval of the amendment to the Pacific Certificate of Designations by the holders of Pacific Preferred Stock.

          o The approval of the Merger Agreement by the holders of Pacific Stock, by the Merger Sub and approval of the Stock Issuance by the holders of Procept Common Stock.

          o The Registration Statement of which this Joint Proxy Statement/Prospectus is a part having become effective under the Securities Act and not being subject to any stop order or related proceedings by the SEC.

          o No applicable law or regulation, judgment, injunction, order or decree of a court of competent jurisdiction prohibiting or enjoining the consummation of, or having a material adverse affect on, the Merger.

          o The shares of Procept Common Stock to be issued in the Merger having been approved for quotation on the Nasdaq SmallCap Market.

          o All other third party consents and approvals required to be obtained by either Pacific or Procept having been obtained.

          o The Boards of Directors of each of Procept and Pacific have received opinions from Oscar Gruss & Son Incorporated and Josephthal & Co. Inc., respectively, to the effect that the Merger is fair from a financial point of view to each respective company and its shareholders and neither opinion has been withdrawn as of the closing date of the Merger.

Conditions to the Obligations of Procept and Merger Sub. The obligations of Procept and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions:

          o The representations and warranties of Pacific contained in the Merger Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time.

          o The performance in all material respects by Pacific of its obligations under the Merger Agreement at or prior to the Effective Time.

          o Each of the individuals and entities who are "affiliates" of Pacific within the meaning of Rule 145 under the Securities Act having delivered to Procept an agreement in a form prescribed by Procept.

          o The acquisition of BTI by Pacific having been consummated as contemplated by an Agreement and Plan of Merger dated June 4, 1996, as amended.

          o Lindsay Rosenwald, President of Paramount Capital Asset Management, Inc, The Aries Trust, and the Aries Domestic Fund, L.P. (collectively, "Aries") as holders of promissory notes payable by BTI have entered into agreements with Procept and Pacific which provide for the conversion of those notes into Procept Common Stock at a rate of $5.00 per share with contractual rights set forth in Section 10 of the Merger Agreement and that either Procept or Pacific pay $100,000 to Mr. Rosenwald and $100,000 to Aries.

          o The Dissenting Shares shall not exceed 5% of the outstanding shares of Pacific Common Stock or issuable on the closing date.

          o   Certain other conditions as set forth in the Merger Agreement.

Conditions to the Obligations of Pacific. The obligation of Pacific to effect the Merger is further subject to the satisfaction of the following conditions:

          o The representations and warranties of Procept contained in the Merger Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time.

          o The performance in all material respects by Procept of its obligations under the Merger Agreement at or prior to the Effective Time.

          o   Certain other conditions set forth in the Merger Agreement.

Amendments; Waivers

Any provisions of the Merger Agreement may be amended or waived before the Effective Time only if the amendment or waiver is in writing and signed, in the case of an amendment, by Procept and Pacific and, in the case of a waiver, by the party against whom the waiver is to be effective.

No Solicitation

Procept and Pacific have agreed in the Merger Agreement that, from the date of execution of the Merger Agreement until the termination thereof, neither party nor any of their authorized representatives will, directly or indirectly: (a) solicit any proposal relating to the acquisition by another party of any capital stock or substantially all of the assets of such company or (b) engage in negotiations or discussions with another party regarding such acquisition or encourage any efforts by another party in such an acquisition, or (c) sell, transfer or dispose of all or any portion of the capital stock of such company or substantially all of the assets of such company. Notwithstanding the foregoing, each company may participate in such discussions or negotiations if such discussions or negotiations had commenced prior to the date of the Merger Agreement or were not solicited by or on behalf of such company and that the Board of Directors of the involved company determines in good faith, based on the advice of outside legal counsel, that continuing such action is necessary to comply with its fiduciary duties under applicable law.

If (i) either party breaches its No Solicitation obligations as discussed above or (ii) the Board of Directors of either party withdraws its recommendation to the stockholders as discussed above and the Merger has not occurred by June 30, 1999, then such party has agreed to make a cash payment of $150,000 to the other party.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the Closing Date, whether before or after approval of the Merger by Pacific's stockholders:

          o   By mutual written consent of Procept and Pacific.

          o   By either Pacific or Procept:

              -- if the Merger has not been consummated by June 30, 1999 (which date may be extended by mutual consent of the parties); provided, however, that neither Procept or Pacific may terminate if its breach is the reason that the Merger has not been consummated;

              -- if a court of competent jurisdiction or governmental body has issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

              -- if the Pacific's stockholders vote and do not approve the Merger Agreement as required by Delaware law; or

              -- if the shareholders of Procept vote and do not approve the Stock Issuance.

          o   By Procept:

              -- if the Pacific Board failed to recommend any required approval of the Merger Agreement and the Merger in this Joint Proxy Statement/Prospectus or has withheld or withdrawn its recommendation in favor of any required approval of the Merger; or

              -- if any representation, warranty, covenant or agreement on the part of Pacific set forth in the Merger Agreement was not true and correct in all material respects when made; or

              -- if Pacific has materially breached any covenant in the Merger Agreement and such breach has not been cured by Pacific within thirty business days following receipt by Pacific of written notice of such breach from Procept or by the closing date, whichever occurs first.

          o   By Pacific:

              -- if the Procept Board has failed to recommend any required approval of the Merger in this Joint Proxy
                    Statement/Prospectus or has withheld or withdrawn its recommendation in favor of any required approval of the Merger;

              -- if any representation, warranty, covenant or agreement on the part of Procept set forth in the Merger Agreement was not true and correct in all material respects when made; or

              -- if Procept has materially breached any covenant in the Merger Agreement and such breach shall not have been cured by Procept within thirty business days following receipt by Procept of written notice of such breach from Pacific or by the closing date, whichever occurs first.

If the Merger Agreement is validly terminated, no provision of the Merger Agreement shall survive (except for the provisions relating to expenses, termination fees, publicity, confidentiality and miscellaneous provisions of general application) and such termination shall eliminate or reduce any party's liability to another party for any breach of the Merger Agreement occurring before such termination.

Termination Fee

If either party breaches its No Solicitation obligations mentioned above or if either Board withdraws its recommendation to approve the Merger and the Merger has not occurred prior to June 30, 1999, then the company so breaching or withdrawing shall pay the other a termination fee in the amount of $150,000 on the earlier to occur of the consummation of any such transaction with a third party or June 30, 1999.

Payment of Expenses of the Merger

If the Merger is not consummated, each of Pacific and Procept shall bear its respective expenses incurred in connection with the Merger Agreement. If the Merger is consummated, the Surviving Company, as the successor to Pacific, shall be liable for all unpaid expenses of Pacific.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL INFORMATION


The following unaudited pro forma financial statements of Procept and the related notes are presented to give effect to (i) the acquisition of Binary Therapeutics, Inc. ("BTI") by Pacific through a merger of BTI with and into Pacific using shares of Pacific and the cancellation of BTI's notes payable to Pacific and (ii) the subsequent acquisition of Pacific by Procept through a merger of a wholly-owned subsidiary of Procept with and into Pacific (as described in Note 1). Pro forma statements of operations have been presented for Procept assuming that the mergers discussed above occurred as of January 1, 1997, using the purchase accounting method. A pro forma balance sheet has been presented for Procept assuming that the merger occurred as of September 30, 1998.

The unaudited pro forma financial statements are based on the historical consolidated financial statements for Procept, Pacific and BTI and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma financial statements for the period ended September 31, 1998 include the nine months then ended for Procept, Pacific and BTI. The unaudited pro forma financial statements for the year ended December 31, 1997 include the twelve months then ended for Procept and BTI and the twelve month year ended March 31, 1998 for Pacific. Accordingly, the results for the three months ended March 31, 1998 of Pacific have been included in both statements of operations.

The unaudited pro forma financial statements do not (i) purport to represent what Procept's results of operations and financial condition actually would have been if the events described above had occurred as of the dates indicated or what such results and financial condition will be for any future periods or (ii) give effect to certain non-recurring charges which resulted from these events. Future non-recurring charges related to the mergers include approximately $1.5 million which will be taken as a charge in the first quarter of 1999. The unaudited pro forma financial statements are based upon assumptions that Procept believes are reasonable and should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                 PROCEPT, INC.
                        PRO FORMA COMBINED BALANCE SHEETS
                            AS OF SEPTEMBER 30, 1998

                                 Historical      Historical
                                   Pacific         Binary      Purchase                                       Pro           Pro
                                Pharmaceutical  Therapeutics,    Price                     Historical       Forma          Forma
                                     Inc.           Inc.      Adjustments      Total     Procept, Inc.  Adjustments    Procept, Inc.
                                  -----------     --------    ---------     -----------   -----------   ----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents       $ 4,285,460      $ 1,715                  $ 4,287,175   $ 3,568,890   $ (285,000)(G) $ 7,571,065
  Marketable securities                                                               0     2,003,254                    2,003,254
  Inventory                            54,587                                    54,587                                     54,587
  Investment in Aquila                                                                0       455,313                      455,313
  Other current assets                 98,269                                    98,269        15,406                      113,675
                                  -----------     --------    ---------     -----------   -----------   ----------    ------------
    Total current assets            4,438,316        1,715            0       4,440,031     6,042,863     (285,000)     10,197,894
                                  -----------     --------    ---------     -----------   -----------   ----------    ------------

Property and equipment, net            59,658        2,754      $ 1,334 (C)      63,746       235,645                      299,391
Other assets                          144,274       49,885      (49,885)(D)     144,274       197,026     (144,274)(E)     197,026
                                  -----------     --------    ---------     -----------   -----------   ----------    ------------
    Total assets                  $ 4,642,248     $ 54,354    $ (48,551)    $ 4,648,051   $ 6,475,534   $ (429,274)   $ 10,694,311
                                  ===========     ========    =========     ===========   ===========   ==========    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                  $ 620,444    $ 102,045                    $ 722,489     $ 301,643                  $ 1,024,132
  Accrued expenses                    218,287          630                      218,917       138,202   $ 1,500,000(F)   1,857,119
  Current portion of capital
    lease obligations                   4,271                                     4,271                                      4,271
  Accrued interest                                 457,443   $ (272,000)(G)     185,443                   (185,443)(G)           0
  Notes payable                                  3,499,117   (2,671,117)(G)     528,000                   (285,000)(G)           0
                                                               (300,000)(G)                               (243,000)(G)
  Other current liabilities                                                           0       173,033                      173,033
                                  -----------     --------    ---------     -----------   -----------   ----------    ------------
    Total current liabilities         843,002    4,059,235   (3,243,117)      1,659,120       612,878      786,557       3,058,555
                                  -----------     --------    ---------     -----------   -----------   ----------    ------------

Deferred rent                                                                         0       207,624                      207,624
Capital lease obligations              20,396                                    20,396                                     20,396
Minority interest                   4,731,594                                 4,731,594                                  4,731,594

Shareholders' equity:
Preferred stock                       922,088                                   922,088                   (922,088)(I)           0
Common stock                          244,516       16,855      (16,855)(I)     287,516        30,018     (287,516)(I)      58,425
                                                                 43,000 (B)                                 27,550 (A)
                                                                                                               857 (G)
Additional paid-in capital         48,298,469    1,192,340   (1,192,340)(I)  48,685,469    66,110,013  (48,685,469 (I)  69,781,612
                                                                387,000 (B)                              3,244,013 (A)
                                                                                                           427,586 (G)
Accumulated deficit               (50,417,817)  (5,211,018)   5,211,018 (I) (51,658,132)  (60,631,556)  51,658,132 (I) (67,310,452)
                                                             (1,240,315)(B)                             (6,678,896)(A)
Unrealized gain on investments                                                        0       158,414                      158,414
Subscriptions receivable on sale
  of common stock                                   (3,058)       3,058 (I)           0                                          0
Treasury stock                                                                        0       (11,857)                     (11,857)
                                  -----------     --------    ---------     -----------   -----------   ----------    ------------
  Total shareholders' equity         (952,744)  (4,004,881)   3,194,566      (1,763,059)    5,655,032   (1,215,831)      2,676,142
                                  -----------     --------    ---------     -----------   -----------   ----------    ------------
  Total liabilities and
     shareholders' equity         $ 4,642,248     $ 54,354    $ (48,551)    $ 4,648,051   $ 6,475,534   $ (429,274)   $ 10,694,311
                                  ===========     ========    =========     ===========   ===========   ==========    ============

See notes to unaudited pro forma financial statements.

                                  PROCEPT, INC.
                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998


                                     Historical      Historical
                                       Pacific         Binary      Purchase                                 Pro            Pro
                                    Pharmaceutical  Therapeutics,   Price                   Historical      Forma         Forma
                                         Inc.           Inc.     Adjustments     Total     Procept, Inc. Adjustments   Procept, Inc.
                                     -----------     --------     ---------    -----------  -----------  ----------    ------------
Revenues:
  Product sales                          $ 4,016                                  $ 4,016                                   $ 4,016
  License fees and royalties               5,073                                    5,073                                     5,073
  Research and development revenue
   under collaborative agreements
   from related party                                                                   0    $ 109,375                      109,375
  Revenue from grant                                                                    0                                         0
  Interest and other                     148,065                                  148,065      155,530                      303,595
                                     -----------   ----------    ---------    -----------  -----------  -----------     -----------
   Total revenues                        157,154            0            0        157,154      264,905            0         422,059
                                     -----------   ----------    ---------    -----------  -----------  -----------     -----------

Costs and expenses:
  Cost of product sales                   45,246                                   45,246                                    45,246
  Marketing                               82,031                                   82,031                                    82,031
  Research and development             1,743,595    $ 474,234   $ (498,710)(K)  1,719,119    1,707,256                    3,426,375
  General and administrative           1,191,035       24,476                   1,215,511    1,411,786                    2,627,297
  Restructuring charges                                                                 0      225,000                      225,000
  Interest and other                      41,075      431,613      (54,000)(G)     82,688     (203,356)                    (120,668)
                                                                  (336,000)(G)
                                     -----------   ----------    ---------    -----------  -----------  -----------     -----------
   Total costs and expenses            3,102,982      930,323     (888,710)     3,144,595    3,140,686            0       6,285,281
                                     -----------   ----------    ---------    -----------  -----------  -----------     -----------

Loss applicable to minority interest      85,475                                   85,475                                    85,475
Net loss                              (2,860,353)    (930,323)     888,710     (2,901,966)  (2,875,781)           0      (5,777,747)
Less: dividends on preferred stock    (6,161,110)                              (6,161,110)              $ 3,240,785 (H)  (2,920,325)
                                     ===========   ==========    =========    ===========  ===========  ===========     ===========
Net loss available to common
  shareholders                       $(9,021,463)  $ (930,323)   $ 888,710    $(9,063,076) $(2,875,781) $ 3,240,785     $(8,698,072)
                                     ===========   ==========    =========    ===========  ===========  ===========     ===========

Basic and diluted net loss per
  common share                           $ (0.80)                   $ 0.41        $ (0.39)     $ (1.35)    $  (0.02)        $ (1.37)
                                     ===========   ==========    =========    ===========  ===========  ===========     ===========

Weighted average number of common                                                                       (13,407,469)(J)
  shares - basic and diluted          11,257,469                 2,150,000     13,407,469    2,126,651    4,206,279 (J)   6,332,930
                                     ===========   ==========    =========    ===========  ===========  ===========     ===========


See notes to unaudited pro forma financial statements.

                                  PROCEPT, INC.
                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                    Historical    Historical
                                     Pacific        Binary     Purchase                                     Pro            Pro
                                 Pharmaceuticals Therapeutics,   Price                      Historical      Forma         Forma
                                       Inc.          Inc.     Adjustments      Total      Procept, Inc.  Adjustments   Procept, Inc.
                                   -----------     --------    ---------   -------------  -------------  -----------    ------------
Revenues:
  Product sales                       $ 69,510                                   $ 69,510                                  $ 69,510
  License fees and royalties             5,405                                      5,405                                     5,405
  Research and development revenue
   under collaborative agreements
   from related party                                                                   0      $ 519,552                    519,552
  Revenue from grant                                                                    0        113,854                    113,854
  Interest and other                   273,545                                    273,545        147,766                    421,311
                                  ------------   -----------  -----------    ------------   ------------  ------------  ------------
   Total revenues                      348,460             0            0         348,460        781,172           0      1,129,632
                                  ------------   -----------  -----------    ------------   ------------  ------------  ------------

Costs and expenses:
  Cost of product sales                140,460                                    140,460                                   140,460
  Marketing                            218,603                                    218,603                                   218,603
  Research and development           2,196,433   $ 1,199,603  $(1,279,501)(K)   2,116,535      6,618,836                  8,735,371
  General and administrative         2,086,249        79,898                    2,166,147      2,714,678                  4,880,825
  Restructuring charges                                                                 0        459,969                    459,969
  Interest and other                    78,178       792,007      (72,000)(G)     138,185         40,264                    178,449
                                                                 (660,000)(G)
                                  ------------   -----------  -----------    ------------   ------------  ------------  ------------
   Total costs and expenses          4,719,923     2,071,508   (2,011,501)      4,779,930      9,833,747           0     14,613,677
                                  ------------   -----------  -----------    ------------   ------------  ------------  ------------

Net loss                            (4,371,463)   (2,071,508)   2,011,501      (4,431,470)    (9,052,575)          0    (13,484,045)
Less: dividends on preferred
      stock                         (7,226,887)                                (7,226,887)    (4,217,388) $7,226,887     (4,217,388)

                                  ------------   -----------  -----------    ------------   ------------  ------------  ------------
Net loss available to
    common shareholders           $(11,598,350)  $(2,071,508) $ 2,011,501    $(11,658,357)  $(13,269,963) $7,226,887   $(17,701,433)
                                  ============   ===========  ===========    ============   ============  ============  ============

Basic and diluted net loss
   per common share                    $ (1.25)                    $ 0.94         $ (1.02)      $ (63.68)    $ 59.67        $  4.01
                                  ============   ===========  ===========    ============   ============  ============  ============

Weighted average number of common                                                                        (11,423,717)(J)
  shares - basic and diluted         9,273,717                  2,150,000      11,423,717        208,371   4,206,279 (J)  4,414,650
                                  ============   ===========  ===========    ============   ============  ============  ============


See notes to unaudited pro forma financial statements.

                                  PROCEPT, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) THE MERGER

Procept entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") dated December 10, 1998 to acquire Pacific, a Delaware corporation engaged in the development of cancer therapies, based in San Diego, California, through a merger of a wholly-owned subsidiary of Procept with and into Pacific. The business of Pacific will be allocated to Procept upon consummation of the merger. Pursuant to the Merger Agreement, each share of Pacific common stock (including preferred stock on an as converted basis into common stock) will convert into approximately 0.11 shares of Procept common stock or a total of 2,755,000 Procept shares (of which 1,281,153 shares of Procept common stock to be issued in the merger to the holders of Pacific's preferred stock shall be accompanied by certain contractual rights identical to contractual rights held by purchasers in Procept's 1998 Private Placement). In addition, Procept has agreed to assume an approximately $7.3 million obligation (payable in cash or common stock of Procept) of Pacific's subsidiary, BG Development Corp., and Procept has agreed to exchange all Pacific's outstanding warrant, unit purchase option and stock option obligations into approximately 1,806,000 like instruments of Procept.

The pro forma balance sheet as of September 30, 1998 gives effect to the Merger as of September 30, 1998, using the purchase accounting method and assumes that the Procept Stock issued has a fair market value of $1.19 per share or approximately $3.3 million total value and the allocation of the purchase price was determined through a combination of an independent valuation of the business of Pacific and an internal review of the market potential for the Pacific programs. The allocation of the purchase price is discussed further in Note 2.

Prior to the merger of Pacific with Procept, Pacific acquired BTI using shares of Pacific and the cancellation of BTI's note payable to Pacific. The pro forma balance sheet as of September 30, 1998 gives effect to this merger as of September 30, 1998, using the purchase accounting method and assumes that the Pacific Stock issued will be valued at approximately $.4 million which was determined through a combination of an independent valuation of the business of BTI and an internal review of the market potential for the BTI programs. The allocation of the purchase price is discussed in Note 2.


(2) PRO FORMA ADJUSTMENTS RELATED TO THE ACQUISITION

(A) Purchase Price Allocation - Procept/Pacific

Upon consummation of the Merger, Procept will issue 2,755,000 shares of its $.01 par value common stock to acquire all of the outstanding common stock of Pacific and therefore has credited common stock for $27,550 and additional paid-in capital for $3,244,013. The aggregate purchase price of $3.3 million, plus estimated acquisition costs of $1.5 million and assumed liabilities of $6.4 million will be allocated to the acquired tangible and intangible assets based on their estimated respective fair values:

         Cash                                  $ 4,287,175
         Inventory                                  54,587
         Other current assets                       98,269
         Property and equipment, net                63,746
         Charge for incomplete technology        6,678,896
                                               -----------
                                               $ 11,182,673
                                               ===========

The charge for in-process technology of $6.7 million represents the value assigned to Pacific's programs which are still in the development stage and for which there is no alternative future use. The value assigned to these programs has been determined by selecting the fair value of these programs, as provided by an independent valuation of the Pacific business, based on comparable technologies. The pro forma adjustments to the pro forma statements of operations for the year ended December 31, 1997 do not give effect to the charge for in-process technology in the amount of $6.7 million which will be charged to operations upon consummation of the Merger, presently anticipated to occur in the first quarter of 1999.

Pacific has three key cancer programs that are in various stages of development, all of which require significant expense and several years of development before they could become marketable pharmaceutical products.

Benzylguanine (BG) for the treatment of brain and other cancers has completed one Phase I safety clinical study at the Duke University Medical Center. Two other Phase I clinical studies at the University of Chicago and the Case Western University are nearing completion. This compound still requires Phase II and Phase III efficacy clinical studies which will require three to five years and $7 million to $10 million in development costs, the range dependent on the number of trials required by the FDA for approval. Procept/Pacific will seek corporate partnerships and government funding to help defray these costs.

Boronated Protoporphyrin Compound (BOPP) for the treatment of brain and other cancers is currently undergoing Phase I clinical trials at the Royal Melbourne Hospital under the direction of Dr. Andrew Kaye for the treatment of brain cancer. This compound still requires Phase II and Phase III efficacy clinical studies which will require three to five years and $7 million to $10 million in development costs, the range dependent on the number of trials required by the FDA for approval. Procept/Pacific will seek corporate partnerships and government funding to help defray these costs.

Cancer Immunotherapy for metastatic breast and other cancers is in preparation for human clinical trials, having completed most pre-clinical work. This compound still requires Phase II and Phase III efficacy clinical studies which will require three to five years and $7 million to $10 million in development costs, the range dependent on the number of trials required by the FDA for approval. Procept/Pacific will seek corporate partnerships and government funding to help defray these costs.

Key risks for all these compounds include uncertainty of clinical trial safety and efficacy results, dependence on others for marketing and manufacturing, obsolescence by competitive products and the potential need for additional funds.

(B) Purchase Price Allocation - Pacific/BTI

Upon consummation of the Merger, Pacific will issue 2,150,000 shares of its $.02 par value common stock to acquire all of the outstanding common stock of BTI, plus the assumption of $800,000 of debt and accrued interest and therefore has credited common stock for $43,000 and additional paid-in capital for $387,000. The aggregate purchase price of $.4 million plus assumed liabilities of $.8 million (net of loan and loan interest adjustments of $3.2 million) will be allocated to the acquired tangible and intangible assets based on their estimated respective fair values:

         Cash                                   $    1,715
         Property and equipment, net                 4,088
         Charge for incomplete technology        1,240,315
                                                ----------
                                                $1,246,118
                                                ==========

The charge for in-process technology of $1.2 million represents the value assigned to BTI's programs which are still in the development stage and for which there is no alternative future use. The value assigned to these programs has been determined by selecting the fair value of these programs, as provided by an independent valuation of the BTI business, based on comparable technologies. The pro forma adjustments to the pro forma statements of operations for the year ended December 31, 1997 do not give effect to the charge for in-process technology in the amount of $1.2 million which will be charged to operations upon consummation of the Merger, presently anticipated to occur in the first quarter of 1999.

BTI has one cancer program that will require significant expense and several years of development before it could become a marketable pharmaceutical product.

Boronated Protoporphyrin Compound (BOPP) for the treatment of brain and other cancers is currently undergoing Phase I clinical trials at the Royal Melbourne Hospital under the direction of Dr. Andrew Kaye for the treatment of brain cancer. This compound still requires Phase II and Phase III efficacy clinical studies which will require three to five years and $7 million to $10 million in development costs, the range dependent on the number of trials required by the FDA for approval. Pacific/BTI will seek corporate partnerships and government funding to help defray these costs.

Key risks for this compound includes uncertainty of clinical trial safety and efficacy results, dependence on others for marketing and manufacturing, obsolescence by competitive products and the potential need for additional funds.

(C) The adjustment of $1,334 to increase BTI's historical property and equipment is made to reflect its fair market value based upon an independent valuation. This amount has not been reflected in the historical balances as of September 30, 1998.

(D) The adjustment of $49,885 to decrease BTI's historical patent costs is made to reflect its fair market value based upon an independent valuation whereby the patent value is included as part of the in-process technology. This amount has not been reflected in the historical balances as of September 30, 1998.

(E) The adjustment of $144,274 to decrease Pacific's historical patent costs is made to reflect its fair market value based upon an independent valuation whereby the patent value is included as part of the in-process technology. This amount has not been reflected in the historical balances as of September 30, 1998.

(F) The adjustment in the amount of $1,500,000 to accrued expenses reflects the accrual of the estimated acquisition costs which have not been reflected in the historical balances as of September 30, 1998.

(G) As part of the acquisition of BTI by Pacific, the loan amount of $2,671,117 due to Pacific is converted into equity. BTI's convertible notes payable of $300,000 and accrued interest of $272,000 at September 30, 1998 are converted to BTI common stock. Interest on the $300,000 loans of $390,000 and $732,000 has been eliminated in the Pro Forma Combined Statements of Operations for the nine months ended September 30, 1998 and year ended December 31, 1997, respectively, as if these loans were converted to Pacific common stock on January 1, 1997.

As part of the Merger Agreement, Procept is required to pay off, in cash, loans originally entered into by BTI in the amounts of $100,000, $100,000 and $85,000 or a total of $285,000. Also, additional loans for $100,000 and $143,000 plus accrued interest of $185,443 is to be settled by issuing approximately 85,700 shares of Procept common stock with Article VI rights at $5.00 per share. Therefore, $857 was credited to common stock and $427,586 was credited to additional paid in capital.

(H) All of Pacific's preferred stock dividends related to its 1997 private placement are assumed to have been triggered by the mergers and therefore recorded prior to the earliest period presented and eliminated from the pro forma financials.

(I) To eliminate BTI's and Pacific's historical stockholders' equity amounts.

                                         BTI            Pacific
                                         ---            -------
         Preferred stock                             $   922,088
         Common stock                $    16,855         287,516
         Additional paid-in capital    1,192,340      48,685,469
         Accumulated deficit          (5,211,018)    (51,658,132)
         Subscriptions receivable on
           sale of common stock           (3,058)
                                      ----------     -----------
                                     $(4,004,881)    $(1,763,059)
                                      ==========     ===========

(J) To eliminate Pacific's weighted average shares outstanding, issue 2,755,000 shares of common stock of the Registrant as proceeds of the merger and issue an additional 1,365,579 shares of common stock of the Registrant as a result of the merger to existing shareholders of the Registrant pursuant to contractual anti-dilution rights as well as the issuance of approximately 85,700 shares issued to satisfy certain liabilities as described in Note G.

(K) Pacific is funding BTI and records that funding as R&D expense. BTI utilizes these funds for R&D and G&A expense. Accordingly, the Pacific expense is being eliminated in these pro forma financials.

                             PRINCIPAL STOCKHOLDERS

Procept Share Ownership

The following table and footnotes set forth certain information regarding the beneficial ownership of Procept's Common Stock as of November 30, 1998 and the percentage which such ownership bears to the total number of outstanding shares as of that date by (i) persons known by Procept to be beneficial owners of more than 5% of the Procept Common Stock, (ii) the executive officers of Procept,
(iii) each director of Procept, and (iv) all executive officers and directors of Procept as a group.

                                                             Shares of Common Stock                Shares of Common Stock
                                                          Beneficially Owned Before the              Beneficially Owned
                                                                   Merger (1)                         After the Merger
                                                          -----------------------------          -------------------------
            Beneficial Owner                                 Shares          Percent              Shares           Percent
            ----------------                              --------------   ------------          ---------        --------

The Aries Trust.....................................       3,346,893 (2)        66.8%            4,451,195           52.9%
Aries Domestic Fund, L.P.
Paramount Capital Asset Management, Inc.
Dr. Lindsay A. Rosenwald
c/o Paramount Capital Asset Management, Inc.
787 Seventh Avenue
New York, New York 10019

John F. Dee.........................................             100                *                  100               *

Michael S. Weiss....................................          35,372 (3)         1.2%               97,092            1.7%

Zola P. Horovitz, Ph.D..............................          13,005 (4)            *               13,005               *

Max Link, Ph.D......................................           9,148 (5)            *                9,148               *

Mark C. Rogers, M.D.................................             143 (6)            *                  143               *

Elliott H. Vernon...................................             143 (7)            *                6,963               *

All executive officers and directors as a group
(6 persons).........................................          57,911 (8)         1.9%              126,451            2.2%

-----------------------------
* Indicates less than 1%

(1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares of Procept Common Stock shown as beneficially owned by such stockholder, subject to community property laws where applicable. Shares of Procept Common Stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days of November 30, 1998 are treated as outstanding solely for the purpose of calculating the amount and percentage of shares beneficially owned by the holder of such options or warrants. For the purpose of determining the number of shares beneficially owned after the Merger, in addition to 3,001,832 shares outstanding on November 30, 1998, 2,755,000 shares to be issued in the Merger are deemed outstanding.
(2) Consists of the following shares and shares that may be acquired within 60 days of November 30, 1998 upon the exercise of warrants and options:
     882,092 shares, warrants to purchase 886,184 shares and options to purchase units consisting of (i) 33,500 shares and (ii) Class C Warrant to purchase 33,500 shares held by The Aries Trust (the "Trust"); 459,588 shares, warrants to purchase 461,341 shares and options to purchase units consisting of (i) 16,500 shares and (ii) Class C Warrants to purchase 16,500 shares held by the Aries Domestic Fund, L.P. (the "Partnership" and together with the Trust, the "Aries Funds"). The Aries Funds acquired a controlling interest in the Company in June 1997. Paramount Capital Asset Management, Inc. ("PCAM"), Dr. Lindsay A. Rosenwald, The Trust and the Partnership (collectively with PCAM, Dr. Rosenwald and the Trust, the "Aries Purchasers") filed a Statement on Schedule 13D with the Securities and Exchange Commission reflecting the Aries Purchasers' acquisition of certain securities on June 30, 1997 (the "Original Schedule 13D"). The Aries Purchasers filed an amendment to the Original Schedule 13D on September 3, 1997 to report the conversion of their holdings of Procept Common Stock to Series A Convertible Preferred Stock. On April 21, 1998, the Aries Purchasers filed a second amendment to the Original 13D to report: (i) the exchange of their holdings of Procept Series A Convertible Preferred Stock and warrants to purchase Common Stock for an aggregate of 841,680 shares of Common Stock and warrants to purchase an additional 841,680 shares of Common Stock and (ii) the acquisition of (A) 335,000 shares of Common Stock and warrants to purchase 335,000 shares of Common Stock by the Trust and (B) 165,000 shares of Common Stock and warrants to purchase 165,000 shares of Common Stock by the Partnership, in each case on April 9, 1998. The Aries Purchasers and Mr. Weiss filed a third amendment to the Original Schedule 13D to report: (i) the receipt by the Trust of Placement Options to purchase units consisting of an aggregate of 33,500 shares of Common Stock and Class C Warrants to purchase 33,500 shares of Common Stock; (ii) the receipt by Partnership of Placement Options to purchase units consisting of an aggregate of 16,500 shares of Common Stock and Class C Warrants to purchase 16,500 shares of Common Stock; and (iii) the receipt by Dr. Rosenwald of (A) Placement Options to purchase units consisting of an aggregate of approximately 59,337 shares of Common Stock and Class C Warrants to purchase approximately 59,337 shares of Common Stock and (B) Advisory Options to purchase units consisting of an aggregate of 219,507 shares of Common Stock and Class C Warrants to purchase 219,507 shares of Common Stock. According to the Original Schedule 13D, Dr. Rosenwald and PCAM may be deemed to have shared voting and investment power over the shares of Common Stock that may be deemed to be beneficially owned by the Aries Purchasers. Pursuant to the Securities Purchase Agreement dated June 30, 1997 with the Company, the Aries Purchasers have the right to appoint a majority of the members of the Board of Directors of the Company.
(3) Does not include (i) options held by Hawkins Group, LLC to purchase units consisting of an aggregate of (A) 64,175 shares of Common Stock and (B) Class C Warrants to purchase 64,175 shares of Common Stock or (ii) shares held of record or issuable to the Aries Purchasers. Mr. Weiss is a managing member of the Hawkins Group, LLC and a Senior Managing Director of Paramount Capital, Inc., an affiliate of PCAM, which is the investment manager of the Trust and the general partner of the Partnership. Mr. Weiss disclaims beneficial ownership of the shares held by the Hawkins Group, LLC and the Aries Purchasers.
(4) Consists solely of shares issuable to Dr. Horovitz upon the exercise of options currently exercisable or exercisable within 60 days of November 30, 1998.
(5) Includes 8,933 shares issuable to Dr. Link upon the exercise of options currently exercisable or exercisable within 60 days of November 30, 1998.
(6) Consists solely of shares issuable to Dr. Rogers upon the exercise of options currently exercisable or exercisable within 60 days of November 30, 1998.
(7) Consists solely of shares issuable to Mr. Vernon upon the exercise of options currently exercisable or exercisable within 60 days of November 30, 1998.
(8)  See notes (3) through (7).

Pacific Share Ownership

The following table and footnotes sets forth certain information regarding the beneficial ownership of Pacific's Common Stock and Preferred Stock as of December 10, 1998 and the percentage which such ownership bears to the total number of outstanding shares as of that date by (i) persons known to Pacific to be beneficial owners of more than 5% of the Pacific Common Stock and Pacific Preferred Stock; (ii) executive officers, and (iii) all executive officers and directors as a group.


                                                   Common Stock                      Preferred Stock               % of Total
          Name                                     Shares (1)(2)                      Shares (1)(2)               Voting Power
          ----                               --------------------------            ------------------------       ------------

The Aries Trust....................           2,858,783(3)       18.91%             24,684           40.18%           34.19%
Aries Domestic Fund, L.P.
Paramount Capital Asset Management, Inc.
Dr. Lindsay A. Rosenwald
   c/o Paramount Capital Asset
   Management, Inc.
   787 Seventh Avenue
   New York, NY 10019

Lou Weisbach.......................             955,100           7.23%                 --               --            4.16%
   5980 West Touhy Ave.
   Niles, IL 60714

Dr. H. Laurence Shaw...............             695,417           5.67%                 --               --            2.94%

Anil K. Singhal....................              67,000               *                 --               --                *

Jack H. Halperin...................              68,900               *                 --               --                *

Elliott H. Vernon..................              62,000               *                 --               --                *

Michael S. Weiss (4)...............             108,174               *              1,557            4.06%            2.70%

Robert A. Vukovich.................              41,800               *                 --               --                *

All executive officers and directors
   as a group (7 persons)..........             997,117           8.13%              1,557            4.06%            2.45%

-----------------------------
*  Less than 1%

(1) The inclusion of any shares deemed beneficially owned does not constitute an admission by the person named that he is the beneficial owner of those shares. Beneficial ownership also includes shares of Common Stock which may be acquired within 60 days of December 10, 1998 through the exercise of warrants or options as follows: Dr. Rosenwald, 2,458,783 shares; Aries Domestic Fund, L.P., 781,150 shares; The Aries Trust, 1,245,250 shares; Paramount Capital Asset Management, Inc., 2,026,400 shares; Dr. Shaw, 685,417; Dr. Singhal, 65,000; Mr. Halperin, 68,900 shares; Mr. Vernon, 62,000 shares; Mr. Weiss, 108,174 shares; and all Directors and Executive Officers as a group 790,874 shares. Beneficial ownership also includes shares of Preferred Stock which may be acquired within 60 days of December 10, 1998 through the exercise of warrants as follows: Dr. Rosenwald, 12,045 shares; Aries Domestic Fund, L.P., 578 shares; The Aries Trust, 1,121 shares; Paramount Capital Asset Management, Inc., 1,699 shares; and Mr. Weiss, 1,557 shares. Although the Preferred Stock is convertible into Common Stock, it is not reflected on an as-converted basis in the Common Stock Column because, as a voting security, it is reflected in its own column.
(2) To the best of the Company's knowledge, unless otherwise indicated, the beneficial owners names in column one have sole voting and investment power with respect to the shares held.
(3) Consist of the following shares and shares that may be acquired within 60 days upon the exercise of warrants: (i) 1,445,250 shares of Common Stock and 9,461 shares of Preferred Stock held by The Aries Trust (the "Trust");
     (ii) 981,150 shares of Common Stock and 4,877 shares of Preferred Stock held by Aries Domestic

     Fund, L.P. (the "Fund"); and (iii) 432,383 shares of Common Stock and 10, 346 shares of Preferred Stock held by Dr. Rosenwald. Paramount Capital Asset Management, Inc. is the general partner of the Fund, and is the investment manager of the Trust, and therefore may be deemed to be the beneficial owner of shares beneficially owned by each. Dr. Lindsey Rosenwald is the President and sole shareholder of Paramount Capital Asset Management, Inc. and may therefore deemed to be the beneficial owner of shares beneficially owned by Paramount, and each of the Fund and the Trust, although he disclaims such beneficial ownership except to the extent of his primary interests.
(4) Includes warrants to purchase 46,174 shares of Common Stock and options to purchase 62,000 shares of Common Stock and 1,557 shares of Preferred Stock. Mr. Weiss disclaims beneficial ownership of all shares owned by other employees of principals of Paramount or Paramount Capital.

                      DESCRIPTION OF PROCEPT CAPITAL STOCK

General

The description of the capital stock below is qualified in its entirety by reference to the Procept Restated Certificate of Incorporation, as amended (the "Procept Charter") and the Procept By-laws, copies of which are on file with the SEC.

Authorized and Outstanding Capital Stock

Procept is authorized to issue up to 30,000,000 shares of Procept Common Stock with par value of $0.01 per share and 1,000,000 shares of Procept Preferred Stock with a par value of $0.01 per share. On September 30, 1998, there were 3,001,832 shares of Procept Common Stock issued and outstanding. No shares of Procept Preferred Stock are issued or outstanding. After giving effect to the merger, approximately 7,218,311 shares of Procept will be outstanding. In addition, after giving effect to the merger, warrants and options exercisable for an aggregate of 6,258,003 shares of Procept Common Stock will be outstanding.

Common Stock

Shares of Procept Common Stock which, by the provisions of the Procept Charter, are entitled to vote upon any question shall be entitled to one vote per share in person or by proxy and do not have cumulative voting rights. The Procept shareholders are entitled to receive dividends only when and if declared by the Procept Board out of any funds legally available of Procept for the payment of such dividends. The Procept shareholders will have no preemptive rights to purchase shares of capital stock of Procept. Shares of Procept Common Stock will not be subject to any redemption provisions and will not be convertible into any other securities or property. In the event of a liquidation, dissolution or winding up of the affairs of Procept, the holders of Procept Common Stock are entitled to share ratably in all assets of Procept which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Procept Preferred Stock then outstanding. All issued and outstanding shares of Procept Common Stock are fully-paid and non-assessable and the shares of Procept Common Stock to be issued in connection with the Merger, when authorized, approved, issued and delivered, subject to the terms of the Merger Agreement, will be fully-paid and non-assessable. The rights, preferences and privileges of holders of Procept Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which Procept may issue in the future.

Preferred Stock

Preferred Stock may be issued from time to time in one or more series and the Procept Board, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the Procept Board to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Procept Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Procept.

Delaware Anti-Takeover Statute

Delaware has a law regulating corporate takeovers (the "Anti-Takeover Law"). In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq SmallCap Market, from engaging in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with an "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). A Delaware corporation subject to the Anti-Takeover Law may "opt out" of the Anti-Takeover Law with an express provision either in its Certificate of Incorporation or By-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares; such an amendment is effective following expiration of twelve months from adoption. Procept is a Delaware corporation that is subject to the Anti-Takeover Law and has not "opted out" of its provisions.

The foregoing provisions of Delaware law could have the effect of discouraging others from attempting a hostile takeover of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Procept Charter provides that Procept shall indemnify each of its directors and officers against all liabilities and expenses reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter. The rights accruing to any director or officer under the foregoing provisions do not exclude any other right to which such director or officer may be lawfully entitled and shall inure to the benefit of such person's estate. No shareholder will be personally liable to any person with respect to any claim for indemnity or reimbursement or otherwise.

The Procept Charter further provides that, notwithstanding any provision of law or any other provision of the Procept Charter, a director shall not be liable to Procept or any Procept shareholder for monetary damages for breach of such director's fiduciary duties as a director, except with respect to any matter as to which such liability is imposed by applicable law and he or she shall have been adjudicated (i) to have breached his or her duty of loyalty to Procept or its shareholders, (ii) to have acted not, or omitted to act, in good faith,
(iii) to have knowingly violated the law, (iv) to have intentionally engaged in misconduct, (v) to have derived any improper personal benefit from a transaction or (vi) pursuant to Section 174 of the DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for the Procept Common Stock is American Stock Transfer & Trust Company.

                    COMPARATIVE RIGHTS OF HOLDERS OF PACIFIC
                            AND PROCEPT COMMON STOCK

The following is a summary of the material differences between the rights of Pacific stockholders and Procept stockholders. Because both Pacific and Procept are organized under the laws of the State of Delaware, such differences arise from differences between various provisions of Pacific's Certificate of Incorporation, as amended ("Pacific Charter") and the Pacific By-laws and the Procept Charter and the Procept By-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the relevant provisions of Delaware law and to the organizational documents of both Pacific and Procept. Upon consummation of the Merger, Pacific stockholders will become shareholders of Procept and their rights as shareholders of Procept will be governed by the Procept Charter, the Procept By-laws and the Delaware General Corporation Law (the "DGCL").

Authorized Capital Stock

Pacific. The authorized capital stock of Pacific consists of 100,000,000 shares of Common Stock, $.02 par value ("Pacific Common Stock"), and 2,000,000 shares of convertible preferred stock, $25.00 par value. With respect to Pacific's preferred stock, Pacific's Board of Directors is authorized, without stockholder approval, to designate series of each such class and to determine the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. As of the date hereof, there have been designated: (I) an aggregate of 100,000 shares of Pacific Series R Junior Participating Cumulative Preferred Stock, $25.00 par value (of which no shares were issued and outstanding as of the date hereof); (ii) an aggregate of 33,000 shares of Pacific Convertible Preferred Stock, Series B, $25.00 par value (of which no shares were issued and outstanding as of the date hereof); and (iii) an aggregate of 78,125 shares of Series A Convertible Preferred Stock, $25.00 par value ("Pacific Series A Preferred Stock") (of which ___ shares were issued and outstanding as of the date hereof). On _______________, 1998, there were ____ shares of Pacific Common Stock issued and outstanding.

Procept. Procept is authorized to issue up to 30,000,000 shares of Common Stock, $.01 par value ("Procept Common Stock") and 1,000,000 shares of preferred stock, $.01 par value. With respect to Procept's preferred stock, the Procept Board of Directors is authorized, without stockholder approval, to designate series of preferred stock and to determine the number of shares included in such series and the designation relative powers, preferences and rights and the qualifications, limitations or restrictions of such series. As of December 31, 1997, there had been designated 30,061 shares of the Series A Preferred Stock of Procept, $.01 par value ("Procept Series A Preferred Stock"), of which 30,060 were issued and outstanding. These 30,060 shares of Procept Series A Preferred Stock were converted into Procept Common Stock. As of September 30, 1998, one share of Procept Series A Preferred Stock is designated as such, and it is not issued nor outstanding. On September 30, 1998, there were 3,001,832 shares of Procept Common Stock issued and outstanding.

Boards of Directors

Pacific. The Pacific Board of Directors currently consists of five members, with the number of directors constituting the Pacific Board to be increased or decreased from time to time by resolution adopted by vote of a majority of the then authorized number of directors of Pacific. Directors shall be elected annually by the stockholders. Each director elected shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her earlier death, resignation or removal.

Procept. The Procept Board of Directors currently consists of five members, with the number of directors constituting the Procept Board to be fixed, from time to time by resolution of the Procept Board of Directors, but in no event shall be less than one. The number of the Board of Directors may be increased at any time, such increase to be effective immediately, by vote of a majority of the directors then in office. Each director shall hold office until the next annual meeting and until their successors are elected and qualified or until their earlier death, resignation or removal.

Removal of Directors

Pacific. Under the Pacific By-laws, a director may be removed with or without cause by the affirmative vote or written consent of the holders of a majority of the shares of capital stock of Pacific entitled to vote for the election of directors.

Procept. Under the Procept By-laws, a director may be removed with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, provided that the directors of a class elected by a particular class of stockholders may be removed only by the vote of a majority of the shares of the particular class of stockholders entitled to vote for the election of such directors.

Special Meetings of Stockholders; Stockholder Action Without Meeting

Pacific. Under the Pacific By-laws, special meetings of stockholders may only be called by a resolution approved by a majority of the Pacific Board of Directors. Business transacted at any special meeting shall be confined to the objects stated in the call of such special meeting. Special meetings of stockholders may be held at such time and place, within or without the State of Delaware, as shall be determined by resolution of the Pacific Board or as may be specified in the call of any such special meeting. If not otherwise designated, the place of any special meeting shall be the principal office of Pacific in the State of California. Any action required or permitted to be taken by the stockholders of Pacific must be effected at an annual or special meeting of stockholders of Pacific and may not be effected by any consent in writing by such stockholders.

Procept. Special meetings of the stockholders may be called at any time by Procept's President, Chairman of the Board, if any, or Board of Directors, or by the Secretary or any other officer upon the written request of one or more stockholders holding of record at least a majority of the outstanding shares of stock of Procept entitled to vote at such meeting. Such written request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Any action required or permitted to be taken at any annual or special meeting of Procept's stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders or by proxy for the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Stockholder Proposals

Pacific. For any item of business to be properly considered at an annual or special meeting of Pacific's stockholders, the item of business must either (i) be specified in the written notice of meeting (or any supplement thereto) given by or at the direction of the Chairman of the Pacific Board or Pacific's Secretary, (ii) be brought before the meeting by or at the direction of the Pacific Board or the officer of Pacific presiding at the meeting, or (iii) have been specified in a written notice given to Pacific, in accordance with requirements set forth in Pacific's By-laws, by or on behalf of any stockholder who is entitled to vote at such meeting. To be timely, a stockholder's notice must be delivered to or mailed and received by Pacific's Secretary at the principal executive offices of Pacific not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting of stockholders is given or made to stockholders, to be timely, notice by the stockholder of business to be conducted at a meeting must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made to the stockholders whichever occurs first.

Procept. Procept has no provisions in its charter or by-laws relating to stockholder proposals.

Quorum for Meeting of Stockholders

Pacific. A majority of the shares of Pacific's capital stock entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of Pacific's stockholders, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum.

Procept. The holders of a majority in interest of all stock issued and outstanding and entitled to vote upon a question to be considered at the meeting of Procept's, present in person or represented by proxy, shall constitute a quorum for the consideration of such question.

Shareholder's Voting Rights

Pacific. The holders of shares of Pacific Series A Preferred Stock, the holders of shares of Pacific Common Stock and the holders of any other class or series of shares entitled to vote with the Pacific Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of Pacific. In any such vote, each share of Pacific Common Stock entitles the holder to one vote and each share of Pacific Series A Preferred Stock entitles the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of Pacific Common Stock into which such share of Pacific Series A Preferred Stock is convertible on the record date for such vote, or if no record date has been established, on the date such vote is taken.

In addition, so long as 50% of the shares of Pacific Series A Preferred Stock (including those shares issued or issuable upon the exercise of the warrants issued to Paramount Capital, Inc., in connection with the offer and sale of Pacific Series A Preferred Stock, shall be outstanding, Pacific shall not, without the affirmative vote or consent of the holders of at least 66.67% of all outstanding Pacific Series A Preferred Stock voting separately as a class, (i) amend, alter or repeal any provision of Pacific's Charter or By-laws so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Pacific Series A Preferred Stock, (ii) declare or pay any dividend or distribution on any securities of Pacific other than the Pacific Series A Preferred Stock, or authorize the repurchase of any securities of Pacific, or (iii) authorize or issue, or increase the authorized amount of, any security (A) ranking prior to, or on a parity with, the Pacific Series A Preferred Stock (I) upon a Liquidation Event or (II) with respect to the payment of any dividends or distributions or (B) having any voting rights separate from, or other than on a share-equivalent basis with, the holders of Pacific Common Stock (other than analogous voting rights with respect to any other series of preferred stock). The vote as contemplated in this paragraph is not required for
(i) issuances of Pacific Common Stock, (ii) any consolidation or merger of Pacific with or into another corporation in which Pacific is not the surviving entity, a sale or transfer of all or part of Pacific's assets for cash, securities or other property, or a compulsory share exchange.

Procept. The holders of shares of Procept Common Stock and the holders of any other class or series of shares entitled to vote with the Procept Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of Procept. In any such vote, each share of Procept Common Stock entitles the holder to one vote.

Dissenters' Rights

Pacific and Procept. The stockholders of Pacific and Procept are entitled to appraisal rights under Section 262 of the DGCL.

Charter and By-law Amendments

Pacific. Pacific Charter amendments require a vote of a majority of the outstanding stock entitled to vote thereon. Pacific's By-laws may be amended (i) by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of capital stock of Pacific entitled to vote generally in the election of directors or (ii) by the affirmative vote of not less than a majority of the entire Pacific Board at any Board meeting at which there is a quorum present and voting. Provided, however, so long as 50% of the shares of Series A Preferred Stock (including those shares of Series A Preferred Stock issued or issuable upon the exercise of the warrants issued to Paramount Capital, Inc., the placement agent, or its designees, in connection with the offer and sale of the Series A Preferred Stock), shall be outstanding, Pacific shall not, without the affirmative vote or consent of the holders of at least 66.67% of all outstanding Series A Preferred Stock voting separately as a class, amend, alter or repeal any provision of Pacific's Charter or By-laws so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock.

Procept. Procept's Charter may be amended by vote of a majority of the outstanding stock entitled to vote thereon, Procept's By-laws may be amended (i) by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present or (ii) by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders provided notice of such amendment was included in the notice of such special meeting.

Dividends

Pacific. The holders of Series A Preferred Stock and Common Stock will be entitled to receive dividends as, when and if declared by Pacific's Board of Directors out of funds legally available therefor. No dividend or distribution, as the case may be, shall be declared or paid on any junior stock unless first the holders of the Series A Preferred Stock are paid a special dividend in the amount of $260 per share, and the same dividend as proposed to be paid to the junior stock is also paid to the Series A Preferred Stock.

Procept. Dividends are payable on Procept Common Stock only when, as and if declared by Procept's Board of Directors, out of funds legally available therefor. Dividends on Procept Common Stock may be paid only out of surplus (within the meaning of the Delaware General Corporation Law) or, if there is not such surplus, out of the net profits of Procept for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Under the Article VI Rights and Section 10 of the Merger Agreement, certain holders of Procept Common Stock are entitled to semi-annual dividends of Procept Common Stock. See "The Merger Agreement--Contractual Rights of Pacific Preferred Stock Converted to Procept Common Stock."

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

Terms of Conversion

Pacific. Each share of Pacific Series A Preferred Stock may be converted at the option of the holder into Pacific Common Stock at a conversion price of 290.89 of Pacific Common Stock for each share of Pacific Series A Preferred Stock. The Company has the right to cause the Series A Preferred Stock to be converted in whole or in part, on a pro rata basis, into shares of Pacific Common Stock if the closing price of the Pacific Common Stock exceeds 200% of the conversion price for at least 20 trading days in any 30 consecutive trading day period.

Procept. No convertible preferred stock is outstanding.

Liquidation Rights

Pacific. Upon (i) a liquidation, dissolution or winding up of Pacific, whether voluntary or involuntary, (ii) a sale or other disposition of all or substantially all of the assets of Pacific or (iii) any consolidation, merger, combination, reorganization or other transaction in which Pacific is not the surviving entity or in which shares of Pacific Common Stock constituting in excess of 50% of the voting power of Pacific are exchanged for or changed into other stock or securities, cash or any other property, after payment or provision for payment of the debts and other liabilities of Pacific of the holders of the Pacific Series A Preferred Stock then outstanding will first be entitled to receive, pro rata (on the basis of the number of shares of Pacific Series A Preferred Stock then outstanding), and in preference of the holders of the Pacific Common Stock and any other series of preferred stock, an amount per share equal to $260.00 plus accrued but unpaid dividends, if any.

Procept. Under the Article VI Rights and Section 10 of the Merger Agreement, certain holders of Procept Common Stock are entitled to put their shares of Procept Common Stock to Procept in exchange for a payment of cash or securities having a value equal to 140% of the "Dilution Value" (as defined in such agreements). See "The Merger Agreement--Contractual Rights of Pacific Preferred Stock Converted to Procept Common Stock."

Shareholder Rights Plans

Pacific. The Pacific Rights Agreement, dated as of April 2, 1991, as amended (the "Pacific Rights Agreement"), provides for the distribution of preferred stock purchase rights to holders of Common Stock which separate from the Common Stock ten business days following: (a) an announcement of an acquisition by a person or group ("Acquiring Party") of 15% or more of the outstanding Common Stock of Pacific, (b) the commencement of a tender offer or exchange offer for 15% or more of the Common Stock, or (c) a merger or asset sales as defined in the Pacific Rights Agreement. Under the Pacific Rights Agreement, certain related parties are not considered to be an Acquiring Party. In addition, the plan was amended in November 1995 to allow Paramount (and its Affiliates) associated with the November 1995 private placement to acquire up to 30% of the outstanding Common Stock of Pacific without being characterized as an Acquiring Party and was additionally amended on December 17, 1996 to provide that Paramount (and its affiliates) would not be considered an Acquiring Party under the plan. One right attached to each share of Common Stock outstanding as of April 15, 1991 and attaches to all shares issued thereafter. Each right entitles the holder to purchase one one-hundredth of one share of Series R junior participating cumulative preferred stock, par value $25 per share ("unit of preferred stock"), at an exercise price of $120 per unit of preferred stock. The units of preferred stock are non redeemable, voting and are entitled to certain preferential dividend and liquidation rights. The exercise price and the number of units of preferred stock issuable are subject to adjustment to prevent dilution.

If, after the rights have been distributed, Pacific is a party to a business combination or other specifically defined transaction, each right (other than those held by the Acquiring Party) will entitle the holder to receive, upon exercise, units of preferred stock or shares of Common Stock of the surviving company with a value equal to two times the exercise price of the right. Alternatively, a majority of Pacific's independent directors may direct Pacific to exchange all of the then outstanding rights for Common Stock at an exchange ratio of one common share per right. The rights expire April 15, 2001 and are redeemable (at the option of a majority of the Independent Directors of Pacific) at $.01 per right at any time until the tenth day following an announcement of the acquisition of 15% or more of Pacific's Common Stock.

The Pacific Rights Plan [has been/will be] amended so that it terminates upon consummation of the merger with Procept and no rights will be distributed at that time.

Procept.  Procept does not have a shareholders rights plan.

Business Combinations

Generally, Section 203 of the DGCL. prohibits certain Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless
(i) prior to such time the board approved either the business combination of the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding any stock owned by the interested stockholder. A "business combination" includes a merger, asset sale and certain other transactions resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who (other than the corporation and any direct or indirect majority owned subsidiary of the corporation), together with affiliates and associates, owns (or, is an affiliate or associate of the corporation and, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL. through a provision in its certificate of incorporation. Neither the Pacific Certificate of Incorporation nor the Procept Certificate of Incorporation contains any such provision, and neither Pacific nor Procept has "opted out" from the application of Section 203 of the DGCL.

                                  LEGAL MATTERS

Certain legal matters relating to Procept in connection with the Merger, including, among other things, certain legal matters with respect to the validity of the securities to be issued, will be passed upon for Procept by Palmer & Dodge LLP, Boston, Massachusetts. Lynnette C. Fallon, a partner at Palmer & Dodge LLP, is the Secretary of Procept.

Certain legal matters relating to Pacific in connection with the Merger will be passed upon for Pacific by Patterson, Belknap, Webb & Tyler LLP, New York, New York.

                                     EXPERTS

The balance sheets as of December 31, 1997 and 1996 and the statements of operations, changes in shareholders equity, and cash flows for each of the three years in the period ended December 31, 1997 included in this Joint Proxy Statement/Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph related to the restatement of the financial statements for the year ended December 31, 1997, dated June 15, 1998, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

Representative of PricewaterhouseCoopers LLP are expected to be present at the Procept Special Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

The consolidated financial statements of Pacific Pharmaceuticals, Inc. as of March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998 included in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Binary Therapeutics, Inc. as of and for the year ended December 31, 1997 and as of and for the nine months ended September 30, 1998 included in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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


Representatives of Deloitte & Touche LLP are expected to be present at the Pacific Special Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

                      FUTURE PROCEPT SHAREHOLDER PROPOSALS

As noted in Procept's proxy statement for the 1998 annual meeting, the deadline to have shareholder proposals included in the proxy statement for Procept's 1999 annual meeting is December 29, 1998. Proposals must comply with the SEC's proxy regulations relating to shareholder proposals in order to be considered for inclusion in Procept's proxy materials. If a proponent fails to notify Procept by March 15, 1999 of a proposal for consideration at the 1999 annual meeting, then the proxies named by Procept management with respect to that meeting will have discretionary voting authority with respect to that proposal.

                      FUTURE PACIFIC STOCKHOLDER PROPOSALS

Assuming the timing of the consummation of the Merger contemplated in the Merger Agreement requires Pacific to hold an annual meeting in 1999, proposals of stockholders intended to be presented at such meeting must be received by Pacific at its offices at 6730 Mesa Ridge Road, Suite A, San Diego, California 92121, Attention: President, not later than sixty days prior to the meeting. As noted in Pacific's proxy statement for Pacific's 1998 annual meeting, the deadline to have stockholder proposals included in the proxy statement for the 1999 Pacific annual meeting is February 28, 1999. Proposals must comply with the SEC's proxy regulations relating to stockholder proposals in order to be considered for inclusion in Pacific's proxy materials.

                                  OTHER MATTERS

Neither Procept nor Pacific presently intends to bring before the Procept Special Meeting or the Pacific Special Meeting, respectively, any matters other than those specified, and neither Procept nor Pacific has any knowledge of any other matters which may be brought up by other persons. However, if any other matters not now known properly come before the Procept Special Meeting or the Pacific Special Meeting or any adjournments thereof, the persons named in the enclosed forms of the Procept proxy or Pacific proxy, as the case may be, including any substitutes, will vote such proxies in accordance with their judgment on such matter.

                       WHERE YOU CAN FIND MORE INFORMATION

Procept and Pacific file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Procept's and Pacific's SEC filings should also be available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

The SEC allows Procept and Pacific to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that Procept and Pacific can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in this Joint Proxy Statement/Prospectus such as the Procept financial statements contained herein. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that were previously filed with the SEC by Procept (File No. 0-21134) or Pacific (File No. 1-9613). These documents contain important information about Procept and Pacific and their financial condition.

Regarding Procept

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          o   Procept's Annual Report on Form 10-K/A for the fiscal year ended
              December 31, 1997.

          o Procept's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998.

          o Procept's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

          o Procept's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

          o Procept's Current Report on Form 8-K dated April 14, 1998 and amended on June 23, 1998.

Regarding Pacific

          o Pacific's Annual Report on Form 10-K for the year ended March 31, 1998.

          o Pacific's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

          o Pacific's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

          o Pacific's Current Reports on Form 8-K dated July 26, 1998 and September 15, 1998.

Procept and Pacific may be required by the SEC to file other documents pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the time this Joint Proxy Statement/Prospectus is sent and the date the Procept Special Meeting and the Pacific Special Meeting are held. These documents will be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part of it from the date they are filed with the SEC.

If you are a stockholder, Procept and Pacific may have sent you some of the documents incorporated by reference, but you can obtain any of them through Procept and Pacific, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Procept and Pacific without charge, excluding all exhibits except for exhibits which have been specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

            Procept, Inc                         Pacific Pharmaceuticals, Inc.
         840 Memorial Drive                      6730 Mesa Ridge Road, Suite A
   Cambridge, Massachusetts 02139                      San Diego, 92121
           (617) 491-1100                               (619) 550-3900


If you would like to request documents from Procept or Pacific, please do so promptly in order to receive them before the Special Meetings; but you should do so no later than five business days before the Special Meetings, which are on _________ __, 1999.

All information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus with respect to Procept has been provided by Procept. All information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus with respect to Pacific has been provided by Pacific. Neither Procept nor Pacific assumes any responsibility for the accuracy or completeness of the information provided by the other party.

          You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the Merger Agreement, the amendment to the Pacific Certificate of Designations or the Stock Issuance. Neither Procept nor Pacific has authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated _______________, 199_. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than that date, and neither the mailing of this Joint Proxy Statement/Prospectus to stockholders nor the issuance of Procept's Common Stock in the Merger shall create any implication to the contrary.

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                                                   INDEX OF DEFINED TERMS


Advisory Warrants, 42                             Merger Consideration, 54, 64
affiliates, 62, 72                                Merger Sub, 1, 28, 54
AMEX, 15                                          Minimum Annual Royalty, 42
Anti-Takeover Law, 84                             MRC, 31
Aquila, 32                                        NASD, 28
Aries, 72                                         NDA, 34, 47
Aries Funds, 80                                   NIH, 40
Aries Purchasers, 20, 80                          O(6) alkylators, 40
Article IV Rights, 59                             O(6)-alkylguanine-DNA alkyltransferase, 40
Assignment, 41                                    Original Schedule 13D, 80
BCNU, 40                                          Pacific, 1
BG, 40                                            Pacific Board, 28
BG License, 41                                    Pacific Certificate of Designations, 1
BGDC, 38, 40, 42                                  Pacific Charter, 85
BGDC Units, 42                                    Pacific Common Stock, 1, 28, 85
blank check, 22                                   Pacific Preferred Stock, 1
BOPP, 5                                           Pacific Preferred Stock, 28
BTI, 43, 67, 75                                   Pacific Record Date, 1, 29
BTI Merger Agreement, 43                          Pacific Series A Preferred Stock, 86
business combination, 84                          Pacific Special Meeting, 28
capital asset, 60                                 Pacific Stock, 1
CCNU, 40                                          Paramount, 8
Change of Shares, 67                              PCT, 45
Closing Bid Price, 67                             PDT, 5, 43, 46
Code, 60                                          penny stock, 21
conversion factor, 4                              PHAA, 15
CRADA, 43                                         photosensitizing drug, 43
Delaware Court, 62                                PLA, 34
DGCL, 2, 61, 85                                   PRCT, 15
DHODH, 32                                         preference, 20
Dilution Value, 67                                Procept, 1
Dissenting Shares, 62                             Procept Board, 28
DTIC, 40                                          Procept Charter, 84
Effective Date, 54                                Procept Common Stock, 1, 28, 86
Effective Time, 54                                Procept Record Date, 28
Engagement Letter, 55                             Procept Special Meeting, 28
Exchange Agent, 65                                PTM, 46, 51
Fair Market Value, 67                             Record Date, 1
fair value, 62                                    SEC, 63
Financial Advisor, 67                             Section 262, 61
Forward-looking statements, 27                    Securities Act, 1
functional currency, 60                           selective, 43
Fund, 83                                          SFAS, 32
FY, 53                                            SOP 98-5, 39
GMP, 47                                           Special Meeting, 1
HpD, 44                                           Special Meetings, 28
incorporate by reference, 91                      STD, 5, 31
IND, 44                                           Stock Issuance, 1, 28
interested stockholder, 84                        Stock Market, 68
IRB, 48                                           Surviving Company, 54
Issuance Base Amount, 67                          Topical microbicides, 31
Licensed Products, 43                             Trading Price, 68
Licensor, 41                                      Trust, 80, 82
Liquidation Event, 67                             United States Holders, 60
Market Price, 68                                  United States Person, 60
Merger, 1, 54                                     VacTex, 32
Merger Agreement, 1, 28                           WHO, 45
                                                  Year 2000, 49

              INDEX TO FINANCIAL STATEMENTS OF PROCEPT AND PACIFIC

Consolidated Financial Statements of Procept
                                                                       Page(s)
                                                                       -------
Report of Independent Accountants ....................................    F-2
Balance Sheets as of December 31, 1997 and 1996 ......................    F-3
Statements of Operations for the years ended
     December 31, 1997, 1996 and 1995.................................    F-4
Statements of Shareholders' Equity for the years
     ended December 31, 1997, 1996 and 1995...........................    F-5
Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995.................................    F-6
Notes to Financial Statements.........................................    F-7
Balance Sheet at December 31, 1997 and September 30, 1998
     (unaudited)......................................................    F-27
Statement of Operations for the Three Months ended September
     30, 1997 and September 30, 1998 (unaudited)......................    F-28
Statement of Cash Flows for the Three Months ended September
     30, 1997 and 1998 (unaudited)....................................    F-29
Notes to Financial Statements (unaudited).............................    F-30

Consolidated Financial Statements of Pacific

Independent Auditors' Report..........................................    F-36
Consolidated Balance Sheets as of March 31, 1998 and 1997
     (as restated)....................................................    F-37
Consolidated Statements of Operations for the years ended March 31,
     1998, March 31, 1997 (as restated), March 31, 1996 and
     September 23, 1983 (inception) to March 31, 1998.................    F-38
Consolidated Statements of Stockholders' Equity from September 23,
     1983 (inception) to March 31, 1998...............................    F-39
Consolidated Statements of Cash Flow for the years ended March 31, 1998,
     March 31, 1997, March 31, 1996 and September 23, 1983 (inception)
     to March 31, 1998................................................    F-41
Notes to Consolidated Financial Statements............................    F-42
Consolidated Balance Sheet as of September 30, 1998 (unaudited) and
     March 31, 1998...................................................    F-56
Consolidated Statements of Operations for the Three Months and
     Six Months ended September 30, 1998 (unaudited) and 1997 (as restated) and from September 23, 1983 (inception) to
     September 30, 1998...............................................    F-57
Consolidated Statements of Stockholders' Equity/(Deficiency) for
     the Six Months ended September 30, 1998 (unaudited) and 1997
     (as restated)....................................................    F-58
Consolidated Statements of Cash Flows for the Six Months ended
     September 30, 1998 (unaudited) and 1997 and from September 23,
     1983 (inception) to September 30, 1998...........................    F-59
Notes to Consolidated Financial Statements (unaudited)................    F-60

Financial Statements of Binary Therapeutics, Inc

Independent Auditors' Report..........................................    F-64
Balance Sheets as of December 31, 1997 and September 30, 1998 ........    F-65
Statements of Operations for the year ended December 31, 1997, the Nine Months ended September 30, 1998 and October 23, 1990
    (inception) to September 30, 1998 (unaudited).....................    F-66
Statement of Stockholders' Equity from October 23, 1990 (inception)
     to September 30, 1998 (balances prior to January 1, 1997
     are unaudited)...................................................    F-67
Statements of Cash Flow for the year ended December 31, 1997, the Nine Months ended September 30, 1998 and October 23, 1990
     (inception) to September 30, 1998 (unaudited)....................    F-68
Notes to Financial Statements.........................................    F-69

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Shareholders of Procept, Inc.:

We have audited the accompanying balance sheets of Procept, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Procept, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As disclosed in Note A to the financial statements, the Company restated its financial statements for the year ended December 31, 1997.


                                         Coopers & Lybrand L.L.P.

Boston, Massachusetts
June 15, 1998

                                                   PROCEPT, INC.

                                                  BALANCE SHEETS
                                                 ----------------

                                                                           December 31
                                                                           -----------
ASSETS                                                             1997                   1996
                                                                   ----                   ----
Current assets:
    Cash and cash equivalents                                   $535,242              $1,962,229
    Accounts receivable (Note F)                                  81,951                 172,812
    Marketable securities (Note C)                                    --               4,001,625
    Prepaid expenses and other current assets                     50,111                 111,237
                                                              ----------              ----------
       Total current assets                                      667,304               6,247,903

Property and equipment, net (Notes D and I)                      889,258               1,863,200
Restricted investment (Notes I and J)                                 --                 469,000
Deferred financing charges (Note E)                               54,424                      --
Deposits (Note I)                                                250,615                 135,975
Investment in VacTex (Note F)                                    300,000                 150,000
Other assets                                                       6,411                  51,188
                                                              ----------              ----------
       Total assets                                           $2,168,012              $8,917,266
                                                              ==========              ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                          $1,069,952                $773,501
    Accrued compensation                                         320,463                 122,712
    Accrued contract research costs (Note I)                          --                 438,513
    Other current liabilities                                    142,680                 196,610
    Current portion of capital lease obligations  (Note I)        20,231                 614,063
                                                             -----------             -----------
       Total current liabilities                               1,553,326               2,145,399

Capital lease obligations, less current portion (Note I)              --                  20,231
Deferred rent (Note I)                                           257,827                 285,529
Other noncurrent liabilities                                      96,875                 150,000

Commitments and contingencies (Notes F and I)

Shareholders' equity (Note E):
    Preferred stock, par value $.01 per share; 1,000,000 shares authorized
       Series A 30,061 shares designated; 30,060 shares issued and outstanding at December 31, 1997
       (Liquidation preference; $4,208,400 at Dec. 31, 1997)         301                      --
    Common stock, $.01 par value; 30,000,000 shares authorized at December 31, 1997 and 1996; 196,204 and 195,434
       shares issued at December 31, 1997 and 1996,
       respectively                                                1,962                   1,954
    Additional paid-in capital                                62,242,741              55,095,433
    Cumulative dividends on preferred stock (Note E)          (4,217,388)                     --
    Receivable from sale of stock                                     --                 (73,242)
    Accumulated deficit                                      (57,755,775)            (48,703,200)
    Unrealized loss on securities available for sale (Note C)         --                  (4,838)
    Treasury stock, at cost; 1,186 and 0 shares at
       December 31, 1997 and 1996, respectively                  (11,857)                     --
                                                              ----------             -----------
       Total shareholders' equity                                259,984               6,316,107
                                                              ----------             -----------
       Total liabilities and shareholders' equity             $2,168,012              $8,917,266
                                                              ==========             ===========

               The accompanying notes are an integral part of the
                              financial statements.

                                                   PROCEPT, INC.

                                             STATEMENTS OF OPERATIONS
                                                  --------------

                                                               for the years ended December 31,
                                                               --------------------------------
                                                  1997 (restated)           1996                1995
                                                  ---------------           ----                ----

Revenues:
   Research and development revenue
     under collaborative agreements
     (Note F)                                             $--          $1,275,000          $3,925,000
   Research and development revenue
     under collaborative agreements
     from related party (Note F)                      519,552             562,500              28,645
   Revenue from grant (Note F)                        113,854                   --            105,264
   Interest income                                    147,766             440,075             587,964
                                                      -------              -------             ------

         Total revenues                               781,172           2,277,575           4,646,873
                                                      -------            ---------           --------

Costs and expenses:
   Research and development
     (Notes F and I)                                6,618,836           9,925,315          12,406,290
   General and administrative                       2,714,678           3,176,136           3,723,014
   Restructuring charges (Note A)                     459,969             273,324                  --
   Interest expense                                    40,264             138,560             229,856
                                                       ------             -------             -------

         Total costs and expenses                   9,833,747          13,513,335          16,359,160
                                                    ---------          ----------          ----------

Net loss                                           (9,052,575)        (11,235,760)        (11,712,287)
Less:  dividends on preferred stock (Note E)       (4,217,388)                   --                --
                                                 ------------        -------------       ------------
Net loss available to common shareholders        $(13,269,963)       $(11,235,760)       $(11,712,287)
                                                 ============        =============       ============

Basic and diluted net loss per common share           $(63.68)            $(68.16)           $(127.65)
                                                     ========             ========           ========

Weighted average number of common
   shares - basic and diluted                         208,371             164,836              91,752
                                                      =======             =======              ======


               The accompanying notes are an integral part of the
                              financial statements.

                                  Procept, Inc.
                       Statements of Shareholders' Equity
              For the Years Ended December 31, 1997, 1996 and 1995

                                                       Common Stock       Preferred Stock Series A    Additional      Receivable
                                                       ------------       ------------------------      Paid-in          From
                                                  Shares      Par Value      Shares     Par Value      Capital       Sale of Stock
                                                  ------      ---------      ------     ---------      -------       -------------

Balance at December 31, 1994                      90,794          $908                               $38,747,032         $(25,022)
     Employee stock purchase plan                  1,042            10                                   131,721               --
     Exercise of stock options                       607             6                                    58,938          (23,092)
     Issuance of stock in payment of bonus            49             1                                     8,499               --
     Unrealized gain on securities for sale           --            --                                        --               --
     Collection on receivable from sale of stock      --            --                                        --            6,007
     Exercise of common stock warrants                23            --                                        --               --
     Issuance of common stock warrants                --            --                                       300               --
     Net loss                                         --            --                                        --               --
                                              ----------    ----------                              ------------      -----------


Balance at December 31, 1995                      92,515           925                                38,946,490          (42,107)
     Employee stock purchase plan                    857             8                                    96,758               --
     Issuance from secondary offering             33,571           336                                 5,263,162               --
     Issuance from private placement              67,690           677                                11,578,403               --
     Payment of costs of financings                   --            --                                 (855,673)               --
     Exercise of stock options                       801             8                                    66,073          (50,150)
     Unrealized loss on securities for sale           --            --                                        --               --
     Collection on recivable from sale of stock       --            --                                        --           19,015
     Issuance of common stock warrants                --            --                                       220               --
     Net loss                                         --            --                                        --               --
                                              ----------    ----------                              ------------      -----------

Balance at December 31, 1996                     195,434         1,954                                55,095,433          (73,242)
     Employee stock purchase plan                    764             8                                    55,192               --
     Exercise of stock options                         6            --                                       410               --
     Issuance from private placement              85,333           853                                 2,799,147               --
     Payment of private placement costs               --            --                                 (131,382)               --
     Conversion of note payable and
       common stock to preferred stock          (85,333)         (853)        30,060       $301          206,553               --
     Cancellation of notes receivable                 --            --            --         --               --           73,242
     Dividends on preferred stock                     --            --            --         --        4,217,388               --
     Maturity of marketable securities                --            --                                        --               --
     Net loss                                         --            --            --         --               --               --
                                             -----------       -------       -------       ----    -------------       ----------


Balance at December 31, 1997                     196,204        $1,962        30,060       $301      $62,242,741               --
                                                 =======        ======        ======       ====      ===========       ==========


                                                                       Procept, Inc.
                                                           Statements of Shareholders' Equity
                                                For the Years Ended December 31, 1997, 1996 and 1995

                                                      Cumulative                      Gain (Loss)
                                                      Dividends                      on Securities                    Total
                                                    on Preferred     Accumulated       Available     Treasury     Shareholders'
                                                        Stock           Deficit        For Sale       Stock            Equity
                                                        -----           -------        --------       -----            ------
Balance at December 31, 1994                                        $(25,755,153)      $(116,356)                 $12,851,409
     Employee stock purchase plan                                             --              --                      131,731
     Exercise of stock options                                                --              --                       35,852
     Issuance of stock in payment of bonus                                    --              --                        8,500
     Unrealized gain on securities for sale                                   --         117,444                      117,444
     Collection on receivable from sale of stock                              --              --                        6,007
     Exercise of common stock warrants                                        --              --                           --
     Issuance of common stock warrants                                        --              --                          300
     Net loss                                                        (11,712,287)             --                  (11,712,287)
                                                                     ------------   ------------                 ------------


Balance at December 31, 1995                                         (37,467,440)          1,088                    1,438,956
     Employee stock purchase plan                                             --              --                       96,766
     Issuance from secondary offering                                         --              --                    5,263,498
     Issuance from private placement                                          --              --                   11,579,080
     Payment of costs of financings                                           --              --                     (855,673)
     Exercise of stock options                                                --              --                       15,931
     Unrealized loss on securities for sale                                   --          (5,926)                      (5,926)
     Collection on recivable from sale of stock                               --              --                       19,015
     Issuance of common stock warrants                                        --              --                          220
     Net loss                                                        (11,235,760)             --                  (11,235,760)
                                                                     ------------   ------------                 ------------

Balance at December 31, 1996                                         (48,703,200)         (4,838)                   6,316,107
     Employee stock purchase plan                                             --              --                       55,200
     Exercise of stock options                                                --              --                          410
     Issuance from private placement                                          --              --                    2,800,000
     Payment of private placement costs                                       --              --                     (131,382)
     Conversion of note payable and
       common stock to preferred stock                                        --              --                      206,001
     Cancellation of notes receivable                                         --              --    $(11,857)          61,385
     Dividends on preferred stock                   $(4,217,388)              --              --           --              --
     Maturity of marketable securites                                         --           4,838                        4,838
     Net loss                                                --       (9,052,575)             --                   (9,052,575)
                                                    ------------      -----------    -----------  -----------     -----------
Balance at December 31, 1997                        $(4,217,388)    $(57,755,775)   $         --    $(11,857)        $259,984
                                                    ===========     =============   ============    =========        ========

                                                   PROCEPT, INC.

                                             STATEMENTS OF CASH FLOWS
                                                   -------------

                                                                              for the years ended December 31,
                                                                              --------------------------------
                                                                       1997                1996             1995
                                                                       ----                ----             ----
Cash flows from operating activities:
   Net loss                                                      $(9,052,575)       $(11,235,760)     $(11,712,287)
   Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization                                 1,057,952           1,234,448           982,637
     Non-cash related party revenue                                 (150,000)           (150,000)               --
     Compensation expense associated with cancellation
       of notes receivable                                           112,789                  --                --
     Gain on sale of equipment                                       (40,895)                 --                --
     Loss on sale/leaseback of equipment                                  --                  --             3,270
     Gain on sale of marketable securities                                --              (1,359)               --
   Changes in operating assets and liabilities:
     Accounts receivable                                              90,861            (163,868)           (8,944)
     Prepaid expenses and other current assets                        61,126              36,274             8,512
     Deposits                                                       (114,640)             10,000                --
     Other assets                                                     (6,627)            (18,243)           (8,923)
     Accounts payable                                                296,451            (115,199)         (689,365)
     Accrued compensation                                            197,751             (71,403)            1,005
     Accrued contract research                                      (438,513)             21,160            71,606
     Other current liabilities                                       (53,930)            (54,210)           79,061
     Deferred revenue                                                     --          (1,275,000)       (1,725,000)
     Deferred rent                                                   (27,702)             12,390                --
     Other noncurrent liabilities                                    (53,125)            150,000            63,893
                                                                ------------        ------------      ------------

         Net cash used in operating activities                    (8,121,077)        (11,620,770)      (12,934,535)
                                                                  ----------        ------------      ------------

Cash flows from investing activities:
     Capital expenditures                                            (84,010)           (297,888)         (533,855)
     Proceeds from sale of equipment                                  40,895                  --                --
     Proceeds from sale/leaseback of equipment                            --                  --           116,784
     Proceeds from sale of marketable securities                          --           2,004,070         5,485,252
     Proceeds from maturity of marketable securities               4,006,463           3,000,000         2,000,000
     Purchase of marketable securities                                    --          (6,989,032)               --
     (Increase) decrease in restricted investment                    469,000              53,000           (85,000)
                                                                     -------              ------          --------

         Net cash provided by (used in) investing activities       4,432,348          (2,229,850)        6,983,181
                                                                   ---------        ------------         ---------

Cash flows from financing activities:
     Proceeds from issuance of common stock                               --           5,282,514                --
     Payment of IPO and common stock financing costs                      --            (855,673)               --
     Proceeds from exercise of common stock options                      410              15,931            41,859
     Proceeds from employee stock purchase plan                       55,200              96,766           131,731
     Proceeds from issuance of warrants                                   --                 220               300
     Proceeds from private placement of stock                      2,800,000          11,579,080                --
     Expenses from private placement securities                     (131,382)                 --                --
     Payment on note payable                                              --            (115,851)               --
     Proceeds from note payable                                      206,001                  --           115,851
     Deferred financing charges                                      (54,424)            152,773          (152,773)
     Principal payments on capital lease obligations                (614,063)           (908,432)       (1,069,839)
                                                                   ---------            --------        ----------

         Net cash provided by (used in) financing activities       2,261,742          15,247,328          (932,871)
                                                                   ---------        ------------        ----------

Net change in cash and cash equivalents                           (1,426,987)          1,396,708        (6,884,225)
Cash and cash equivalents at beginning of year                     1,962,229             565,521         7,449,746
                                                                    --------        ------------        ----------
Cash and cash equivalents at end of year                            $535,242          $1,962,229          $565,521
                                                                    ========        ============        ==========

Supplemental disclosure of cash flow information:
   Interest paid                                                     $27,609            $146,772          $222,396
                                                                    ========        ============        ==========
   Property and equipment acquired under capital leases                   --                  --        $1,266,772
                                                                     =======        ============        ==========
     Unrealized gain (loss) on securities available for sale              --             $(5,926)         $117,444
                                                                     =======        ============        ==========

Supplemental disclosure of non-cash transactions:
     Common stock converted to preferred stock                     $2,800,000                 --                --
                                                                   ==========         ==========        ==========
      Note payable converted to preferred stock                    $  206,001                 --                --
                                                                   ==========         ==========        ==========
      Common stock received in exchange for cancellation of
       notes receivable                                          $     11,857                 --                --
                                                                 ============         ==========        ==========
      Preferred stock dividends                                  $  4,217,388                 --                --
                                                                 ============         ==========        ==========

               The accompanying notes are an integral part of the
                              financial statements.

                          NOTES TO FINANCIAL STATEMENTS



A. Nature of Business:
   -------------------

     Procept, Inc. ("Procept" or the "Company") is a biopharmaceutical company currently engaged in the development of novel drugs for the prevention of HIV and other infectious diseases. The Company is also seeking the acquisition or in-license of drug development candidates that would benefit from Procept's expertise in various therapeutic areas.

     The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with FDA government regulations and the ability to obtain financing.

     Restatement of Financial Statements
     -----------------------------------

     The Company restated its financial statements for the year ended December 31, 1997 to include the effects of recording non-cash dividends to the preferred stockholders totaling $4,217,388 not previously recorded in the financial statements for the year ended December 31, 1997. The preferred stock dividend had the effect of increasing net loss available to common shareholders by $4,217,388 and increasing net loss per share (basic and diluted) by $19.73 from $(43.95) to $(63.68) for the year December 31, 1997 after effecting the one-for-ten reverse stock split.

     Plan of Operations
     ------------------

     Since its inception the Company has generated no revenue from product sales. The Company has not been profitable since inception and has incurred an accumulated deficit of $57.8 million through December 31, 1997. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop drug candidates and from the associated administrative costs. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to preclinical and clinical testing and development of marketing, sales and production capabilities.

     Because of its continuing losses from operations, the Company will be required to obtain additional funds in the short term to satisfy its ongoing capital needs and to continue operations. Although management continues to pursue additional funding arrangements and/or strategic partnering there can be no assurance that additional funding will be available from any of these sources or, if available, will be available on acceptable or affordable terms. If the Company is unable to obtain financing on acceptable terms in order to maintain operations through the next fiscal year, it could be forced to curtail or discontinue its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Aries Funds have committed to invest up to $2.0 million in the Company which will, together with cash on hand at December 31, 1997, $3.0 of net proceeds from the Company's private placement offering of common stock units in January and February of 1998, and/or any additional funds raised from the Company's private placement, fund the operations of the Company through March of 1999. (Also see Note E.)

                          NOTES TO FINANCIAL STATEMENTS

     Restructuring
     -------------

     In September 1996, the Company implemented a restructuring plan that resulted in the elimination of 20 positions, mostly from the research organization. The amount of termination benefits accrued and charged to restructuring costs in the statement of operations for the year ended December 31, 1996 was $0.3 million. The amount of termination benefits paid and charged against the liability for the year ended December 31, 1996 was $0.3 million.

     In July 1997, the Company further reduced staffing in its research organization through the elimination of six senior research positions. The amount of termination benefits accrued and charged to restructuring costs in the statement of operations for the year ended December 31, 1997 was $0.5 million. The amount of termination benefits paid and charged against the liability for the year ended December 31, 1997 was $0.2 million.

     In order to focus its limited resources on PRO 2000, in January 1998 the Company terminated work on all other research programs and underwent a significant downsizing, reducing its staff to 13 people. In the first quarter of 1998, the Company has accrued $0.2 million for costs associated with this restructuring.

B. Summary of Significant Accounting Policies:
   -------------------------------------------

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     Cash Equivalents and Marketable Securities
     ------------------------------------------

     The Company considers all short-term investments purchased with an original maturity of three months or less at the date of acquisition to be cash equivalents, all short-term investments with a scheduled maturity date of less than twelve (12) months at the balance sheet date are considered to be current marketable securities, and all investments purchased with a scheduled maturity date greater than twelve (12) months at the balance sheet date are noncurrent marketable securities.

     Property and Equipment
     ----------------------

     Property and equipment is recorded at cost and depreciated on a straight-line basis over the following estimated useful lives:

     Laboratory equipment                          5 years
     Furniture and fixtures                        5 years
     Office equipment                              5 years
     Equipment and furniture under capital lease   Estimated  useful  life  or term of
                                                   lease, if shorter
     Leasehold improvements                        Estimated  useful  life  or term of
                                                   lease, if shorter

                          NOTES TO FINANCIAL STATEMENTS

     Major additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Upon retirement or other disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in the determination of net loss.

     Research and Development
     ------------------------

     Research and development costs are expensed as incurred.

     Income Taxes
     ------------

     The Company provides for income taxes under the liability method which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided for net deferred tax assets if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     Revenue Recognition
     -------------------

     Revenue is recognized under collaborative research and development agreements and research grants as earned based upon the performance requirements of each agreement. Payments received in advance under these agreements are recorded as deferred revenue until earned. Amounts received under research and development agreements and research grants are non-refundable and are not contingent on the outcome of research efforts. The Company does not incur future performance commitments from amounts received.

     Financial Instruments
     ---------------------

     Cash, cash equivalents and marketable securities are financial instruments which potentially subject the Company to concentrations of credit risk. The Company invests its excess cash in corporate obligations rated as A or better by Moody's Investment Rating Service, U.S. Treasury securities and money market instruments.

     New Accounting Standards
     ------------------------

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standard No. 130 "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 will become effective for fiscal years beginning in the first quarter of the fiscal year ended December 31, 1998. The Company does not believe that the adoption will have a material effect on results from operations.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 specifies new guidelines for determining a company's operating segments and related requirements for disclosure. SFAS 131 will

                          NOTES TO FINANCIAL STATEMENTS

     become effective for fiscal years beginning after December 31, 1998. The Company does not believe that the adoption will have a material effect.

     Net Loss Per Share
     ------------------

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128) "Earnings Per Share". This statement specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") to simplify the existing computational guidelines and increase comparability on an international basis. This statement replaces primary EPS with basic EPS, the principal difference being the exclusion of common stock equivalents in the computation of basic EPS. In addition, this statement requires the dual presentation of basic and diluted EPS on the face of the statement of operations.

     Under SFAS 128, the Company is required to present two EPS amounts, basic and diluted. Basic EPS is calculated based on income available to common shareholders and the weighted-average number of shares outstanding during the reported period. Diluted EPS may include additional dilution from potential common stock, such as stock issuable pursuant to the exercise of shareholders options and warrants outstanding and the conversion of preferred stock.

     For the year ended December 31, 1997, the Company had convertible preferred stock, stock options and stock warrants outstanding that were anti-dilutive (see Note E). For the years ended December 31, 1996 and 1995, the Company had stock options and stock warrants outstanding that were anti-dilutive (see Note E). These securities could potentially dilute basic EPS in the future and were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented. Consequently, there were no differences between basic and diluted EPS for these periods.

     Related Parties
     ---------------

     Certain members of the Company's Board of Directors are also retained as consultants by the Company. Management believes the consulting agreements have been negotiated at an "arms-length" basis and are immaterial. Included in other assets is a note receivable from an officer and shareholder in the amount of $30,000 at December 31, 1996. Included in shareholders' equity are two notes receivable from the same officer and shareholder in the amount of $73,242 at December 31, 1996. All three notes bear interest at prime plus 1% and are payable upon termination. On December 31, 1997, in connection with a severance agreement with the officer and shareholder, all three notes and the associated accrued interest, in the amount of $124,646, were canceled in exchange for 1,186 shares of Common Stock resulting in treasury stock of $11,857 recorded at cost and $112,789 of compensation expense which is included in general and administrative expenses for 1997.

     In addition, Michael Weiss, who became a member of the Board of Directors in July 1997, is a Senior Managing Director of Paramount Capital, Inc. ("Paramount") which may be deemed an affiliate of Paramount Capital Asset Management, the general partner and investment manager, respectively of two significant shareholders of the Company who together , at December 31, 1997, owned 30,060 shares of the outstanding Series A Preferred Stock of the Company and "New Warrants" then exercisable for 328,314 shares of Common Stock at $10.90 per share. Such shareholders exchanged their Series A Preferred Stock, including accrued dividends, and the New Warrants in connection with the final closing of the Company's unit offering on April 9, 1998 (the "Final Closing Date"), for 814,680 shares of Common Stock and Class C Warrants to purchase an equal number of shares of Common Stock at an exercise price currently set at $5.00 per share. The number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of the Class C Warrants and the per-share exercise price of the Class C Warrants are based on the minimum of $5.00 and 75% of the average closing bid price of Procept Common Stock for the 5 days and the 30 days immediately prior to the Final Closing Date. If 75% of either average is less than $5.00, the number of shares of Common Stock and the number of shares of Common Stock issuable upon exercise of the Class C Warrants will be adjusted upward and the per-share exercise price of the Class C Warrants will be adjusted downward. However, as described in Note E, the per-share price of the Final Closing was $5.00. As a result, no adjustments were made to the number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of the Class C Warrants or the per-share exercise price of the Class C Warrants. Upon the Final Closing Date, the Company will enter into a Financial Advisory Agreement with Paramount.

     Reclassifications
     -----------------

     Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with 1997 presentation.

C. Marketable Securities:
   ----------------------

     The marketable securities of the Company, consisting of U. S. Government Agencies have been classified as available for sale. Realized gains and losses on disposition of securities are determined on the specific identification method and are reflected in the statement of operations. Net unrealized gains and losses are recorded directly in a separate shareholders' equity account, except those losses that are deemed to be other than temporary, which losses, if any, are reflected in the statement of operations.

     Fair values are estimated based on quoted market prices. Interest is recognized when earned. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest are included in interest income.

                          NOTES TO FINANCIAL STATEMENTS

     The following table presents the amortized cost, fair value and unrealized gains and losses of the marketable securities for the year ended December 31, 1996. All marketable securities were held until January 27, 1997, which was the maturity date.

                                                            1996
                  ----------------------------------------------------------------------------------------
                                                   Amortized                                         Unrealized
                                                     Cost                  Fair Value                  (Loss)
                                                     ----                  ----------                  ------

          Marketable securities, current:

                  U.S. Government Agencies:         $4,006,463              $4,001,625                $(4,838)
                                                    ----------              ----------                --------
                                                    $4,006,463              $4,001,625                $(4,838)
                                                    ==========              ==========                ========

     The contractual maturities of all securities available for sale was one month.

D. Property and Equipment:
   -----------------------

          Property and equipment consisted of the following:

                                                                                         December 31,
                                                                                         ------------
                                                                                  1997                  1996
                                                                                  ----                  ----

          Laboratory equipment                                                $3,784,184            $3,845,739
          Furniture and fixtures                                                 147,123               147,123
          Office equipment                                                       570,954               547,476
          Leasehold improvements                                               1,198,542             1,164,570
                                                                               ---------             ---------
                                                                               5,700,803             5,704,908

          Less:  accumulated depreciation & amortization                      (4,811,545)           (3,841,708)
                                                                             -----------           -----------
          Property and equipment, net                                           $889,258            $1,863,200
                                                                                ========            ==========

     Depreciation and amortization expense amounted to $1.1 million, $1.3 million and $1.0 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     Included above in property and equipment are the following assets that were acquired pursuant to capital lease arrangements: December 31, 1997 1996

          Laboratory equipment                                              $2,480,802              $2,568,918
          Furniture and fixtures                                               119,557                 119,557
          Office equipment                                                     213,570                 213,570
          Leasehold improvements                                               273,008                 273,008
                                                                               -------                 -------
                                                                             3,086,937               3,175,053

          Less:  accumulated amortization                                   (2,265,522)             (1,759,347)
                                                                           -----------             -----------

                                                                              $821,415              $1,415,706
                                                                              ========              ==========

                          NOTES TO FINANCIAL STATEMENTS

E. Shareholders' Equity:
   ---------------------

     Common and Preferred Stock
     --------------------------

     On May 18, 1998, Procept's shareholders approved a one-for-ten reverse split of the Company's Common Stock (the "May 18, 1998 Reverse Stock Split"). The May 18, 1998 Reverse Stock Split was effected on June 1, 1998. Shareholders' equity has been restated to give retroactive application to the May 18, 1998 Reverse Stock Split in prior periods by reclassifying from Common Stock to additional paid in capital the par value of the eliminated shares arising from the May 18, 1998 Reverse Stock Split. In addition, all references in the financial statements to the number of shares, per share amounts and stock option and warrant data of the Company's Common Stock have been restated.

     On September 29, 1997, Procept's shareholders approved a one-for-seven reverse split of the Company's Common Stock (the "September 29, 1997 Reverse Stock Split"). The September 29, 1997 Reverse Stock Split was effected on October 14, 1997. Shareholders' equity has been restated to give retroactive application to the September 29, 1997 Reverse Stock Split in prior periods by reclassifying from Common Stock to additional paid in capital the par value of the eliminated shares arising from the September 29, 1997 Reverse Stock Split. In addition, all references in the financial statements to number of shares, per share amounts, and stock option and warrant data of the Company's Common Stock have been restated.

     On June 30, 1997, The Aries Fund and The Aries Domestic Fund L.P. (collectively the "Aries Funds") made a direct investment of $3.0 million into the Company. The Company received proceeds of $2.8 million for the issuance of 85,334 shares of Common Stock (the "Common Shares"). The Common Shares contained certain contractual obligations including, but not limited to, the right to convert the Common Shares into preferred stock (the "Preferred Stock") upon Procept shareholder approval of such Preferred Stock. The Company also received from Aries an additional $0.2 million for the issuance of two convertible promissory notes. The notes accrued interest at a rate of 12% per year and were due on or before September 30, 1997. In addition to the Common Shares and the notes, the Aries Funds received (i) Class A Warrants exercisable for an aggregate of 39,182 shares of Procept Common Stock at an initial exercise price of $0.70 and (ii) Class B Warrants exercisable for an aggregate of 108,603 shares of Procept Common Stock at an initial exercise price of $32.80. The Company did not separately value the Class A and Class B Warrants from the Preferred Stock since the resulting accounting treatment for both securities is to record their value in Additional Paid in Capital within the equity section of the balance sheet. Additionally, since the Preferred Stock and the Class A and Class B Warrants are not redeemable, no accretion is required. All of the Class A Warrants and the Class B Warrants contemplated that such warrants would be converted on September 30, 1997 into "New Warrants" having the same aggregate exercise price as the Class A and Class B Warrants converted, but with a per share exercise price equal to the lesser of (i) $20.30 or (ii) 50% of the trading price (determined per a formula) at September 30, 1997. The Class A and Class B Warrants further provided that the exercise price of the New Warrants would be adjusted at the time

                          NOTES TO FINANCIAL STATEMENTS

     of the Company's next equity financing to ensure that the exercise price of the New Warrants was at least 50% of the pricing in such future equity financing. The Class A and Class B Warrants were converted to New Warrants for 328,314 shares of Procept Common Stock having a per share exercise price of $10.90. In a negotiated transaction with the Aries Funds, the New Warrants were exchanged in April 1998 for Class C Warrants for an aggregate of 814,680 shares of Procept Common Stock having an exercise price of $5.00.

     At an adjourned session of the Company's 1997 annual meeting held on July 15, 1997, its shareholders approved an amendment and restatement of the Company's Restated Certificate of Incorporation which authorized 1,000,000 shares of preferred stock. On August 1, 1997, the Board of Directors established a series of 30,061 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). Upon the establishment of this Series A Preferred Stock, the purchasers of the securities issued in the June 1997 direct investment exercised the right to convert their Common Shares to shares of Series A Preferred. On August 22, 1997, the Aries Funds converted the 85,334 Common Shares into 28,000 shares of Series A Preferred Stock. On September 30, 1997, the Aries Funds converted the convertible promissory notes and the corresponding accrued interest into 2,060 shares of Series A Preferred Stock.

     The Series A Preferred Stock was initially convertible into Common Stock at a conversion price equal to $32.80. The terms of the Series A Preferred Stock provided that the conversion price would adjust on September 30, 1997 (or earlier, if certain events occurred) to a new conversion price equal to the lesser of (i) $20.30 or (ii) 50% of the trading price (determined per a formula) at September 30, 1997. On September 30, 1997, the conversion price of the Series A Preferred Stock adjusted to $10.90. In connection with this adjustment, the Company recorded a preferred stock dividend in the amount of $4,217,388 which reflects the intrinsic value of the beneficial conversion feature based upon the difference between the $26.25 per share fair market value of the Company's Common Stock on the date of issuance and the $10.90 per share adjusted conversion price of the Series A Preferred Stock. Additionally, since the Series A Preferred Stock is not redeemable, no accretion is required. As of December 31, 1997, the conversion price of the Series A Preferred Stock was $10.90, but remains subject to further conversion rate adjustments based on future events. At December 31, 1997, the Series A Preferred Stock was convertible into 274,748 shares of Common Stock. After the September 30, 1997 conversion price adjustment, the terms of the Series A Preferred Stock provided for further reduction of the conversion price of the Series A Preferred Stock (i) on June 30, 1998 to ensure that the market price at that time was at least 140% of the conversion price, (ii) if equity securities were issued in the future with a pricing reset feature, on the reset date of such future equity securities (if such a reset date occurred on or prior to June 30, 1999), so that the conversion price of the Series A Preferred Stock was reduced proportionately to the price reduction in the future equity securities,
     (iii) if no reset date for future equity securities occurred by June 30, 1999, to ensure that the market price at that time was at least 200% of the conversion price, and (iv) on future issuances of equity securities at a price below the then effective conversion price or the then market price, to a

                          NOTES TO FINANCIAL STATEMENTS

     price determined by a weighted average formula reflecting such dilutive issuance. Other significant features of the Series A Preferred Stock include (1) a per share cumulative annual dividend, payable in cash or in kind, of 10% of the sum of $140 per share plus accrued but unpaid dividends, (ii) the right to participate in most subsequent dividend distributions to Common Stock, (iii) the right to vote the Series A Preferred Stock on an as converted to Common Stock basis reflecting the then effective conversion price, and (iv) the right to a liquidation preference of $140 per share plus accrued but unpaid dividends.

     Furthermore, on September 30, 1997 in accordance with the original terms of the Class A and Class B Warrants issued in the June 1997 private placement, such warrants were exchanged for 328,314 "New Warrants" at an exercise price of $10.90 per share. The $10.90 exercise price of the New Warrants was determined based on a formula set forth in the Class A Warrants and Class B Warrants. The formula provided that the exercise price of the New Warrants would equal the lesser of (i) $20.30 or (ii) 50% of the trading price (determined per a formula) at September 30, 1997. The formula trading price at September 30, 1997 was $21.80, and the exercise price was fixed at $10.90. The Company incurred costs in the amount of $0.1 million related to the June 1997 private placement and the subsequent conversion events which were charged to additional paid-in capital.

     As a part of a unit offering, the Company sold an aggregate of 1,960,500 shares of Common Stock in January, February, and April of 1998 together with five-year Class C Warrants to purchase 1,960,500 shares of Common Stock at an exercise price of $5.00 per share (the "1998 Offering"). The $5.00 per share exercise price of the Class C Warrants was determined as part of the terms of the 1998 Offering in a negotiation between the Company and the placement agent for the 1998 Offering. The Company did not separately value the Class C Warrants from the Common Stock issued in the 1998 Offering since the resulting accounting treatment for both securities is to record their value in Additional Paid in Capital within the equity section of the balance sheet. These securities were sold for gross proceeds of $9.8 million. The purchasers in the 1998 Offering are entitled to certain contractual rights requiring contingent additional issuances of Common Stock to the purchasers, (x) based on the market price (i) for the 5-day and 30-day periods immediately prior to the Final Closing Date of the 1998 Offering and (ii) on the first anniversary of the Final Closing Date of the 1998 Offering, (y) to protect them against future dilutive sales of securities and (z) as a dividend substitute beginning 18 months after the Final Closing Date of the 1998 Offering. In the event of (i) a liquidation, dissolution or winding up of the Company, (ii) the sale or other disposition of all or substantially all of the assets of the Company, or
     (iii) any consolidation, merger, combination, reorganization or other transaction in which the Company is not the surviving entity, the purchasers are entitled to receive an amount equal to 140% of such purchaser's investment as a liquidation "preference." Except in the case of a liquidation, dissolution or winding up, such payment will be in the form that equity holders will receive such as in cash, property or securities of the entity surviving the acquisition transaction. In the event of a liquidation, dissolution or winding up, such payment is contingent upon the Company having available resources to make such payment. These

                          NOTES TO FINANCIAL STATEMENTS

     contractual rights will terminate after the first anniversary of the Final Closing Date if the Common Stock trades at $15.00 per share or more.

     On May 17, 1996, the Company completed a self-managed private placement of units. Each Unit consisted of one share of the Company's Common Stock and one callable warrant to purchase one share of the Company's Common Stock. The Warrants are subject to redemption at the sole option of the Company upon 30 days prior notice to the holders of the Warrants beginning May 17, 1998 at a price of $0.10 per Warrant Share in the event that the average closing price of the Company's Common Stock for any 20 consecutive trading day period exceeds $262.50. The initial exercise price of the Warrants per share of common stock is $175.00. The Company did not separately value the warrants from the common stock issued in the May 17, 1996 private placement of units since the resulting accounting treatment for both securities is to record their value in Additional Paid-In Capital within the equity section of the balance sheet. The Company received proceeds of $11.6 million for the issuance of 67,690 Units. The Company incurred additional costs in the amount of $0.6 million related to this financing which were charged to additional paid-in capital in 1996.

     On February 8, 1996 the Company closed on a second public offering. The Company received proceeds of $4.9 million (net of underwriting discount and underwriter's offering expenses) for the issuance of 31,429 shares of Common Stock. On March 27, 1996, the associated over allotment option was partially exercised and the Company issued and sold an additional 2,143 shares of the Company's Common Stock resulting in net proceeds to the Company of $0.3 million. The Company incurred costs in the amount of $0.2 million related to this financing at December 31, 1995. The deferred financing costs were charged to additional paid-in capital in 1996.

     On February 17, 1994, the Company closed its initial public offering. The Company received proceeds of $18.6 million (net of underwriting discount and underwriter's offering expenses) for the issuance of 34,500 shares of common stock. In addition, all of the then outstanding shares of redeemable convertible preferred stock (the "Preferred Stock") converted automatically into 49,677 shares of common stock.

     Each holder of common stock is entitled to one vote for each share of common stock held. Each share of common stock issued and outstanding is identical in all respects to each other share. The Company has reserved at December 31, 1997, and kept available out of the authorized but unissued shares of common stock, 551,326 shares for issuance upon the exercise of outstanding options and warrants.

     1989 Stock Plan
     ---------------

     Under the Company's 1989 Stock Plan (the "Plan") adopted by the Board of Directors during 1989, and subsequently amended and restated, the Company is permitted to sell or award common stock or to grant stock options for the purchase of common stock to employees, officers and consultants up to a maximum of 16,245 shares. In March 1996, the Board of Directors approved an amendment to the Plan to increase the number of shares covered by the Plan by 3,571 which amendment was approved by the shareholders at the 1996 Annual Meeting of Shareholders. In March 1997, the Board of

                          NOTES TO FINANCIAL STATEMENTS

     Directors approved an amendment to the Plan to increase the number of shares covered by the Plan by 7,143 shares to 26,959 shares, which amendment was approved by the shareholders at the 1997 Annual Meeting of Shareholders. In April 1998, the Board of Directors approved an amendment to the Plan to increase the number of shares covered by the Plan to 1,500,000 shares, which amendment was approved at the 1998 Annual Meeting of Shareholders. At December 31, 1997, there were 15,516 shares available for future grants.

     The Plan provides for the granting of incentive stock options (ISOs) and nonqualified stock options. In the case of ISOs, the exercise price shall not be less than 100% (110% in certain cases) of the fair market value per share of the common stock, on the date of grant. In the case of nonqualified options, the exercise price shall be not less than the lesser of (a) book value per share of common stock as of the fiscal year of the Company immediately preceding the date of such grant, or (b) 50% of the fair market value of the common stock on the date of grant. All stock options under the Plan have been granted at exercise prices at least equal to the fair market value of the common stock.

     The options either become exercisable immediately on the date of grant or shall become exercisable in such installments as the Compensation Committee may specify, generally over a 4 year period. Each option shall expire on the date specified by the Compensation Committee, but not more than ten years and one day from the date of grant in the case of nonqualified options, and generally ten years from the date of grant in the case of ISOs (five years in certain cases).

     Director Stock Option Plan
     --------------------------

     In June 1994, the shareholders of the Company adopted the 1994 Director Stock Option Plan (the "Director Plan"). The Director Plan was established to attract and retain highly qualified, non-employee directors. The price per share for each option granted under this plan shall be the current fair market value at date of grant. The options vest over a period of three years and have a term of ten years. As originally adopted, the aggregate number of shares of the Company's common stock which may be optioned under this plan is 2,143 shares. In March 1997, the Board of Directors approved an amendment to the Director Plan to increase the number of shares covered by the Director Plan by 2,143 shares, which amendment was approved by the shareholders at the 1997 Annual Meeting of Shareholders. In April 1998, the Board of Directors approved an amendment to the Director Plan to increase the number of shares covered by the Director Plan to 500,000, which amendment was approved at the 1998 Annual Meeting of Shareholders.

     Supplemental Disclosures for Stock-Based Compensation
     -----------------------------------------------------

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation", ("SFAS 123") issued in 1995, defined a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company elected to continue to apply the accounting provisions of APB Option No. 25 for stock options. The required disclosures under SFAS 123 as if the Company had applied the new method of accounting are made below.

                          NOTES TO FINANCIAL STATEMENTS

     Activity under all stock plans related to all the ISOs and nonqualified stock options for the three years ended December 31, 1997 is listed below.


                                                  ISO          Nonqualified                     Weighted Avg.
                                                  Shares          Shares       Option Price    Exercise Price
                                                  ------          ------       ------------    --------------
     Outstanding at December 31, 1994              8,103          3,993        $70.00-$892.50       $333.90

     Granted                                       2,293          1,452       $149.10-$577.50       $224.70
     Exercised                                      (358)          (250)       $70.00-$374.50        $97.30
     Canceled                                       (965)           (43)       $70.00-$735.00       $408.80
                                                   -----           ----

     Outstanding at December 31, 1995              9,073          5,152        $70.00-$892.50       $310.10

     Granted                                       6,669            740        $87.50-$227.50       $107.10
     Exercised                                      (729)           (71)       $70.00-$187.60        $82.60
     Canceled                                     (2,967)        (3,405)       $70.00-$892.50       $261.80
                                                 -------        -------

     Outstanding at December 31, 1996             12,046          2,416        $70.00-$892.50       $244.30

     Granted                                     110,943         13,214         $10.00-$96.30        $22.70
     Exercised                                        (6)            --                $70.00        $70.00
     Canceled                                     (4,038)           (91)       $70.20-$892.50       $250.70
                                                 -------           ----
         Outstanding at December 31, 1997        118,945         15,539        $10.00-$892.50        $39.50
                                                 =======         ======

     Summarized information about stock options outstanding at December 31, 1997 is as follows:

                                                                                             Exercisable
                                               Weighted Avg.                           ----------------------
               Range of     No. of Options       Remaining      Weighted Avg.      Number of       Weighted Avg.
           Exercise Prices   Outstanding       Contract. Life   Exercise Price       Options       Exercise Price
           ---------------   -----------       --------------   --------------       -------       --------------
              $10.00-$18.80        2,272           9.91            $16.60                   0               $--
                     $21.90      119,800           9.75            $21.90              16,293            $21.90
              $32.80-$96.30        7,189           7.46            $76.80               3,230            $76.80
            $148.80-$187.30        1,981           7.30           $169.10               1,273           $171.80
            $201.30-$392.00          744           6.08           $307.70                 684           $313.90
            $402.50-$892.50        2,498           6.24           $608.40               2,057           $605.40


     Options for the purchase of 23,538 shares, 5,925 shares and 8,177 shares are exercisable at December 31, 1997, 1996 and 1995, respectively. The total exercise proceeds for all options outstanding at December 31, 1997 is approximately $5.3 million.

                          NOTES TO FINANCIAL STATEMENTS

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                    1997     1996     1995
                                    ----     ----     ----
         Dividend yield             None     None     None
         Expected volatility        75%      75%      75%
         Risk free interest rate    6.00%    6.25%    6.96%
         Expected life of option    5.0      5.0      5.0


     All options granted in 1997, 1996 and 1995 were granted at fair value. The weighted average fair value of options granted was $15.90, $70.70 and $148.40 for 1997, 1996 and 1995, respectively.

     Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards made in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts shown below:

                                                  1997           1996             1995
                                                  ----           ----             ----
         Net loss - as reported              $(9,052,575)    $(11,235,760)    $(11,712,287)
         Net loss - pro forma                $(9,368,531)    $(11,455,536)    $(11,950,312)
         Basic and diluted net loss per
           common share - as reported            $(63.68)         $(68.16)        $(127.65)
         Basic and diluted net loss per
           common share - pro forma              $(65.20)         $(69.50)        $(130.25)

     The effects of applying SFAS 123 in the pro forma disclosure are not indicative of future amounts.

     1994 Employee Stock Purchase Plan
     ---------------------------------

     In April 1994, the Board of Directors adopted the 1994 Employee Stock Purchase Plan (the "1994 Plan"). Under the 1994 Plan, eligible employees of the Company may purchase shares of Common Stock, through payroll deductions, at the lower of 85% of fair market value of the stock at the time of grant or 85% of fair market value at the time of exercise. As originally adopted, a total of 3,572 shares were reserved for issuance under the 1994 Plan. In March 1997, the Board of Directors approved an amendment to the 1994 Plan to increase the number of shares covered by the 1994 Plan by 3,572 shares, which amendment was approved by the shareholders at the 1997 Annual Meeting of Shareholders. In April 1998, the Board of Directors approved an amendment to the 1994 Plan to increase the number of shares covered by the 1994 Plan to 200,000, which amendment was approved at the 1998 Annual Meeting of Shareholders. Shares are granted twice yearly, on February 28 and August 31, and are exercisable upon issuance. The Company issued 763 shares, 857 shares and 1,042 shares in 1997, 1996 and 1995, respectively. The weighted average fair values of grants at fair value under the 1994 Plan during 1997, 1996 and 1995 were $14.10, $70.00 and $84.00, respectively.

                          NOTES TO FINANCIAL STATEMENTS


     Common Stock Warrants
     ---------------------

     On December 16, 1992, the Company issued warrants, which expired on December 16, 1997, to purchase an aggregate of 59 shares of common stock at an initial exercise price of $421.40 in connection with a bridge loan to the Company in the amount of $0.3 million, which was subsequently repaid with interest thereon. In January 1993, the Company issued warrants, which expire on December 14, 1998, to purchase 1,148 shares of the Company's common stock to an underwriter at an initial exercise price of $506.10 per share, in connection with the private placement of the Class F Preferred Stock.

     On February 10, 1994, in connection with the closing of the initial public offering the Company's underwriter purchased for $210.00 warrants to purchase 3,000 shares of the Company's common stock at an exercise price of $833.00 per share. The warrants expire on February 10, 1999.

     On April 1, 1994, in connection with the Company's $2 million master lease agreement, the Company issued common stock warrants for a purchase price of $350.00 to purchase 500 shares of common stock at a price of $595.00 at any time on or after April 1, 1995 and on or before April 1, 1999.

     On September 11, 1995, the Company issued common stock warrants for a purchase price of $300.00 to purchase 425 shares of the Company's common stock to Oppenheimer & Co., Inc. at an exercise price of $490.00 per share, in connection with the engagement of Oppenheimer & Co., Inc. to provide investment banking services to the Company. These warrants are exercisable beginning September 11, 1996 and expire September 10, 2000.

     On February 14, 1996, the Company issued common stock warrants for a purchase price of $220.00 to purchase up to $3,143 shares of the Company's common stock to Commonwealth Associates at an exercise price of $219.10 per share in connection with a public financing. These warrants are exercisable beginning February 14, 1997 and expire on February 13, 2001.

     On May 17,1996, the Company issued a common stock warrant to purchase 11,283 shares of the Company's common stock at an exercise price of $175.00 per share to David Blech in connection with financial advisory services to the Company. This warrant is exercisable beginning May 17, 1996 and expires on May 17, 2001.

     On January 6, 1997, the Company issued a common stock warrant to purchase 1,071 shares of the Company's common stock to Furman Selz LLC at an exercise price of $105.00 per share in connection with financial advisory services to the Company. This warrant is exercisable beginning January 6, 1997 and expires on January 6, 2002.

     In August 1991 and September 1992, the Company issued warrants to purchase up to 432 and 286 shares, respectively, of the Company's Class D Preferred Stock (the "Class D Warrants") at a minimum exercise price of $175.00 per share, in connection with leasing arrangements. The Class D Warrants were automatically converted into warrants to purchase 268 shares of common stock at an exercise price of $468.30 per share upon

                          NOTES TO FINANCIAL STATEMENTS

     the closing of the Company's initial public offering on February 17, 1994. The warrants expire on February 10, 1999.

     In connection with promissory notes issued in September 1992, the Company granted warrants to acquire an aggregate of 1,270 shares of Class F Preferred Stock at an exercise price of $157.50 per share. Upon conversion of all Class F Preferred Stock effected by the initial public offering, the warrants converted into warrants to purchase 475 shares of common stock at an exercise price of $421.40 per share. In the year ended December 31, 1995, 139 of these warrants were exercised. The remaining warrants expired on September 15, 1997.

     At December 31, 1997 there were 416,841 warrants outstanding, all of which are exercisable.

F. Collaborative Research and Development Agreements:
   --------------------------------------------------

     In September 1993, the Company signed a Research and Development Agreement with Sandoz Pharma Ltd. (the "Sandoz Agreement") to identify and develop compounds which bind to CD4 or CD2, or their respective ligands, and interfere with their interaction, as therapeutic agents for immune suppression. Effective as of September 1, 1995, the Company's sponsored research agreement with Sandoz Pharma Ltd. was amended to focus the research program on compounds targeting CD4 and its ligand and to limit the research program with respect to compounds that bind to CD2 and its ligand to certain screening activities being conducted by Sandoz through the end of 1995. In connection with this amendment, the research and license fees due for the third year of the research program were reduced from $5 million to $2.2 million. Of the $2.2 million received, $0.9 million was recorded as revenue in 1995 and $1.3 million as deferred revenue at December 31, 1995 and was subsequently recorded as revenue in 1996. Under the terms of the Sandoz Agreement, the Company has received $14.2 million in initial license fees and research funding to date. Procept remains eligible to receive $12 million in milestone payments as compounds discovered in these research programs progress through clinical development.

     In 1994, the Company received $8.0 million and recorded as revenue $5.0 million for research performed by the Company under the Sandoz agreement. The $3.0 million was advance payment for research to be performed in fiscal year 1995 and is recorded as revenue in 1995.

     In January 1996, Procept entered into a Sponsored Research Agreement with VacTex, Inc. ("VacTex"), to provide research services relating to the development of novel vaccines based on discoveries licensed from the Brigham and Women's Hospital and Harvard Medical School. These discoveries shed light on a previously unknown aspect of immunology, the CD1 system of lipid antigen presentation.

     Under the Sponsored Research Agreement, Procept conducted specified research tasks on behalf of VacTex for which Procept received a combination of cash and equity in VacTex based on the number of full-time equivalent employees of Procept engaged in the research, but subject to maximum cash and stock limits. The Sponsored Research Agreement also includes a provision requiring Procept to issue to VacTex or its shareholders warrants to purchase an aggregate of 1,429 shares of Procept Common Stock at an exercise price of $245.00 per share.

                          NOTES TO FINANCIAL STATEMENTS

     In the year ended December 31, 1997, the Company recorded revenue of $0.5 million which consisted of $0.4 million in cash and 150,000 shares of VacTex common stock. In the year ended December 31, 1996, the Company recorded revenue of $0.6 million which consisted of $0.4 million in cash and 150,000 shares of VacTex common stock. At December 31, 1997, the Company had an accounts receivable of $21,000, which was subsequently paid in January 1998, and an investment in VacTex of $0.3 million.

     In order to apply available resources to the PRO 2000 development program, the Company did not seek to renew the Sponsored Research Agreement with VacTex, which expired on January 8, 1998.

     On April 13, 1998, VacTex, Inc. ("VacTex") was acquired by Aquila Biopharmaceuticals, Inc. ("Aquila"). The Company's investment in VacTex of 300,000 shares of common stock was converted to 113,674 shares of Aquila common stock and $128,501 of 7% debentures. As a result, the Company is accounting for its investment under Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" as an available for sale security and marked it to market by recording an unrealized gain of $475,022 as part of Shareholders' Equity, based on Aquila's common stock closing price on April 13, 1998. The Company's investment in VacTex was originally accounted for under the cost method since it was a restricted security, it did not have a readily determinable fair value and Procept owned less than twenty percent of VacTex.

     In July 1997, the Company announced that it had been awarded a Phase I Small Business Innovation Research Grant from the National Institutes of Health to support the development of novel vaccines for tuberculosis. Under the terms of the Phase I Grant, Procept will receive $0.1 million in financial support. The Company proposes to identify and develop an effective tuberculosis vaccine by utilizing the CD1 system of lipid antigen presentation. The Company plans to apply for additional funding under a Phase II SBIR grant late in 1997.

G. Income Taxes:
   -------------

     No federal or state income taxes have been provided for as the Company has incurred losses since its inception. At December 31, 1997, the Company had Federal and State tax net operating loss ("NOL") carryforwards of approximately $57.3 million and $50.7 million which will expire beginning in the year 2000 through 2012 for Federal and beginning in the year 1998 through 2002 for State, respectively. Additionally, the Company had Federal and State research and experimentation credit carryforwards of approximately, $1.6 million and $1.0 million, respectively, both of which will expire in the year 2012.

     The Internal Revenue Code of 1986 (the "Code") contains provisions which limit the net operating loss carryforwards and tax credits available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interests. In conjunction with the initial public offering, such a change in ownership as defined in the Code occurred. Accordingly, certain available NOL carryforwards and tax credits are subject to these limitations.

                          NOTES TO FINANCIAL STATEMENTS


     The components of Procept's net deferred tax assets were as follows at December 31:

                                                   1997            1996
                                                   ----            ----
Net deferred tax assets:
    Net operating loss carryforwards            $22,665,000     $19,021,000
    Tax credit carryforwards                      2,660,000       1,947,000
    Depreciation                                  1,263,000       1,057,000
    Vacation and benefits                             4,000          22,000
    Capital leases and other                     (1,257,000)       (957,000)
    Valuation allowance                         (25,335,000)    (21,090,000)
                                               ------------    ------------

           Total net deferred tax assets       $          0    $          0
                                               ============    ============

     As required by Financial Accounting Statement No. 109, management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets which are comprised principally of net operating loss and tax credit carryforwards. Management has considered the Company's history of losses and concluded, in accordance with the applicable accounting standards, that it is more likely than not that the Company will not recognize the benefit of the net deferred tax assets. Accordingly, the deferred tax assets have been fully reserved. Management re-evaluates the positive and negative evidence on an annual basis.

H. Savings and Retirement Plan:
   ----------------------------

     On July 1, 1990, the Company established the Procept, Inc. Savings and Retirement Plan (the "401(k) Plan"), a profit-sharing plan under Section 401 of the Code. Employees are eligible to participate in the 401(k) Plan by meeting certain requirements, including length of service and minimum age. The Company may contribute to the 401(k) Plan, without regard to current or accumulated net profits, in an amount not to exceed the maximum allowable under applicable provisions of the Code. The amount is to be allocated to active participants based on their annual pay as a percentage of the total annual pay of all such participants. Participants may also contribute to the 401(k) Plan, but no more than the maximum permissible amount allowed by regulatory definitions. For the years ended December 31, 1997, 1996 and 1995, the Company did not contribute to the 401(k) Plan.

I. Commitment and Contingencies:
   -----------------------------

     Operating Leases
     ----------------

     On February 28, 1989, the Company entered into an operating lease arrangement for its facility. The Company has made several amendments to its operating lease arrangement for its facility to include additional leased space and extension of the lease terms. The commitment under the operating lease requires the Company to pay monthly base rent and an allocable percentage of operating costs and property taxes.

     The monthly base rent is subject to increases during the course of the lease term which are unrelated to increases in utilized space. Accordingly, the Company is providing for rent expense based on an amortization of the lease payments on a straight-line basis over the life of the lease arrangement.

                          NOTES TO FINANCIAL STATEMENTS

     Pursuant to the aforementioned leasing arrangements, at December 31, 1997 and 1996, the Company has recorded noncurrent liabilities of $0.3 million and $0.3 million, respectively, for rent expense in excess of cash expenditures for leased facilities.

     Gross rent expense for leased facilities and equipment amounted to approximately $1.8 million, $1.6 million and $1.7 million, for the years ended December 31, 1997, 1996 and 1995, respectively. The approximate future minimum annual rental payments for leased facilities for the next five years under the lease arrangements consist of the following at December 31,1997:


               1998                 $1,392,000
               1999                 $1,435,000
               2000                   $706,000

     Pursuant to the facility lease agreement, the Company had provided an open letter of credit for the term of its leases in the amount of $0.4 million which would provide for payment to the lessor of its main facility in the event of default by the Company. The Company held a certificate of deposit, which was classified as a restricted investment (see also Note J), solely for the purpose of collateralizing this letter of credit in the amount of $0.4 million. During September 1997, in substitution of the letter of credit and restricted investment arrangement, the Company increased its rent deposit with the lessor to $0.2 million.

     Capital Leases
     --------------

     In 1992, the Company entered into a leasing agreement which allowed the Company to lease up to $1.0 million of capital equipment at implicit interest rates ranging from approximately 11% to 13% for a 42 month term.

     In 1994, the Company entered into a $2 million master lease agreement for the lease and sale/leaseback of certain equipment and leasehold improvements. The implicit interest rates for the leases under this agreement range from approximately 5.5% to 7% for a 36 month term. During fiscal year 1994, the Company purchased and leased $0.7 million of laboratory equipment, office equipment and furniture and fixtures pursuant to this leasing arrangement. During fiscal year 1995, the Company purchased and leased $1.3 million of laboratory equipment, office equipment and leasehold improvements pursuant to this leasing arrangement. These equipment leasing agreements have been fully utilized at December 31, 1996.

     Future minimum lease payments with initial or remaining terms of one year or more consist of the following at December 31, 1997:

                           1998                                  $20,519

           Less: amount representing interest                       (288)
                                                                 -------
           Present value of future minimum lease payments        $20,231
                                                                 =======

                          NOTES TO FINANCIAL STATEMENTS


     Contract Research
     -----------------

     In February 1987, the Company entered into a Research and Licensing Agreement with Dana-Farber, a Massachusetts not-for-profit corporation. As part of the Agreement, the Company had agreed to fund certain research and development projects conducted by Dana-Farber in relation to the development and eventual commercialization of products related to T cell activation in exchange for exclusive rights to technologies developed. The Research and Licensing Agreement expired on March 31, 1997, as the Company chose not to extend funding.

     The amount of contract research costs under the Agreement incurred by the Company and included in research and development expense amounted to $0.2 million, $0.8 million and $0.8 million in 1997, 1996 and 1995, respectively. The Company has accrued $0 and $0.4 million at December 31, 1997 and 1996, respectively, payable to Dana-Farber under this Agreement.

     Legal Proceedings
     -----------------

     On October 23, 1997, Commonwealth Associates ("Commonwealth") filed a Complaint with the United States District Court for the Southern District of New York naming the Company as a defendant (the "Complaint"). The Complaint alleges that the Company breached obligations to Commonwealth under the Underwriting Agreement between Commonwealth and the Company dated February 8, 1996, giving Commonwealth a right of first refusal to act as co-lead underwriter or co-managing agent of a public offering or Private Placement of the Company's securities during the period ended August 8, 1997. In the Complaint, Commonwealth seeks aggregate compensatory damages in the amount of $375,000, incidental and consequential damages in an amount to be proven at trial, costs, disbursements and accrued interest and such other and further relief as the court deems proper. Discovery has commenced in this action. The Company believes that Commonwealth's claims are without factual or legal merit. The Company does not believe this action will have a material adverse effect on the Company's business and it intends to vigorously defend this action. However, given the early stage of this litigation, no assurance may be given that the Company will be successful in its defense. A decision by the court in Commonwealth's favor or any other conclusion of this litigation in a manner adverse to the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

J. Note Payable:
   -------------

     On February 15, 1995, the Company signed a term note with Bristol-Myers Squibb Company in the amount of $0.1 million. The term note provided for scheduled payments of $38,617 on April 1, July 1, and October 1, 1996. The interest rate for the note was 8.0%. Upon the occurrence of certain financing events, the entire balance of the note, including all accrued and unpaid interest, became due and payable. This Note was repaid in full in 1996 upon the closing of the secondary offering.

                          NOTES TO FINANCIAL STATEMENTS

     Line of Credit:
     ---------------

     The Company maintained a $0.1 million line of credit through the use of corporate credit cards. This line of credit was collateralized with a certificate of deposit of $0.1 million and was classified as a restricted investment on the balance sheet. The certificate of deposit was recorded at cost, which approximated market. Interest earned on the certificate of deposit was not restricted; accordingly, any accrued interest was considered a cash equivalent. See also Note B. In September 1997, the Company reduced its line of credit to $35,000 and was no longer required to maintain the line of credit and certificate of deposit.

                                  PROCEPT, INC.

                                 BALANCE SHEETS
                                 --------------

ASSETS                                                                        September 30, 1998      December 31, 1997
                                                                              ------------------      -----------------
Current assets:
    Cash and cash equivalents                                                      $3,568,890              $535,242
    Marketable securities                                                           2,003,254                    --
    Other current assets                                                               15,406               132,062
    Investment in Aquila (Note 3)                                                     455,313                    --
                                                                                  -----------            ----------
       Total current assets                                                         6,042,863               667,304

Property and equipment, net                                                           235,645               889,258
Deferred financing charges                                                                 --                54,424
Investment in VacTex (Note 3)                                                              --               300,000
Other assets                                                                          197,026               257,026
                                                                                 ------------            ----------
       Total assets                                                                $6,475,534            $2,168,012
                                                                                 ============            ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                                 $301,643            $1,069,952
    Accrued compensation                                                              138,202               320,463
    Other current liabilities                                                         173,033               142,680
    Current portion of capital lease obligations                                           --                20,231
                                                                                 ------------            ----------
       Total current liabilities                                                      612,878             1,553,326

Deferred rent                                                                         207,624               257,827
Other noncurrent liabilities                                                               --                96,875

Commitments and contingencies

Shareholders' equity:
    Preferred stock, par value $.01 per share; 1,000,000 shares authorized;
       Series A 1 and 30,061 shares designated at September 30, 1998 and
       December 31, 1997, respectively; 0 and 30,060 shares issued and
       outstanding at September 30, 1998 and December 31, 1997, respectively               --                   301
    Common stock, $.01 par value; 30,000,000 shares authorized; 3,001,832 and 196,204 shares issued at September 30, 1998 and December 31,
       1998 respectively                                                               30,018                 1,962
    Additional paid-in capital                                                     66,110,013            62,242,741
    Cumulative dividends on preferred stock                                                --            (4,217,388)
    Accumulated deficit                                                           (60,631,556)          (57,755,775)
    Unrealized gain on investments                                                    158,414                    --
    Treasury stock, at cost; 11,857 shares at September 30, 1998
       and December 31, 1997                                                          (11,857)              (11,857)
                                                                                 ------------           -----------
       Total shareholders' equity                                                   5,655,032               259,984
                                                                                 ------------           -----------
       Total liabilities and shareholders' equity                                  $6,475,534            $2,168,012
                                                                                 ============           ===========


               The accompanying notes are an integral part of the
                              financial statements.

                                  PROCEPT, INC.

                            STATEMENTS OF OPERATIONS
                            ------------------------

                                                       Three Months Ended                      Nine Months Ended
                                                          September 30,                          September 30,
                                                   1998                 1997                 1998             1997
                                                   ----                 ----                 ----             ----
Revenues:
     Research and development revenue
         under collaborative arrangements
         with related party                             --             $118,750            $109,375          $389,062
     Revenue from grant                                 --                   --                  --            55,811
     Interest income                               $75,031               23,493             155,530           124,414
                                                ----------          -----------         -----------      ------------

     Total revenues                                 75,031              142,243             264,905           569,287
                                                ----------          -----------         -----------      ------------


Costs and expenses:
     Research and development                      371,958            1,287,328           1,707,256         5,165,693
     General and administrative                    269,666              592,005           1,411,786         2,017,028
     Restructuring charges                              --              220,555             225,000           220,555
     Other                                         (38,444)              10,940            (203,356)           38,541
                                                ----------          -----------         -----------      -----------

Total costs and expenses                           603,180            2,110,828           3,140,686         7,441,817
                                                ----------          -----------         -----------      ------------

Net loss                                          (528,149)          (1,968,585)         (2,875,781)       (6,872,530)

Less:  dividends on preferred stock                     --           (4,217,388)                 --        (4,217,388)
                                                ----------          -----------         -----------      ------------

Net loss available to common shareholders        $(528,149)         $(6,185,973)        $(2,875,781)     $(11,089,918)
                                                ==========          ===========         ===========      ============

Basic and diluted net loss per common share         $(0.18)             $(25.23)             $(1.35)          $(52.12)
                                                ==========          ===========         ===========      ============


Weighted average number of common
     shares outstanding - basic and diluted      3,001,832              245,227           2,126,651           212,780
                                                ==========          ===========         ===========      ============


               The accompanying notes are an integral part of the
                              financial statements.

                                  PROCEPT, INC.
                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                                Nine Months Ended September 30,
                                                                                -------------------------------
                                                                                 1998                      1997
                                                                                 ----                      ----
Cash flows from operating activities:
     Net loss                                                                $(2,875,781)             $(6,872,530)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
         Depreciation and amortization                                           525,951                  774,683
         Non-cash related party revenue                                               --                 (112,500)
         Gain on sale of equipment                                              (208,365)                      --
         Savings and retirement plan stock contribution                           43,238                       --
         Stock options issued for consulting services                             12,192                       --
         Changes in operating assets and liabilities:
              Other current assets                                               124,536                   89,165
              Other assets                                                        60,000                 (112,758)
              Accounts payable                                                  (768,309)                 (46,603)
              Accrued compensation                                              (182,261)                  43,674
              Accrued contract research                                               --                    8,703
              Other current liabilities                                           30,353                 (104,092)
              Other noncurrent liabilities                                       (96,875)                 (68,154)
              Deferred rent                                                      (50,203)                      --
                                                                             -----------              -----------
                  Net cash used in operating activities                       (3,385,524)              (6,400,412)
                                                                             -----------              -----------

Cash flows from investing activities:
     Capital expenditures                                                       (319,669)                 (50,214)
     Purchases of marketable securities                                       (2,000,153)                      --
     Proceeds from maturity of marketable securities                                  --                4,006,463
     Decrease in restricted investments                                               --                  469,000
     Proceeds from sale of equipment                                             647,816                       --
                                                                             -----------              -----------
                  Net cash (used in) provided by investing activities         (1,672,006)               4,425,249
                                                                             -----------              -----------

Cash flows from financing activities:
     Principal payments on capital lease obligations                             (20,231)                (497,962)
     Proceeds from issuance of common stock                                           --                      410
     Proceeds from private placement of common stock                           9,802,500                3,005,999
     Expenses from private placement of common stock                          (1,691,091)                (131,381)
     Proceeds from employee stock purchase plan                                       --                   55,201
                                                                             -----------              -----------
                  Net cash provided by financing activities                    8,091,178                2,432,267
                                                                             -----------              -----------

Net change in cash and cash equivalents                                        3,033,648                  457,104
Cash and cash equivalents at beginning of period                                 535,242                1,962,229
                                                                             -----------              -----------
Cash and cash equivalents at end of period                                    $3,568,890               $2,419,333
                                                                             ===========              ===========

Supplemental disclosures and non-cash transactions:

Interest paid                                                                     $5,120                  $25,896
                                                                             ===========              ===========
Stock options issued for consulting services                                     $30,192                      $--
                                                                             ===========              ===========
Savings and retirement plan stock contribution                                   $43,238                      $--
                                                                             ===========              ===========
Dividends on preferred stock                                                         $--               $4,217,388
                                                                             ===========              ===========

               The accompanying notes are an integral part of the
                              financial statements.

                          NOTES TO FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION
     ---------------------

Nature of Business
------------------

Procept, Inc. ("Procept" or the "Company") located in Cambridge, MA is a biopharmaceutical company currently engaged in the development of novel drugs with a focus in anti-infectives and immunosuppressants. The Company is also actively seeking the acquisition or inlicense of drug development candidates that would benefit from Procept's expertise in various therapeutic areas.

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with FDA government regulations and the ability to obtain financing.

Plan of Operations
------------------

Since its inception in 1985, Procept has devoted its principal efforts to drug discovery and research. Procept has generated no revenue from product sales, has not been profitable since inception, and has incurred an accumulated deficit of $60.6 million through September 30, 1998. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop drug candidates and from the associated administrative costs. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to preclinical and clinical testing, and development of marketing, sales and production capabilities. Procept's future plans will focus on drug development rather than research. The Company is seeking strategic partnering opportunities for its lead compounds to accelerate revenue and minimize the investment required for marketing, sales and production capabilities.

The Company expects that its current funds and interest income will be sufficient to fund Procept's operations through March 2000. Although management continues to pursue additional funding arrangements and/or strategic partnering, there can be no assurance that additional funding will be available from any of these sources or, if available, will be available on acceptable or affordable terms. If the Company is unable to enter into an additional corporate collaboration(s) that produce revenue for the Company, or secure additional financing, the Company's financial condition will be adversely affected.

The accompanying financial statements for the three-month and nine-month periods ended September 30, 1998 and 1997 are unaudited and have been prepared by the Company in accordance with generally accepted accounting principles. These interim financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for the interim periods ended September 30, 1998 and 1997. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the fiscal year. These interim financial statements should be read in

                         NOTES TO FINANCIAL STATEMENTS


conjunction with the audited financial statements for the year ended December 31, 1997 which are contained in the Company's 1997 Annual Report on Form 10-K/A.

2.   SHAREHOLDERS' EQUITY
     --------------------

On May 18, 1998, Procept's shareholders approved a one-for-ten reverse split of the Company's Common Stock (the "1998 Reverse Stock Split"), which was effected on June 1, 1998. Shareholders' equity has been restated to give retroactive application to the 1998 Reverse Stock Split in prior periods by reclassifying from Common Stock to Additional Paid-In Capital the par value of the eliminated shares arising from the 1998 Reverse Stock Split. In addition, all references in the financial statements to number of shares, per share amounts, and stock option and warrant data of the Company's Common Stock have been restated.

As part of a unit offering, the Company sold an aggregate of 1,960,500 shares of Common Stock in January, February, and April of 1998 together with five-year Class C Warrants to purchase 1,960,500 shares of Common Stock at an exercise price of $5.00 per share (the "1998 Offering"). The Company completed the 1998 Offering on April 9, 1998 (the "Final Closing Date"). The $5.00 per share exercise price of the Class C Warrants was determined as part of the terms of the 1998 Offering in a negotiation between the Company and the placement agent for the 1998 Offering. The Company did not separately value the Class C Warrants from the Common Stock issued in the 1998 Offering since the resulting accounting treatment for both securities is to record their value in Additional Paid-In Capital within the equity section of the balance sheet. These securities were sold for gross proceeds of $9.8 million. The purchasers in the 1998 Offering are entitled to certain contractual rights requiring contingent additional issuances of Common Stock to the purchasers, (x) based on a formula market price at April 9, 1999, (y) to protect them against future dilutive sales of securities and (z) as a dividend substitute beginning on October 9, 1999. In the event of (i) a liquidation, dissolution or winding up of the Company, (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Company is not the surviving entity, the purchasers are entitled to receive an amount equal to 140% of such purchaser's investment as a liquidation "preference." Except in the case of a liquidation, dissolution or winding up, such payment will be in the form that equity holders will receive, in the applicable transaction, such as in cash, property or securities of the entity surviving the acquisition transaction. In the event of a liquidation, dissolution or winding up, such payment is contingent upon the Company having available resources to make such payment. These contractual rights will terminate after April 9, 1999 if the Common Stock trades at $15.00 per share or more.

In connection with the Final Closing of the 1998 Offering on April 9, 1998 (the "Final Closing") and certain advisory services, the Company sold to Paramount Capital, Inc., the Company's placement agent in the 1998 Offering, for $0.001 per option, options to purchase an aggregate of 24.06875 units (each unit consisting of 20,000 shares of Common Stock and warrants to purchase 20,000 shares of Common Stock at an exercise price of $5.00 per share) at an exercise price of $110,000 per unit (i.e., $5.50 per share). Also on April 9, 1998, The Aries Fund and the Aries Domestic Fund, L.P. exchanged an aggregate of 30,060 shares of Series A Convertible Preferred Stock and

                         NOTES TO FINANCIAL STATEMENTS


related warrants for units in the 1998 Offering comprised of 841,680 shares of Common Stock and five-year Class C Warrants to purchase 841,680 shares of Common Stock at an exercise price of $5.00 per share. As part of the exchange of Series A Convertible Preferred Stock and related warrants for units in the 1998 Offering, the cumulative dividends on Preferred Stock of $4.2 million was reclassified to Additional Paid-In Capital.

3.   RESEARCH COLLABORATIONS
     -----------------------

In January 1996, Procept entered into a Sponsored Research Agreement with VacTex, Inc. ("VacTex"). Under the Sponsored Research Agreement, Procept conducted specified research tasks on behalf of VacTex for which Procept received a combination of cash and equity in VacTex based on the number of full-time equivalent employees of Procept engaged in the research, but subject to maximum cash and stock limits. At December 31, 1997, the Company's investment in VacTex was accounted for under the cost method since it was a restricted security, it did not have a readily determinable fair value and Procept owned less than twenty percent of VacTex.

On April 13, 1998, VacTex was acquired by Aquila Biopharmaceuticals, Inc. ("Aquila"). The Company's investment in VacTex of 300,000 shares of common stock was converted to 113,674 shares of Aquila common stock and $128,501 principal amount of 7% debentures. As a result, the Company is accounting for its investment in Aquila under Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities" as an available for sale security and marked it to market by recording an unrealized gain of $0.2 million as part of Shareholders' Equity, based on Aquila's common stock closing price on September 30, 1998.

4.   RESTRUCTURING
     -------------

In order to focus its limited resources on PRO 2000, in January 1998 the Company terminated work on all other research programs, except limited preclinical support for its intracellular T-cell enzyme ("DHODH") program, and underwent a significant downsizing, reducing its staff to 10 people. The amount of termination benefits accrued and charged to restructuring costs in the statement of operations for the nine-month period ended September 30, 1998 was $0.2 million. Also, in the fourth quarter of 1997, the Company accrued $0.3 million in restructuring costs. For the three and nine months ended September 30, 1998, the amount of termination benefits paid and charged against the 1998 and 1997 liability was $0.1 million and $0.4 million, respectively. The remaining liability of $0.1 million is expected to be utilized by March 31, 1999. Due to the restructuring and focus on the development of PRO 2000, the Company has sold and plans to continue to sell most of its research and development equipment. For the nine months ended September 30, 1998, the Company received $0.6 million from the sale of equipment and has recorded a $0.2 million gain in other expenses.

                         NOTES TO FINANCIAL STATEMENTS


5.   BASIC AND DILUTED NET (LOSS) PER COMMON SHARE
     ---------------------------------------------

In the quarter ended December 31, 1997, the Company adopted SFAS 128, "Earnings Per Share," which modifies the way in which earnings per share ("EPS") is calculated and disclosed. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is based upon the weighted average number of common shares outstanding during the period plus the additional weighted average common equivalent shares during the period. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive. Common equivalent shares result from the assumed exercises of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding stock options using the treasury stock method. For the three- and nine-month periods ended September 30, 1998, there were no anti-dilutive securities.

6.   COMPREHENSIVE INCOME
     --------------------

Effective January 1, 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income." This statement requires changes in comprehensive income to be shown in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted SFAS 130 in the accompanying financial statements and will provide such information annually in its Statement of Shareholders' Equity and in a footnote disclosure for interim periods. Accumulated other comprehensive income is calculated as follows:

                                                   Three Months Ended                    Nine Months Ended
                                                     September 30,                          September 30,
                                                1998              1997                  1998            1997
                                                ----              ----                  ----            ----

Net loss                                     $(528,149)        $(1,968,585)         $(2,875,781)      $(6,872,530)

Change in unrealized gain
  on investments                              (146,154)                 --              158,414                --
                                            -----------        ------------        -------------      ------------

Comprehensive loss                           $(674,303)        $(1,968,585)         $(2,717,367)      $(6,872,530)
                                             ==========        ============         ============      ============

              Unrealized gain on investments:
                       Balance at December 31, 1997                                              --
                       Change during the three months ended March 31, 1998                       --
                       Change during the three months ended June 30, 1998                  $304,568
                       Change during the three months ended September 30, 1998             (146,154)
                                                                                           ---------
                       Balance at September 30, 1998                                       $158,414
                                                                                           ========

                         NOTES TO FINANCIAL STATEMENTS


7.   NEW ACCOUNTING STANDARDS
     ------------------------

In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement specifies new guidelines for determining a company's operating segments and related requirements for disclosure. SFAS 131 will become effective for fiscal years beginning after December 15, 1997. The Company does not believe that the adoption will have a material effect.

In February 1998, the Financial Accounting Standards Board issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for periods beginning after December 15, 1997, but excludes interim periods during 1998. The statement standardizes employers' disclosure requirements about pension and other postretirement benefit plans by requiring additional information on changes in the benefit obligations and fair values of the plan assets and eliminating certain disclosures that are no longer useful. It does not change the measurement or recognition of those plans. The Company does not believe that the adoption will have a material effect.

In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is permitted. The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. The Company does not believe that the adoption will have a material effect.

In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Accounting for the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires all costs of start-up activities (as defined by SOP 98-5) to be expensed as incurred. This statement has no impact on the Company.

8.  SUBSEQUENT EVENT -- PROPOSED MERGER
    -----------------------------------

On November 2, 1998, Procept entered into a non-binding Letter of Intent ("LOI") to merge with Pacific Pharmaceuticals, Inc. ("Pacific"), a public research and development company engaged in the development of cancer therapies. Both companies will work together to enter into a definitive merger agreement by November 19, 1998. The LOI provides that each of Pacific's shares of common stock (including preferred stock on an as converted basis into common stock) will convert into 0.12 shares of Procept common stock or a total of 2,755,000 Procept shares (of which 1,287,647 shares of Procept common stock to be issued in the merger to the holders of Pacific's preferred stock shall be accompanied by certain contractual rights identical to contractual rights held by purchasers in Procept's 1998 private placement). In addition, Procept has agreed to assume an approximately $7.3 million obligation (payable in common stock of Procept) of Pacific's subsidiary, BG Development Corp., and Procept has agreed to

                         NOTES TO FINANCIAL STATEMENTS


exchange all of Pacific's outstanding warrant, unit purchase option and stock option obligations into like instruments of Procept. The merger remains contingent upon several conditions including (i) satisfactory due diligence by Procept and Pacific; (ii) fairness opinions by independent investment bankers; and (iii) the final approval by both companies' shareholders.

INDEPENDENT AUDITORS' REPORT


Pacific Pharmaceuticals, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Pacific Pharmaceuticals, Inc. and Subsidiaries (collectively, the "Company", a development stage enterprise) as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998 and the period from September 23, 1983 (date of incorporation of Pacific Pharmaceuticals, Inc.) to March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pacific Pharmaceuticals, Inc. and Subsidiaries at March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, and for the period from September 23, 1983 (date of incorporation of Pacific Pharmaceuticals, Inc.) to March 31, 1998 in conformity with generally accepted accounting principles.

The Company is in the development stage as of March 31, 1998. As discussed in
Note 1 to the consolidated financial statements, the Company's activities since inception have been directed primarily toward the development and commercialization of products based on biotechnological research.

As discussed in Note 9, the accompanying fiscal 1997 financial statements have been restated.



DELOITTE & TOUCHE LLP
July 8, 1998
San Diego, California

Consolidated Balance Sheets
Pacific Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Enterprise)



                                                                      As of March 31,
                                                               --------------------------------
                                                                  1998               1997
-----------------------------------------------------------------------------------------------
ASSETS                                                                            (as restated,
                                                                                   see Note 9)
Current Assets:
Cash and cash equivalents                                       $3,290,176          $1,784,599
Short-term investments                                                  --           4,981,435
Accounts receivable, net                                                --              99,066
Inventory                                                           38,637              41,677
Prepaid expenses                                                    85,053              87,311
-----------------------------------------------------------------------------------------------
      Total current assets                                       3,413,866           6,994,088

Property and equipment, net                                         71,840              82,563
Patent costs, net                                                  104,981             157,597
-----------------------------------------------------------------------------------------------
TOTAL ASSETS                                                    $3,590,687          $7,234,248
-----------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                                  $661,371            $723,523
Accrued expenses                                                   201,125             161,574
Current portion of capital leases                                    4,066               4,670
-----------------------------------------------------------------------------------------------
      Total current liabilities                                    866,562             889,767
-----------------------------------------------------------------------------------------------

Capital leases                                                      22,584              13,072
-----------------------------------------------------------------------------------------------

Commitments and contingencies (Note 4)

Stockholders' Equity:
Convertible preferred stock, $25 par value, 2 ,000,000 shares authorized 40,090 and 50,000 issued and outstanding
      at March 31, 1998 and 1997, respectively
      (liquidating preference $10,423,400)                       1,002,288           1,250,038
Common stock, $.02 par value,  100,000,000 shares authorized;
      10,777,234 and 8,151,029 shares issued and
      outstanding at March 31, 1998 and 1997, respectively         215,545             163,021
Capital in excess of par value                                  46,969,197          38,805,489
Deficit accumulated during the development stage               (45,485,489)        (33,887,139)
-----------------------------------------------------------------------------------------------
      Total stockholders' equity                                 2,701,541           6,331,409
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $3,590,687          $7,234,248
-----------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

Consolidated Statements Of Operations
Pacific Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Enterprise)




                                                     Years Ended March 31,                       September 23, 1983
                                   ----------------------------------------------------------      (inception) to
                                         1998               1997               1996                March 31, 1998
--------------------------------------------------------------------------------------------------------------------
                                                        (as restated,
                                                         see Note 9)
REVENUES
   Product sales                       $     69,510       $    100,485       $     13,657          $   2,019,741
   License fees and royalties                 5,405              1,207            150,000                486,612
   Contract research                             --             39,172             45,000                268,063
   Marketing rights                              --              5,000             60,000              1,311,500
   Interest and other                       273,545            129,316            110,159              1,913,658
-----------------------------------------------------------------------------------------------------------------
Total revenues                              348,460            275,180            378,816              5,999,574
-----------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES
   Cost of product sales                    140,460             95,200            124,530              3,138,395
   Product development                    2,196,433          2,565,664          1,853,899             17,160,961
   General and administrative             2,086,249          1,155,515          1,257,722             17,851,747
   Business development
     and marketing                          218,603            290,603            372,316              3,776,889
   Interest and other                        78,178             65,564             26,252                633,973
-----------------------------------------------------------------------------------------------------------------
Total costs and expenses                  4,719,923          4,172,546          3,634,719             42,561,965
-----------------------------------------------------------------------------------------------------------------

Net loss                                 (4,371,463)        (3,897,366)        (3,255,903)           (36,562,391)

Convertible preferred stock
   dividends                              7,226,887          1,696,211                 --              8,923,098
-----------------------------------------------------------------------------------------------------------------

Net loss applicable to
   common stockholders                 $(11,598,350)      $ (5,593,577)      $ (3,255,903)         $ (45,485,489)
-----------------------------------------------------------------------------------------------------------------

Net loss per share of common
   stock-basic and diluted                   ($1.25)            ($0.69)            ($0.52)
------------------------------------------------------------------------------------------

Weighted average common
   stock outstanding                      9,273,717          8,115,139          6,222,832
------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

Consolidated Statements Of Stockholders' Equity
Pacific Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Enterprise)

                                                                                                                    Deficit
                                           Preferred Stock                  Common Stock                           Accumulated
                                    ------------------------------  ------------------------------   Capital       During the
                                                                                                    in Excess      Development
                                       Shares         Par Value        Shares        Par Value     of Par Value       Stage
--------------------------------------------------------------------------------------------------------------------------------
Balance at September 23, 1983                  --       $      --              --        $    --     $        --    $        --
Original issuance of common stock:
   October 1983 at $.02 per share                                         597,500         11,950
   October 1983 at $2.00 per share                                         55,000          1,100         108,900
Issuance for cash, January 1984
   at $4.00 per share                                                     383,625          7,672       1,325,817
Net loss                                                                                                               (137,937)
--------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1984                      --              --       1,036,125         20,722       1,434,717       (137,937)
Purchase of treasury stock                                                                                  (267)
Adjustment to capital in excess
   of par value                                                                                            5,600
Net loss                                                                                                               (692,070)
--------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1985                      --              --       1,036,125         20,722       1,440,050       (830,007)
Purchase of treasury stock                                                                                   (83)
Initial public offering, October 1985
   at $6.00 per share                                                     500,000         10,000       2,392,536
Net loss                                                                                                               (994,767)
--------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1986                      --              --       1,536,125         30,722       3,832,503     (1,824,774)
Purchase of treasury stock                                                                                    (5)
Preferred stock subscribed:
   Series A                                 6,000         150,000                                        450,000
Net loss                                                                                                             (1,445,191)
--------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1987                   6,000         150,000       1,536,125         30,722       4,282,498     (3,269,965)
Issuance of 8.5% convertible
   subordinated notes warrants                                                                            62,500
Retirement of treasury stock                                              (17,500)          (350)            350
Preferred stock subscribed/(returned):
   Series A                                (3,000)        (75,000)                                      (225,000)
   Series B                                 1,600          40,000                                        120,000
Net loss                                                                                                             (1,327,934)
--------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1988                   4,600         115,000       1,518,625         30,372       4,240,348     (4,597,899)
Conversion of 8.5% convertible
   subordinated notes                                                      39,999            800         249,193
Consultant's compensation                                                   1,073             22           6,524
Preferred stock subscribed/(converted):
   Series A                                (3,000)        (75,000)         35,002            700          74,296
   Series B                                27,180         679,500                                      1,556,444
Dividends accrued - Series B                                                                            (221,955)
Net loss                                                                                                             (1,553,240)
--------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1989                  28,780         719,500       1,594,699         31,894       5,904,850     (6,151,139)
Private placement, November 1989
   at $8.00 per share                                                      75,000          1,500         538,500
Exercise of common stock options                                            3,500             70          13,930
Preferred stock subscribed/(converted):
   Series B                               (28,780)       (719,500)        719,500         14,390         705,111
Dividends accrued - Series B                                                                            (141,158)
Reverse accrued dividends - Series B                                                                     363,113
Exercise of Series B warrants                                             463,088          9,262       1,611,546
Exercise of other warrants                                                  2,000             40          14,360
Net loss                                                                                                             (1,512,343)
--------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1990                      --              --       2,857,787         57,156       9,010,252     (7,663,482)

Consolidated Statements Of Stockholders' Equity
Pacific Pharmaceuticals, Inc. and Subsidiaries(A Development Stage Enterprise)

                                                                                                                          Deficit
                                                       Preferred Stock          Common Stock                            Accumulated
                                               --------------------------  ------------------------      Capital        During the
                                                                                                         in Excess      Development
                                                   Shares      Par Value    Shares        Par Value     of Par Value       Stage
------------------------------------------------------------------------------------------------------------------------------------
Exercise of common stock options                                                 7,100          142          28,258
Exercise of other warrants                                                      98,000        1,960         743,640
Consultant's compensation                                                          338            7           2,894
Private placement, October 1990
   at $12.00 per share                                                         257,500        5,150       2,765,446
Net loss                                                                                                                 (2,111,267)
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1991                                  --           --   3,220,725       64,415      12,550,490      (9,774,749)
Exercise of common stock options                                                10,950          218          40,932
Exercise of other warrants                                                      10,000          200         104,800
Private placement, April 1991
   at $17.50 per share                                                         214,188        4,284       3,433,816
Net loss                                                                                                                 (3,156,803)
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1992                                  --           --   3,455,863       69,117      16,130,038     (12,931,552)
Exercise of common stock options                                                 4,300           86          16,139
Private placement, May 1992
   at $11.625 per share                                                        277,100        5,542       2,889,461
Net loss                                                                                                                 (3,738,097)
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1993                                  --           --   3,737,263       74,745      19,035,638     (16,669,649)
Exercise of common stock options                                                70,227        1,405         292,406
Common stock retired as payment
   for common stock options exercised                                          (12,903)        (258)        (99,740)
Grant of stock option below fair market value                                                               468,750
Private placements:
   July 1993 at $5.50 per share                                                317,093        6,342       1,531,879
   December 1993 at average of $6.12 per share                                 427,275        8,546       2,386,770
   January 1994 at average of $6.24 per share                                  222,100        4,442       1,259,545
   March 1994 at $5.30 per share                                                51,000        1,020         244,088
Common stock issued in payment of offering expenses                                974           19           8,868
Net loss                                                                                                                 (4,613,042)
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1994                                  --           --   4,813,029       96,261      25,128,204     (21,282,691)
Private placements:
    April 1994 at $4.00 per share                                              100,000        2,000         378,000
    August 1994 at $4.485 per share                                            100,000        2,000         423,575
    September 1994 at $3.80 per share                                          250,000        5,000         886,428
Net loss                                                                                                                 (3,754,968)
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1995                                  --           --   5,263,029      105,261      26,816,207     (25,037,659)
Private placements:
    November 1995 at $1.25 per share                                         2,788,000       55,760       2,864,383
Net loss                                                                                                                 (3,255,903)
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1996                                                    8,051,029      161,021      29,680,590     (28,293,562)
Private placement of convertible preferred stock       50,000   $1,250,038                                7,291,688
Warrants exercised                                                             100,000        2,000          92,000
Issuance of warrants for services                                                                            45,000
Convertible preferred stock dividend (as restated, see Note 9)                                            1,696,211      (1,696,211)
Net loss                                                                                                                 (3,897,366)
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1997 (as restated)                50,000    1,250,038   8,151,029      163,021      38,805,489     (33,887,139)
------------------------------------------------------------------------------------------------------------------------------------
Warrants exercised                                                             423,437        8,469         389,562
Issuance of common stock for services                                           13,110          262          11,737
Conversion of preferred stock into common stock        (9,910)    (247,750)  2,189,658       43,793         203,957
Preferred stock unit purchase options as compensation for
  financial advisory services                                                                               331,565
Convertible preferred stock dividend                                                                      7,226,887      (7,226,887)
Net loss                                                                                                                 (4,371,463)
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1998                              40,090   $1,002,288  10,777,234     $215,545     $46,969,197    ($45,485,489)
------------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Consolidated Statements Of Cash Flow
Pacific Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Enterprise)

                                                                         Years Ended March 31,                    September 23, 1983
                                                          -----------------------------------------------------    (inception) to
                                                               1998              1997               1996           March 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                     ($4,371,463)       ($3,897,366)       ($3,255,903)        ($36,562,391)
Adjustments to reconcile net loss to net cash used
by operating activities:
    Depreciation and amortization                                 81,257            109,731            123,427            1,665,001
    Non-cash compensation expense upon issuance
       of common stock, stock options and warrants               331,565             45,000                 --              851,861
    Net book value of asset disposals                             76,376             17,064              5,506              241,692
    Option income from retirement of stock
       or amounts previously advanced by customer                     --                 --                 --             (400,000)
    Changes in assets and liabilities:
       Accounts receivable                                        99,066            (96,398)             6,405                   --
       Inventory                                                   3,040               (770)             7,060              (38,640)
       Prepaid expenses and other assets                           2,258              8,634              3,349              (96,028)
       Accounts payable                                          (62,152)           509,214             (2,505)             661,371
       Accrued expenses                                           39,551           (217,353)           263,486               57,102
       Customer advances                                              --                 --            (30,888)             140,863
       Other liabilities                                              --             (7,842)           (11,895)              (4,866)
------------------------------------------------------------------------------------------------------------------------------------
    Net cash used by operating activities                     (3,800,502)        (3,530,086)        (2,891,958)         (33,484,035)
------------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchases of short-term investments                                   --         (4,981,435)        (1,288,106)         (10,461,867)
Maturities of short-term investments                           4,981,435          1,288,106            992,326           10,461,867
Capital expenditures                                             (16,502)            (9,764)           (51,596)            (847,929)
Patent costs                                                     (64,945)           (31,799)           (61,823)            (977,372)
Other                                                                 --              8,825                 --                7,829
------------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities        4,899,988         (3,726,067)          (409,199)          (1,817,472)
------------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Issuance of notes payable                                             --            524,467            325,426            2,183,867
Repayment of notes payable                                            --           (524,467)          (325,426)          (1,965,124)
Repayment of capital lease obligations                            (3,940)            (4,625)           (37,087)            (183,547)
Long-term customer advances                                           --                 --                 --              100,000
Issuance of common stock, convertible preferred
    stock and stock warrants                                     410,031          8,635,726          2,920,143           38,456,487
------------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                    406,091          8,631,101          2,883,056           38,591,683
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash
    and cash equivalents                                       1,505,577          1,374,948           (418,101)           3,290,176
Cash and cash equivalents at beginning of period               1,784,599            409,651            827,752                   --
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $3,290,176         $1,784,599           $409,651           $3,290,176
------------------------------------------------------------------------------------------------------------------------------------

Cash paid for interest                                            $2,682            $36,210            $18,804             $497,742
------------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Notes To Consolidated Financial Statements

Pacific Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Enterprise)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - The Consolidated Financial Statements include the accounts of Pacific Pharmaceuticals, Inc. and its wholly owned subsidiaries, Perio Test, Inc., XYX Acquisition Corp. and BG Development Corp. (collectively, the "Company"). The Company was incorporated under the laws of the State of Delaware on September 23, 1983. For the period of inception to date, the Company's activities have been directed primarily toward the development and commercialization of products based on biopharmaceutical research. On August 7, 1997, the Company's stockholders approved an amendment to the Certificate of Incorporation to change the name of the Company to Pacific Pharmaceuticals, Inc. The Company was formerly known as Xytronyx, Inc.

Principles of Consolidation - All significant intercompany balances and transactions have been eliminated in consolidation.

Development Stage - The Company has not earned significant revenues from planned principal operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("FAS 7"). Among the disclosures required by FAS 7 are that the Company's financial statements be identified as those of a development stage enterprise, and that the consolidated statements of operations, stockholders' equity and cash flows disclose activity since the date of the Company's inception.

Since inception, the Company has experienced negative cash flow from operations, and management considers it prudent to anticipate that negative cash flow from operations will continue until such time as sales of its products under development commence. The Company has initiated a private placement equity financing to raise a maximum of $10 million assuming exercise of over-allotment provision by the placement agent as described in Note 8. On June 22, 1998, the Company closed on gross proceeds of $2.9 million ($2.6 net proceeds), for the aforementioned private placement. The Company has also initiated contingency plans to defer certain research and development expenditures and other non essential costs until the Company has closed a more significant portion of the aforementioned financing. Management believes the Company's financial resources will be adequate, based on the assumption that no significant revenues are generated through March 1999.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash Equivalents - Cash equivalents consist of money market instruments purchased with an original maturity of three months or less.

Short-Term Investments - Short term investments represent marketable debt securities and are carried at fair value in accordance with FAS 115. Unrealized holding gains or losses have not been material.

Accounts Receivable, net - Accounts receivable consists of sales of products to customers, net of allowances for doubtful accounts.

Inventory - Inventory, which consists principally of raw materials and work in process, is valued at the lower of cost (determined by the first-in, first-out method) or market.

Property and Equipment - Depreciation and amortization of property and equipment are provided using the straight-line method over the estimated useful lives of the related assets, which are principally five and ten years. Property and equipment are summarized as follows:

                                                                                  March 31
                                                                           1998              1997
                                                                       --------------    -------------
           Laboratory equipment                                             $118,343         $357,139
           Office furniture and equipment                                    166,860          157,966
           Leasehold improvements                                              3,799            3,799
                                                                       --------------    -------------
           Total property and equipment                                      289,002          518,904
           Less accumulated depreciation and amortization                  (217,162)        (436,341)
                                                                       --------------    -------------
           Total                                                            $ 71,840          $82,563
                                                                       ==============    =============


Patent Costs - Legal expenses incurred in connection with applications for patents on research and development projects are capitalized. The costs are amortized using the straight-line method over five years. Patent costs which have no further economic value are written off in the period in which such impairment in value occurs. As a result of the Company's annual evaluation of its capitalized patent costs, the Company wrote off patent and trademark costs during Fiscal 1998 with a net book value of $68,000 which related primarily to the Kephra technology. Patent costs are net of accumulated amortization of $335,844 and $360,969 at March 31, 1998 and 1997, respectively.

Accrued Expenses - Accrued expenses consist of the following:

                                                                                 March 31
                                                                          1998              1997
                                                                      --------------   ---------------
           Accrued compensation                                            $ 67,687          $ 25,185
           Accrued clinical trial expense                                   133,438           133,438
           Other                                                                  -             2,951
                                                                      --------------   ---------------
           Total                                                          $ 201,125         $ 161,574
                                                                      ==============   ===============

Revenue Recognition - Product sales revenue is generally recognized at the time of product shipment. License fees and royalties, contract research, and marketing rights income are all recognized as earned in accordance with their respective agreements. Payments received in advance of shipments or prior to the completion of the earnings process are recorded as deferred revenue.

Loss Per Share of Common Stock - Basic loss per share of common stock is computed by dividing the net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period.

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share (EPS) during the current fiscal year. This statement requires the presentation of earnings per share to reflect both "Basic EPS" as well as "Diluted EPS" on the face of the statement of operations. In general, Basic EPS is a function of weighted average number of common shares outstanding for the periods. Diluted EPS does reflect the potential dilution created by stock issuable pursuant to outstanding options, warrants, convertible debt or equity securities and other contingently issuable shares. The requirements of SFAS 128 have been applied retroactively to all periods presented. There was no impact on reported net loss per common share as a result of the adoption of this SFAS.

Concentration of Credit Risk - The Company invests its excess cash in money market accounts and short-term investments, primarily in U. S. Treasury securities. The Company has not experienced any significant losses on its cash accounts or short-term investments.

Fair Value of Financial Instruments - The Company's carrying amounts of its financial assets and liabilities approximate their fair value due to the short-term nature of the assets and liabilities.

Major Customers - One customer accounted for 98% and 75% of product sales for the years ended March 31, 1998 and 1997, respectively. Three customers individually accounted for 21%, 26% and 46%, respectively, of fiscal year 1996 product sales. Export sales, which accounted for 2% in the current fiscal year, were to one customer in Japan, and 81% of product sales for the year ended March 31, 1997 were primarily to one customer in Europe. Export sales, all of which were to Japan, accounted for 51% of product sales in fiscal year 1996.

Supplemental Cash Flow Information - The Company had the following noncash financing and investing activities for the period September 23, 1983 (inception) through March 31, 1998: Common Stock issued upon the conversion of $720,000 of Series B preferred stock during fiscal year 1990; Common Stock issued upon the conversion of long-term debt in the amount of $250,000 in fiscal year 1996; option income of $100,000 recognized from an amount previously classified as a customer advance during fiscal year 1996; capital lease obligations incurred totaling $229,000, of which $24,000 was incurred in fiscal year 1996 and $29,000 was incurred in fiscal year 1998, and; non-cash convertible preferred stock dividends of $6,822,000 and $1,696,000 in fiscal years 1998 and 1997, respectively.

Reclassifications - Certain items in prior years' consolidated financial statements have been reclassified to conform to the current year's presentation.


2.   STOCKHOLDERS' EQUITY

Private Placements of Equity Securities - In fiscal year 1997, the Company completed a private equity financing ("1997 Private Placement") in two stages with the initial closing completed on December 19, 1996 (the "Initial Closing") and the final closing completed on March 7, 1997 (the "Final Closing") in which it raised $8,542,000, net of offering expenses.

The Company sold 100 Premium Preferred Units ("Units") at a price per Unit of $100,000, each Unit consisting of 500 shares of Convertible Preferred Stock ("Preferred Stock"), par value $25 per share, and 50,000 Common Stock Purchase Warrants ("Warrants"), to accredited individuals and institutional investors pursuant to Regulation D under the Securities Act of 1933, as amended. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $1 per share and may be exercised until March 7, 2007.

The initial conversion ratio for the Preferred Stock was 208.33 shares of Common Stock for each share of Preferred Stock. The 1997 Private Placement contained an adjustment provision to reset the conversion ratio under certain conditions. For Preferred Stock converted after March 7, 1998, the new conversion ratio is
290.89 shares of common stock for each share of Preferred Stock.

The subscribers to the Private Placement purchased the Units at a discount from the closing prices of the Company's common stock on the Initial Closing date of 23% and the Final Closing date of 36%. The detachable stock purchase warrants issued as part of the Units had a fair value at the date of issuance of $1,967,000. The aggregate value of the beneficial conversion feature and warrants at the date of issuance was $6,721,000 and has been recognized as a return to the Preferred Stockholders from the date of issuance of the Preferred Stock to the date in which the Preferred Stock was eligible for conversion into Common Stock. The reset of the conversion ratio during March 1998 generated an additional non-cash dividend of $2,576,000. Accordingly, non-cash dividends to preferred stockholders totaled $9,297,000, of which $7,227,000 and $1,696,000 were recognized during the years ended March 31, 1998 and 1997, respectively.

Holders of the Preferred Stock will be entitled to receive dividends, when and if declared by the Board of Directors. The Company does not intend to pay cash dividends on the Preferred Stock or the underlying Common Stock for the foreseeable future. Liquidating rights for preferred stockholders are $260 per share plus accrued, but unpaid dividends.

Certain of the subscribers to the Private Placement entered into a Lock-up Agreement ("Lock-up") with the Company. In the Lock-up, each subscriber agreed not to sell or exercise any of the securities contained in the Units until the underlying common stock is registered with the Securities and Exchange Commission. The Company filed a registration statement with respect to resale of the securities to be offered and the registration statement was effective on September 4, 1997. As of March 31, 1998, 25% of the securities remain subject to the Lock-up.

The placement agent, Paramount Capital Inc. ("Paramount"), who is affiliated with certain significant shareholders of the Company, received an aggregate dollar commission of $900,000 and a non-accountable expense allowance of $410,753. The Company will also pay a commission to Paramount of 6% of the gross proceeds received upon any exercise of the Warrants. Additionally, in connection with the 1997 Private Placement and in connection with its provision of financial advisory services to the Company, Paramount received a Unit Purchase Option and an Advisory Option (the "Options") which, in the aggregate, entitle Paramount to purchase 25 Units at $110,000 per unit. Accordingly, the Options would entitle the holders thereof, upon exercise, to receive (i) 12,500 shares of Preferred Stock, convertible into 3,636,125 shares of Common Stock, and (ii) Warrants to purchase 1,250,000 shares of Common Stock.

Under the terms of the Placement Agency agreement the Company signed with Paramount, Paramount will provide financial advisory services to the Company for an 18 month period beginning after the final closing. The Company will pay Paramount $2,500 per month and has agreed to sell 2.5 Units at $110,000 per unit to Paramount. The convertible Preferred Stock contained in the Units convert into 363,613 shares of the Company's common stock ("Advisory Stock"). There are also warrants ("Advisory Warrants") to purchase 125,000 shares of the Company's common stock at $1 per share attached to the Units, which are exercisable until March 7, 2007. The Company valued the Advisory Stock at approximately $335,000 and the Advisory Warrants at approximately $162,000 using a valuation program in accordance with SFAS 123. The Company is amortizing these advisory services over 18 months beginning in April 1997.

During November 1995 the Company completed a private placement of 34.85 units at $100,000 per unit to "accredited" investors as defined by federal securities regulations. Each unit was comprised of 80,000 shares of the Company's common stock and 100,000 warrants to purchase one share of common stock per warrant at an exercise price of $1.00 per share for a period of ten years. The Company received net proceeds of $2,920,000 after issuance costs of $565,000 Included among the issuance costs was the payment of $314,000 in commissions and a non-accountable expense allowance of $139,000 to Paramount. The Company will also pay a commission to Paramount of 6% of the gross proceeds received upon any exercise of the warrants. Additionally, Paramount received 4.35625 unit purchase warrants at an exercise price $110,000 per unit, to purchase up to 784,125 shares of common stock.

Warrants and Placement Agent's Unit Purchase Options - The table below summarizes the number of the Company's outstanding warrants and unit purchase options at March 31, 1998:

                                                                    Placement
                                                                      Agent's             Other
                                       Class A        Class B       Options and       Compensation
Description                            Warrants      Warrants         Warrants          Warrants           Total
----------------------------------   -------------  ------------  -----------------  ----------------  --------------
Balance at March 31, 1997               8,385,150       309,734          4,638,408           403,600      13,736,892
     Issued                                                              1,031,880                         1,031,880
     Exercised                            423,437                                                            423,437
     Cancelled/Expired                                                                       153,600         153,600
                                     -------------  ------------  -----------------  ----------------  --------------
Balance at March 31, 1998               7,961,713       309,734          5,670,288           250,000      14,191,735
                                     =============  ============  =================  ================  ==============

Weighted Average Exercise Price        $     1.00      $  22.00         $     1.06          $   1.48     $      1.49
                                     -------------  ------------  -----------------  ----------------  --------------


The Company may redeem the warrants if the market price of the Company's Common Stock for the 20-day period exceeds $4 per share. 3,010,000 of the Class A Warrants expire in November 2005 and 4,952,000 expire in March 2007.

As described in Note 4, a stipulated settlement agreement was completed in June 1994 under which the Company issued Class B warrants to purchase 309,734 shares of common stock at an exercise price of $22 per share, exercisable for a period of five years from date of issuance. The settlement warrants were issued on August 11, 1996 and expire in August 2001. The Company valued the Class B warrants using a generally accepted valuation program and determined that the value was immaterial.

In May 1996, the Company entered into an agreement with Wound Healing of Oklahoma ("WHO"), under which the Company acquired an exclusive world-wide license to a certain Cancer Immunotherapy technology. Under the agreement, the Company granted WHO a ten-year warrant to purchase 100,000 shares of the Company's common stock at an exercise price of $2.25 per share valued at $50,000, and must pay a minimum royalty of $50,000 per year. The value of the warrant was based upon the negotiated terms of the agreement. The first year royalty is payable in two stages, 1) $25,000 due upon execution of the agreement and 2) $25,000 due upon submission of an Investigational New Drug ("IND") application to the U. S. Food and Drug Administration ("FDA"). The initial $25,000 was recognized as an expense upon execution of the agreement. The Company will record the balance of the expense related to the issuance of the warrant and pay the contingent portion of the minimum royalty if and when an IND is filed with the FDA concerning this technology.

In September 1996, the Company entered into a line of credit agreement with two of its stockholders under which the Company may borrow up to $500,000. The agreement called for interest at the rate of

12% per annum. In connection with the line of credit agreement, the Company granted the stockholders five-year warrants to purchase a total of 150,000 shares of the Company's common stock at an exercise price of $0.96. The warrants, which expire in October 2001, are valued at $20,000, which was recorded as interest during the period the line of credit facility was outstanding. The fair market value of the warrants was determined based upon rates for lines of credit with similar terms available to the Company at the date of grant. The line of credit was subsequently paid back in March 1997.

Stockholders' Rights Plan - In April 1991, the Company's Board of Directors adopted a stockholders' rights plan. The plan provides for the distribution of preferred stock purchase rights to common stockholders which separate from the common stock ten business days following: (a) an announcement of an acquisition by a person or group ("Acquiring Party") of 15% or more of the outstanding common shares of the Company, (b) the commencement of a tender offer or exchange offer for 15% or more of the common shares, or (c) a merger or asset sale as defined in the agreement. Under the agreement, certain related parties are not considered to be an Acquiring Party. In addition, the plan was amended in November 1995 to allow Paramount (and its affiliates) associated with the November 1995 private placement to acquire up to 30% of the outstanding common shares of the Company without being characterized as an Acquiring Party and was additionally amended on December 17, 1996 to provide that Paramount (and its affiliates) would not be considered an Acquiring Party under the plan. One right attached to each share of common stock outstanding as of April 15, 1991 and attaches to all shares issued thereafter. Each right entitles the holder to purchase one one-hundredth of one share of Series R junior participating cumulative preferred stock, par value $25 per share ("unit of preferred stock"), at an exercise price of $120 per unit of preferred stock. The units of preferred stock are non redeemable, voting and are entitled to certain preferential dividend and liquidation rights. The exercise price and the number of units of preferred stock issuable are subject to adjustment to prevent dilution.

If, after the rights have been distributed, the Company is a party to a business combination or other specifically defined transaction, each right (other than those held by the Acquiring Party) will entitle the holder to receive, upon exercise, units of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the right. Alternatively, a majority of the independent Directors of the Company may direct the Company to exchange all of the then outstanding rights for common stock at an exchange ratio of one common share per right. The rights expire April 15, 2001 and are redeemable (at the option of a majority of the independent Directors of the Company) at $.01 per right at any time until the tenth day following an announcement of the acquisition of 15% or more of the Company's Common Stock.

Common Stock Options - The Company is authorized to issue options of up to 6,418,000 common shares to directors, consultants and key employees under various stock option plans or by direct grant by the Company's Board of Directors. Incentive and non-qualified stock options are granted at prices not less than the fair market value at the date of grant. There were no options granted below fair market value during fiscal years 1998, 1997 and 1996. However, during fiscal year 1998, two employees were issued 75,000 shares of restricted stock at a fair market value of $0.875 per share which vest over a two year period. Options become exercisable in various increments over two through five years. Options expire if not exercised within 5-10 years from the date of grant.

The following table summarizes stock option activity for the fiscal years ended March 31, 1996, 1997 and 1998:

                                                     Number                 Weighted Average
                                                    of Shares                 Exercise Price
                                                   -----------              ----------------
     Outstanding April 1, 1995                      1,051,640                      $ 8.87
          Granted                                     182,000                      $ 2.21
          Exercised                                         -                           -
          Canceled                                   (320,340)                     $11.51
                                                    ---------
     Outstanding March 31, 1996                       913,300                      $ 6.59
          Granted                                   1,054,000                      $ 1.15
          Exercised                                         -                           -
          Canceled                                   (257,300)                     $ 5.10
                                                    ---------
     Outstanding March 31, 1997                     1,710,000                      $ 3.08
          Granted                                     920,000                      $ 1.17
          Exercised                                         -                           -
          Canceled                                   (597,500)                     $ 1.48
                                                    ---------
     Outstanding March 31, 1998                     2,032,500                      $ 2.24
                                                    ---------

As of March 31, 1998, 4,310,000 shares remained available for grant under all plans. At March 31, 1998, options for 888,225 shares of common stock were exercisable at a weighted average exercise price of $3.45 per share and the remaining 1,144,275 become exercisable through 2002. At March 31, 1997, options for 489,725 common shares were exercisable at a weighted average exercise price of $6.78 per share.

The Company has adopted the disclosure only provisions of SFAS 123 and continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations. Accordingly, no compensation expense has been recognized during fiscal years 1998, 1997 and 1996 for employee stock option and purchase plan arrangements. In fiscal year 1998, $5,000 of compensation expense was recognized related to restricted stock awards.

Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected life of options. A change in those assumptions could result in a significant change in the calculated values. Pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 in fiscal years 1998 and 1997 are presented below.

If the computed fair values of the fiscal year 1998, 1997 and 1996 awards had been amortized to expense over the vesting period of the awards, the program effect would have been an increase to compensation expense and net loss of $383,000 or ($.04) per share, $113,000 or ($.01) per share and $40,000 or ($.01)
per share for the years ended March 31, 1998, 1997 and 1996, respectively. The proforma effect on net loss for fiscal years 1998, 1997 and 1996 is not representative of the proforma effect on net income or loss in future years because it does not take into consideration proforma compensation expense related to grants awarded prior to April 1, 1995.

The following table summarizes significant ranges of outstanding and exercisable options at March 31, 1998:

                                                          Options Outstanding            Options Exercisable
                                                          -------------------            -------------------
                                               Weighted Average
                                                   Remaining          Weighted                            Weighted
                                                   Contractual         Average                            Average
   Range of Exercise            Number               Life             Exercise           Number           Exercise
         Prices               Of Shares              (yrs)              Price          Exercisable         Price
   -----------------          ---------        -----------------   --------------      -----------        --------
      $0.75-$1.13             1,525,000               8.9               $1.05           528,125            $1.11

        1.75-2.50               183,500               7.9                2.04            95,200              2.03

        3.50-5.13               197,000               6.4                4.91           137,900             4.91

       6.25-10.00                67,000               5.1               9.09             67,000             9.09

      15.00-16.88                60,000               2.7               16.57            60,000            16.57
                              ---------                                                 -------
      $0.75-16.88             2,032,500               8.3               $2.24           888,225            $3.45
                              =========                                                 =======


The weighted average fair value of options granted during fiscal years 1998, 1997 and 1996 was estimated at $0.58, $0.57 and $1.42 respectively. The Company's calculations were made using the Black Scholes option pricing model recognizing forfeitures as they occur with the following weighted average assumptions:

                                             1998             1997            1996
                                             ----             ----            ----
Expected Life                                2.6              2.6             4.0
Interest Rate                                5.8%             6.0%            6.0%
Volatility                                   75%              75%             84%
Dividend Yield                               0%               0%              0%


3.   DISTRIBUTION AND MARKETING AGREEMENTS

In May 1996, the Company entered into a distribution agreement with a European dental company for it to become the exclusive European distributor for the Company's Periodontal Tissue Monitor ("the PTM") product. The Company made an initial shipment to the distributor and recorded revenue of $76,000 during the year ended March 31, 1997. No revenues were recorded in the current fiscal year under this agreement and the agreement terminated in November 1997.

On June 23, 1997, the Company received approval from the United States Food and Drug Administration ("FDA") to begin commercial sales and distribution in the United States of its PTM product. During the current fiscal year, the Company signed two agreements with an international dental company for the exclusive five-year distribution of PTM worldwide, except in Japan. The company recorded $68,000 in revenues under the agreements during the current fiscal year.

During the year ended March 31, 1996 the Company entered into an agreement under which it granted exclusive rights relating to its Kephra(TM) photochromic technology. The agreement relates to the exclusive use of Kephra in the U.S. and Canadian soft-drink markets and expired in June 1997. The Company recorded $150,000 of revenues during fiscal 1996 under this agreement.

In January 1996 the Company entered into an agreement under which it licensed its Sun Alert technology for exclusive worldwide use. The Sun Alert license is renewable each year with a minimum royalty payment of $5,000.

4.   COMMITMENTS AND CONTINGENCIES

Technology License Agreements - The Company enters into agreements relating to certain technologies which obligate the Company to pay royalties based on any sales of products incorporating such technologies and upon achievement of certain other milestones.

In March 1998, the Company signed a license agreement for a compound called O(6) Benzylguanine ("BG") with the owners of the patents: Pennsylvania State University, the National Institutes of Health (NIH), the University of Chicago, and Case Western Reserve University, (collectively, the "Co-Owners"). Under the terms of the agreement, the Company has a six month evaluation period ending on September 17, 1998. The Company may terminate the agreement during the evaluation period and pay $75,000 to the Co-Owners. Accordingly, the Company recorded $75,000 in product development expenses under this agreement during Fiscal 1998.

The Company may enter into a Cooperative Research and Development Agreement ("CRADA") with the NIH to fund studies and clinical trials. If the Company were to enter into a CRADA with the NIH, it would be obligated to provide funding of $125,000 each year for five years for research. If the Company elects to continue to develop the BG technology, it would be obligated to make additional milestone, royalty and patent reimbursement payments to the Co-Owners during the term of the License Agreement. The agreement also has a provision in which the Company may elect to make payments in common stock of the Company.

In connection with the license agreement for BG, the Company entered into an introduction agreement with Paramount. The agreement provides for cash consideration of $100,000 plus reimbursement of expenses, as well as milestone payments in the Company's common stock of up to 1,000,000 shares if the BG compound successfully reaches certain milestones. The Company recorded $225,000 in product development expenses under this agreement during the current fiscal year. Paramount is affiliated with certain significant shareholders of the Company and a Paramount employee is a member of the Company's Board of Directors.

In May 1996 the Company entered into an agreement with Wound Healing of Oklahoma ("WHO") under which it acquired an exclusive worldwide license to Cancer Immunotherapy technology. The agreement requires the Company to pay WHO a royalty ranging from 8% to 10% on any sales of products using the licensed technology, or from the sale of marketing rights associated with the technology. The Company also entered into a research agreement for one year, plus renewal options, with WHO. During fiscal years 1998 and 1997, the Company incurred research and development costs of $305,000 and $322,000, on developing this technology.

The Company has an agreement with the Board of Trustees of the University of Illinois ("U of I") which grants the Company an exclusive license to certain technologies used in the PTM product and requires the Company to pay a royalty, subject to reduction under certain circumstances, to U of I equal to 5% of any sales of PTM. No royalties were recorded under the agreement in fiscal year 1998.

Leases - The capitalized cost and accumulated depreciation of property under capital lease obligations included in property and equipment is as follows:

                                                                                  March 31
                                                                            1998              1997
                                                                           -------          --------
          Office furniture and equipment                                   $28,393          $ 23,918
          Less accumulated depreciation                                     (3,155)           (6,176)
                                                                           -------          --------
          Net property under capital lease obligations                     $25,238          $ 17,742
                                                                           =======          ========

Future minimum lease commitments and rental payments are summarized as follows for the year ending March 31:

                                                                          Capital                Operating
                                                                          Leases                  Lease
                                                                          ------                  -----
          1999                                                            $ 6,519                 $34,078
          2000                                                              6,519                 =======
          2001                                                              6,519
          2002                                                              6,519
          2003                                                              6,519
          Thereafter                                                        1,630
                                                                          -------
                                                                           34,225
          Less imputed interest                                            (7,575)
                                                                          -------
          Present value of minimum future lease payments                  $26,650
                                                                          =======

At March 31, 1998, the Company occupied approximately 3,400 square feet of office and laboratory space in San Diego, California under a lease which expires in February 1999. The lease has no renewal options. Total rent expense for the fiscal years ended March 31, 1998, 1997 and 1996, and the period September 23, 1983 to March 31, 1998 was $45,472, $136,831, $132,766 and $1,559,483,
respectively.

Employment Agreement - The Company entered into an employment agreement with Dr.
H. Laurence Shaw, its Chairman, President and Chief Executive Officer for an initial two year period beginning December 17, 1996, subject to renewal upon mutual agreement. Pursuant to the agreement, the Company has agreed to pay Dr. Shaw an initial base salary, subject to certain annual increases. Dr. Shaw will also be entitled to receive a minimum annual bonus with an additional annual milestone-based bonus at the discretion of the Board of Directors of up to an additional 50% of base salary. In connection with the execution of the agreement, Dr. Shaw was paid a signing bonus. Pursuant to the terms of agreement, Dr. Shaw was granted qualified incentive stock options to purchase 675,000 shares of the common stock of the Company, exercisable for a period of ten years, at an exercise price equal to the fair market value on the date of issuance, with vesting ratably over a three year period from the date of grant.

Under the terms of Dr. Shaw's employment agreement, the Company is required to pay all of Dr. Shaw's relocation expenses. The Board of Directors approved an interest free bridge loan of $300,000 to Dr. Shaw for the purpose of acquiring a new residence in California prior to the sale of his New Jersey residence. The loan, which was made on May 1997, was paid back in September 1997. The Company paid $182,000 in relocation expenses under the employment agreement during fiscal year 1998.

Consulting Agreements - As compensation for services rendered, the Company paid annual consulting fees to its former Chairman of $37,500 and $87,500 for fiscal years 1997 and 1996, respectively.

In December 1996, Dr. Jerry Weisbach was appointed to the Board of Directors of the Company. The Company also entered into a consulting agreement with Dr. Weisbach to provide advisory services to the Company. Dr. Weisbach was paid $30,600 and $9,000 during the fiscal years 1998 and 1997, respectively. Dr. Weisbach resigned from the Board of Directors in January 1998 and the consulting agreement was terminated.

Litigation - During 1992, the Company was the target of a consolidated stockholder class action complaint. Although management believed the claim to be without merit, the Company concluded that it was in the best interest of the Company to settle the matter. Such action was ultimately settled during fiscal 1995 with a cash payment of $2,800,000 to the plaintiff class, all of which was paid by the Company's insurers. Additionally, in fiscal year 1997, the Company issued to the plaintiff class five year Class B Warrants to purchase 309,734 shares of Common Stock at an exercise price of $22 per share. The Class B Warrants were issued on August 11, 1997 and expire in August 2001. The Company valued the Class B warrants using a generally accepted valuation model and determined that the value was immaterial.


5.   INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                       March 31
                                                                1998              1997
                                                              --------------    --------------
Deferred tax assets:
        Capitalized research expense                            $   226,000       $   276,000
        Accruals not currently deductible                            53,000            41,000
        Net operating loss carryforwards                         12,388,000        11,647,000
        Capitalized technology                                      646,000                 -
        Research and development and other credits                  577,000           634,000
                                                              --------------    --------------
               Total deferred tax credits                        13,890,000        12,598,000
Deferred tax liabilities-patent expense                            (44,000)          (65,000)
                                                              --------------    --------------
               Total net deferred tax assets                     13,846,000        12,533,000
Valuation allowance for deferred tax assets                     (13,846,000)      (12,533,000)
                                                              --------------    --------------
               Net deferred tax assets                          $         -       $         -
                                                              ==============    ==============

A valuation allowance of $13,846,000 and $12,533,000 at March 31, 1998 and 1997, respectively, has been recognized as an offset to the deferred tax assets as realization of such assets is uncertain. At March 31, 1998, the Company has federal and California tax net operating loss carryforwards of approximately $33,077,000 and $9,175,000, respectively. The Company also has federal and California research and other credit carryforwards of approximately $442,000 and $135,000, respectively. The difference between the tax loss and credit carryforwards for federal and California purposes is attributable to the capitalization of research and development expenses for California tax purposes and a required 50% limitation in the utilization of California tax loss carryforwards. The federal and California tax loss carryforwards and the credit carryforwards expire beginning in Fiscal 1999 through 2013, unless previously utilized.

The Internal Revenue Code ("the Code") includes provisions which significantly limit potential use of net operating losses in situations where there is a change in ownership of more than 50% during a three-year period. Accordingly, if a change in ownership occurs, the ultimate benefit realized from these carryovers may be significantly reduced in total, and the amount that may be utilized in any given year may be significantly limited. The State of California has enacted similar legislation. The common stock issuance of November 27, 1995 in combination with other stock issuances completed by the Company during the past three years have resulted in a change in ownership as of November 27, 1995 as defined in the Code. Accordingly, the Company has federal and California net operating losses in the amount of $25,175,000 and $6,526,000 respectively that are currently subject to the annual limitation. Approximately $605,000 of these net operating losses become available for use each year. The remaining federal and California net operating losses of approximately $7,902,000 and $2,649,000, respectively, are not subject to the annual limitation since these losses occurred after the ownership changes.


6.  OPTION TO ACQUIRE BINARY THERAPEUTICS, INC.

On June 4, 1996 the Company entered into an agreement with Binary Therapeutics, Inc. ("BTI") under which the Company was granted an option to acquire BTI, a development stage company with certain technologies in the area of Photodynamic Therapy ("PDT") for cancer. The agreement, as amended, gives the Company the right to acquire BTI by a merger of BTI into a wholly-owned subsidiary of the Company. In February 1997, the Company and BTI agreed to extend the period during which the Company may exercise its option to acquire BTI from April 30, 1997 until such time as BTI has completed human clinical trials of Boronated Porphyrin Compound ("BOPP") at an agreed upon dose level (the "Option Period"). The Option Period was extended at the Company's request to enable BTI to complete preclinical studies, to commence clinical trials in humans and to demonstrate that a given dose level of BOPP in humans would not cause certain adverse events. Accordingly, the Company has deferred its election to exercise the option.

The agreement calls for the Company to issue common stock to the BTI stockholders with an aggregate acquisition value of $6,000,000. The number of shares of the Company's common stock to be issued ranges from 1,000,000 to 3,000,000 shares, and is to be determined based upon the market price of the Company's common stock prior to the date of exercise. The agreement has been approved by a majority of the stockholders of BTI. The Company's Board of Directors voted to approve the merger, however the merger is also subject to shareholder approval for the issuance of additional shares of common stock. One of the Company directors is also a director of BTI.

Under the agreement, the Company will assist BTI during the option period in preparing the PDT products for advancement into human clinical trials. The Company pays substantially all of BTI's operating expenses which are comprised primarily of product development costs. The Company is also required to advance to BTI funds to repay $664,000 of indebtedness, including accrued interest as part of the acquisition price of BTI. Certain holders of such indebtedness are shareholders of the Company. In exchange for such funding, BTI will issue convertible notes to the Company which may be converted into BTI equity at the Company's option or if the merger is not consummated. The Company has elected to record all advances to BTI as product development expense in the period incurred due to uncertainties regarding the ultimate value to be realized from the convertible notes. During the fiscal years ended March 31, 1998 and 1997, the Company advanced $1,176,000 and $1,282,000, respectively to BTI.

7.  OTHER RELATED PARTY TRANSACTIONS

For the period September 23, 1983 to March 31, 1995, the Company incurred expenses, principally for financial consulting services inclusive of finder's fees on Company financing of $861,928 to related entities.

8.        SUBSEQUENT EVENTS

Potential Delisting from the American Stock Exchange

On June 24, 1998, the Company received notice from the American Stock Exchange ("AMEX") that Amex intends to take action to remove the Company's Common Stock from the AMEX because the Company no longer satisfies all of the financial guidelines of the AMEX for continued listing. The Company notified the Board of Governors of AMEX that intends to appeal the decision to remove the Company's Common Stock from the AMEX. There can be no assurance that the appeal by the Company will be successful, and that the listing will be continued. The Company is taking measures to ensure that in the event of an unsuccessful appeal, an orderly transition will occur and that its Common Stock will commence trading on the NASD Electronic Bulletin Board.

Security Private Placement Financing

The Company entered into a Placement Agency agreement with Paramount to do an additional private placement financing ("Private Placement"). Under the terms of the agreement, the placement agent will use its best efforts to sell 60 Units for $100,000 each, which consist of 50,000 shares of Series A Convertible Preferred Stock ("Units"), valued at $2.00 per share of BG Development Corp. ("BGDC"), a wholly-owned subsidiary of the Company. The Units are redeemable in cash or common stock of the Company under certain circumstances. The Private Placement, as presently structured, would raise minimum gross proceeds of $1,000,000 and maximum gross proceeds of $6,000,000 with a provision for the placement agent to sell an additional 40 Units as an over-allotment of up to $4,000,000. Seventy-five percent of the net proceeds of the Private Placement will be used by BGDC for development costs associated with BG technology acquired during fiscal 1998 (Note 4). Twenty-five percent of the net proceeds of the Private Placement will go to the Company to be used for general purposes.

 At all times while the Units remain outstanding, the preferred stock shall accrue dividends as follows:

              Dividend Date                                  Dividend Amount
              -------------                                  ---------------
     From final closing to 30 months                      $1.99 per share
     30-36 months after closing                           $0.82 per share
     36-42 months after closing                           $0.82 per share
     42-48 months after closing                           $1.16 per share
     42-60 months after closing                           $1.16 per share
     After 60 months                                      Compounded rate of 35%

On June 22, 1998, the Company did an initial closing on 29 Units of the private placement described above for gross proceeds of $2,900,000 (net proceeds of $2,600,000).

9.        1997 RESTATEMENT

Subsequent to the issuance of the Company's 1997 financial statements, the Company's management determined that the accounting for the convertible Preferred Stock issued in the fiscal year did not reflect the value of the detachable stock purchase warrants issued in connection with the 1997 Private Placement described in Note 2. The fair value of such warrants, as calculated by an independent valuation consulting firm, was $1,967,000, and is being recorded as a return to the Preferred Stockholders from the date of issue of the Preferred Stock to the date in which the Preferred Stock was eligible for conversion into Common Stock. As a result, net loss applicable to Common Shareholders and net loss per share for Fiscal 1997 have been restated from the amounts previously reported. Such restatement also resulted in a $530,950 increase in both capital in excess of par value and the deficit accumulated in development stage.

A summary of the effect of the restatement is as follows:

                                                                        September 23,
                                                                      1983 (inception)             September 23,
                             Fiscal 1997         Fiscal 1997          To March 31, 1997           1983 (inception)
                            As Previously            As                 As Previously            to March 31, 1997
                              Reported            Restated                Reported                  As Restated
                          ------------------  ------------------  --------------------------   -----------------------
Convertible
  preferred stock
  dividends                    $ 1,165,261         $ 1,696,211            $   1,165,261               $   1,696,211
                          ------------------  ------------------  --------------------------   -----------------------
Net loss applicable
  to common
  shareholders                 $(5,062,627)        $(5,593,577)           $ (33,356,189)              $ (33,887,139)
                          ------------------  ------------------  --------------------------   -----------------------
Net loss per
  share of
  common stock-
  basic and diluted            $     (0.62)        $     (0.69)
                          ------------------  ------------------

PACIFIC PHARMACEUTICALS, INC. AND SUBSIDIARIES (A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS (unaudited)

                                                                                September 30, 1998    March 31, 1998
=====================================================================================================================
ASSETS
Current Assets:
Cash and cash equivalents                                                             $  4,285,460      $  3,290,176
Accounts receivable, net                                                                       201                --
Inventory                                                                                   54,587            38,637
Prepaid expenses                                                                            98,068            85,053
---------------------------------------------------------------------------------------------------------------------
      Total current assets                                                               4,438,316         3,413,866

Property and equipment, net                                                                 59,658            71,840
Patent costs, net                                                                          144,274           104,981
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                          $  4,642,248      $  3,590,687
=====================================================================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                                                      $    620,444      $    661,371
Accrued expenses                                                                           218,287           201,125
Current portion of capital leases                                                            4,271             4,066
---------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                            843,002           866,562
---------------------------------------------------------------------------------------------------------------------

Capital leases                                                                              20,396            22,584
Minority interest                                                                        4,731,594                --
---------------------------------------------------------------------------------------------------------------------

Stockholders' Equity/(Deficiency):
Convertible preferred stock, $25 par value, 2,000,000 shares authorized;
      36,882 and 40,090 issued and outstanding at September 30, 1998
      and March 31, 1998, respectively                                                     922,088         1,002,288
      (liquidation preference $9,589,320 and $10,423,400, respectively)
Common stock, $.02 par value, 100,000,000 shares authorized;
      12,225,912 and 10,777,234 shares issued and outstanding at
      September 30, 1998 and March 31, 1998, respectively                                  244,516           215,545
Capital in excess of par value                                                          48,298,469        46,969,197
Deficit accumulated during the development stage                                       (50,417,817)      (45,485,489)
---------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity/(deficiency)                                             (952,744)        2,701,541
---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICENCY)                                $  4,642,248      $  3,590,687
=====================================================================================================================

See Notes to Consolidated Financial Statements.

PACIFIC PHARMACEUTICALS, INC. AND SUBSIDIARIES (A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                                            Three Months Ended                    Six Months Ended
                                               September 30                         September 30              September 23, 1983
                                     ---------------------------------    ----------------------------------    (inception) to
                                          1998              1997                1998              1997        September 30, 1998
----------------------------------------------------------------------    ----------------------------------------------------------
REVENUES                                               (as restated)                         (as restated)
   Product sales                         $        --      $        --          $     4,016      $       700          $  2,023,757
   License fees and royalties                     --               92                   --              187               486,612
   Contract research                              --               --                   --               --               268,063
   Marketing rights                               --               --                   --               --             1,311,500
   Interest and other                         57,213           65,171               99,354          165,659             2,013,012
----------------------------------------------------------------------    ----------------------------------  ----------------------
Total revenues                                57,213           65,263              103,370          166,546             6,102,944
----------------------------------------------------------------------    ----------------------------------  ----------------------

COSTS AND EXPENSES
   Cost of product sales                       7,561           21,319               27,578           35,321             3,165,973
   Product development                       594,825          661,365              980,468        1,022,264            18,141,429
   General and administrative                376,238          663,469              777,568        1,198,244            18,629,315
   Business development
     and marketing                             4,731           48,382               22,556          122,240             3,799,445
   Interest and other                          5,895              929               18,622           54,127               652,597
----------------------------------------------------------------------    ----------------------------------  ----------------------
Total costs and expenses                     989,250        1,395,464            1,826,792        2,432,196            44,388,759
----------------------------------------------------------------------    ----------------------------------  ----------------------

Loss applicable to
  minority interest                           85,475               --               85,475               --                85,475

Net loss                                    (846,562)      (1,330,201)          (1,637,947)      (2,265,650)          (38,200,340)
-----------------------------------------------------  ---------------    ----------------------------------------------------------

Convertible preferred stock
   dividends                                      --        1,612,908            3,294,381        3,427,988            12,217,477

Net loss applicable to
   common shareholders                   $  (846,562)     $(2,943,109)         $(4,932,328)     $(5,693,638)         $(50,417,817)
======================================================================    ==========================================================

Net loss per share of common
    stock-basic and diluted                   ($0.07)          ($0.34)              ($0.44)          ($0.68)
======================================================================    ==================================

Weighted average common
   stock outstanding                      11,444,811        8,566,292           11,257,469        8,363,374
======================================================================    ==================================

See Notes to Consolidated Financial Statements.

PACIFIC PHARMACEUTICALS, INC. AND SUBSIDIARIES (A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIENCY) (unaudited)

                                                                  Convertible Preferred Stock            Common Stock
                                                                 -----------------------------   -----------------------------
                                                                    Shares        Par Value         Shares         Par Value
-------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1997 (as restated)                                50,000       $1,250,038       8,151,029        $163,021
Exercise of warrants                                                                                   356,250           7,125
Conversion of preferred stock into common stock                        (5,882)        (147,050)      1,225,419          24,508
Preferred stock unit purchase option
  compensation for financial advisory services
Convertible preferred stock dividends (as restated)
Net loss
-------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997 (as restated)                            44,118       $1,102,988       9,732,698        $194,654
===============================================================================================================================

Balance at March 31, 1998                                              40,090       $1,002,288      10,777,234        $215,545
Exercise of warrants                                                                                     1,563              31
Common stock issued for services                                                                       482,979           9,660
Preferred stock unit purchase option as
  compensation for financial advisory services
Conversion of preferred stock into common stock                        (3,208)         (80,200)        964,136          19,280
Convertible preferred stock dividends
Proceeds from subsidiary preferred stock issuance
Net loss
-------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1998                                          36,882       $  922,088      12,225,912        $244,516
===============================================================================================================================

                                                                                    Deficit
                                                                                  Accumulated
                                                                   Capital         During the
                                                                  in Excess       Development
                                                                 of Par Value        Stage            Total
-----------------------------------------------------------------------------------------------------------------
Balance at March 31, 1997 (as restated)                          $38,805,489      ($33,887,139)     $6,331,409
Exercise of warrants                                                 327,750                           334,875
Conversion of preferred stock into common stock                      122,542                                --
Preferred stock unit purchase option
  compensation for financial advisory services                       165,800                           165,800
Convertible preferred stock dividends (as restated)                3,427,988        (3,427,988)             --
Net loss                                                                            (2,265,650)     (2,265,650)
-------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997 (as restated)                      $42,849,569      ($39,580,777)     $4,566,434
=================================================================================================================

Balance at March 31, 1998                                        $46,969,197      ($45,485,489)     $2,701,541
Exercise of warrants                                                   1,438                             1,469
Common stock issued for services                                     177,840                           187,500
Preferred stock unit purchase option as
  compensation for financial advisory services                       138,165                           138,165
Conversion of preferred stock into common stock                       60,920                                --
Convertible preferred stock dividends                                374,056        (3,294,381)     (2,920,325)
Proceeds from subsidiary preferred stock issuance                    576,853                           576,853
Net loss                                                                            (1,637,947)     (1,637,947)
-------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1998                                    $48,298,469      ($50,417,817)      ($952,744)
=================================================================================================================

See Notes to Consolidated Financial Statements.

PACIFIC PHARMACEUTICALS, INC. AND SUBSIDIARIES (A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

                                                                     Six Months Ended
                                                                       September 30                 September 23, 1983
                                                             ----------------------------------      (inception) to
                                                                  1998              1997            September 30, 1998
----------------------------------------------------------------------------------------------- -------------------------
OPERATING ACTIVITIES
Net loss                                                        ($1,637,947)       ($2,265,650)          ($38,200,338)
Adjustments to reconcile net loss to net cash
used by operating activities:
     Depreciation and amortization                                   36,624             43,324              1,701,625
     Loss allocated to minority interest                            (85,475)                --                (85,475)
     Non-cash expense upon issuance of common stock
        options, common stock and warrants                          325,665            165,800              1,177,526
     Net book value of asset disposals                                3,704             58,534                245,396
     Option income from retirement of stock
        or amounts previously advanced by customer                       --                 --               (400,000)
     Changes in assets and liabilities:
        Accounts receivable                                            (201)            84,879                   (201)
        Inventory                                                   (15,950)           (27,895)               (54,590)
        Prepaid expenses and other assets                           (13,015)           (74,070)              (109,043)
        Accounts payable                                            (40,927)          (185,460)               620,444
        Accrued expenses                                             17,162             58,261                 74,264
        Customer advances                                                --                 --                140,863
        Other liabilities                                                --                 --                 (4,866)
----------------------------------------------------------------------------------------------- ----------------------
     Net cash used by operating activities                       (1,410,360)        (2,142,277)           (34,894,395)

INVESTING ACTIVITIES
Purchases of short-term investments                                      --                 --            (10,461,867)
Maturities of short-term investments                                     --          1,488,215             10,461,867
Capital expenditures                                                 (3,627)           (12,776)              (851,556)
Patent costs                                                        (68,812)           (44,208)            (1,041,184)
Other                                                                   206                 --                  8,035
----------------------------------------------------------------------------------------------- ----------------------
     Net cash provided (used) by investing activities               (67,233)         1,431,231             (1,884,705)

FINANCING ACTIVITIES
Issuance of notes payable                                                --                 --              2,183,867
Repayment of notes payable                                               --                 --             (1,965,124)
Repayment of capital lease obligations                               (2,188)            (1,917)              (185,735)
Long-term customer advances                                              --                 --                100,000
Issuance of common and preferred stock                              578,322            334,875             39,034,809
Minority interest investment in subsidiary                        1,896,744                 --              1,896,744
----------------------------------------------------------------------------------------------- -------------------------
     Net cash provided by financing activities                    2,472,877            332,958             41,064,560
----------------------------------------------------------------------------------------------- -------------------------
Net increase (decrease) in cash
     and cash equivalents                                           995,284           (378,088)             4,285,460
Cash and cash equivalents at beginning of period                  3,290,176          1,784,599                     --
----------------------------------------------------------------------------------------------- -------------------------
Cash and cash equivalents at end of period                       $4,285,460         $1,406,511             $4,285,460
=============================================================================================== =========================

See Notes to Consolidated Financial Statements.

                 PACIFIC PHARMACEUTICALS, INC. AND SUBSIDIARIES
                        (A Development Stage Enterprise)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.  PRINCIPLES OF INTERIM PERIOD REPORTING

The consolidated financial statements include the accounts of Pacific Pharmaceuticals, Inc. and its wholly owned subsidiaries, Perio Test, Inc., XYX Acquisition Corp. and BG Development Corp., a majority owned subsidiary, (collectively the "Company"). All significant intercompany balances and transactions have been eliminated.

The Company has not earned significant revenues from planned principal operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("FAS 7"). Among the disclosures required by FAS 7 are that the Company's financial statements be identified as those of a development stage enterprise, and that certain consolidated financial statements disclose activity since the date of the Company's inception.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

In the opinion of the Company, the unaudited consolidated financial statements contain all of the adjustments, consisting only of normal recurring adjustments and accruals, necessary to present fairly the financial position of the Company as of September 30, 1998 and March 31, 1998, results of operations for the six months ended September 30, 1998 and 1997 (as restated) and from September 23, 1983 (inception) to September 30, 1998 and cash flows for the six months ended September 30, 1998 and 1997 and from September 23, 1983 (inception) to September 30, 1998. The results of operations for the six months ended September 30, 1998 are not necessarily indicative of the results to be expected in subsequent periods or for the year as a whole. For further information, refer to the consolidated financial statements and footnotes thereto as set forth in the Company's Annual Report on Form 10-K for the year ended March 31, 1998.

The Company adopted Financial Accounting Standards Board Statement No. 128 ("FAS 128"), Earnings Per Share (EPS). This statement requires the presentation of earnings per share to reflect both "Basic EPS" as well as "Diluted EPS" on the face of the statement of operations. In general, Basic EPS is a function of weighted average number of common shares outstanding for the periods. Diluted EPS does reflect the potential dilution created by stock issuable pursuant to outstanding options, warrants, convertible debt or equity securities and other contingently issuable shares. The requirements of FAS 128 have been applied retroactively to all periods presented. There was no impact on reported net loss per common share as a result of the adoption of this FAS.


2. BGDC PRIVATE PLACEMENT FINANCING AND MINORITY INTEREST

During the six months ended September 30, 1998, the Company entered into a placement agency agreement with Paramount Capital Inc. ("Paramount). Under the terms of the agreement, Paramount was to use its best efforts to sell up to 60 Units ( with an overallotment option for an additional 40 Units) for

$100,000 each, which consist of 50,000 shares of Series A Convertible Preferred Stock ("BGDC Units"), valued at $2.00 per share of BG Development Corp. ("BGDC"). The BGDC Units are redeemable in cash by BGDC and the BGDC Units may be exchanged for cash or common stock of the Company under the circumstances described in the subscription agreement between the Company and shareholders of BGDC. Pursuant to the subscription agreement, seventy-five percent of the net proceeds are allocated to BGDC for development costs associated with O6 Benzylguanine technology. Twenty-five percent of the net proceeds of the BGDC private placement went to the Company to be used for general purposes.

The BGDC Units accrue dividends as follows:

    Dividend Date                                Dividend Amount
    -------------                                ---------------
Upon final closing                              $1.99 per share
30-36 months after closing                      $0.82 per share
36-42 months after closing                      $0.82 per share
42-48 months after closing                      $1.16 per share
48-60 months after closing                      $1.16 per share
After 60 months                                 Compounded rate of 35%

On June 22, 1998, the Company completed a closing on 29.35 BGDC Units of the private placement for gross proceeds of $2,900,000 (net proceeds of $2,455,000). Paramount, who is affiliated with certain significant shareholders of the Company, received an aggregate dollar commission of $264,000 and a non-accountable expense allowance of $117,000 as compensation for the BGDC private placement. Additionally, Paramount received warrants to purchase 10% of the number of BGDC Units issued in private placement at $110,000 per unit. BGDC and Paramount also entered into a 24 month Financial Advisory Services Agreement in which BDGC will pay Paramount $3,000 per month for such services plus warrants ("Advisory Warrants") to purchase 15% of the number of BGDC Units issued in the private placement at $110,000 per Unit. The Company valued the Advisory Warrants at $88,000 and is amortizing these advisory services over a 24 month period ending in June 2000.

Subsequent to the closing of the private placement, BGDC Preferred Stockholders own 16.4% of voting rights in BGDC. This minority interest, as reflected in the accompanying Consolidated Balance Sheet as of September 30, 1998, includes the initial net proceeds to BGDC of $1,886,000, plus the initial dividend of $2,920,000, or $1.99 per preferred share outstanding, paid in capital associated with the amortization of the Advisory Warrants and 16.4% of BGDC's operating loss through September 30, 1998.

BGDC and the Company have entered into a one-year renewable Corporate Services and Management Agreement pursuant to which the Company will provide financial/accounting, administrative, advisory and managerial support to BGDC. For such services, the Company will receive from BGDC a management fee equal to $500,000 per year, payable in equal monthly installments. The Company does not expect any further closings to occur for the private placement.


3.  DELISTING FROM THE AMERICAN STOCK EXCHANGE

On September 18, 1998, the Company's common stock was removed from trading on the American Stock Exchange ("AMEX") because the Company no longer satisfied all of the financial guidelines of the AMEX for continued listing. The Company's common stock began trading on the NASD Electronic Bulletin Board on September 21, 1998 under the ticker symbol PHAA.

4. NON-CASH CONVERTIBLE PREFERRED STOCK DIVIDENDS

In fiscal year 1997, the Company completed a private equity financing ("1997 Private Placement") in two stages with the initial closing completed on December 19, 1996 (the "Initial Closing") and the final closing completed on March 7, 1997 (the "Final Closing") in which it raised $8,542,000, net of offering expenses.

The Company sold 100 Premium Preferred Units ("Units") at a price per Unit of $100,000, each Unit consisting of 500 shares of Convertible Preferred Stock ("Preferred Stock"), par value $25 per share, and 50,000 detachable Common Stock Purchase Warrants ("Warrants"), to accredited individuals and institutional investors pursuant to Regulation D under the Securities Act of 1933, as amended. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $1 per share and may be exercised until March 7, 2007.

The initial conversion ratio for the Preferred Stock was 208.33 shares of Common Stock for each share of Preferred Stock. The 1997 Private Placement contained an adjustment provision to reset the conversion ratio under certain conditions. For Preferred Stock converted after March 7, 1998, the new conversion ratio is
290.89 shares of common stock for each share of Preferred Stock.

The subscribers to the Private Placement purchased the Units at a discount from the closing prices of the Company's common stock on the Initial Closing date of 23% and the Final Closing date of 36%. The detachable stock purchase warrants issued as part of the Units had a fair value at the date of issuance of $1,967,000. The aggregate value of the beneficial conversion feature and warrants at the date of issuance was $6,721,000 and has been recognized as a return to the Preferred Stockholders from the date of issuance of the Preferred Stock to the date in which the Preferred Stock was eligible for conversion into Common Stock. The reset of the conversion ratio during March 1998 generated an additional non-cash dividend of $2,576,000.

As discussed in Note 2, the BGDC private placement includes a provision that the subscribers are entitled to receive $1.99 per share dividends declared by to Board of Directors of BGDC. The dividends of $2,920,000, which have been credited to minority interest during the six months ended September 30, 1998, accumulate until paid in cash or common stock by BGDC.

Below is a summary of Preferred Stock Dividends recognized during the periods indicated:



                                Three Months Ended September 30,  Six Months Ended September 30,   September 23, 1983
                                --------------------------------  -----------------------------       (inception) to
Description                          1998             1997             1998            1997        September 30, 1998
                                ---------------  ---------------  -------------   -------------    ------------------
                                                 (as restated)                    (as restated)
Dividend from beneficial
   conversion feature                       --       1,152,031         128,036       2,448,393           4,754,075
Dividend from reset of
conversion                                  --              --         194,752              --           2,576,077
Dividend from warrant valuation             --         460,877          51,268         979,595           1,967,000
BGDC Preferred Stock dividends              --
                                            --              --       2,920,325              --            2,920,325
                                   ------------   -------------   -------------   -------------      ---------------
                           Total            --       1,612,908       3,294,381       3,427,988           12,217,477
                                   ============   =============   =============   =============      ===============


5.    1997 RESTATEMENT

Subsequent to the issuance of the Company's 1997 financial statements, the Company's management determined that the accounting for the convertible Preferred Stock issued during the fiscal year did not reflect the value of the detachable stock purchase warrants issued in connection with the 1997 Private Placement described in Note 4. The fair value of such warrants, as calculated by an independent valuation consulting firm, was $1,967,000, and is being recorded as a return to the Preferred Stockholders from the date of issue of the Preferred Stock to the date in which the Preferred Stock was eligible for conversion into Common Stock. As a result, net loss applicable to Common Shareholders and net loss per share for the quarter ended September 30, 1997 and six months ended September 30, 1997 have been restated from the amounts previously reported. Such restatement resulted in increases of $461,000 and $980,000 in both capital in excess of par value and the deficit accumulated in development stage for the quarter and six months ended September 30, 1997, respectively.

A summary of the effect of the restatement is as follows:



                             Quarter                                Six Months
                              ended              Quarter               ended            Six Months
                          September 30,           ended            September 30,           Ended
                              1997            September 30,            1997            September 30,
                          As Previously            1997            As Previously           1997
                            Reported           As Restated           Reported           As Restated
                        ------------------   -----------------   ------------------  ------------------
Convertible
  preferred stock
  dividends                 $  1,152,031        $  1,612,908         $  2,448,393        $  3,427,988
                        ------------------   -----------------   ------------------  ------------------
Net loss applicable
  To common
  Shareholders              $(2,482,232)        $(2,943,109)         $(4,714,043)        $(5,693,638)
                        ------------------   -----------------   ------------------  ------------------
Net loss per
  Share of
  Common stock-
  Basic and diluted         $     (0.29)        $     (0.34)         $     (0.56)        $     (0.68)
                        ------------------   -----------------   ------------------  ------------------


6.    PROPOSED MERGER

On November 2, 1998, the Company entered into a non-binding Letter of Intent ("LOI") to merge with Procept, Inc. ("Procept"), a biopharmaceutical company engaged in the development of novel drugs for the prevention of infectious diseases. Both companies will work together to enter into a definitive merger agreement by November 19, 1998. The LOI provides that each of the Company's shares of common stock (including preferred stock on an as converted basis into common stock) will convert into 0.12 shares of Procept common stock or a total of 2,755,000 Procept shares (of which 1,287,647 shares of Procept common stock to be issued in the merger to the holders of the Company's preferred stock shall be accompanied by certain contractual rights identical to contractual rights held by purchasers in Procept's 1998 private placement). In addition, Procept has agreed to assume an approximately $7.3 million obligation of the Company's subsidiary, BG Development Corp., and Procept has agreed to exchange all of the Company's outstanding warrant, unit purchase option and stock option obligations into like instruments of Procept. The merger remains contingent upon several conditions including (i) satisfactory due diligence by the Company and Procept;
(ii) fairness opinions by independent investment bankers; and (iii) the final approval by both companies' shareholders.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Binary Therapeutics, Inc.:

We have audited the accompanying balance sheets of Binary Therapeutics, Inc. (a development stage enterprise) as of September 30, 1998 and December 31, 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended September 30, 1998 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Binary Therapeutics, Inc. at September 30, 1998 and December 31, 1997, and the results of its operations and its cash flows for the nine months ended September 30, 1998 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

The Company is in the development stage as of September 30, 1998. As discussed in Note 1 to the financial statements, the Company has not yet completed clinical trials, or verified the market acceptance or demand for its research efforts.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in research and development of medical products with a primary focus on cancer treatment. As discussed in Note 1 to the financial statements, the continued net loss and accumulated deficit at September 30, 1998 raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

DELOITTE & TOUCHE LLP

San Diego, California
December 18, 1998

BINARY THERAPEUTICS, INC. (A Development Stage Enterprise)

Balance Sheets


                                                                    September 30,                       December 31,
                                                                         1998                               1997
---------------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
Cash                                                                $     1,715                          $     1,214
Prepaid expenses                                                              -                                  333
---------------------------------------------------------------------------------------------------------------------
      Total current assets                                                1,715                                1,547

Property and equipment, net of accumulated depreciation                   2,754                                3,567
Patent costs, net of accumulated amortization                            49,885                               54,607
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        $    54,354                          $    59,721
---------------------------------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable                                                    $   102,045                          $   125,458
Accrued expenses                                                            630                               30,630
Accrued interest                                                        457,443                              367,330
Notes payable                                                         3,499,117                            2,958,861
---------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                       4,059,235                            3,482,279



Stockholders' Deficit:
Preferred stock, $.001 par value, 5,000,000 shares authorized                 -                                    -
Common stock, $.001 par value,  20,000,000 shares authorized;
      16,854,740 and 14,994,740 shares issued and outstanding
      September 30, 1998 and December 31, 1997, respectively             16,855                               14,995
Capital in excess of par value                                        1,192,340                              846,200
Deficit accumulated during the development stage                     (5,211,018)                          (4,280,695)
Subscriptions receivable on sale of common stock                         (3,058)                              (3,058)
---------------------------------------------------------------------------------------------------------------------
      Total stockholders' deficit                                    (4,004,881)                          (3,422,558)
---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                         $    54,354                          $    59,721
---------------------------------------------------------------------------------------------------------------------


See Notes to Financial Statements.

BINARY THERAPEUTICS, INC. (A Development Stage Enterprise)

Statements of Operations

                                                                                                                     (Unaudited)
                                                   Nine Months Ended                      Year Ended              October 23, 1990
                                                      September 30,                      December 31,              (inception) to
                                                          1998                               1997                September 30, 1998
------------------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
   Product development                                 $ 474,234                         $ 1,199,603                    $ 3,040,030
   General and administrative                             24,476                              79,898                        484,528
   Interest and other                                    431,613                             792,007                      1,686,460

------------------------------------------------------------------------------------------------------------------------------------
Total costs and expenses                                 930,323                           2,071,508                      5,211,018
------------------------------------------------------------------------------------------------------------------------------------

Net loss                                               $(930,323)                        $(2,071,508)                   $(5,211,018)
------------------------------------------------------------------------------------------------------------------------------------


See Notes to Financial Statements.

Binary Therapeutics, Inc. (A Development Stage Enterprise)
Statements Of Stockholders' Equity (Deficit)

                                                                                               Deficit
                                                        Common Stock                          Accumulated
                                               -----------------------------  Capital in      During the
                                                                              Excess of       Development
                                                    Shares       Par Value    Par Value          Stage
  ------------------------------------------------------------------------------------------------------------
  Balance at October 23, 1990                             --           --                              --
  Original issuance of common stock:
     October 1990 at $.001 per share               1,965,000      $ 1,965
  ------------------------------------------------------------------------------------------------------------
* Balance at December 31, 1990                     1,965,000        1,965                              --
  Issuance of common stock:
    September 1991                                   700,000          700
    December 1991                                     40,000           40
  ------------------------------------------------------------------------------------------------------------
* Balance at December 31, 1991                     2,705,000        2,705                              --
  Issuance of common stock:
    January 1992                                      20,000           20
    February 1992                                  2,024,500        2,025
    August 1992                                       20,000           20
    October 1992                                   2,325,000        2,325
  ------------------------------------------------------------------------------------------------------------
* Balance at December 31, 1992                     7,094,500        7,095                              --
  Issuance of common stock:
    January 1993                                   1,220,000        1,220
  Repurchase of common stock                         (20,000)         (20)
  Net loss                                                                                       (351,311)
  ------------------------------------------------------------------------------------------------------------
* Balance at December 31, 1993                     8,294,500        8,295                        (351,311)
  Repurchase of common stock                      (1,425,000)      (1,425)
  Receipt of stock subscription
  Net loss                                                                                       (279,030)
  ------------------------------------------------------------------------------------------------------------
* Balance at December 31, 1994                     6,869,500        6,870                        (630,341)
  Issuance of common stock:
    May 1995                                       3,638,290        3,639
    June 1995                                        686,950          686
  Stock issued pursuant to Unit Purchase
    Agreements                                       750,000          750         36,750
  Net loss                                                                                       (526,576)
  ------------------------------------------------------------------------------------------------------------
* Balance at December 31, 1995                    11,944,740       11,945         36,750       (1,156,917)
  Collection of subscription receivable
  Stock issued pursuant to Unit Purchase
    Agreements                                       250,000          250         12,250
  Stock issued in conjunction with
    Senior Bridge Notes                              400,000          400        139,600
  Net loss                                                                                     (1,052,270)
  ------------------------------------------------------------------------------------------------------------
* Balance at December 31, 1996                    12,594,740       12,595        188,600       (2,209,187)
  Stock issued in conjunction with
    Senior Bridge Notes                            2,400,000        2,400        657,600
  Net loss                                                                                     (2,071,508)
  ------------------------------------------------------------------------------------------------------------
   Balance at December 31, 1997                   14,994,740       14,995        846,200       (4,280,695)
  ------------------------------------------------------------------------------------------------------------
  Issuance of common stock                            60,000           60         11,940
  Stock issued in conjunction with
    Senior Bridge Notes                            1,800,000        1,800        334,200
  Net loss                                                                                       (930,323)
  ------------------------------------------------------------------------------------------------------------
   Balance at September 30, 1998                  16,854,740      $16,855     $1,192,340      $(5,211,018)
  ------------------------------------------------------------------------------------------------------------




                                               Subscriptions
                                                 Receivable          Total
  -----------------------------------------------------------------------------
  Balance at October 23, 1990                          --                  --
  Original issuance of common stock:
     October 1990 at $.001 per share              $(1,875)               $ 90
  Net loss
  -----------------------------------------------------------------------------
* Balance at December 31, 1990                     (1,875)                 90
  Issuance of common stock:
    September 1991                                                        700
    December 1991                                                          40
  Net loss
  -----------------------------------------------------------------------------
* Balance at December 31, 1991                     (1,875)                830
  Issuance of common stock:
    January 1992                                                           20
    February 1992                                  (1,680)                345
    August 1992                                                            20
    October 1992                                                        2,325
  Net loss
  -----------------------------------------------------------------------------
* Balance at December 31, 1992                     (3,555)              3,540
  Issuance of common stock:
    January 1993                                                        1,220
  Repurchase of common stock                                              (20)
  Net loss                                                           (351,311)
  -----------------------------------------------------------------------------
* Balance at December 31, 1993                     (3,555)           (346,571)
  Repurchase of common stock                                           (1,425)
  Receipt of stock subscription                     1,680               1,680
  Net loss                                                           (279,030)
  -----------------------------------------------------------------------------
* Balance at December 31, 1994                     (1,875)           (625,346)
  Issuance of common stock:
    May 1995                                         (839)              2,800
    June 1995                                        (412)                274
  Stock issued pursuant to Unit Purchase
    Agreements                                                         37,500
  Net loss                                                           (526,576)
  -----------------------------------------------------------------------------
* Balance at December 31, 1995                     (3,126)         (1,111,348)
  Collection of subscription receivable                68                  68
  Stock issued pursuant to Unit Purchase
    Agreements                                                         12,500
  Stock issued in conjunction with
    Senior Bridge Notes                                               140,000
  Net loss                                                         (1,052,270)
  -----------------------------------------------------------------------------
* Balance at December 31, 1996                     (3,058)         (2,011,050)
  Stock issued in conjunction with
    Senior Bridge Notes                                               660,000
  Net loss                                                         (2,071,508)
  -----------------------------------------------------------------------------
   Balance at December 31, 1997                    (3,058)         (3,422,558)
  -----------------------------------------------------------------------------
  Issuance of common stock                                             12,000
  Stock issued in conjunction with
    Senior Bridge Notes                                               336,000
  Net loss                                                           (930,323)
  -----------------------------------------------------------------------------
   Balance at September 30, 1998                  $(3,058)        $(4,004,881)
  -----------------------------------------------------------------------------

* Balances prior to January 1, 1997 are unaudited

See Notes to Financial Statements.

BINARY THERAPEUTICS, INC. (A Development Stage Enterprise)
Statements of Cash Flows

                                                                                                          (Unaudited)
                                                               Nine Months Ended       Year Ended       October 23, 1990
                                                                 September 30,        December 31,       (inception) to
                                                                     1998                 1997         September 30, 1998
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                          ($930,323)          ($2,071,508)           ($5,211,018)
Adjustments to reconcile net loss to net cash
used by operating activities:
      Depreciation and amortization                                  12,347                16,426                 35,959
      Issue of common stock for interest expense                    336,000               660,000              1,186,000
      Issue of common stock for royalty expense                      12,000                    --                 12,000
      Changes in assets and liabilities:
          Prepaid expenses                                              333                  (333)                    --
          Accounts payable                                          (23,413)              (42,427)               102,045
          Accrued expenses                                          (30,000)             (219,930)                   630
          Accrued interest                                           90,113               125,447                457,443

-------------------------------------------------------------------------------------------------------------------------
      Net cash used by operating activities                        (532,943)           (1,532,325)            (3,416,941)

INVESTING ACTIVITIES
Patent costs                                                         (6,812)               (5,074)               (73,615)
Capital expenditures                                                     --                    --                 (5,421)
-------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                          (6,812)               (5,074)               (79,036)

FINANCING ACTIVITIES
Issuance of notes payable                                           540,256             1,536,169              3,499,117
Repurchase of common stock                                               --                    --                 (1,425)
-------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                     540,256             1,536,169              3,497,692
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash
      and cash equivalents                                              501                (1,230)                 1,715
Cash at beginning of period                                           1,214                 2,444                     --
-------------------------------------------------------------------------------------------------------------------------
Cash at end of period                                                $1,715                $1,214               $  1,715
-------------------------------------------------------------------------------------------------------------------------

Cash paid for interest                                              $ 5,499           $     6,089               $ 18,135
-------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

Notes To Financial Statements
Binary Therapeutics, Inc. (A Development Stage Enterprise)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - The Company was incorporated under the laws of the State of Delaware on October 23, 1990. For the period of inception to date, the Company's activities have been directed toward research and development of medical products with a primary focus on cancer treatment.

Development Stage - The Company has not earned revenues from operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the nine months ended September 30, 1998 and year ended December 31, 1997, the Company incurred net losses of $930,323 and $2,071,508 respectively. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations. In June 1996, as described in Note 7, the Company entered into an agreement under which it granted Pacific Pharmaceuticals, Inc. ("Pacific"), a development stage biotechnology company, the right to acquire the Company at any time prior to April 30, 1997. The agreement was amended in February 1997 and the Company and Pacific agreed to extend the period during which the Company may exercise its option to acquire the Company from April 30, 1997 until such time as the Company has completed human clinical trials of Boronated Porphyrin Compound ("BOPP") at an agreed upon dose level (the "Option Period"). The Company is currently dependent upon Pacific for funding of all of its operations during the Option Period. There can be no assurance, however, that Pacific will continue to provide funding to the Company or that funding provided by Pacific will be adequate to sustain the Company's operations, or that the Company will be successful in obtaining alternative financing in the event that Pacific terminates its funding or if such funding is inadequate to sustain operations.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Research and Development - Research and development costs are expensed as incurred.

Property and Equipment - Property is recorded at cost and is primarily office furniture and equipment. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the related assets, which are principally five and ten years. Property and equipment are summarized as follows:

                                                                 September 30,     December 31,
                                                                      1998             1997
                                                                   ---------        ---------
          Laboratory equipment                                     $    539         $    539
          Office furniture and equipment                              4,882            4,882
                                                                   ---------        ---------
                 Total property and equipment                         5,421            5,421
                 Less: accumulated depreciation                      (2,667)          (1,854)
                                                                   ---------        ---------
          Total                                                    $  2,754         $  3,567
                                                                   =========        =========

Patent Costs - Legal expenses incurred in connection with applications for patents on research and development projects are capitalized. The costs are amortized using the straight-line method over five years. Patent costs which have no further economic value are written off in the period in which such impairment in value occurs. Patent costs are net of accumulated amortization of $49,885 and $54,607 at September 30, 1998 and December 31, 1997, respectively.

2.        EQUITY

In fiscal year 1995 and fiscal year 1996, the Company completed a private placement of 2 units at $100,000 per unit to "accredited" investors, (the "Units"). Each Unit consisted of a Senior Bridge Note with a face value of $100,000 and 500,000 shares of common stock with par value of $.001 per share. As a result of this transaction, the Company issued notes payable totaling $200,000 (see Note 3) and 1,000,000 shares of common stock valued at $0.05 per share. Notes payable at September 30, 1998 and December 31, 1997 consist of the following:

In fiscal year 1995, the Company issued Senior Bridge Notes for $200,000 with maturity dates in fiscal year 1996 (see Note 3). In fiscal year 1996, the Company and the noteholders agreed to an extension of the maturity dates in exchange for the issuance of 200,000 shares of common stock for each month the notes remain outstanding. As of December 31, 1997 and September 30, 1998 the Company issued 2,800,000 and 4,600,000 shares of common stock, respectively, valued at between $0.35 and $0.17 per share.

In August 1998, the Company issued 60,000 shares of common stock, par value of $0.001 per share, to the University of California at San Francisco ("UCSF") in connection with a milestone payment under a license agreement (See Note 4-License Agreements). The Company valued the common stock at $0.20 per share and recorded a royalty expense of $12,000 in conjunction with the issuance of the common stock.

At September 30, 1998 options to purchase 47,500 shares of the Company's common stock at an exercise price of $.001 per share were outstanding and exercisable. Also, at September 30, 1998 and December 31, 1997 the Company had $588,049 and $534,197, respectively, debt and accrued interest convertible into shares of the Company's common stock at a conversion price of 75% of the market value of the Company's common stock at the date of conversion (see Note 3). The convertible debt automatically converts into common stock as described above upon any of the following events: (i) initial public offering of the Company's common stock;
(ii) completion of a private placement of at least $2 million; (iii) merger, consolidation, recapitalization or sale of substantially all of the Company's assets.

3.        NOTES PAYABLE

Notes Payable at September 30, 1998 and December 31, 1997 consist of the following:

                                                                       September 30,        December 31,
                                                                           1998                 1997
                                                                  --------------------   -------------------
         Convertible notes payable, no interest, to
            Pacific Pharmaceuticals, Inc.                               $ 2,671,117           $ 2,130,861

          Notes payable to a stockholder, interest
            at 10% per annum, principal and
            interest due upon demand                                        243,000               243,000

          Convertible notes payable to a stockholder,
            interest at 24% per annum                                       200,000               200,000

          Convertible notes payable, interest
            at 24% per annum                                                100,000               100,000

          Senior bridge notes payable, interest at 15%
            per annum, principal and interest due
            upon demand                                                     200,000               200,000

          Note payable to a bank with interest payable
            monthly at the prime rate (bank prime rate
            at September 30, 1998 and December 31,
            1997 was 8.75 and 8.5%, receptively) loan
            automatically renews for 60 days if not
            paid                                                             85,000                85,000
                                                                      --------------       ---------------
                                                                        $ 3,499,117           $ 2,958,861
                                                                      ==============       ===============

$643,000 of the debt outstanding at September 30, 1998 and December 31, 1997 is payable to stockholders of the Company or their affiliates.

4.        COMMITMENTS AND CONTINGENCIES

License Agreements - In July 1992 the Company entered into an exclusive license agreement with the University of California at San Francisco ("UCSF"). Pursuant to the license agreement, the Company paid an initial license fee of $15,000 and received an exclusive world-wide license to commercially develop, manufacture, use and distribute products covered under the license,

BOPP. The license agreement obligates the Company to pay royalties to UCSF equal to 4% of future sales and/or sublicensing arrangements. The Company made minimum royalty payments of $10,000 for the year ended December 31, 1997 ("Fiscal 1997") and $25,000 for the nine months ended September 30, 1998 ("Fiscal Period 1998"). The license agreement, as amended, requires minimum annual royalty payments of $25,000 for future years. In addition, the agreement requires the Company to issue 60,000 shares of its common stock upon the acceptance of the Company's Investigational New Drug ("IND") application by the FDA and 60,000 shares upon approval of the Company's New Drug Application. In August 1998, the Company issued 60,000 shares of common stock as a result of the acceptance of it's IND application by the FDA. The Company is also obligated to make additional cash payments upon the achievement of certain FDA approval milestones and all ongoing patent issue and maintenance costs.

In July 1992 the Company entered into a research agreement with UCSF to conduct research related to the synthesis and biomedical applications of porphyrins. The research agreement was not funded by the Company and was replaced by another agreement (the "STAR Agreement") which became effective on January 1, 1997 and is effective for two years. The Company paid $146,700 under the STAR Agreement in Fiscal 1997 and $114,000 in Fiscal Period 1998. The Company is obligated to make an additional payment of $38,000 in the remainder of 1998. The Company retains any inventions or technology developed by UCSF under the STAR Agreement.

In October 1993 the Company entered into a five year license and research agreement with the General Hospital Corporation, doing business as Massachusetts General Hospital ("Mass General") to develop scientific information relating to photodynamic diagnosis and therapy. The agreement required the Company to fund research costs in the amount of $375,000 spread over three years commencing in 1996. In Fiscal 1997, the Company negotiated a termination settlement with Mass General to pay $85,000 of its costs and the return of the license to Mass General in exchange for the release of any further obligations under the agreement. The Company paid $55,000 of the settlement in Fiscal 1997 and the remaining $30,000 in Fiscal Period 1998.

Employment Agreement - In October 1994, the Company entered into a four-year employment agreement to engage Dr. Joseph Chang as Chief Executive Officer of the Company. The agreement provides for a guaranteed annual base salary of $175,000. Pursuant to an amendment to the agreement dated May 10, 1995, the Company issued 839,605 shares or 7.5% of the Company's common stock to Mr. Chang at $.001 per share. The Company and Dr. Chang terminated the employment agreement in April 1997 and effective in May 1997, entered into a month-to-month consulting agreement for cash compensation of $3,000 per month. The Company and Dr. Chang terminated the consulting agreement in November 1997.

Consulting Agreements - On May 23, 1995, the Company entered into a three year consulting agreement with a researcher at UCSF commencing on September 30, 1995. As compensation for services rendered, the Company agreed to pay an up-front consulting fee of $30,000 and a monthly retainer in the amount of $4,000. The Company also issued 47,500 stock options to the consultant exercisable at $0.001 per share (see Note 2). The consulting agreement was terminated in September 1998.

In March 1996, the Company entered into a one year consulting agreement with a consultant to provide assistance with the development of the Company's technologies. As compensation for services rendered, the Company agreed to pay an up-front consulting fee of $18,000 and a monthly retainer of $6,000. The company terminated the consulting agreement in September 1997.

Both consultants are stockholders of the Company.

5.   INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between items which will have expected future tax consequences and which have been recognized for financial reporting purposes. Valuation allowances of $1,645,000 and $1,386,000 have been recognized as an offset to the deferred tax asset as realization of such assets is uncertain. The significant components of the Company's deferred tax assets are as follows:


                                                        September 30, 1998        December 31, 1997
                                                       ---------------------      -------------------
Deferred Tax Assets
        Net Operating Loss Carryforwards                    $   1,550,000            $  1,331,000

        Research Credit Carryforwards                              95,000                  55,000

                                                            --------------           -------------
Total Deferred Tax Assets                                       1,645,000               1,386,000

Less:  Valuation Allowance                                     (1,645,000)             (1,386,000)

                                                            --------------           -------------
Net deferred tax assets                                     $           -            $          -
                                                            ==============           =============

At September 30, 1998, the Company had federal and Massachusetts tax net operating carryforwards of approximately $3,875,000 and $3,328,000 respectively. The federal tax loss will begin expiring in 2006 unless previously utilized. The Massachusetts tax loss carryforward will begin expiring in 1999. The Company also has federal research tax credit carryforwards totaling approximately $95,000. These credits will expire in 2011.



If the merger which is disclosed in Note 7 takes place, then the company will incur an ownership change, as defined by Internal Revenue Code Section 382. Such change of ownership would limit the use of the net operating loss each year to approximately $300,000. Losses incurred by the company after the ownership change would not be subject to this annual limitation.


6.  RELATED PARTY TRANSACTIONS

As described in Note 3, $643,000 of the notes payable outstanding at September 30, 1998 and December 31, 1997 are payable to stockholders of the Company or their affiliates. The Company issued 4,600,000 and 2,800,000 shares of common stock to entities affiliated with stockholders as compensation to extend the maturity of Senior Bridge Notes as of September 30, 1998 and December 31, 1997, respectively (see Note 3). Also, $2,671,117 and $2,130,861 in convertible notes were payable to Pacific at September 30, 1998 and December 31, 1997, respectively (see Note 7).

Certain stockholders of the Company, or entities affiliated with stockholders, are stockholders or entities affiliated with stockholders of Pacific.


7.  MERGER AGREEMENT

In June 1996, the Company entered into an agreement under which it granted Pacific, a development stage biotechnology company, the right to acquire the Company at any time prior to April 30, 1997. The agreement was amended in February 1997 and the Company and Pacific agreed to extend the period during which the Company may exercise its option to acquire the Company from April 30, 1997 until such time as the Company has completed human clinical trials of BOPP at an agreed upon dose level. The Company is currently dependent upon Pacific for funding of all of its operations during the Option Period. If Pacific elects to exercise its option, Pacific would issue approximately 2,150,000 shares valued at $430,000. The agreement has been approved by a majority of the stockholders of the Company. Pacific's Board of Directors voted to approve the merger. One of Pacific's directors is also a director and shareholder of the Company. There is no assurance that Pacific will continue to meet any funding obligations under the agreement or will elect to exercise the option to acquire the Company.

8.        SUBSEQUENT EVENTS

In December 1998, Pacific agreed to merge with Procept, Inc. ("Procept"), a publicly traded biopharmaceutical company, in which Pacific shareholders will receive approximately .11 shares of Procept common stock for each share of Pacific common stock. A condition of the merger with Procept is that Pacific is required to complete the merger with the Company prior to the completion of Pacific's merger with Procept.

                                                                         ANNEX A



                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                                  PROCEPT, INC.

                            PROCEPT ACQUISITION CORP.

                                       AND

                          PACIFIC PHARMACEUTICALS, INC.
                          -----------------------------

                          Dated as of December 10, 1998

                          -----------------------------

                                TABLE OF CONTENTS


                                                                                              Page
SECTION 1 -        THE MERGER...................................................................A-2

        1.1    The Merger.......................................................................A-2

        1.2    Effective Time...................................................................A-2

        1.3    Effects of the Merger............................................................A-2

        1.4    Certificate of Incorporation and Bylaws..........................................A-3

        1.5    Directors and Officers...........................................................A-3

        1.6    Conversion of Stock..............................................................A-3

        1.7    Closing of Pacific Transfer Books................................................A-4

        1.8    Pacific Dissenting Shares........................................................A-4

        1.9    Issuance of Procept Certificates.................................................A-5

        1.10   No Fractional Shares.............................................................A-5

SECTION 2 -        REPRESENTATIONS AND WARRANTIES OF PAC........................................A-6

        2.1    Organization and Corporate Power.................................................A-6

        2.2    Corporate Authorization..........................................................A-6

        2.3    Non-Contravention................................................................A-6

        2.4    No Business Activities...........................................................A-6

SECTION 3 -        REPRESENTATIONS AND WARRANTIES OF PACIFIC....................................A-6

        3.1    Organization and Qualification...................................................A-6

        3.2    Capitalization...................................................................A-6

        3.3    Authority to Execute and Perform Agreements......................................A-7

        3.4    Subsidiaries and Other Affiliates................................................A-7

        3.5    Charter and By-laws; Books and Records...........................................A-7

        3.6    SEC Reports......................................................................A-8

        3.7    Financial Statements.............................................................A-8

        3.8    Absence of Undisclosed Liabilities...............................................A-8

        3.9    No Material Adverse Change.......................................................A-8

        3.10   Tax Matters......................................................................A-9

        3.11   Compliance with Laws............................................................A-11

        3.12   Consents; No Breach.............................................................A-12

        3.13   Actions and Proceedings.........................................................A-12

                               TABLE OF CONTENTS
                                  (continued)

                                                                                             Page
        3.14   Contracts and Other Agreements..................................................A-13

        3.15   Real Property; Leases...........................................................A-14

        3.16   Tangible Property...............................................................A-15

        3.17   Intellectual Property...........................................................A-15

        3.18   Title to Assets; Liens..........................................................A-15

        3.19   Employee Benefit Plans..........................................................A-16

        3.20   Employee Relations..............................................................A-17

        3.21   Relationships with Affiliates...................................................A-17

        3.22   Insurance.......................................................................A-17

        3.23   Brokerage.......................................................................A-17

        3.24   Hazardous Materials.............................................................A-18

        3.25   Full Disclosure.................................................................A-18

SECTION 4 -        REPRESENTATIONS AND WARRANTIES OF PROCEPT...................................A-18

        4.1    Organization and Qualification..................................................A-19

        4.2    Capitalization..................................................................A-19

        4.3    Authority to Execute and Perform Agreements.....................................A-19

        4.4    Subsidiaries and Other Affiliates...............................................A-20

        4.5    Charter and By-laws; Books and Records..........................................A-20

        4.6    SEC Reports.....................................................................A-20

        4.7    Financial Statements............................................................A-20

        4.8    Absence of Undisclosed Liabilities..............................................A-20

        4.9    No Material Adverse Change......................................................A-21

        4.10   Tax Matters.....................................................................A-22

        4.11   Compliance with Laws............................................................A-23

        4.12   Consents; No Breach.............................................................A-24

        4.13   Actions and Proceedings.........................................................A-24

        4.14   Contracts and Other Agreements..................................................A-25

        4.15   Real Property; Leases...........................................................A-26

        4.16   Tangible Property...............................................................A-27

        4.17   Intellectual Property...........................................................A-27

                               TABLE OF CONTENTS
                                  (continued)

                                                                                              Page
        4.18   Title to Assets; Liens..........................................................A-27

        4.19   Employee Benefit Plans..........................................................A-28

        4.20   Employee Relations..............................................................A-29

        4.21   Relationships with Affiliates...................................................A-29

        4.22   Insurance.......................................................................A-29

        4.23   Brokerage.......................................................................A-29

        4.24   Hazardous Materials.............................................................A-30

        4.25   Full Disclosure.................................................................A-30

SECTION 5 -        COVENANTS AND AGREEMENTS....................................................A-30

        5.1    Conduct of Pacific Business.....................................................A-30

        5.2    Conduct of Procept Business.....................................................A-32

        5.3    Nasdaq Listing..................................................................A-33

        5.4    Agreement not to Entertain other Offers.........................................A-33

        5.5    Corporate Examinations and Investigations.......................................A-34

        5.6    Expenses........................................................................A-34

        5.7    Authorization from Others.......................................................A-34

        5.8    Consummation of Agreement.......................................................A-35

        5.9    Further Assurances..............................................................A-35

        5.10   Securities Law Matters..........................................................A-35

        5.11   Pacific Stockholder Meeting.....................................................A-35

        5.12   Procept Stockholder Meeting.....................................................A-36

        5.13   Public Announcements and Confidentiality........................................A-36

        5.14   Affiliate Letters...............................................................A-36

        5.15   Procept SEC Filings.............................................................A-37

        5.16   Pacific SEC Filings.............................................................A-37

        5.17   Fairness Opinions...............................................................A-37

        5.18   Stock Options and Warrants......................................................A-37

        5.19   Indemnification, Directors and Officer's Insurance..............................A-39

                               TABLE OF CONTENTS
                                  (continued)

                                                                                             Page
SECTION 6 -        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH
                   PARTY TO CONSUMMATE THE MERGER..............................................A-39

        6.1    Approvals.......................................................................A-39

        6.2    Absence of Order................................................................A-40

        6.3    Nasdaq Stock Exchange Listing...................................................A-40

        6.4    Effectiveness of Registration Statement.........................................A-40

        6.5    Procept Fairness Opinion........................................................A-40

        6.6    Pacific Fairness Opinion........................................................A-40

SECTION 7 -        CONDITIONS PRECEDENT TO THE OBLIGATION OF
                   PROCEPT TO CONSUMMATE THE MERGER............................................A-40

        7.1    Representations, Warranties and Covenants.......................................A-40

        7.2    Certificate of Secretary of Pacific.............................................A-40

        7.3    Affiliate Letters...............................................................A-40

        7.4    Opinion of Counsel to Pacific...................................................A-41

        7.5    Merger Certificate..............................................................A-41

        7.6    BTI Merger Agreement............................................................A-41

        7.7    Agreement with Lenders..........................................................A-41

        7.8    Approvals.......................................................................A-41

        7.9    Dissenting Shares...............................................................A-41

        7.10   Bank Accounts...................................................................A-41

        7.11   Certificates....................................................................A-41

SECTION 8 -        CONDITIONS PRECEDENT TO THE OBLIGATION OF PACIFIC
                   TO CONSUMMATE THE MERGER....................................................A-41

        8.1    Representations, Warranties and Covenants.......................................A-41

        8.2    Certificate of Secretary of Procept.............................................A-42

        8.3    Certificate of Secretary of PAC.................................................A-42

        8.4    Approvals.......................................................................A-42

        8.5    Opinion of Counsel to Procept...................................................A-42

        8.6    Certificates....................................................................A-42

SECTION 9 -        TERMINATION, AMENDMENT AND WAIVER...........................................A-42

        9.1    Termination.....................................................................A-42

        9.2    Effect of Termination...........................................................A-43

                               TABLE OF CONTENTS
                                  (continued)

                                                                                             Page
SECTION 10 -       ADDITIONAL CONTRACTUAL RIGHTS...............................................A-43

        10.1   Definitions.....................................................................A-43

        10.2   Reset...........................................................................A-46

        10.3   Reset Issuance..................................................................A-46

        10.4   Semi-Annual Issuances...........................................................A-46

        10.5   Dilution Issuances..............................................................A-46

        10.6   Anti-Dilution Adjustments.......................................................A-46

        10.7   Change of Shares Adjustments....................................................A-50

        10.8   Liquidation Put.................................................................A-51

        10.9   Transfer of Rights Under This Section 10........................................A-51

        10.10  Adjustments to Issuance Base Amount.............................................A-52

        10.11  Notices.........................................................................A-52

        10.12  Treasury Stock..................................................................A-53

        10.13  Mandatory Termination of Section 10 Rights......................................A-53

        10.14  Waiver of Section 10 Rights.....................................................A-53

        10.15  Optional Exchange/Reset.........................................................A-53

SECTION 11 -       MISCELLANEOUS...............................................................A-55

        11.1   Notices.........................................................................A-55

        11.2   Amendment.......................................................................A-56

        11.3   Waiver..........................................................................A-56

        11.4   Entire Agreement................................................................A-56

        11.5   Governing Law...................................................................A-56

        11.6   Binding Effect; No Assignment...................................................A-56

        11.7   Variations in Pronouns..........................................................A-56

        11.8   Counterparts....................................................................A-56

        11.9   Exhibits and Disclosure Schedules...............................................A-56

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER dated as of December 10, 1998 (this "Agreement") is among Procept, Inc. ("Procept"), a Delaware corporation, Procept Acquisition Corp. ("PAC"), a Delaware corporation, and Pacific Pharmaceuticals, Inc. ("Pacific"), a Delaware corporation. The parties wish to effect the acquisition of Pacific by Procept through a merger of PAC into Pacific on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of ss.368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:


                             SECTION 1 - THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), PAC shall be merged with and into Pacific (the "Merger"). The Merger shall occur at the Effective Time (as defined herein). Following the Merger, Pacific shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of PAC shall cease.

         1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a Certificate of Merger to be filed in accordance with Section 252 of the DGCL (the "Merger Certificate") and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Merger Certificate is filed, as appropriate, with the Secretary of State with the State of Delaware in accordance with the DGCL or at such later time as is specified in such documents (the "Effective Time"). Immediately prior to the filing of the Merger Certificate, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. Subject to satisfaction or waiver of each of the conditions specified in Sections 5, 6 and 7 hereof, the Closing shall take place within three business days after the last to occur of:

             (a) the day the Merger is approved by the stockholders of Pacific pursuant to Section 5.11; or

             (b) the day the issuance of the Merger Consideration (as defined below) is approved by the stockholders of Procept pursuant to Section 5.12;

or on such other date as the parties may agree, but not later than June 30, 1999. The date on which the Closing occurs is referred to herein as the "Closing Date".

         1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259, 260 and 261 of the DGCL.

         1.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of Pacific, in each case as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time, until duly amended in accordance with applicable law.

         1.5 Directors and Officers. The directors and officers of PAC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each such officer and director to hold office in accordance with their respective terms.


         1.6 Conversion of Stock.

             (a) For purposes of this Agreement, "Merger Consideration" means 2,755,000 shares of common stock, $0.01 par value per share, of Procept ("Procept Common Stock") reduced by the number of shares of Procept Common Stock which would be issued but for the terms of Section 262 of the DGCL in respect of Dissenting Shares (as defined in Section 1.8).

             (b) At the Effective Time, by virtue of the Merger and without any action on the part of Procept or Pacific:

                 (i) All shares of Common Stock of Pacific, $0.02 par value per share (the "Pacific Common Stock") and all shares of Preferred Stock of Pacific, $25 par value per share, (the "Pacific Preferred Stock" collectively, with the Pacific Common Stock the "Pacific Stock") outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.8), shall be converted into and become the right to receive, (subject to the payment of cash for fractional shares as provided in Section 1.10) shares of Procept Common Stock in accordance with Section 1.6(c).

                 (ii) All options and warrants to purchase Pacific Stock outstanding immediately prior to the Effective Time, shall be exercisable for that number of shares of Procept Common Stock which such option or warrant holder would have been entitled to receive if the underlying Pacific Stock had converted in the Merger, at an exercise price per share equal to the aggregate exercise price of the Pacific option or warrant exchanged divided by the number of shares of Procept Common Stock subject to the new option or warrant, and otherwise having the same terms and conditions as the Pacific option or warrant and otherwise in accordance with the terms of Section 5.19.

                 (iii) All shares of Pacific Stock held at the Effective Time by Pacific as treasury stock or by a subsidiary of Pacific shall be canceled and no payment shall be made with respect thereto.

                 (iv) All Dissenting Shares shall be dealt with in accordance with Section 1.8.

                 (v) All shares of Common Stock of PAC, $0.01 par value per share, outstanding immediately prior to the Effective Time, shall be converted into the right to receive the same number of shares of the Surviving Corporation.

             (c) The Merger Consideration shall be allocated among the holders of shares of Pacific Stock outstanding immediately prior to the Effective Time by allocating to each such holder of Pacific Stock outstanding at the Effective Time (other than the holders of Dissenting Shares) that number of shares of Procept Common Stock determined by multiplying the number of shares of Pacific Common Stock held by each such holder or issuable to a holder on conversion of Pacific Preferred Stock held by such holder by the Conversion Factor (as defined below).

             (d) "Conversion Factor" means the quotient obtained by dividing (i) 2,755,000 by (ii) the number of shares of Pacific Common Stock either outstanding or issuable on conversion of outstanding shares of Pacific Preferred Stock immediately prior to the Effective Time. As of the date of this Agreement, based on the shares of Pacific Common Stock currently outstanding or issuable
(i) on conversion of outstanding Pacific Preferred Stock and (ii) upon the closing of the Agreement and Plan of Merger between Pacific and Binary Therapeutics, Inc., the Conversion Factor is 0.11.

             (e) The Merger Consideration shall be adjusted in the event of any change in Procept Common Stock by reason of a stock splits, stock recapitalizations, combinations or subdivisions of the Common Stock of Procept, mergers or other exchanges of shares by operation of law or the like occurring after the date of this Agreement and before the Effective Time, such that, after the record date therefor the Merger Consideration shall be equal to the number and class of shares or other securities or property that would have been received in respect of a share of Procept Common Stock, as the case may be, if the Effective Time had occurred immediately prior to such record date.

         1.7 Closing of Pacific Transfer Books. At the Effective Time, the stock transfer books of Pacific shall be closed and no transfer of Pacific Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Pacific Stock are presented to the Exchange Agent, they shall be canceled and exchanged for certificates representing Procept Common Stock.

         1.8 Pacific Dissenting Shares.

             (a) Shares of Pacific Stock held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL are referred to herein as "Dissenting Shares". Shares of Pacific Stock that constitute Dissenting Shares shall not be converted into Merger Consideration and shares of Procept Stock shall not be issued pursuant to
Section 1.6(d) in exchange therefor. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of Pacific or the Surviving Corporation, except those provided under the DGCL.

             (b) Pacific shall give Procept (i) prompt notice of any written notices and demands under Section 262 of the DGCL with respect to any shares of capital stock of Pacific, any withdrawal of any such demands and any other instruments served pursuant to the DGCL and received by Pacific and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 262 with respect to any shares of capital stock of Pacific. Pacific shall cooperate with Procept concerning, and shall not, except with the prior written consent of Procept, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

             (c) In the event that a holder of Pacific Stock makes a demand under Section 262 of the DGCL the Merger Consideration shall be reduced by the number of shares of Procept Common Stock which would otherwise have been issued to such holder.

         1.9 Issuance of Procept Certificates. Prior to the Effective Time, Procept shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent") and shall deposit with or for the account of the Exchange Agent certificates representing the number of shares or Procept Common Stock equaling the Merger Consideration and cash in lieu of fractional shares of Procept Common Stock. As soon as practicable after the Effective Time, (i) Pacific shall deliver to Procept a list of all record holders of Pacific Stock immediately prior to the Effective Time (the "Record Holders"), setting forth each stockholder's name, address and number of shares of Pacific Stock held prior to the Effective Time and such other information as may be reasonably requested by the Exchange Agent, certified by the Chief Executive Officer of Pacific (the "Stockholder List") and (ii) the Exchange Agent shall be instructed to mail to each Record Holder a form of letter of transmittal which shall specify instructions for use in effecting the surrender of Pacific Stock certificates in exchange for Merger Consideration. Upon the Exchange Agent's receipt of the letter of transmittal and any certificate held by a stockholder, each stockholder shall be entitled to receive a certificate representing that number of whole shares of Procept Common Stock into which the shares of Pacific Stock as set forth on the Stockholder List shall have been converted pursuant to the provisions of this Agreement. The shares of Pacific Stock outstanding immediately prior to the Effective Time (and any certificates representing such shares) shall be deemed canceled as of the Effective Time. Procept Common Stock into which Pacific Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. If any Procept Common Stock certificates are to be issued in a name other than that in which the Pacific Stock was registered immediately prior to the Effective Time, it shall be a condition of such issuance that the person requesting such issuance shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Procept Common Stock in a name other than that of the registered holder of the certificate or surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. None of Procept, PAC or Pacific shall be liable to any stockholder for shares of stock or any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.

         1.10 No Fractional Shares. No certificates representing fractional shares of Procept Common Stock shall be issued upon the surrender for exchange of Pacific Stock certificates. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fractional share of Procept Common Stock, will receive from Procept at Closing an amount in cash (without interest) determined by multiplying such fraction by the fair market value of a share of Procept Common Stock. Such fair market value shall equal the mean of the daily high and low sales prices of the Procept Common Stock on the Nasdaq Small Cap Market, as reported by Nasdaq, averaged over the period of ten
(10) trading days ending on the fifth trading day prior to the Closing Date.

                SECTION 2 - REPRESENTATIONS AND WARRANTIES OF PAC

         Procept and PAC hereby make the following representations and warranties:

         2.1 Organization and Corporate Power. PAC is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

         2.2 Corporate Authorization. PAC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the PAC of this Agreement and the consummation by PAC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PAC, enforceable against it in accordance with its terms.

         2.3 Non-Contravention. The execution, delivery and performance by PAC of this Agreement and the consummation by PAC of the transactions contemplated hereby do not and will not contravene or conflict with the Certificate of Incorporation or By-Laws of PAC.

         2.4 No Business Activities. PAC has not conducted any business activities unrelated to the transactions contemplated hereby.


              SECTION 3 - REPRESENTATIONS AND WARRANTIES OF PACIFIC

         Except as set forth on the disclosure schedule (the "Pacific Disclosure Schedule") delivered to Procept on the date hereof, (regardless of whether the Pacific Disclosure Schedule is referenced in any particular subsection of this
Section 3), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer (provided that disclosure thereon under any subsection number shall be disclosure for any section hereof), Pacific represents and warrants to Procept as set forth below:

         3.1 Organization and Qualification. Pacific and each of its subsidiaries named on the Pacific Disclosure Schedule pursuant to Section 3.4 below (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Pacific is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which the failure to so qualify would have a material adverse effect on the business or financial condition of Pacific or its subsidiaries (other than changes that are the effect of economic factors affecting the economy or the pharmaceutical industry as a whole) (a "Pacific Material Adverse Effect"), all of which jurisdictions are identified in Section 3.1 of the Pacific Disclosure Schedule.

         3.2 Capitalization.

             3.2.1 Outstanding Capital Stock. Pacific's authorized capital stock consists of 100,000,000 shares of Common Stock, $0.02 par value per share, of which 12,280,017 shares are issued and outstanding as of November 17, 1998, and 2,000,000 shares of Preferred Stock, $25 par value per share, of which 36,696 shares are issued and outstanding as of November, 1998 and convertible into 10,674,499 shares of Pacific Common Stock. Except as disclosed in Pacific's proxy statement for its annual meeting of stockholders held on August 13, 1998, Pacific is not aware of any record or beneficial holder of more than five percent (5%) of the outstanding shares of Pacific Stock. The outstanding shares of Pacific Stock are duly authorized, validly issued, fully paid, and nonassessable and have been issued in compliance with all charter documents of Pacific and all applicable federal and state laws. Except as set forth in this Section 3.2.1, no other capital stock of Pacific is authorized or outstanding.

             3.2.2 Options or Other Rights. Except as set forth in the Pacific Disclosure Schedule, (i) no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of Pacific issued by Pacific is authorized or outstanding, (ii) there is no commitment or offer by Pacific to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Pacific, (iii) Pacific has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of Pacific's capital stock other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of Pacific's capital stock to which Pacific is a party.

         3.3 Authority to Execute and Perform Agreements. Subject to the requirement to obtain approval of its stockholders to consummate the Merger under the DGCL, Pacific has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Pacific. This Agreement and each agreement, document and instrument to which it is a party executed and delivered pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Pacific, enforceable in accordance with their terms.

         3.4 Subsidiaries and Other Affiliates. Except as set forth in the Pacific Disclosure Schedule, Pacific does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, any other person or entity. The Pacific Disclosure Schedule indicates the number of shares of capital stock of each Subsidiary held by Pacific and the total shares of capital stock outstanding for each Subsidiary. The Pacific Disclosure Schedule also indicates whether any warrant, option or other right to acquire an equity interest in any Subsidiary is outstanding. For the purposes of the representations and warranties in this Section 3 and the covenants set forth in Section 5, Binary Therapeutics, Inc. shall be deemed to be a Subsidiary, unless the language of any particular provision clearly indicates a contrary intent.

         3.5 Charter and By-laws; Books and Records. Pacific has heretofore delivered or made available to Procept true and complete copies of the Certificate of Incorporation (certified by the Secretary of State or comparable authority of its jurisdiction of incorporation) and By-laws as in effect on the date hereof for itself and each of its Subsidiary, and corporate minute books. None of Pacific or any Subsidiary is in default in the performance, observation or fulfillment of either its charter or By-laws. The minute books of Pacific and each Subsidiary contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors and of the stockholders prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

         3.6 SEC Reports. Pacific has previously delivered to Procept its (i) Annual Report on Form 10-K for the year ended March 31, 1998 (the "Pacific 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) the proxy statement relating to Pacific's annual meeting of stockholders held on August 13, 1998 and (iii) all other reports filed by Pacific with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 1998. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Pacific has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since becoming registered under the Exchange Act.

         3.7 Financial Statements. The consolidated financial statements contained in the Pacific 10-K and in Pacific's quarterly report on Form 10-Q for the quarter ended September 30, 1998 (the "Pacific 10-Q") have been prepared from, and are in accordance with, the books and records of Pacific and each Subsidiary (required to be so consolidated) and fairly present the consolidated financial condition, results of operations and cash flows of Pacific as of the dates and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the Pacific 10-Q) to normal year-end and audit adjustments and footnote disclosures, which in the aggregate are not material.

         3.8 Absence of Undisclosed Liabilities. Except as set forth in the Pacific Disclosure Schedule at March 31, 1998, Pacific and its Subsidiaries have no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated March 31, 1998 (or the notes thereto) included in the Pacific 10-K (the "Pacific Balance Sheet") that were not adequately reflected or reserved against on such balance sheet. Except as set forth in the Pacific Disclosure Schedule, Pacific and its Subsidiaries have no such liabilities, except as and to the extent (i) adequately reflected and reserved against in the Pacific Balance Sheet, (ii) adequately reflected and reserved against in the Pacific unaudited balance sheet dated September 30, 1998 included in the Pacific 10-Q (the "Pacific Interim Balance Sheet"), or (iii) incurred since March 31, 1998 in the ordinary course of business and not material in amount, either individually or in the aggregate.

         3.9 No Material Adverse Change. Since March 31, 1998, there has not been:

             (i) any material adverse change in the assets, liabilities, condition (financial or otherwise), results of operation, business or prospects of Pacific or its Subsidiaries or any occurrence or circumstance which reasonably could be expected to result in such a material adverse change;

             (ii) any material change in the method of operating the business of Pacific or its Subsidiaries, in the manner of keeping the books, accounts or records of Pacific or its Subsidiaries, or in any accounting method or practice of Pacific or its Subsidiaries;

             (iii) any sale, lease, mortgage, pledge, encumber, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any material assets or properties of Pacific or its Subsidiaries, other than in the usual and ordinary course of business;

             (iv) any material transaction, commitment, contract or agreement entered into by Pacific or its Subsidiaries, or any relinquishment or abandonment by Pacific or its Subsidiaries of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract pertaining to Pacific or its Subsidiaries (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

             (v) any adverse relationships or conditions with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have a Pacific, or its Subsidiaries Material Adverse Effect on Pacific or its business;

             (vi) any acquisition by Pacific or its Subsidiaries (other than property or interests therein acquired in the ordinary course of its lending business) of all or any part of the assets, properties, capital stock or business of any other person or entity;

             (vii) any redemption or other acquisition by Pacific or its Subsidiaries of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

             (viii) any loan or advance by Pacific or its Subsidiaries to any stockholder, officers, director or consultant, or any other loan or advance other than in the ordinary course of business; or

             (ix) except as set forth in the Pacific Disclosure Schedule, any new employment or consulting agreement, any increase in compensation, bonus or other benefits payable or to become payable by Pacific or its Subsidiaries to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of Pacific.

         3.10 Tax Matters.

         (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         (b) Tax Returns and Audits. Except as set forth in the Pacific Disclosure Schedule:

             (i) Each of Pacific and its Subsidiaries has prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") required to be filed relating to any and all Taxes concerning or attributable to Pacific or such Subsidiary or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law or, with respect to any Taxes payable, an adequate reserve has been established on the Pacific Interim Balance Sheet.

             (ii) Each of Pacific and its Subsidiaries: (A) has paid or accrued all Taxes set forth on its Returns, and (B) has withheld and paid (or will pay at the time required) with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

             (iii) Neither Pacific nor any of its Subsidiaries is delinquent in any material respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Pacific or any of its Subsidiaries, nor has Pacific or any Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

             (iv) Other than the audits set forth in the Pacific Disclosure Schedule, no audit or other examination of any Return of Pacific is currently in progress, nor has Pacific or any Subsidiary been notified of any request for such an audit or other examination.

             (v) Pacific and its Subsidiaries did not have, as of September 30, 1998, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Pacific Interim Balance Sheet, and neither Pacific nor any of its Subsidiaries has incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

             (vi) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") of a material nature on the assets of Pacific or any Subsidiary relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.

             (vii) Neither Pacific nor any Subsidiary has received written or oral notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of Pacific or any Subsidiary.

             (viii) None of Pacific's or its Subsidiaries' assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

             (ix) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Pacific or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Sections 162 of the Code.

             (x) Neither Pacific nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Pacific or such Subsidiary.

             (xi) Neither Pacific nor any of its Subsidiaries is a party to a tax sharing or allocation agreement nor does Pacific or any Subsidiary owe any amount under any such agreement.

             (xii) Neither Pacific nor any of its Subsidiaries is or has been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

             (xiii) Neither Pacific nor any Subsidiary has agreed to, or is required to, make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

         3.11 Compliance with Laws.

              3.11.1 None of Pacific or any Subsidiary is in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. None of Pacific or any Subsidiary has received notice of, and there has not been any citation, fine or penalty imposed or asserted against any of them for, any such violation or alleged violation that has not been favorably and fully resolved.

              3.11.2 Each of Pacific and the Subsidiaries holds all licenses, permits, certificates, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, that are material to the conduct of such company's business and the uses of its assets (collectively, "Permits") necessary to operate its business as presently conducted. The Pacific Disclosure Schedule contains a true and complete list of all such permits as of the date hereof. Such Permits are in full force and effect and the validity and effectiveness of such

Permits will not be affected by the transactions contemplated hereby. No violations are or have been recorded with any governmental or regulatory body in respect of any Permit, no proceeding is pending or, to the best knowledge of Pacific, threatened to revoke or limit any Permit, and Pacific knows of no grounds for any such revocation or limitation.

         3.12 Consents; No Breach. All consents, permits, authorizations and approvals from any person or entity that are required pursuant to applicable law, or agreement or otherwise in connection with the execution, delivery and performance of this Agreement by Pacific are set forth in Section 3.12 of the Pacific Disclosure Schedule, other than those which the failure to obtain would not affect the validity of this transaction or materially adversely affect the business of the Surviving Corporation after the Effective Time. Subject to any prior approval requirements set forth in Section 3.12 of the Pacific Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of Pacific or any Subsidiary; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Pacific or any Subsidiary is a party or to which Pacific or any Subsidiary or any of their assets or properties is bound or subject; (iii) violate any statute, law or regulation of any jurisdiction (which violation would affect the validity of the transaction contemplated hereby or otherwise would materially adversely affect the business of the Surviving Corporation after the Effective Time) or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon Pacific or any Subsidiary or any of their securities, properties, assets or business; (iv) violate any material Permit; (v) except with respect to change of control provisions in customer contracts, require any filing with, notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity; (vi) give rise to any obligation to make any material payment; or (vii) result in the creation of any Encumbrance on the assets or properties of Pacific or any Subsidiary, excluding from the foregoing clauses
(ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not have a Pacific Material Adverse Effect on the business of Pacific or on the ability of Pacific to consummate the transactions contemplated hereby, and the following: (a) the filing of the Merger Certificate with the Secretary of State of Delaware (b) filings with various state blue sky authorities, (c) the filing with Nasdaq of an application for listing of the shares of Pacific Common Stock to be issued in the Merger and (d) the filing with the SEC of a registration statement on Form S-4 to register the shares of Pacific Common Stock to be issued in the Merger.

         3.13 Actions and Proceedings. Except as set forth on the Pacific Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Pacific, any of the Subsidiaries or any of their securities, assets, or properties. There are no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of Pacific, threatened against or involving Pacific any of the Subsidiaries, or any of their securities, assets or properties.

         3.14 Contracts and Other Agreements. Section 3.14 of the Pacific Disclosure Schedule sets forth a correct and complete list all of the following currently effective contracts:

              (i) written contracts and other agreements with or for the benefit of any current or former officer, director, stockholder or employee of Pacific or any Subsidiary or any Subsidiary involving more than $5,000, (provided in the case of a loan by Pacific or any Subsidiary to any such person, the Pacific Disclosure Schedule shall list all such loan arrangements, whether or not in writing, involving at least $1,000) and contracts and other agreements for the payment of fees or other consideration to any entity in which Pacific or any Subsidiary has an interest;

              (ii) contracts and other agreements with any labor union or association representing any employee of Pacific or any Subsidiary or otherwise providing for any form of collective bargaining;

              (iii) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate Pacific or any Subsidiary to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

              (iv) contracts and other agreements for the sale of any of the assets or properties of Pacific or any Subsidiary other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

              (v) partnership or joint venture agreements;

              (vi) contracts with agents or foreign representatives regarding the sales or marketing of the services or products of Pacific or any Subsidiary;

              (vii) contracts or other agreements under which Pacific or any Subsidiary agrees to act as surety or guarantor for or to indemnify any party (other than required indemnification provisions in customer contracts) or to share the tax liability of any party;

              (viii) contracts, options, outstanding purchase orders and other agreements for the purchase of any material asset, tangible or intangible;

              (ix) contracts and other agreements with customers, suppliers or other parties for the sharing of fees, the rebating of charges or other similar arrangements other than such contracts entered into in the normal course of business;

              (x) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of Pacific or of any Subsidiary as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws) and contracts obligating Pacific or any Subsidiary to issue or repurchase any securities;

              (xi) contracts and other agreements containing covenants of Pacific or any Subsidiary not to compete in any line of business or with any person or entity or covenants of any other person or entity not to compete with Pacific or any Subsidiary in any line of business;

              (xii) contracts and other agreements relating to the acquisition by Pacific or any Subsidiary of any operating business or the capital stock of any other person or entity;

              (xiii) contracts and other agreements requiring the payment to any party of a brokerage or sales commission or a finder's or referral fee;

              (xiv) contracts, indentures, mortgages, promissory notes, debentures loan agreements, guaranties, security agreements, pledge agreements, and other agreements and instruments relating to the borrowing or lending of money or securing any such liability;

              (xv) any agreement or series of related agreements requiring aggregate payments by or to Pacific or any Subsidiary of more than $5,000;

              (xvi) contracts under which Pacific or any Subsidiary will acquire or has acquired ownership of, or license to, intangible property, including software other than commercially available end-user licenses; and

              (xvii) any other material contract or other agreement whether or not made in the ordinary course of business.

         There have been delivered or made available to Procept true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth in Section 3.14 of the Pacific Disclosure Schedule. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon Pacific or a Subsidiary (as the case may be), and to the best knowledge of Pacific, binding upon the other parties thereto in accordance with their terms. Other than defaults which would not, either singly or in the aggregate, have a Pacific Material Adverse Effect, none of Pacific or any Subsidiary is not in default under any of such scheduled contracts, nor, to the best knowledge of Pacific, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that constitutes or with notice or lapse of time or both would constitute a default thereunder.

         3.15 Real Property; Leases. None of Pacific or any Subsidiary does not own any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property except as set forth in Section 3.15 of the Pacific Disclosure Schedule. Section 3.15 of the Pacific Disclosure Schedule sets forth a correct and complete list of all leases of real property to which Pacific is a party (collectively, the "Leases"). True and complete copies of the leases and all amendments, modifications and supplemental agreements thereto have been delivered by Pacific to Procept. The Leases are in full force and effect and to the best knowledge of Pacific, are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of Pacific no party to any Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or default thereunder and there has not occurred any event or circumstances which constitutes, or with the passage of time or the giving of notice would constitute, a breach or default thereunder other than defaults which would not, either singly or in the aggregate, have a Pacific Material Adverse Effect.

         3.16 Tangible Property. Each of Pacific and the Subsidiaries has good and marketable title to, free and clear of all Encumbrances, or otherwise has the unrestricted right to use, each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of Pacific or such Subsidiary ("Tangible Property"). All such Tangible Property is in good and sufficient operating condition and repair, ordinary wear and tear excepted, and to the best knowledge of Pacific, none of Pacific or such Subsidiary has received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.


         3.17 Intellectual Property.

              (a) To the knowledge of Pacific, each of Pacific and the Subsidiaries owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes to the extent material to the conduct of its business as now conducted (collectively, the "Proprietary Rights"). Pacific has previously delivered to Procept a certified list of all such patents and registered copyrights and trademarks, and all applications therefor (the "Pacific Registered Rights"). All of the Pacific Registered Rights owned by Pacific or any Subsidiary, and to the best knowledge of Pacific, all Pacific Registered Rights licensed to Pacific or any Subsidiary have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in Section 3.17 of the Pacific Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

              (b) To the best knowledge of Pacific, the businesses of Pacific and the Subsidiaries as currently conducted does not infringe upon the proprietary rights of others, nor has Pacific or any Subsidiary received any notice or claim from any third party of such infringement by Pacific or any Subsidiary. Pacific is not aware of any material unlicensed infringement by any third party on, or any issued competing claim of right to use or own any of, the Proprietary Rights of Pacific. To the best knowledge of Pacific, none of the activities of the employees of Pacific or any Subsidiary on behalf of Pacific or such Subsidiary violates any agreements or arrangements that any such employees have with former employers.

         3.18 Title to Assets; Liens. Each of Pacific and the Subsidiaries owns outright, leases or rents, and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected on the Pacific Interim Balance Sheet, free and clear of any Encumbrance, except for (i) assets and properties disposed of in the ordinary course of business, (ii) Encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable,
(iii) liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings, or (iv) Encumbrances reflected on the Pacific Interim Balance Sheet.

         3.19 Employee Benefit Plans. Section 3.19 of the Pacific Disclosure Schedule sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to which Pacific is the "Plan Sponsor" within the meaning of Section 3(16)(B) of ERISA, or in which Pacific or any Subsidiary participates (the "Plans"). None of Pacific or any Subsidiary has never maintained or contributed to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and none of Pacific or any Subsidiary has incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan which is intended to be qualified under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all applicable statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code. To the knowledge of Pacific, nothing has been done or omitted to be done with respect to any Plan which is intended to comply with Section 401(a) of the Code that would adversely affect the qualified status of such Plan or result in any material liability on the part of Pacific including, without limitation, under Title I of ERISA or Section 4975 of the Code (other than an operational violation that could be corrected through the Internal Revenue Service's Administrative Policy Regarding Self-Correction). All material reports, returns, notices and documents required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed. No "reportable event" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Plan subject to Title IV of ERISA, and no event has occurred requiring notices to be provided under Section 4063(a) of ERISA. Except as set forth on the Pacific Disclosure Schedule, all contributions required by law or the terms of any Plan have been made. With respect to all Plans subject to Title IV of ERISA, such Plans have no unfunded benefit liabilities and all premium payments to the Pension Benefit Guaranty Corporation with respect to such Plans have been made. Except as set forth on the Pacific Disclosure Schedule, all contributions to such Plans subject to Section 412 of the Code required to be made under the minimum funding requirements of Section 412 of the Code have been made or accrued. Except as set forth on the Pacific Disclosure Schedule, all claims for welfare benefits incurred by employees of Pacific or any Subsidiary on or before the Closing are or will be fully covered by third-party insurance policies or programs. None of the Plans is a defined benefit pension plan that is subject to Title IV of ERISA, nor has Pacific ever maintained such a plan. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any Plan providing group health expense reimbursements benefits after termination of employment. Complete copies of the following documents with respect to each Plan (as applicable) have been delivered to Procept: (i) each relevant Plan document and subsequent amendment thereto; (ii) each trust agreement, group annuity contract, insurance policy or contract; (iii) each Form 5500 series annual report with each required schedule and attachment for each of the three (3) most recent plan years; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description and each summary of material modification thereto. For purposes of this

Section 3.19, references to Pacific include Pacific and its ERISA Affiliates. An "ERISA Affiliate" of Pacific means any trade or business (whether or not incorporated) that together with Pacific would have been deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414(m) of the Code at any time within the five-year period ending on the Closing Date.

         3.20 Employee Relations. Pacific has approximately six full-time equivalent employees and generally enjoys good employer-employee relations. The number of employees of each Subsidiary is set forth on the Pacific Disclosure Schedule. None of Pacific's or any Subsidiary's employees are represented by any labor union. None of Pacific or any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. Neither Procept nor Pacific will by reason of the Merger or anything done prior to the Closing be liable to any Pacific employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with Pacific's normal policies) in the event any such employees are terminated. Correct and complete information as to all current directors, officers, employees or consultants of Pacific and the Subsidiaries including, in each case, name, current job title and annual rate of compensation has been provided by Pacific to Procept.

         3.21 Relationships with Affiliates. Except as set forth in Section 3.21 of the Pacific Disclosure Schedule, to the best knowledge of Pacific, no officer or director of Pacific or any Subsidiary has directly or indirectly any interest in, (i) any property or assets of Pacific or any Subsidiary (except as a stockholder of Pacific), (ii) any competitor or customer of Pacific or any Subsidiary, (iii) any supplier or lender to Pacific or any Subsidiary, or (iv) any party to any material contract or agreement with Pacific or any Subsidiary.

         3.22 Insurance. Section 3.22 of the Pacific Disclosure Schedule sets forth a correct and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of Pacific and the Subsidiaries specifying in each case the type and scope of coverage, the amount of coverage, the premium, the insurer, the expiration date and all claims made thereunder within the past three years. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by Pacific and the Subsidiaries, are in conformity with the requirements of all leases or other agreements to which Pacific and the Subsidiaries are parties and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and none of Pacific or any Subsidiary is in default with respect to any provision contained in any such policy or binder nor has Pacific failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. None of Pacific or any Subsidiary has received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder. Correct and complete copies of certificates of insurance with respect to all such policies and binders have been provided by Pacific to Procept.

         3.23 Brokerage. Other than the brokerage fee disclosed on the Pacific Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of Pacific in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by Pacific.

         3.24 Hazardous Materials. None of Pacific or any Subsidiary has generated, used or handled any Hazardous Materials (as defined below), nor has Pacific treated, stored or disposed of any Hazardous Materials at any site owned or leased at any time by Pacific or any Subsidiary or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility, except in compliance with all applicable laws. To the knowledge of Pacific, no other person has generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by Pacific or any Subsidiary at any time or at any site in which Pacific or any Subsidiary presently holds a mortgage or similar interest, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. None of Pacific or any Subsidiary presently operates or leases nor have any of them operated or leased any site on which, underground storage tanks are or were located and which tanks are the responsibility of Pacific or such Subsidiary to operate. To the knowledge of Pacific, without investigation, no lien has been imposed by any governmental agency in connection with the presence of any Hazardous Materials on any property, facility, machinery, or equipment operated or leased by Pacific or any Subsidiary or in which Pacific or any Subsidiary holds any mortgage, lien, or similar interest. For purposes of this Section 3.24, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act, 42 U.S.C. 6901, or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, but excludes ordinary and customary materials in quantities reasonably required to be used by Pacific or any Subsidiary in the ordinary course of such company's business.

         3.25 Full Disclosure. All documents and other papers delivered by or on behalf of Pacific in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation, warranty or statement of Pacific made in this Agreement or in any Exhibit or the Pacific Disclosure Schedule hereto or in any document, statement or certificate furnished to Procept pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.


             SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PROCEPT

         Except as set forth on the disclosure schedule (the "Procept Disclosure Schedule") delivered to Procept on the date hereof, (regardless of whether the Procept Disclosure Schedule is referenced in any particular subsection of this
Section 4), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer (provided that disclosure thereon under any subsection number shall be disclosure for any section hereof), Procept represents and warrants to Procept as set forth below:

         4.1 Organization and Qualification. Procept is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Procept is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which the failure to so qualify would have a material adverse effect on the business or financial condition of Procept (other than changes that are the effect of economic factors affecting the economy or the pharmaceutical industry as a whole) (a "Procept Material Adverse Effect"), all of which jurisdictions are identified in Section 4.1 of the Procept Disclosure Schedule.

         4.2 Capitalization.

        4.2.1 Outstanding Capital Stock. Procept's authorized capital stock consists of 30,000,000 shares of Common Stock, $.01 par value per share, of which 3,001,832 shares are issued and outstanding as of November 6, 1998, and 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which shares are issued and outstanding. Except as disclosed in Procept's proxy statement for its annual meeting of stockholders held on May 18, 1998, Procept is not aware of any record or beneficial holder of more than five percent (5%) of the outstanding shares of Procept Stock. The outstanding shares of Procept Stock are duly authorized, validly issued, fully paid, and nonassessable and have been issued in compliance with all charter documents of Procept and all applicable federal and state laws. Except as set forth in this Section 4.2.1, no other capital stock of Procept is authorized or outstanding.

         4.2.2 Options or Other Rights. Except as set forth in the Procept Disclosure Schedule, (i) no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of Procept issued by Procept is authorized or outstanding, (ii) there is no commitment or offer by Procept to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Procept, (iii) Procept has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of Procept's capital stock other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of Procept's capital stock to which Procept is a party.

         4.3 Authority to Execute and Perform Agreements. Subject to the requirement to obtain approval of its stockholders to consummate the Merger under the DGCL, Procept has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Procept. This Agreement and each agreement, document and instrument to which it is a party executed and delivered pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Procept, enforceable in accordance with their terms.

         4.4 Subsidiaries and Other Affiliates. Except as set forth on the Procept Disclosure Schedule Procept does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, any other person or entity.

         4.5 Charter and By-laws; Books and Records. Procept has heretofore delivered or made available to Procept true and complete copies of its Certificate of Incorporation (certified by the Secretary of State or comparable authority of its jurisdiction of incorporation) and By-laws as in effect on the date hereof, and corporate minute books. Procept is not in default in the performance, observation or fulfillment of either its charter or By-laws. The minute books of Procept contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors and of the stockholders of Procept prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The stock books of Procept are true, complete and correct. The general ledgers and books of account of Procept to which Procept and its representatives have been given access are correct and complete in all material respects and have been maintained in accordance with good business practice.

         4.6 SEC Reports. Procept has previously delivered to Procept its (i) Annual Report on Form 10-K/A for the year ended December 31, 1997 (the "Procept 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) the proxy statement relating to Procept's annual meeting of stockholders held on May 18, 1998 and (iii) all other reports filed by Procept with the SEC under the Exchange, since January 1, 1998. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Procept has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since becoming registered under the Exchange Act.

         4.7 Financial Statements. The consolidated financial statements contained in the Procept 10-K and in Procept's quarterly report on Form 10-Q for the quarter ended September 30, 1998 (the "Procept 10-Q") have been prepared from, and are in accordance with, the books and records of Procept and fairly present the consolidated financial condition, results of operations and cash flows of Procept as of the dates and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the Procept 10-Q) to normal year-end and audit adjustments and footnote disclosures, which in the aggregate are not material.

         4.8 Absence of Undisclosed Liabilities. Except as set forth in the Procept Disclosure Schedule at December 31, 1997, Procept had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1997

(or the notes thereto) included in the Procept 10-K (the "Procept Balance Sheet") that were not adequately reflected or reserved against on such balance sheet. Except as set forth in the Procept Disclosure Schedule, Procept has no such liabilities, except as and to the extent (i) adequately reflected and reserved against in the Procept Balance Sheet, (ii) adequately reflected and reserved against in the Procept unaudited balance sheet dated September 30, 1998 included in the Procept 10-Q (the "Procept Interim Balance Sheet"), or (iii) incurred since December 31, 1997 in the ordinary course of business and not material in amount, either individually or in the aggregate.

         4.9 No Material Adverse Change. Since December 31, 1997, except as set forth in the Procept Disclosure Schedule, there has not been:

             (i) any material adverse change in the assets, liabilities, condition (financial or otherwise), results of operation, business or prospects of Procept or any occurrence or circumstance which reasonably could be expected to result in such a material adverse change;

             (ii) any material change in the method of operating the business of Procept, in the manner of keeping the books, accounts or records of Procept, or in any accounting method or practice of Procept;

             (iii) any sale, lease, mortgage, pledge, encumber, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any material assets or properties of Procept, other than in the usual and ordinary course of business;

             (iv) any material transaction, commitment, contract or agreement entered into by Procept, or any relinquishment or abandonment by Procept of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract pertaining to Procept (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

             (v) any adverse relationships or conditions with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have a Pacific Material Adverse Effect on Procept or its business;

             (vi) any acquisition by Procept (other than property or interests therein acquired in the ordinary course of its lending business) of all or any part of the assets, properties, capital stock or business of any other person or entity;

             (vii) any redemption or other acquisition by Procept of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

             (viii) any loan or advance by Procept to any stockholder, officers, director or consultant, or any other loan or advance other than in the ordinary course of business; or

             (ix) except as set forth in the Procept Disclosure Schedule, any new employment or consulting agreement, any increase in compensation, bonus or other benefits payable or to become payable by Procept to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of Procept.


         4.10 Tax Matters.

              (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

              (b) Tax Returns and Audits. Except as set forth in the Procept Disclosure Schedule:

                  (i) Procept has prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") required to be filed relating to any and all Taxes concerning or attributable to Procept or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law or, with respect to any Taxes payable, an adequate reserve has been established on the Procept Interim Balance Sheet.

                  (ii) Procept: (A) has paid or accrued all Taxes set forth on its Returns, and (B) has withheld and paid (or will pay at the time required) with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                  (iii) Procept is not delinquent in any material respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Procept, nor has Procept executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iv) Other than the audits set forth in the Procept Disclosure Schedule, no audit or other examination of any Return of Procept is currently in progress, nor has Procept been notified of any request for such an audit or other examination.

                  (v) Procept did not have, as of September 30, 1998, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Procept Interim Balance Sheet, and Procept has not incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

                  (vi) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") of a material nature on the assets of Procept relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.

                  (vii) Procept has not received written or oral notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of Procept.

                  (viii) None of Procept's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (ix) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Procept that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Sections 162 of the Code.

                  (x) Procept has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Procept.

                  (xi) Procept is not a party to a tax sharing or allocation agreement nor does Procept owe any amount under any such agreement.

                  (xii) Procept is not nor has been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                  (xiii) Procept has agreed to, or is required to, make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.


         4.11 Compliance with Laws.

              4.11.1 Procept is not in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. Procept has not received notice of, and there has not been any citation, fine or penalty imposed or asserted against any of them for, any such violation or alleged violation that has not been favorably and fully resolved.

              4.11.2 Procept holds all licenses, permits, certificates, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, that are material to the conduct of Procept's business and the uses of its assets (collectively, "Permits") necessary to operate its business as presently conducted. The Procept Disclosure Schedule contains a true and complete list of all such permits as of the date hereof. Such Permits are in full force and effect and the validity and effectiveness of such Permits will not be affected by the transactions contemplated hereby. No violations are or have been recorded with any governmental or regulatory body in respect of any Permit, no proceeding is pending or, to the best knowledge of Procept, threatened to revoke or limit any Permit, and Procept knows of no grounds for any such revocation or limitation.

         4.12 Consents; No Breach. All consents, permits, authorizations and approvals from any person or entity that are required pursuant to applicable law, or agreement or otherwise in connection with the execution, delivery and performance of this Agreement by Procept are set forth in Section 4.12 of the Procept Disclosure Schedule, other than those which the failure to obtain would not affect the validity of this transaction or materially adversely affect the business of the Surviving Corporation after the Effective Time. Subject to any prior approval requirements set forth in Section 4.12 of the Procept Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of Procept; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Procept is a party or to which Procept or any of its assets or properties is bound or subject; (iii) violate any statute, law or regulation of any jurisdiction (which violation would affect the validity of the transaction contemplated hereby or otherwise would materially adversely affect the business of the Surviving Corporation after the Effective Time) or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon Procept or its securities, properties, assets or business; (iv) violate any material Permit;
(v) except with respect to change of control provisions in customer contracts, require any filing with, notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity; (vi) give rise to any obligation to make any material payment; or (vii) result in the creation of any Encumbrance on the assets or properties of Procept, excluding from the foregoing clauses (ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not have a Pacific Material Adverse Effect on the business of Procept or on the ability of Procept to consummate the transactions contemplated hereby, and the following: (a) the filing of the Merger Certificate with the Secretary of State of Delaware (b) filings with various state blue sky authorities, (c) the filing with Nasdaq of an application for listing of the shares of Procept Common Stock to be issued in the Merger and (d) the filing with the SEC of a registration statement on Form S-4 to register the shares of Procept Common Stock to be issued in the Merger.

         4.13 Actions and Proceedings. Except as set forth on the Procept Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Procept or any of its securities, assets, or properties. There are no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of Procept, threatened against or involving Procept or any of its securities, assets or properties.

         4.14 Contracts and Other Agreements. Section 4.14 of the Procept Disclosure Schedule sets forth a correct and complete list all of the following currently effective contracts:

              (i) written contracts and other agreements with or for the benefit of any current or former officer, director, stockholder or employee of Procept involving more than $5,000, (provided in the case of a loan by Procept to any such person, the Procept Disclosure Schedule shall list all such loan arrangements, whether or not in writing, involving at least $1,000) and contracts and other agreements for the payment of fees or other consideration to any entity in which Procept has an interest;

              (ii) contracts and other agreements with any labor union or association representing any employee of Procept or otherwise providing for any form of collective bargaining;

              (iii) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate Procept to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

              (iv) contracts and other agreements for the sale of any of the assets or properties of Procept other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

              (v) partnership or joint venture agreements;

              (vi) contracts with agents or foreign representatives regarding the sales or marketing of Procept's services or products;

              (vii) contracts or other agreements under which Procept agrees to act as surety or guarantor for or to indemnify any party (other than required indemnification provisions in customer contracts) or to share the tax liability of any party;

              (viii) contracts, options, outstanding purchase orders and other agreements for the purchase of any material asset, tangible or intangible;

              (ix) contracts and other agreements with customers, suppliers or other parties for the sharing of fees, the rebating of charges or other similar arrangements other than such contracts entered into in the normal course of business;

              (x) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of Procept as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws) and contracts obligating Procept to issue or repurchase any Procept securities;

              (xi) contracts and other agreements containing covenants of Procept not to compete in any line of business or with any person or entity or covenants of any other person or entity not to compete with Procept in any line of business;

              (xii) contracts and other agreements relating to the acquisition by Procept of any operating business or the capital stock of any other person or entity;

              (xiii) contracts and other agreements requiring the payment to any party of a brokerage or sales commission or a finder's or referral fee;

              (xiv) contracts, indentures, mortgages, promissory notes, debentures loan agreements, guaranties, security agreements, pledge agreements, and other agreements and instruments relating to the borrowing or lending of money or securing any such liability;

              (xv) any agreement or series of related agreements requiring aggregate payments by or to Procept of more than $5,000;

              (xvi) contracts under which Procept will acquire or has acquired ownership of, or license to, intangible property, including software other than commercially available end-user licenses; and

              (xvii) any other material contract or other agreement whether or not made in the ordinary course of business.

         There have been delivered or made available to Pacific true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth in Section 4.14 of the Procept Disclosure Schedule. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon Procept, and to the best knowledge of Procept, binding upon the other parties thereto in accordance with their terms. Other than defaults which would not, either singly or in the aggregate, have a Procept Material Adverse Effect, Procept is not in default under any of such scheduled contracts, nor, to the best knowledge of Procept, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that constitutes or with notice or lapse of time or both would constitute a default thereunder.

         4.15 Real Property; Leases. Procept does not own any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property except as set forth in Section 4.15 of the Procept Disclosure Schedule. Section
4.15 of the Procept Disclosure Schedule sets forth a correct and complete list of all leases of real property to which Procept is a party (collectively, the "Leases"). True and complete copies of the leases and all amendments, modifications and supplemental agreements thereto have been delivered by Procept to Procept. The Leases are in full force and effect and to the best knowledge of Procept, are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of Procept no party to any Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or default thereunder and there has not occurred any event or circumstances which constitutes, or with the passage of time or the giving of notice would constitute, a breach or default thereunder other than defaults which would not, either singly or in the aggregate, have a Procept Material Adverse Effect.

         4.16 Tangible Property. Procept has good and marketable title to, free and clear of all Encumbrances, or otherwise has the unrestricted right to use, each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of Procept ("Tangible Property"). All such Tangible Property is in good and sufficient operating condition and repair, ordinary wear and tear excepted, and to the best knowledge of Procept, Procept has not received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

         4.17 Intellectual Property.

              (a) To the knowledge of Procept, Procept owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes to the extent material to the conduct of its business as now conducted (collectively, the "Proprietary Rights"). Procept has previously delivered to Procept a certified list of all such patents and registered copyrights and trademarks, and all applications therefor (the "Procept Registered Rights"). All of the Procept Registered Rights owned by Procept, and to the best knowledge of Procept, all Procept Registered Rights licensed to Procept, have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in
Section 4.17 of the Procept Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

              (b) To the best knowledge of Procept, the business of Procept as currently conducted does not infringe upon the proprietary rights of others, nor has Procept received any notice or claim from any third party of such infringement by Procept. Procept is not aware of any material unlicensed infringement by any third party on, or any issued competing claim of right to use or own any of, the Proprietary Rights of Procept. To the best knowledge of Procept, none of the activities of the employees of Procept on behalf of Procept violates any agreements or arrangements that any such employees have with former employers.

         4.18 Title to Assets; Liens. Procept owns outright, leases or rents, and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected on the Procept Interim Balance Sheet, free and clear of any Encumbrance, except for (i) assets and properties disposed of in the ordinary course of business and as disclosed in the Procept Disclosure Schedule, (ii) Encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iii) liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings, or (iv) Encumbrances reflected on the Procept Interim Balance Sheet.

         4.19 Employee Benefit Plans. Section 4.19 of the Procept Disclosure Schedule sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to which Procept is the "Plan Sponsor" within the meaning of Section 3(16)(B) of ERISA, or in which Procept participates (the "Plans"). Procept has never maintained or contributed to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and Procept has not incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan which is intended to be qualified under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all applicable statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code. To the knowledge of Procept, nothing has been done or omitted to be done with respect to any Plan which is intended to comply with Section 401(a) of the Code that would adversely affect the qualified status of such Plan or result in any material liability on the part of Procept including, without limitation, under Title I of ERISA or Section 4975 of the Code (other than an operational violation that could be corrected through the Internal Revenue Service's Administrative Policy Regarding Self-Correction). All material reports, returns, notices and documents required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed. No "reportable event" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Plan subject to Title IV of ERISA, and no event has occurred requiring notices to be provided under Section 4063(a) of ERISA. Except as set forth on the Procept Disclosure Schedule, all contributions required by law or the terms of any Plan have been made. With respect to all Plans subject to Title IV of ERISA, such Plans have no unfunded benefit liabilities and all premium payments to the Pension Benefit Guaranty Corporation with respect to such Plans have been made. Except as set forth on the Procept Disclosure Schedule, all contributions to such Plans subject to Section 412 of the Code required to be made under the minimum funding requirements of Section 412 of the Code have been made or accrued. Except as set forth on the Procept Disclosure Schedule, all claims for welfare benefits incurred by employees of Procept on or before the Closing are or will be fully covered by third-party insurance policies or programs. None of the Plans is a defined benefit pension plan that is subject to Title IV of ERISA, nor has Procept ever maintained such a plan. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any Plan providing group health expense reimbursements benefits after termination of employment. Complete copies of the following documents with respect to each Plan (as applicable) have been delivered to Procept: (i) each relevant Plan document and subsequent amendment thereto; (ii) each trust agreement, group annuity contract, insurance policy or contract; (iii) each Form 5500 series annual report with each required schedule and attachment for each of the three (3) most recent plan years; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description and each summary of material modification thereto. For purposes of this Section 4.19, references to Procept include Procept and its ERISA Affiliates. An "ERISA Affiliate" of Procept means any trade or business (whether or not incorporated) that together with Procept would have been deemed a "single employer" within the meaning of Section

4001(b) of ERISA or Section 414(m) of the Code at any time within the five-year period ending on the Closing Date.

         4.20 Employee Relations. Procept has approximately ten full-time equivalent employees and generally enjoys good employer-employee relations. None of Procept's employees are represented by any labor union. Procept is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. Neither Pacific nor Procept will by reason of the Merger or anything done prior to the Closing be liable to any Procept employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with Procept's normal policies) in the event any such employees are terminated. Correct and complete information as to all current directors, officers, employees or consultants of Procept including, in each case, name, current job title and annual rate of compensation has been provided by Procept to Pacific.

         4.21 Relationships with Affiliates. Except as set forth in Section 4.21 of the Procept Disclosure Schedule, to the knowledge of Procept, no officer or director of Procept has directly or indirectly any interest in, (i) any property or assets of Procept (except as a stockholder of Procept), (ii) any competitor or customer of Procept, (iii) any supplier or lender to Procept, or (iv) any party to any material contract or agreement with Procept.

         4.22 Insurance. Section 4.22 of the Procept Disclosure Schedule sets forth a correct and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of Procept specifying in each case the type and scope of coverage, the amount of coverage, the premium, the insurer, the expiration date and all claims made thereunder within the past three years. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by Procept, are in conformity with the requirements of all leases or other agreements to which Procept is a party and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and Procept is not in default with respect to any provision contained in any such policy or binder nor has Procept failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Procept has not received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder. Correct and complete copies of certificates of insurance with respect to all such policies and binders have been provided by Procept to Pacific.

         4.23 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of Procept in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by Procept.

         4.24 Hazardous Materials. Procept has not generated, used or handled any Hazardous Materials (as defined below), nor has Procept treated, stored or disposed of any Hazardous Materials at any site owned or leased at any time by Procept or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility, except in compliance with all applicable laws. To the knowledge of Procept, no other person has generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by Procept at any time or at any site in which Procept presently holds a mortgage or similar interest, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. Procept does not presently operate or lease nor has it operated or leased any site on which, underground storage tanks are or were located and which tanks are the responsibility of Procept to operate. To the knowledge of Procept, without investigation, no lien has been imposed by any governmental agency in connection with the presence of any Hazardous Materials on any property, facility, machinery, or equipment operated or leased by Procept or in which Procept holds any mortgage, lien, or similar interest. For purposes of this Section 2.24, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act, 42 U.S.C. 6901, or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, but excludes ordinary and customary materials in quantities reasonably required to be used by Procept in the ordinary course of Procept's business.

         4.25 Full Disclosure. All documents and other papers delivered by or on behalf of Procept in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation, warranty or statement of Procept made in this Agreement or in any Exhibit or the Procept Disclosure Schedule hereto or in any document, statement or certificate furnished to Procept pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.


                      SECTION 5 - COVENANTS AND AGREEMENTS

         The parties covenant and agree as follows:

         5.1 Conduct of Pacific Business. Except with the prior written consent of Procept and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, Pacific shall observe the following covenants:

             (a) Affirmative Covenants Pending Closing. Pacific and its Subsidiaries will:

                 (i) Preservation of Personnel. Use all reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

                 (ii) Insurance. Use all reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

                 (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use all reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill, and maintain all physical properties in good operating condition;

                 (iv) Intellectual Property Rights. Use all reasonable efforts to preserve and protect Pacific's Proprietary Rights; and

                 (v) Ordinary Course of Business. Operate their businesses diligently and solely in the ordinary course.

         (b) Negative Covenants Pending Closing. Pacific and its Subsidiaries will not:

                 (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any encumbrance on, any of their assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or permitted under Section 3.18;

                 (ii) Liabilities. Without the consent of Procept, (A) incur any obligation or liability other than in the ordinary course of their business (provided that Pacific may incur expenses in connection with this transaction of up to $100,000), (B) incur any indebtedness for borrowed money or enter into any contracts or commitments involving payments by Pacific or a Subsidiary of $5,000 or more, other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business;

                 (iii) Compensation. Without the consent of Procept, (A) change the compensation or fringe benefits of any officer, director or employee, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director or employee of Pacific or any Subsidiary other than changes required by law to maintain the tax-qualified status of any Plan or as otherwise required by law;

                 (iv) Capital Stock. (A) Grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock or (C) issue any shares of its capital stock, except upon the exercise of options outstanding on the date hereof or as contemplated by the Pacific Disclosure Schedule;

                 (v) Charter and Bylaws. Amend the Charter or Bylaws of Pacific or any Subsidiary;

                 (vi) Acquisitions. Make any material acquisition of property other than in the ordinary course of Pacific's or the Subsidiaries' business; or

                 (vii) Material Agreements. Without the consent of Procept, enter into or modify any material agreement with any other person or entity (other than agreements in the ordinary course of its business involving payments by Pacific of less than $5,000).

         5.2 Conduct of Procept Business. Except with the prior written consent of Pacific and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, Procept shall observe the following covenants:

             (a) Affirmative Covenants Pending Closing. Procept will:

                 (i) Preservation of Personnel. Use all reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

                 (ii) Insurance. Use all reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

                 (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use all reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill, and maintain all physical properties in good operating condition;

                 (iv) Intellectual Property Rights. Use all reasonable efforts to preserve and protect Procept's Proprietary Rights; and

                 (v) Ordinary Course of Business. Operate their businesses diligently and solely in the ordinary course.

             (b) Negative Covenants Pending Closing. Procept will not:

                 (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any Encumbrance on, any of their assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or of the type permitted under Section 4.18 and disclosed in the Procept 10-K;

                 (ii) Liabilities. Except as disclosed to Pacific herein, incur any obligation or liability other than in the ordinary course of Procept's business;

                 (iii) Compensation. (A) Change the compensation or fringe benefits of any officer, director or employee, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director or employee of Procept other than changes required by law to maintain the tax-qualified status of any Plan or as otherwise required by law; or

                 (iv) Charter and Bylaws. Amend the Charter or Bylaws of
Procept.

                 (v) Acquisitions. Make any material acquisition of property other than in the ordinary course of Procept's business; or

                 (vi) Material Agreements. Without the consent of Pacific, enter into or modify any material agreement with any other person or entity, other than in the ordinary course of its business.

         5.3 Nasdaq Listing. Procept shall take such actions as may be necessary to cause the shares of Procept Common Stock to be issued hereunder to be approved for quotation on the Nasdaq Small-Cap Market.


         5.4 Agreement not to Entertain other Offers.

             (a) In consideration of the efforts and expenses undertaken by both parties in pursuing the Merger and other valuable consideration, the receipt and adequacy of which are acknowledged, Procept and Pacific agree that until the Closing Date or until this Agreement is otherwise terminated pursuant to Section 9, neither Procept nor Pacific nor any of their authorized representatives shall:

                 (i) directly or indirectly, solicit any proposal relating to the acquisition by another party of all or any portion of the capital stock of such company or substantially all of the assets of such company (whether by merger or otherwise);

                 (ii) directly or indirectly, engage in any discussions or negotiations with any other party regarding any such acquisition, or otherwise encourage or facilitate any efforts by any other party to engage in such an acquisition; or

                 (iii) sell, transfer or dispose of all or any portion of the capital stock of such company or substantially all of the assets of such company (whether by merger or otherwise);

provided, however, that nothing in the foregoing shall restrict either company from engaging in discussions with potential collaborative partners, subject to such company disclosing to the other the identity of the party involved in such discussions and the general nature thereof; and provided further that, notwithstanding the foregoing, each such company and its authorized representatives may participate in discussions or negotiations with, provide information to, and consummate a transaction with, a third party which would otherwise be prohibited by this section, if (A) such discussions or negotiations had been commenced prior to the date hereof or if commenced after the date hereof, were not solicited by or on behalf of such company and (B) such discussions or negotiations were being continued or initiated after consultation with and based upon written advice of independent legal counsel which determined in good faith that such action is necessary for the Board of Directors of the involved company to comply with its fiduciary duties to its stockholders under applicable law.

                  (b) In the event that either Pacific or Procept breaches its obligations under Section 5.4 or engages in discussions or negotiations with, provides information to, or consummates a transaction with a third party, which activity would have been a breach of Section 5.4 but for the second proviso of such section, then, unless the Merger subsequently occurs prior to June 30, 1999, on the earlier of (i) the consummation of any such transaction with a third party or (ii) June 30, 1999, such company shall pay the other a termination fee in the amount of $150,000, in immediately available funds to an account designated by the recipient party. The parties acknowledge and agree that the provisions for payment of such a termination fee are included herein in order to induce each party to enter into this Agreement and to reimburse the non-terminating party for incurring the costs and expenses related to the contemplated Merger. No more than one termination fee shall be paid by any party hereunder. The parties hereto agree that any termination fee that is paid or due hereunder shall be deemed to be liquidated damages designed to reasonably compensate the recipient party for the loss incurred by the terminating party's actions.

         5.5 Corporate Examinations and Investigations. Prior to the Effective Time, each of Procept and Pacific shall be entitled, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of the other as Procept or Pacific, as the case may be, shall reasonably request in connection with such party's investigation of the other with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and the party being investigated shall cooperate fully therein. No investigation by a party shall diminish or obviate any of the representations, warranties, covenants or agreements of any other party contained in this Agreement, provided that any party having actual knowledge prior to the date hereof of an inaccuracy in a representation or warranty of another party must have given notice thereof to such other party prior to the date hereof to be entitled to make any recovery hereunder for breach of such representation or warranty. For the purposes of this Agreement, actual knowledge shall mean the conscious knowledge of the executive officers of a party who have given substantive attention to this transaction. In order that each of Procept and Pacific may have full opportunity to make such investigation, the party being investigated shall furnish the representatives of the other during such period with all such information and copies of such documents concerning the affairs of the party being investigated as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

         5.6 Expenses. Subject to Section 5.4, if the Merger is not consummated, each of Pacific and Procept shall bear its respective expenses incurred in connection with this Agreement and the transactions contemplated hereby. Pacific represents and warrants that its good faith estimate of the fees and expenses of its legal counsel, financial advisors and accountants to be incurred in connection with this transaction are as set forth on the Pacific Disclosure Schedule. If the Merger is consummated, the Surviving Corporation, as the successor to Pacific, shall be liable for all unpaid expenses of Pacific.

         5.7 Authorization from Others. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement, including without limitation all consents required from third parties who have contractual relationships with Pacific.

         5.8 Consummation of Agreement. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

         5.9 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         5.10 Securities Law Matters. Procept shall prepare and file with the SEC a Registration Statement on Form S-4 (or any other such form required by the SEC) (the "Registration Statement") covering the shares of Procept Common Stock comprising the Merger Consideration as soon as practicable following the date hereof and will use all reasonable efforts to have such Registration Statement filed within 45 days after the date hereof and declared and maintained effective, as soon as practicable following such filing. Pacific will cooperate with Procept in such preparation and, after such Registration Statement is effective, Procept and Pacific shall facilitate the distribution of the proxy statement and prospectus (the "Proxy Statement") contained in the Registration Statement to the stockholders of Procept and the stockholders of Pacific. Prior to the Effective Time, Procept shall use all reasonable efforts to qualify the shares of Procept Common Stock to be issued in the Merger under the securities or "blue sky" laws of every state necessary to offer and issue the Merger Consideration to the stockholders at the Closing, except any such state with respect to which counsel for Procept has determined that such qualification is not required under the securities or "blue sky" laws of such state, and except that in no event shall Procept be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented.

         5.11 Pacific Stockholder Meeting. Pacific, acting through its Board of Directors, shall, in accordance with applicable law and its certificate of incorporation and by laws:

                 (i) at a special meeting of stockholders of Pacific and at any adjournment thereof, submit to the stockholders a proposal to consider and act on this Agreement to obtain such approval required under the DGCL for the consummation of the transactions contemplated hereby;

                 (ii) subject to the duties of the Board of Directors under applicable law as advised in writing by independent legal counsel, include in the Proxy Statement to be delivered to the stockholders of Pacific soliciting their approval of the transactions contemplated hereby the recommendation of its Board of Directors that the stockholders vote in favor of the adoption of this Agreement; and

                 (iii) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement, (B) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effectiveness of the Registration Statement, and (C) to obtain the necessary approvals by its stockholders of the transactions contemplated hereby.

         5.12 Procept Stockholder Meeting. Procept, acting through its Board of Directors, shall, in accordance with applicable law and its certificate of incorporation and bylaws:

                 (i) at a special meeting of stockholders of Procept and at any adjournment thereof, submit to the stockholders a proposal to consider and act on this Agreement to obtain such approval required pursuant to the Nasdaq Market Rules;

                 (ii) subject to the duties of the Board of Directors under applicable law as advised in writing by independent legal counsel, include in the Proxy Statement to be delivered to the stockholders of Procept soliciting their approval of this Agreement and the transactions contemplated hereby the recommendation of its Board of Directors that the stockholders vote in favor of such transactions; and

                 (iii) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement, (B) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effectiveness of the Registration Statement, and (C) to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the transactions contemplated hereby.

         5.13 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of Procept and Pacific, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law. Pacific shall also keep confidential and shall not use in any manner any information or documents obtained from Procept or its representatives concerning Procept's assets, properties, business and operations, unless readily ascertainable from public information, already known or subsequently developed by Pacific independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates prior to the Closing, Procept shall also keep confidential and shall not use in any manner any information or documents obtained from Pacific or their representatives unless readily ascertainable from public information, already known or subsequently developed by Procept independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates prior to the Closing all copies of any documents obtained from another party or its representatives will be returned, except that one copy thereof may be retained by counsel to the party returning such documents in order to evidence compliance hereunder. The obligations set forth in the previous three sentences of this Section 4.14 shall survive termination of this Agreement.

         5.14 Affiliate Letters. Prior to the Closing Date, Pacific shall identify to Procept all persons who, at the time of the vote of Pacific's stockholders on the Merger, Pacific believes may be "affiliates" of Pacific within the meaning of Rule 145 under the Securities Act. Pacific shall use all reasonable efforts to provide Procept with such information as Procept shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of Pacific. Pacific shall use all reasonable efforts to deliver to Procept prior to the Closing Date a letter from each of the affiliates specified by Procept in substantially the form exchanged by the parties (an "Affiliate Letter") and each stockholder who is identified as an affiliate by Pacific and Procept has delivered, or agrees to deliver to Procept prior to the Closing Date, an Affiliate Letter. To the extent any stockholder is so identified as an affiliate, such stockholder agrees to deliver an Affiliate Letter at or prior to the Closing Date.

         5.15 Procept SEC Filings. Until the Closing Date, Procept shall furnish Pacific with a copy of each periodic or current report filed by Procept under the Exchange Act promptly after filing the same. All filings made by Procept after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.16 Pacific SEC Filings. Until the Closing Date, Pacific shall furnish Procept with a copy of each periodic or current report filed by Pacific under the Exchange Act promptly after filing the same. All filings made by Pacific after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.17 Fairness Opinions. Each of Procept and Pacific shall use all reasonable efforts to obtain a fairness opinion from the independent financial advisers named in Sections 6.5 and 6.6 addressed to such company's Board of Directors stating that the Merger is fair from a financial point of view to such company and its stockholders.

         5.18 Stock Options and Warrants.

              (a) At the Effective Time, Procept will assume the obligations of Pacific under the outstanding options to purchase Pacific Common Stock (the "Pacific Stock Option") set forth on the Pacific Disclosure Schedule pursuant to
Section 3 whether vested or unvested, as contemplated by the agreements representing the Pacific Stock Options. Each such Pacific Stock Option shall be deemed to constitute an option granted under Procept's 1998 Equity Incentive Plan, which amended and restated its 1989 Stock Plan (the "Procept Plan") to acquire, on the same terms and conditions as were applicable under such Pacific Stock Option prior to the Effective Time to the extent not in violation of the Procept Plan that number of whole shares of Procept Common Stock equal to the product of the number of shares of Pacific Common Stock covered by such Pacific Stock Option immediately prior to the Effective Time multiplied by the Conversion Factor (the "New Options"), provided that following such assumption and adjustment, (A) all references in the New Options to Pacific shall (unless the context otherwise requires) be deemed to be references to Procept and (B) the exercise price per share of shares of Procept Common Stock under each New Option shall be equal to the exercise price per share of

Pacific Common Stock under such Pacific Stock Option immediately prior to the Effective Time divided by the Conversion Factor (rounded down to the nearest cent).

         As soon as practicable after the Effective Time, Procept shall deliver to each holder of an outstanding Pacific Stock Option an appropriate notice setting forth such holder's rights pursuant to the New Options, and such New Option shall continue in effect on the same terms and conditions (including antidilution provisions) of the Pacific Stock Options, except to the extent in violation of the Procept Plan.

         Procept shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Procept Common Stock under the Procept Plan for delivery pursuant to the terms set forth in this Section 5.18.

         Subject to any applicable limitations under the Securities Act, at the Effective Time, the shares issuable under the New Options shall be subject to an effective Registration Statement on Form S-8 (or any successor form). Procept shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus relating thereto) for so long as any New Options shall remain outstanding.

              (b) At the Effective Time, Procept will assume the obligations of Pacific with respect to each outstanding warrant to subscribe for and purchase Pacific Common Stock set forth on the Pacific Disclosure Schedule pursuant to
Section 3.2 (collectively, the "Pacific Warrants"). The Pacific Warrants shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable warrant agreements and warrant certificates, as in effect on the date of this Agreement, pursuant to which the Pacific Warrants were issued (true and correct copies of which have been delivered to Procept), provided that
(i) all references in the Pacific Warrants to Pacific shall (unless the context otherwise requires) be deemed to be references to Procept, (ii) each Pacific Warrants shall be exercisable for (X) that number of whole shares of Procept Common Stock equal to the product of the number of shares of Pacific Common Stock covered by the Pacific Warrant immediately prior to the Effective Time multiplied by the Conversion Factor and (iii) the exercise price per share of shares of Procept Common Stock under each Pacific Warrant shall be equal to the exercise price per share of Pacific Common Stock under the Pacific Warrant immediately prior to the Effective Time divided by the Conversion Factor (rounded down to the nearest cent). Procept shall (A) reserve for issuance the number of shares of Procept Common Stock and Procept Warrants that will become issuable upon the exercise of the Pacific Warrants pursuant to this Section 5.18(b), and (B) promptly after the Effective Time issue to each holder of an outstanding Pacific Warrant a document evidencing the assumption by Procept of Pacific's obligations with respect thereto under this Section 5.18(b). To the extent required by the terms of the Pacific Warrants and subject to the applicable limitations under the Securities Act, Procept shall file a Registration Statement on the appropriate form prescribed by the SEC covering the offering and sale to the holders of the Pacific Warrants of the shares of Procept Common Stock purchasable upon exercise thereof, (the "Warrants Shelf"). Procept shall use its reasonable best efforts to file the Warrants Shelf within 60 days after the Effective Time and to cause the SEC to declare such registration statement effective and to maintain the effectiveness of the Warrants Shelf (and maintain the current status of the prospectus included therein) until all Pacific Warrants have been exercised or have been terminated in accordance with their terms.

         5.19 Indemnification, Directors' and Officers' Insurance.

              (a) The Surviving Corporation's Certificate of Incorporation and By-Laws contain provisions with respect to indemnification (the "Indemnification Provisions"), which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or before the Effective Time were directors, officers, employees, subject to Section 5.19(d), or agents of Pacific (the "Pacific Indemnities"), unless such modification is required by law and provided that (i) a merger of the Surviving Corporation into Procept or (ii) the liquidation of the Surviving Corporation shall not be deemed a violation of this Section 5.19.

              (b) By virtue of the Merger the Surviving Corporation shall assume all obligations of Pacific under the Indemnification Provisions, including such indemnification obligations (i) arising out of or pertaining to the transactions contemplated by this Agreement or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time.

              (c) At or prior to the Effective Time, Pacific or Procept shall purchase or keep in effect directors' and officers' liability insurance coverage for Pacific's directors and officers in a form reasonably acceptable to Pacific which shall provide such directors and officers with so-called "tail" or other coverage sufficient to ensure the Indemnification Provisions in an amount of at least $5,000,000.

              (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns assume the obligations set forth in this Section 5.19.


      SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO
                              CONSUMMATE THE MERGER

         The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

         6.1 Approvals. The holders of Pacific Preferred Stock shall have approved an amendment to the Certificate of Designation relating to all outstanding Pacific Preferred Stock in a manner necessary to preclude the Merger from triggering any obligation of Pacific or Procept to pay a liquidation preference to the holders of Pacific Preferred Stock, and such amendment to the holders of Pacific Preferred Stock, and such amendment to the Certificate of Designation shall have been filed with the Secretary of State of Delaware. All required approvals of the stockholders of Pacific and Procept and all consents and approvals referred to in Sections 3.12 and 4.12 of this Agreement, other than those which, the failure to obtain would not affect the validity of this transaction or materially adversely affect the business of the Surviving Corporation after the Effective Time shall have been obtained; provided, however, that if Procept waives the obtaining of any consent from a contracting party set forth in Sections 3.12 or 4.12 of the Pacific Disclosure Schedule, such consent shall not be a condition to Pacific's obligation to consummate the Merger.

         6.2 Absence of Order. No restraining order or injunction of any court which prevents consummation of the Merger shall be in effect.

         6.3 Nasdaq Stock Exchange Listing. The shares of Procept Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq Small-Cap Market.

         6.4 Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and there shall not be any stop order in effect with respect to the Registration Statement.

         6.5 Procept Fairness Opinion. The Board of Directors of Procept shall have received the opinion of Oscar Gruss & Son Incorporated to the effect that the merger is fair from a financial point of view to Procept and its stockholders and such opinion shall not have been withdrawn as of the Closing Date.

         6.6 Pacific Fairness Opinion. The Board of Directors of Pacific shall have received the opinion of Josephthal & Co. Inc. to the effect that the Merger is fair from a financial point of view to Pacific and its stockholders and such opinion shall not have been withdrawn as of the Closing Date.


        SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PROCEPT TO
                              CONSUMMATE THE MERGER

         The obligation of Procept to consummate the Merger is subject to the satisfaction or waiver by Procept, at or before the Effective Time, of the following conditions:

         7.1 Representations, Warranties and Covenants. The representations and warranties of Pacific contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement, the Pacific Disclosure Schedule). Pacific shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time. Pacific shall have delivered to Procept a certificate, dated the Closing Date, to the foregoing effect, as applicable.

         7.2 Certificate of Secretary of Pacific. Pacific shall have delivered to Procept a certificate of the Secretary of Pacific dated as of the Closing Date, certifying as to (i) the Articles of Incorporation and the Bylaws of Pacific, (ii) the resolutions of the Board of Directors of Pacific authorizing and approving the execution, delivery and performance by Pacific of this Agreement and the transactions contemplated hereby and (iii) the resolutions of the stockholders of Pacific authorizing and approving this Agreement and the transactions contemplated hereby.

         7.3 Affiliate Letters. Procept shall have received the Affiliate Letters referred to in Section 5.15.

         7.4 Opinion of Counsel to Pacific. Procept shall have received an opinion of Patterson, Belknap, Webb and Tyler LLP, counsel to Pacific, dated the Closing Date and in form and substance reasonably acceptable to Procept.

         7.5 Merger Certificate. Pacific shall have executed and delivered the Merger Certificate referred to in Section 1.2.

         7.6 BTI Merger Agreement. The acquisition of Binary Therapeutics, Inc. ("BTI") by Pacific (the "BTI Merger") shall have been consummated by the issuance of Pacific Common Stock as contemplated by the Agreement and Plan of Merger dated as of June 4, 1996, as amended.

         7.7 Agreement with Lenders. Each of Lindsay Rosenwald, the Aries Trust and the Aries Domestic Fund, L.P. (the "Aries Funds"), as holders of promissory notes payable by BTI in the aggregate principal amount of $443,000, (the "Pacific Notes"), shall have entered into an agreement with Pacific and Procept, to Procept's reasonable satisfaction, providing for the conversion of all outstanding principal and interest of indebtedness represented by demand notes issued by BTI to Lindsay Rosenwald in the aggregate face amount of $143,000 and by Senior Bridge Notes issued by BTI to the Aries Funds in the aggregate face amount of $100,000, into shares of Procept Common Stock at the rate of $5.00 per share, provided (i) such shares of Common Stock shall be entitled to contractual rights substantially the same as those set forth in Section 10 of this Agreement and (ii) Procept or Pacific shall have paid each of Lindsay Rosenwald and the Aries Funds $100,000 to cancel such indebtedness in full.

         7.8 Approvals. Pacific shall have received approval of their stockholders and all other approvals, clearances and consents from any governmental entities and other third parties necessary or desirable for the consummation of the Merger and the Pacific shares shall be free and clear of any liens or encumbrances.

         7.9 Dissenting Shares. The Dissenting Shares of Common Stock shall not exceed five percent (5%) of the shares of the Pacific Common Stock issued and outstanding or issuable on the Closing Date.

         7.10 Bank Accounts. Pacific shall have delivered to Procept documentation necessary to change the authorized signatories for Pacific's bank and brokerage accounts as specified by Procept.

         7.11 Certificates. Pacific shall have furnished Procept with such certificates of public officials as may be reasonably requested by Procept.


        SECTION 8 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PACIFIC TO
                              CONSUMMATE THE MERGER

         The obligation of Pacific to consummate the Merger is subject to the satisfaction or waiver by them, at or before the Effective Time, of the following conditions:

         8.1 Representations, Warranties and Covenants. The representations and warranties of Procept contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement). Procept shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Procept shall have delivered to Pacific a certificate, dated the Effective Time, to the foregoing effect.

         8.2 Certificate of Secretary of Procept. Procept shall have delivered to Pacific a certificate of the Secretary of Procept dated as of the Closing Date, certifying as to (i) the Articles of Incorporation and the Bylaws of Pacific, (ii) the resolutions of the Board of Directors of Procept authorizing and approving the execution, delivery and performance by Procept of this Agreement and the transactions contemplated hereby and (iii) the resolutions of the stockholders of Procept authorizing and approving this Agreement and the transactions contemplated hereby.

         8.3 Certificate of Secretary of PAC. PAC shall have delivered to Pacific a certificate of the Secretary of PAC dated as of the Closing Date, certifying as to (i) the Certificate of Incorporation and the Bylaws of PAC, as in effect on and as of the Closing Date and (ii) the resolutions of the Board of Directors and Stockholder of PAC authorizing and approving the execution, delivery and performance by PAC of this Agreement and the transactions contemplated hereby.

         8.4 Approvals. Procept shall have received approval of their stockholders and all other approvals, clearances and consents from any governmental entities and other third parties necessary or desirable for the consummation of the Merger.

         8.5 Opinion of Counsel to Procept. Pacific shall have received an opinion of Palmer & Dodge LLP, counsel to Procept, dated the Closing Date and in form and substance reasonably acceptable to Pacific.

         8.6 Certificates. Procept shall have furnished Pacific with such certificates of public officials as may be reasonably requested by Pacific.


                 SECTION 9 - TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date, whether prior to or after approval by Pacific's stockholders, as follows:

             (a) by Pacific or Procept if, without fault of the terminating party, the Closing Date shall not have occurred on or before June 30, 1999, which date may be extended by mutual consent of the parties;

             (b) by Pacific upon written notice to Procept if any representation or warranty of Procept made herein was not true and correct in all material respects when made or Procept has materially breached any covenant contained herein and has not cured such breach within thirty (30) business days of receipt of written notice from Pacific or by the Closing Date, whichever occurs first;

             (c) by Procept upon written notice to Pacific if any representation or warranty made herein by Pacific was not true and correct in all material respects when made or Pacific has materially breached any covenant contained herein and has not cured such breach within thirty (30) business days of receipt of written notice from Procept or by the Closing Date, whichever occurs first;

             (d) by any party if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable;

             (e) by either Procept or Pacific if the Procept or Pacific stockholders vote and fail to approve the Merger as required by Delaware law;

             (f) by Procept if Pacific's Board of Directors (i) fails to include in the Proxy Statement its recommendation that Pacific stockholders vote in favor of the adoption of this Agreement or (ii) withdraws its recommendation that stockholders vote in favor (other than in connection with exercising Pacific's rights to terminate this Agreement pursuant to subsection (b) or (d) of this Section 9.1);

             (g) by Pacific if Procept's Board of Directors (i) fails to include in the Proxy Statement its recommendation that Procept stockholders vote in favor of the adoption of this Agreement or (ii) withdraws its recommendation that stockholders vote in favor (other than in connection with exercising Procept rights to terminate this Agreement pursuant to Subsection (c) or (d) of this Section 9.1);

             (h) at any time with the written consent of Procept and Pacific.

         9.2 Effect of Termination. If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without further obligation on the part of any party, its directors, officers or stockholders following the date of such termination, other than the provisions of this Section 9.2, Section 5.4 relating to a termination fee, Section 5.6 relating to expenses and Section 5.13 relating to publicity and confidentiality to the extent provided therein. Nothing contained in Section 9.2 shall eliminate or reduce any party's liability to another party for any breach of this Agreement occurring before such termination.

                   SECTION 10 - ADDITIONAL CONTRACTUAL RIGHTS

         10.1 Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

         10.1.1 "Section 10 Rights" shall mean the rights to receive all Reset Issuances, Semi-Annual Issuances, Dilution Issuances and Qualified Offering Issuances and the right to exercise the Liquidation Put and the Exchange Right, as provided herein.

         10.1.2 "Change of Shares" shall mean any event that necessitates an adjustment to the Dilution Value (as defined below) pursuant to Section 10.7 below.

         10.1.3 The "Closing Bid Price" of any security, for any trading day (as defined below), shall be the reported per share closing bid price, regular way, of such security on the relevant Stock Market (as defined below) on such trading day or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such trading day.

         10.1.4 "Dilution Event" shall mean any event that necessitates an adjustment to the Dilution Value (as defined below) pursuant to Section 10.6 below.

         10.1.5 The "Dilution Value" initially shall be identical to the Dilution Value in effect immediately following the Effective Time under Article VI of the Subscription Agreements between Procept and the purchasers in Procept's 1998 private placement. The Dilution Value is subject to adjustment pursuant to Sections 10.2, 10.6, 10.7 and 10.15. The Dilution Value immediately following the Effective Time is currently anticipated to be $3.75.

         10.1.6 "Fair Market Value" of any asset (including any security) means the fair market value thereof as mutually determined by Procept and the financial advisor engaged by Procept in connection with Procept's 1998 private placement (the "Financial Advisor"). If Procept and the Financial Advisor are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board of Directors of Procept and the Financial Advisor (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by Procept.

         10.1.7 The "Issuance Base Amount" for the Rights Holder, at any time, means the sum of (i) the number of shares of Procept Common Stock acquired by the Rights Holder in the Merger in respect of such Rights Holder's shares of Pacific Preferred Stock (ii) the number of shares of any Reset Issuances (as defined below) made to such Rights Holder occurring before such time, (iii) the number of shares of any Semi-Annual Issuances (as defined below) made to such Rights Holder occurring before such time, (iv) the number of shares of any Dilution Issuances (as defined below) made to such Rights Holder occurring before such time and (v) the number of shares of any Qualified Offering Issuances (as defined below) made to such Rights Holder occurring before such time (with appropriate adjustments for any Change of Shares and subject to reduction pursuant to Section 10.10). For any transferee Rights Holder, the Issuance Base Amount, at any time, shall be the number of shares of Procept Common Stock related to such Section 10 Rights as were transferred to such Rights Holder plus the number of shares of any Reset Issuance, Semi-Annual Issuance, Dilution Issuance and Qualified Offering Issuance made to such Rights Holder occurring subsequent to such transfer but before such time. The Issuance Base Amount shall include Dilution Issuances which would have been required but for the operation of Paragraph 10.6.2(a).


         10.1.8 "Liquidation Event" shall mean any (i) liquidation, dissolution or winding up of Procept, whether voluntary or involuntary, (ii) sale or other disposition of all or substantially all of the assets of Procept or (iii) any consolidation, merger, combination, reorganization or other transaction in which Procept is not the surviving entity or shares of

Procept Common Stock constituting more than fifty percent (50%) of the voting power of Procept are exchanged for or changed into stock or securities of another entity, cash and/or any other property (clause (iii) of this Subsection being referred to as a "Merger Transaction"). Notwithstanding the above, any consolidation, merger, combination, reorganization or other transaction in which Procept is not the surviving entity but the stockholders of Procept immediately prior to such transaction own in excess of 50% of the voting power of the corporation surviving such transaction and own such interest in substantially the same proportions as prior to such transaction, shall not be considered a Liquidation Event or a Merger Transaction, provided that the surviving corporation has made appropriate provisions acceptable to the Financial Advisor to ensure that the Section 10 Rights survive any such transaction.

         10.1.9 "Market Price" per share of Procept Common Stock shall mean the average Closing Bid Price (adjusted, where appropriate, for any Change of Shares) for twenty (20) consecutive trading days, ending with the trading day immediately prior to the date as of which the Market Price is being determined; provided, however, that if the prices referred to in the definition of Closing Bid Price cannot be determined on any trading day, "Market Price" shall mean the Fair Market Value.

         10.1.10 The "Post-Dilution Common Quantity" means the quotient of the Pre-Dilution Common Value (as defined below) divided by the Dilution Value immediately following the relevant Dilution Event, Reset Event or Qualified Offering Adjustment Event (as defined below).

         10.1.11 The "Pre-Dilution Common Value" means the product of the Issuance Base Amount multiplied by the Dilution Value immediately preceding the relevant Dilution Event, Reset Event or Qualified Offering Adjustment Event (as defined below).

         10.1.12 "Rights Holder" shall mean (i) a holder of Pacific Preferred Stock immediately prior to the Effective Time who receives shares of Procept Common Stock on conversion of such shares of Pacific Preferred Stock, (ii) a holder of BTI indebtedness prior to the effective time who receives shares of Procept Common Stock pursuant to the debt conversion contemplated by Section 7.7 hereof or (iii) any Person who succeeds to such Rights Holder's Section 10 Rights pursuant to Section 10.9.

         10.1.13 The "Stock Market" shall mean, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System or The Nasdaq SmallCap Market (collectively, "Nasdaq") or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by Procept for that purpose.

         10.1.14 A "trading day" shall mean a day on which the Stock Market is open for the transaction of business.

         10.1.15 "Trading Price" shall mean the lower of (i) the average Closing Bid Price of the Procept Common Stock for the thirty (30) consecutive trading days immediately preceding the date as of which the Trading Price is being determined (with appropriate adjustments for any Change of Shares) and (ii) the average Closing Bid Price of the Procept Common Stock for five (5) consecutive trading days immediately preceding the date as of which the Trading Price is being determined (with appropriate adjustments for any Change of Shares).

         10.1.16 The "Transfer Agent" shall mean American Stock Transfer & Trust Company or the duly appointed successor thereto serving as the transfer agent for the Procept Common Stock.


     10.2 Reset.

         10.2.1 The Dilution Value in effect immediately prior to April 9, 1999 (the "Reset Date") shall be adjusted and reset effective as of the Reset Date if the Market Price of the Procept Common Stock as of the Reset Date (the "12-Month Trading Price") is less than 140% of the then applicable Dilution Value (a "Reset Event"). Upon the occurrence of a Reset Event, the Dilution Value shall be reduced to be equal to the greater of (A) the 12-Month Trading Price divided by 1.40, and (B) 25% of the then applicable Dilution Value.

         10.2.2 Within fifteen (15) days of the Reset Date, Procept shall prepare a certificate signed by the Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of Procept setting forth the Dilution Value as of the Reset Date, showing in reasonable detail the facts upon which such Dilution Value is based, and such certificate shall forthwith be filed with the Transfer Agent. A notice stating that the Dilution Value has been adjusted pursuant to this paragraph, or that no adjustment is necessary, and setting forth the Dilution Value in effect as of the Reset Date shall be mailed as promptly as practicable after the Reset Date by Procept to all Rights Holders at their last addresses as they shall appear in the Transfer Agent's record books.

     10.3 Reset Issuance. If there is any change in the Dilution Value as a result of Subsection 10.2.1, then, on such date, Procept shall issue to the Rights Holder a number of shares of Procept Common Stock (the "Reset Issuance") equal to the difference between the Post-Dilution Common Quantity minus the Issuance Base Amount.

     10.4 Semi-Annual Issuances. On each six month anniversary of the Reset Date (or the next succeeding business day), Procept shall issue (each a "Semi-Annual Issuance") to the Rights Holder a number of shares of Procept Common Stock equal to 5% of the Issuance Base Amount on the applicable six month anniversary date.

     10.5 Dilution Issuances. Upon the occurrence of any Dilution Event after the Effective Time, Procept shall issue (each a "Dilution Issuance") to the Rights Holder a number of shares of Procept Common Stock equal to the difference of the Post-Dilution Common Quantity minus the Issuance Base Amount.

     10.6 Anti-Dilution Adjustments.

         10.6.1 Except as otherwise provided in Subsection 10.6.3, in the event Procept shall, at any time or from time to time after the date hereof, sell or issue any shares of Procept Common Stock for a consideration per share less than either (i) the Dilution Value in effect on the date of such sale or issuance or (ii) the Market Price of the Procept Common Stock as of the date of the sale or issuance (any such sale or issuance a "Dilutive Issuance"), then, and thereafter upon each further Dilutive Issuance, the Dilution Value in effect immediately prior to such Dilutive Issuance shall be changed to a price (rounded to the nearest cent) determined by multiplying the Dilution Value in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Procept Common Stock outstanding immediately prior to the Dilutive Issuance and the number of shares of Procept Common Stock which the aggregate consideration received (determined as provided in Paragraph 10.6.2(e) below) for the issuance of such additional shares would purchase at the greater of (x) the Dilution Value in effect on the date of such issuance or (y) the Market Price of the Procept Common Stock as of such date, and the denominator of which shall be the number of shares of Procept Common Stock outstanding immediately after the Dilutive Issuance. Such adjustment shall be made successively whenever such an issuance is made.

         10.6.2 For purposes of Subsection 10.6, the following Paragraphs (a) to
(e) shall also be applicable:

         (a) No adjustment of the Dilution Value shall be made unless such adjustment would require a decrease of at least $.01; provided that any adjustments which by reason of this Paragraph 10.6.2(a) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require a decrease of at least $.01 in the Dilution Value then in effect hereunder.

         (b) In case of (A) the sale or other issuance by Procept (including as a component of a unit) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Procept Common Stock or any securities convertible into or exchangeable for Procept Common Stock (such securities convertible, exercisable or exchangeable into Procept Common Stock being herein called "Convertible Securities"), or (B) the issuance by Procept, without the receipt by Procept of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Procept Common Stock or Convertible Securities, whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the consideration per share for which Procept Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration, as set forth in the instrument relating thereto, without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, payable to Procept upon the exercise of such rights, warrants or options, plus the consideration received by Procept for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount, as set forth in the instrument relating thereto, without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto, without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Procept Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such

Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than either the Dilution Value or the Market Price of the Procept Common Stock as of the date of the issuance or sale of such rights, warrants or options, then such total maximum number of shares of Procept Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be "Procept Common Stock" for purposes of Subsection 10.6.1 and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Subsection 10.6.1.

         (c) In case of the sale or other issuance by Procept of any Convertible Securities, whether or not the right of conversion or exchange thereunder is immediately exercisable, and the price per share for which Procept Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount of consideration received by Procept for the sale of such Convertible Securities, plus the minimum aggregate amount, as set forth in the instrument relating thereto, without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Procept Common Stock issuable upon the conversion or exchange of such Convertible Securities) is less than either the Dilution Value or the Market Price of the Procept Common Stock as of the date of the sale or other issuance of such Convertible Securities, then such total maximum number of shares of Procept Common Stock issuable upon the conversion or exchange of such Convertible Securities (as of the date of the sale of such Convertible Securities) shall be deemed to be "Procept Common Stock" for purposes of Subsection 10.6.1 and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Subsection 10.6.1.

         (d) In case Procept shall modify the rights of conversion, exchange or exercise of any of the securities referred to in Paragraphs (b) or (c) of this Subsection 10.6.2 or any other securities of Procept convertible, exchangeable or exercisable for shares of Procept Common Stock, for any reason other than an event that would require adjustment to prevent dilution, so that the consideration per share received by Procept after such modification is less than either the Dilution Value or the Market Price of the Procept Common Stock as of the date prior to such modification, then such securities, to the extent not theretofore exercised, converted or exchanged, shall be deemed to have expired or terminated immediately prior to the date of such modification and Procept shall be deemed for purposes of calculating any adjustments pursuant to this
Section 10.6 to have issued such new securities upon such new terms on the date of modification. Such adjustment shall become effective as of the date upon which such modification shall take effect. On the expiration or cancellation of any such right, warrant or option or the termination or cancellation of any such right to convert or exchange any such Convertible Securities, the Dilution Value then in effect hereunder shall forthwith be readjusted to such Dilution Value as would have obtained (A) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Procept Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (B) had adjustments been made on the basis of the Dilution Value as adjusted under clause (A) of this sentence for all transactions (which would have affected such adjusted Dilution Value) made after the issuance or sale of such rights, warrants, options or Convertible Securities.

         (e) In case of the sale of any shares of Procept Common Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Procept Common Stock or Convertible Securities, the consideration received by Procept therefor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by Procept or any underwriting discounts or commissions or concessions paid or allowed by Procept in connection therewith. In the event that any securities shall be issued in connection with any other securities of Procept, together comprising one integral transaction in which no specific consideration is allocated among the securities, then each of such securities shall be deemed to have been issued for such consideration as the Board of Directors of Procept determines in good faith; provided, however that if the Financial Advisor disagrees with such determination, Procept shall retain, at its own expense, an independent investment banking firm acceptable to the Financial Advisor for the purpose of obtaining an appraisal.

         10.6.3 Notwithstanding any other provision hereof, no adjustment to the Dilution Value will be made:

         (a) upon the exercise of any of the options outstanding on the date hereof under Procept's existing stock option plans; or

         (b) upon the issuance or exercise of options which may hereafter be granted with the approval of Procept's Board of Directors, or exercised, under any employee benefit plan of Procept to officers, directors, consultants or employees, but only with respect to such options as are exercisable at prices no lower than the Closing Bid Price (or, if the prices referenced in the definition of Closing Bid Price cannot be determined, the Fair Market Value) of the Procept Common Stock as of the date of grant thereof; or

         (c) upon exercise of the Placement Options or the Advisory Options (as defined in Exhibits B and C to the Securities Purchase Agreement dated as of June 30, 1997 between Procept and certain stock purchasers), upon the exercise of the Class C Warrants of Procept currently outstanding or issuable pursuant to the exercise of the Placement and Advisory Options, as set forth in the Procept Disclosure Schedule pursuant to Section 4.2 or upon the issuance or the conversion of any Class C Warrants approved in writing by the Financial Advisor; or

         (d) upon the issuance or sale of Procept Common Stock or Convertible Securities pursuant to the exercise of any rights, options or warrants to receive, subscribe for or purchase, or any options for the purchase of, Procept Common Stock or Convertible Securities, whether or not such rights, warrants or options were outstanding on the Effective Time or were thereafter issued or sold, provided that an adjustment was either made or not required to be made in accordance with Subsection 10.6.1 in connection with the issuance or sale of such securities or any modification of the terms thereof; or

         (e) upon the issuance or sale of Procept Common Stock upon conversion or exchange of any Convertible Securities, provided that any adjustments required to be made upon the issuance or sale of such Convertible Securities or any modification of the terms thereof were so made, and whether or not such Convertible Securities were outstanding on the Effective Time or were thereafter issued or sold; or

         (f) upon the issuance of stock that may hereafter be purchased or sold with the approval of Procept's Board of Directors, under the 1993 Employee Stock Purchase Plan of Procept to officers, directors, consultants or employees, but only with respect to such shares as are purchased and/or sold in accordance with the current plan and at the prices no lower than eighty-five percent (85%) of the Closing Bid Price (or, if the prices referenced in the definition of Closing Bid Price cannot be determined, 85% of the Fair Market Value) of the Procept Common Stock as of the date of purchase and/or sale thereof;

     Paragraph 10.6.2(d) shall nevertheless apply to any modification of the rights of conversion, exchange or exercise of any of the securities referred to in this Subsection 10.6.3, except that Paragraph 10.6.2(d) shall not apply to any modification of the rights of conversion, exchange or exercise of the securities excepted by Paragraph (c) of this Subsection 10.6.3 that are required by the original terms of those respective instruments.

         10.6.4 As used in this Section 10.6, the term "Procept Common Stock" shall mean and include Procept's Common Stock authorized at the Effective Time and shall also include any capital stock of any class of Procept thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of Procept.

         10.6.5 Procept from time to time may decrease the Dilution Value by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Dilution Value is so decreased, Procept shall mail to the Rights Holders a notice of the decrease at least 15 days before the date the decreased Dilution Value takes effect, and such notice shall state the decreased Dilution Value and the period it will be in effect.

     Procept may make such decreases in the Dilution Value, in addition to those required or allowed by this Section 10, as shall be determined by it, as evidenced by a resolution of Procept's Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Procept Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

     10.7 Change of Shares Adjustments. In the event Procept shall, at any time or from time to time after the date hereof (i) issue any shares of Procept Common Stock as a stock dividend to the holders of Procept Common Stock or (ii) subdivide or combine the outstanding shares of Procept Common Stock into a greater or lesser number of shares (any such issuance, subdivision or combination being herein called a "Change of Shares"), then the Dilution Value shall be changed to a price (rounded to the nearest cent) determined by multiplying the Dilution Value in effect immediately prior to such Change of Shares by a fraction, the numerator of which shall be the number of shares of Procept Common Stock outstanding immediately prior to the Change of Shares and the denominator of which shall be the number of shares of Procept Common Stock outstanding immediately following the Change of Shares.

     10.8 Liquidation Put.

         10.8.1 The Rights Holder may require Procept to repurchase with cash any number (not to exceed such Rights Holder's Issuance Base Amount) of shares of Procept Common Stock then owned by such Rights Holder for 140% of the aggregate Dilution Value of such shares; provided, however, in the event of a Merger Transaction, any repurchase pursuant to this Section 10.8 may be paid in cash, property (valued as provided in Subsection 10.8.4) and/or securities (valued as provided in Subsection 10.8.4) of the entity surviving such Merger Transaction.

         10.8.2 The Rights Holder covenants not to exercise the Liquidation Put unless a Liquidation Event has occurred.

         10.8.3 The Rights Holder's Section 10 Rights shall be terminated to the pro rata extent of any exercise of such Rights Holder's Liquidation Put.

         10.8.4 Any securities or other property to be delivered to the Rights Holder pursuant to this Section 10.8 shall be valued as follows:

         (a) Securities not subject to an investment letter or other similar restriction on free marketability:

                 (i) If actively traded on the Stock Market, the value shall be deemed to be the Market Price of such securities as of the third day prior to the date of valuation.

                 (ii) If not actively traded on the Stock Market, the value shall be the Fair Market Value of such securities.

         (b) For securities for which there is an active public market but which are subject to an investment letter or other restrictions on free marketability, the value shall be the Fair Market Value thereof, determined by discounting appropriately the Market Price thereof.

         (c) For all other securities, the value shall be the Fair Market Value thereof.

     10.9 Transfer of Rights Under This Section 10. A Rights Holder's Section 10 Rights are not transferable until after April 9, 1999. The Rights Holder's
Section 10 Rights are not transferable unless the transferee will be both the record and beneficial owner of the related Procept Common Stock and executes and delivers to Procept a counterpart to this Section 10 agreeing to be bound by the obligations of the Rights Holder hereunder. Any such transferee must provide his or her name and address, which name and address must be that of the beneficial owner, to Procept. Any transfer of Procept Common Stock and related Section 10 Rights must be performed in accordance with applicable securities laws and regulations, and the transferor must provide Procept with an opinion of counsel, satisfactory to Procept, to that effect. Furthermore, no transfer of Section 10 Rights may be made relating to fewer shares of Procept Common Stock than the quotient of $25,000 divided by the Dilution Value. ANY PURPORTED TRANSFER OF SECTION 10 RIGHTS NOT IN COMPLIANCE WITH THIS SECTION 10.9 SHALL BE NULL AND VOID AND THE RIGHTS HOLDER SHALL FORFEIT ALL SECTION 10 RIGHTS RELATED TO SUCH TRANSFERRED PROCEPT COMMON STOCK. Upon, and to the extent of, any transfer of Procept Common Stock without the related Section 10 Rights, such related Section 10 Rights shall terminate.

     10.10 Adjustments to Issuance Base Amount. Upon the termination of any of the Rights Holder's Section 10 Rights, such Rights Holder's Issuance Base Amount shall be proportionally reduced.

     10.11 Notices.

         10.11.1 After each adjustment of the Dilution Value pursuant to Sections 10.2, 10.6, 10.7 and 10.15 Procept will promptly prepare a certificate signed by the Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of Procept setting forth: (i) the Dilution Value as so adjusted and (ii) a brief statement of the facts accounting for such adjustment. Procept will promptly file such certificate with the Transfer Agent and cause a brief summary thereof to be sent by ordinary first class mail to each Rights Holder at his or her last address as it shall appear on the Transfer Agent's record books. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an officer of the Transfer Agent or the Secretary or an Assistant Secretary of Procept that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts therein stated. The Transfer Agent may rely on the information in the certificate as true and correct and has no duty nor obligation independently to verify the amounts or calculations therein set forth.

         10.11.2 After any adjustment in the Issuance Base Amount resulting from
(i) any Reset Issuances, Semi-Annual Issuances, Dilution Issuances or Qualified Offering Issuance (ii) any Change in Shares or (iii) any termination of Section 10 Rights, Procept will promptly prepare a certificate signed by the Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of Procept setting forth: (x) the Issuance Base Amount immediately preceding and succeeding such adjustment and
(y) a brief statement of the facts accounting for such adjustment. Procept will promptly file such certificate with the Transfer Agent and cause a brief summary thereof to be sent by ordinary first class mail to each Rights Holder at his or her last address as it shall appear on the Transfer Agent's record books. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an officer of the Transfer Agent or the Secretary or an Assistant Secretary of Procept that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts therein stated. The Transfer Agent may rely on the information in the certificate as true and correct and has no duty nor obligation independently to verify the amounts or calculations therein set forth.

     10.12 Treasury Stock. Any Reset Issuance, Semi-Annual Issuance and Dilution Issuance shall be made with duly authorized, fully-paid and non-assessable shares of Procept Common Stock, in accordance with the DGCL, and shall be drawn from the treasury stock of Procept to the extent available.

     10.13 Mandatory Termination of Section 10 Rights. At any time on or after the Reset Date, Procept may cause the Rights Holder's Section 10 Rights to be terminated if the Market Price of the Procept Common Stock shall have exceeded 300% of the then applicable Dilution Value as of the third business day prior to the date of notice of termination. No greater than 60 nor fewer than 20 days prior to the date of any such mandatory termination, notice by first class mail, postage prepaid, shall be given to the Rights Holders, addressed to such Rights Holders at their last addresses as they shall appear in the Transfer Agent's record books. Each such notice shall specify the date fixed for termination. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given by Procept on the date deposited in the mail, whether or not the Rights Holder receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to any Rights Holders shall not affect the validity of the proceedings for the termination of any other Rights Holders'
Section 10 Rights.

     10.14 Waiver of Section 10 Rights. With the written consent of Procept and the stockholders holding at least a majority of the issued and outstanding Procept Common Stock subject to Section 10 Rights or subject to Article VI Rights (as defined below), any provision of this Section 10 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended. Upon the effectuation of each such waiver or amendment, Procept shall promptly give written notice thereof to the Rights Holders, if any, who have not previously received notice thereof or consented thereto in writing. "Article VI Rights" are rights under a Subscription Agreement between a holder of Procept Common Stock (or such holder's predecessor in interest) and Procept granting rights referred to therein as "Article VI Rights", which rights are substantially the same as the Section 10 Rights.

     10.15 Optional Exchange/Reset.

           10.15.1 Upon the receipt of requisite approvals, if any, from the stockholders of Procept, the shares of Procept Common Stock acquired hereunder may be exchanged (the "Exchange Right"), at the option of each Rights Holder, upon the completion of a Qualified Offering (as defined below) into Qualified Offering Securities (as defined below). Upon exchange of their shares of Procept Common Stock, up to the Issuance Base Amount, the exchanging Rights Holders shall receive an amount of Qualified Offering Securities equal to the quotient of (i) the Issuance Base Amount being exchanged multiplied by the Dilution Value at the time of the Qualified Offering, divided by (ii) the Qualified Offering Securities Price (as defined below) multiplied by .75 (the "Exchange Price"); provided, however, that in the event that the Exchange Price divided by the Underlying Procept Common Stock Amount (as defined below) is less than the greater of (a) $2.50 and (b) 50% of the average closing bid price of the Procept Common Stock for the twenty trading days immediately preceding the date of such exchange (the "Floor Price"), then the Exchange Price shall equal the Floor Price multiplied by the Underlying Procept Common Stock Amount.

     As used herein the following terms shall have the following meanings:

           (a) "Underlying Procept Common Stock Amount" shall equal the number of shares of Procept Common Stock and Procept Common Stock underlying Convertible Securities included as part of each Qualified Offering Security but shall not include Procept Common Stock underlying warrants or options to purchase Procept Common Stock or to purchase a Convertible Security, whether or not such warrant or option contains a right to exercise such warrant or option by the delivery of shares deemed purchased thereunder, including, without limitation, by a cashless exercise.

           (b) "Qualified Offering Security" and "Qualified Offering Securities" shall mean the security or securities (whether they are Procept Common Stock, Convertible Securities, units of Procept Common Stock and/or Convertible Securities (as defined below) and warrants or other similar rights) issued or sold in the Qualified Offering (including any contractual rights granted to investors in connection with the Qualified Offering).

           (c) "Qualified Offering" shall mean the sale or series of sales of equity securities of Procept next occurring after the Effective Time of this Offering, including, without limitation, Procept Common Stock, warrants, units of Procept Common Stock and warrants, other securities exchangeable, convertible or exercisable for Procept Common Stock, alone or in units, whether in a public offering or private placement, raising gross proceeds in excess of $2,500,000; excluding, however, at Procept's option, a firm commitment underwritten public offering.

           (d) "Qualified Offering Securities Price" shall mean the selling price to investors for each Qualified Offering Security.

           (e) "Convertible Security" and "Convertible Securities" shall mean any security convertible into or exchangeable for a share or shares of Procept Common Stock without the payment of any additional consideration in such conversion or exchange other than the delivery of such security, but shall not include a warrant or option to purchase Procept Common Stock or to purchase a Convertible Security, whether or not such warrant or option contains a right to exercise such warrant or option by the delivery of shares deemed purchased thereunder, including, without limitation, by a cashless exercise.

           10.15.2 Upon and to the extent of any exchange into Qualified Offering securities as set forth in Section 10.15.1 above, the Section 10 Rights related to the exchanged Procept Common Stock shall terminate.

           10.15.3 Upon the receipt of requisite approvals, if any, from the stockholders of Procept, holders who elect not to exchange their Procept Common Stock upon a Qualified Offering for Qualified Offering Securities, shall have the Dilution Value with respect to their Section 10 Rights adjusted (a "Qualified Offering Adjustment Event") to equal the Exchange Price and shall receive an additional number of shares (the "Qualified Offering Issuance") of Procept Common Stock equal to the difference between (i) the quotient of (a) the Issuance Base Amount multiplied by the Dilution Value in effect prior to the date of adjustment divided by (b) the (x) Exchange Price divided by (y) the Underlying Procept Common Stock Amount, and (ii) the Issuance Base Amount prior to the date of adjustment; provided, however, that no adjustment shall be made if it would result in an increase in the Dilution Value. Holders receiving Qualified Offering Issuance shall have Section 10 Rights with respect to such shares.


                           SECTION 11 - MISCELLANEOUS

     11.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

        (i)    if to Procept, to:

               Procept, Inc.
               840 Memorial Drive
               Cambridge, MA  02139
               Attention: John Dee
               Tel: (617) 491-1100
               Fax: (617) 491-9019

        with a copy to:

               Palmer & Dodge LLP
               One Beacon Street
               Boston, Massachusetts 02108
               Attention:  Lynnette C. Fallon, Esq.
               Tel: (617) 573-0220
               Fax: (617) 227-4420

        (ii) if to Pacific, to:

               Pacific Pharmaceuticals, Inc.
               6730 Mesa Ridge Road, Suite A
               San Diego, CA  92121
               Attention: H. Laurence Shaw
               Tel: (619) 550-3900
               Fax: (619) 550-3929

        with a copy to:

               Patterson, Belknap, Webb & Tyler LLP
               1133 Avenue of the Americas
               New York, NY 10036-6710
               Attention: Edward F. Cox, Esq.
               Tel: (212) 336-2000
               Fax: (212) 336-2222

Any party may by notice given in accordance with this Section 11.1 to the other parties designate another address or person for receipt of notices hereunder.

     11.2 Amendment. Except as provided in Section 10.14, this Agreement may not be amended except by an instrument signed by each party hereto.

     11.3 Waiver. At any time prior to the Effective Time, any party hereto may,
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party. After the Effective Time, such extension or waiver may be made in accordance with Section 10.

     11.4 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto, including but not limited to the Letter of Intent dated November 4, 1998.

     11.5 Governing Law. This Agreement is governed by the laws of the State of Delaware without regard to its conflict of law provisions.

     11.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Rights Holders are intended to be, and shall be, third party beneficiaries of Section 10 hereof. This Agreement is not assignable without the prior written consent of the other parties hereto, provided that the
Section 10 Rights are assignable as set forth in Section 10.9.

     11.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     11.9 Exhibits and Disclosure Schedules. The Exhibits and Disclosure Schedules are a part of this Agreement as if fully set forth herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first stated above.

                                                     PROCEPT, INC.


                                            By     /s/ John F. Dee
                                                   -----------------------------
                                            Name:  John F. Dee
                                            Title: President & CEO


                                            PACIFIC PHARMACEUTICALS, INC.


                                            By     /s/ H. Laurence Shaw, M.D.
                                                   -----------------------------
                                            Name:  H. Laurence Shaw, M.D.
                                            Title: Chairman, President & CEO


                                            PROCEPT ACQUISITION CORP.


                                            By     /s/ John F. Dee
                                                   -----------------------------
                                            Name:  John F. Dee
                                            Title: President & CEO

                                                                         ANNEX B

                                     FORM OF

             CERTIFICATE OF AMENDMENT OF CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                         PACIFIC PHARMACEUTICALS, INC.,


          It is hereby certified that:

                    1. The name of the corporation (hereinafter called "Corporation") is Pacific Pharmaceuticals, Inc.

                    2. The Certificate of Designations of the Series A Convertible Preferred Stock of the Corporation setting forth the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the Series A Convertible Preferred Stock of the Corporation is hereby amended to exclude the merger by and among Procept, Inc., Procept Acquisition Corp. and the Corporation from constituting a Liquidation Event under the terms of the Series A Certificate of Designations by striking out Section 3 thereof and by substituting in lieu of said Section the following:


                             "3. Liquidation Preference. (a) In the event of a
(I) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) a sale of other disposition of all or substantially all of the assets of the Corporation or (iii) any consolidation, merger (other than pursuant to the Agreement and Plan of Merger dated as of June 4, 1996, among the Corporation, XYX Acquisition Corp. and Binary Therapeutics, Inc. (the "BTI Agreement") and the Agreement and Plan of Merger dated as of December 10, 1998 by and among Procept, Inc., Procept Acquisition Corp. and the Corporation, as the same may be amended (the "Procept Agreement"), combination, reorganization or other transaction in which the Corporation is not the surviving entity or the shares of Common Stock constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into stock or securities of another entity, cash and/or any other property (a "Merger Transaction") (clauses (I), (ii) and (iii) being collectively referred to as a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock, an amount equal to $260.00 per share plus an amount equal to all declared and unpaid dividends thereon; provided, however, in the case of a Merger Transaction, such $260.00 per share may be paid in cash, property (valued as provided in Section 3(b) and/or securities (valued as provided in Section 3(b)) of the entity surviving such Merger Transaction. In the case of property or in the event that any such securities are restricted, the value of such property or securities shall be determined by agreement between the Corporation and a majority of the Series A Preferred Stock then outstanding. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock held. A consolidation or merger of the Corporation with or into another corporation, other than in a transaction described in Section 3(a) above, shall not be considered a liquidation, dissolution or winding up of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation and accordingly the Corporation shall make appropriate provision to ensure that the terms of this Certificate of Designations survive any such transaction. All shares of Series A Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event senior to the Common Stock as provided herein and, unless the terms of such series shall provide otherwise, senior to all other series of the Corporation's preferred stock.

                    (b) Any securities or other property to be delivered to the holders of the Series A Preferred Stock pursuant to Section 3(a) hereof shall be valued as follows:

                    (I) Securities not subject to an investment letter or other similar restriction on free marketability:

                             (A) If traded on a securities exchange or on Nasdaq (as defined below), or if actively traded over-the-counter, the value shall be deemed to be the Market Price (as defined below) of the securities as of the third day prior to the date of valuation.

                             (B) If there is no such active public market for the securities, the value shall be the Fair Market Value (as defined below) of the securities.

                    "Market Price" of a security shall mean the average Closing Bid Price of such security, for thirty (30) consecutive trading days, ending with the day prior to the date as of which the Market Price is being determined.

                    "Fair Market Value" of any asset (including any security) means the fair market value thereof as mutually determined by the Corporation and the holders of a majority (measured in terms of voting power) of the outstanding Series A Preferred Stock.

                    The "Closing Bid Price" for any security for each trading day shall be the reported closing bid price of such security on the national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on any national securities exchange, shall mean the reported closing bid price of such security on the Nasdaq SmallCap Market or the Nasdaq National Market System (collectively referred to as, "Nasdaq") or, if such security is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq, shall mean the reported closing bid price of such security on the principal securities exchange on which such security is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if such security is not listed or admitted to trading on any other securities exchange, shall mean the closing bid price in the over-the-counter market as furnished by any NASD member firm selected from time to time by the Corporation for that purpose.

                    "Trading day" shall mean a day on which the securities exchange of NASDAQ used to determine the Closing Bid Price is open for the transaction of business or the reporting of trades or, if the Closing Bid Price is not so determined, a day on which such securities exchange is open for the transaction of business.

                    (ii) For securities for which there is an active public market but which are subject to investment letter or other restrictions on free marketability, the value shall be the Fair Market Value thereof, determined by discounting appropriately the Market Price thereof.

                    (iii) For all other securities, the value shall be the Fair Market Value thereof.

If the holders of a majority of the Series A Preferred Stock and the Corporation are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment banking firm selected by the Board of the Directors of the Corporation and the holders of a majority of the Series A Preferred Stock (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules)."


                    3. The amendment of the Certificate of Designations herein certified has been duly adopted at a meeting of the Board of Directors of the Corporation (the "Board"), pursuant to authority granted to the Board by the Certificate of Incorporation of the Corporation, as amended, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designation, relative, powers, preferences and rights, and the qualifications, limitations or restrictions of such series.

                    IN WITNESS WHEREOF, the Corporation has cause this Certificate of Amendment of Certificate of Designations to be signed by a duly authorized officer this ___day of December, 1998.


                                    PACIFIC PHARMACEUTICALS, INC.


                                    By: _________________________
                                        Anil Singhal
                                        Interim Chief Executive Officer

                                                                         ANNEX C



                        DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS


SECTION 262  APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss. ss. 251, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and case in lieu of fractional shares or fractional depository receipts described in the forgoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trail upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

                                                                         ANNEX D

                            FORM OF FAIRNESS OPINION

                                                             December [  ], 1998

Committee of Independent Directors
Procept, Inc.
840 Memorial Drive
Cambridge, MA 02139


Members of the Committee of Independent Directors:

          We understand that Procept, Inc. ("Procept" or the "Company") and Pacific Pharmaceuticals, Inc. ("Pacific") plan to enter into an Agreement and Plan of Merger dated December 10, 1998 (the "Agreement") pursuant to which a newly-formed subsidiary of Procept will merge with and into Pacific and, upon effectiveness of the merger, each holder of common stock of Pacific will receive in exchange for each share of common stock of Pacific 0.11 shares of common stock of Procept (the "Proposed Transaction" and the "Exchange Ratio", respectively). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

          We have been requested by the Committee of Independent Directors of the Board of Directors of the Company (the "Committee") to render our opinion with respect to the fairness to the Company as a corporate entity, of the consideration - implied by the Exchange Ratio - to be paid by the Company in connection with the Proposed Transaction, from a financial point of view. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

          In arriving at our opinion, we have, among other things:

          (i)       reviewed the Agreement and the Joint Proxy
                    Statement/Prospectus on Form S-4;

          (ii) reviewed Procept's Annual Reports to Shareholders and Procept's Annual Reports on form 10-K for the two years ended December 31, 1997 and Procept's Quarterly Reports on Form 10-Q for each of the three months ended March 31, 1998, June 30, 1998, and September 30, 1998, and Pacific's Annual Reports to Shareholders and Pacific's Annual Reports on Form 10-K for the two years ended March 31, 1998 and Pacific's Quarterly Reports on Form 10-Q for each of the three months ended June 30, 1998, and September 30, 1998;

          (iii) reviewed certain internal financial analyses and estimates of future financial performance for Procept and Pacific prepared by their respective management;

          (iv) conducted discussions with senior members of the management of both Procept and Pacific concerning the financial condition, business operations, financial forecasts, and prospects of their respective companies;

          (v) reviewed the reported price and volume trading activity for Procept common stock and Pacific common stock;

          (vi) compared certain financial results and stock market information of Procept and Pacific with those of certain publicly traded companies which were deemed by us to be reasonably similar to Procept and Pacific, respectively;

          (vii) analyzed the theoretical valuation using an unleveraged discounted cash flow analysis based on stand-alone income statement projections prepared by the management of each company;

          (viii) reviewed the financial terms of certain recent merger and acquisition transactions which involved companies that were deemed by us to be reasonably similar to Procept and Pacific; and

          (ix) performed such other financial studies and analyses as we deemed appropriate.

          In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of both the Company and Pacific that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Pacific and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Pacific. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

          Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration, which is implied by the Exchange Ratio, to be paid by the Company in the Proposed Transaction is fair to the Company as a corporate entity.

          This opinion is for the use and benefit of the Committee and is rendered to the Committee in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                                Very truly yours,


                                                OSCAR GRUSS & SON INCORPORATED

                                                                        ANNEX E
                            FORM OF FAIRNESS OPINION





                                                            December [  ], 1998



The Board of Directors
Pacific Pharmaceuticals, Inc.
6730 Mesa Ridge Road, Suite A
San Diego, CA 92121

Gentlemen:

          Josephthal & Co. Inc. ("Josephthal") understands that Procept, Inc., a Delaware corporation ("Procept"), its wholly owned subsidiary, Procept Acquisition Corp., a Delaware corporation ("PAC") and Pacific Pharmaceuticals, Inc., a Delaware corporation ("Pacific") are considering a proposed transaction in which PAC will merge with and into Pacific (the "Merger") pursuant to the Agreement and Plan of Merger dated December 10, 1998 (the "Agreement") by and among Pacific, PAC and Procept. As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, each holder of common stock, $0.02 par value, of Pacific (the "Common Shares") and preferred stock, $25.00 par value, of Pacific (the "Preferred Stock) issued and outstanding immediately prior to the record date of the Merger (other than Common Shares held as treasury shares by Pacific or its subsidiaries) shall by virtue of the Merger receive for each of Pacific's Common Shares (including Common Shares issuable upon conversion of outstanding Preferred Stock) 0.11 of Procept's common stock (the "Consideration"). Furthermore, the holders of Preferred Stock will receive additional contractual rights and Procept will assume the assets and liabilities of Pacific. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to such terms in the Agreement.

          Josephthal further understands that prior to the Effective Time Pacific will have completed the merger by and among Pacific; its wholly owned subsidiary, XYX Acquisition Corp., a Delaware corporation ("XYX"); and Binary Therapeutics, Inc., a Delaware corporation ("BTI" and the "BTI Merger"). Josephthal has not been involved in forming XYX or in the BTI Merger and has not assumed any responsibility for making or obtaining an independent evaluation or appraisal of BTI's assets or liabilities.

          You have requested our opinion as to the fairness of the consideration to be received by the holders of Pacific's Common Shares from a financial point of view. As you know, we have not been requested to explore any alternatives to the Merger. In addition, we were not requested to nor did we make any recommendation to the Pacific Board of Directors regarding the form or amount of such consideration.

          In conducting our analyses and arriving at the opinion expressed herein, we have reviewed those materials and considered those financial and other factors that we deemed relevant under the circumstances, including, among others, the following: (i) the Agreement; (ii) Pacific's Joint Proxy Statement/Prospectus; (iii) certain historical financial, operating and other data that are publicly available or were furnished to us by Pacific and Procept including, but not limited to: (a) financial projections prepared by the managements of Pacific and Procept; (b) Pacific's Form 10-K for the two years ended and as of March 31, 1998; (c) Procept's Form 10-K for the two years ended as of December 31, 1997; (d) Pacific's Form 10-Q for the periods ended as of June 30, 1998 and September 30, 1998; and (e) Procept's Form 10-Q for the periods ended as of March 31, 1998, June 30, 1998, and September 30, 1998; (f) Pacific's and Procept's internally generated operating reports; (iv) publicly available financial, operating and stock market data for companies engaged in businesses we deemed comparable to Pacific and Procept; (v) publicly available financial, operating and stock market data for companies in the biotechnology industry which have been involved in a recent merger or acquisition; (vi) reported prices and trading activity for the Common Stock of Pacific and Procept; and (vii) such other factors as we deemed appropriate. We have met with senior officers of Pacific and Procept to discuss their respective businesses and their estimates of future financial performance, and such other matters as we believed relevant. Our opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof. We assume no responsibility to update or revise our opinion upon circumstances or events occurring after the date hereof.

          In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of this information. We have not conducted a physical inspection of Pacific's or Procept's properties or facilities, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of Pacific's or Procept's assets or liabilities. Furthermore, we express no opinion as to the price or trading ranges at which the Pacific or Procept common stock will trade after the date of the opinion. We have assumed that the financial analyses have been prepared on a good faith reasonable basis reflecting the best currently available estimates and judgments of both Pacific's and Procept's managements. We have also assumed that the Conditions Precedent described in Sections 6, 7 and 8 of the Agreement will be completed or satisfied as the case may be. We do not perform legal services or render legal advice. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is limited to the fairness, from a financial point of view, of the consideration to the holders of Common Shares of Pacific in the Merger. Our opinion does not address the BTI Merger or the potential future trading value or trading volume of Procept nor does it address in any way Pacific's underlying business decision to effect the Merger or the BTI Merger.

          Josephthal has been retained by Pacific to render this opinion and provide other financial advisory services, and will receive fees and other consideration for these services. In addition, Pacific has agreed to indemnify Josephthal for certain liabilities arising out of our engagement. In the ordinary course of our business, Josephthal may actively trade the Common Shares for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

          This opinion is solely for the use of the Board of Directors of Pacific and is not to be publicly-disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Josephthal provided that Pacific may include this opinion as an annex to the Form S-4 to be filed with the Securities and Exchange Commission and delivered to the stockholders of Pacific. This opinion does not constitute a recommendation to any holder of Pacific Common Shares as to how any such stockholder should vote on any aspect of the Merger nor does this opinion address the relative merits of the Merger or any other transactions or business strategies discussed by the Board of Directors of Pacific as alternatives to the Merger or the decision of the Board of Directors of Pacific to proceed with the Merger.

          Based upon and subject to the foregoing it is our opinion that, as of the date hereof, the consideration to be received by the holders of Common Shares of Pacific in the Merger is fair from a financial point of view.


                                          Very truly yours,



                                          JOSEPHTHAL & CO. INC.

                                  PROCEPT, INC.
                               840 Memorial Drive
                         Cambridge, Massachusetts 02139
                                 (617) 491-1100

                    Proxy for Special Meeting of Shareholders
                        to be held on __________ __, 1999
           This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints ______________ and ______________, and each of them, the true and lawful attorneys and proxies, with full power of substitution in the name, place and stead of the undersigned to vote at a Special Meeting of Shareholders (the "Meeting") of Procept, Inc. (the "Company") to be held on _______________ __, 1999 at ______________________________, or at
any adjournment or postponement thereof, in the manner designated below, all of shares of the Company's common stock that the undersigned would be entitled to vote if personally present upon the following matters.

1. Proposal to approve the issuance of shares of the Company's common stock in connection with the acquisition of Pacific Pharmaceuticals, Inc. ("Pacific") pursuant to the Agreement and Plan of Merger dated as of December 10, 1998, a copy of which has been provided to all Company Shareholders, under which Pacific Shareholders would receive shares of the Company's common stock in exchange for shares of Pacific common stock and Pacific preferred stock and Pacific would become a wholly-owned subsidiary of the Company.

     [ ]  FOR                    [ ]  AGAINST                     [ ]  ABSTAIN

2. In their discretion, upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTION GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

[NAME OF SHAREHOLDER]

                                   Please sign and date as your name appear at the left and return in the enclosed envelope. When shares are held subject to community property laws, both spouses should sign.
                                   When signing as an attorney, executor,
                                   administrator, trustee, guardian, or
                                   corporate officer, please indicate the
                                   capacity in which signing.

                                   Date: _________________ __, 199_


                                   ________________________________
                                               Signature

                          PACIFIC PHARMACEUTICALS, INC.
                          6730 Mesa Ridge Road, Suite A
                           San Diego, California 92121
                                 (619) 550-3900

                    Proxy for Special Meeting of Shareholders
                        to be held on __________ __, 1999
           This Proxy is solicited on behalf of the Board of Directors

          The undersigned hereby appoints Anil Singhal and James Hertzog, and each of them, the true and lawful attorneys and proxies, with full power of substitution in the name, place and stead of the undersigned to vote at a Special Meeting of Shareholders (the "Meeting") of Pacific Pharmaceuticals, Inc. (the "Company") to be held on _______________ __, 1999 at______________________________, or at any adjournment or postponement thereof, in the manner designated below, all shares of the Company's Common Stock (the "Common Stock") and Series A Convertible Preferred Stock (the "Preferred Stock") that the undersigned would be entitled to vote if personally present upon the following matters.

1. To amend the Company's Certificate of Designations of Series A Convertible Preferred Stock (the "Certificate of Designations") to exclude the merger by and among Procept, Inc. ("Procept"), Procept Acquisition Corp. and the Company from constituting a "Liquidation Event" under the terms of the Certificate of Designations.

          [ ] FOR        [ ] AGAINST                  [ ] ABSTAIN

2. To approve, conditioned on approval of the amendment to the Certificate of Designations, the merger of a wholly owned subsidiary of Procept with and into the Company by approving the Agreement and Plan of Merger, dated as of December 10, 1998, by and among Procept, Procept Acquisition Corp. and the Company, which provides that the outstanding Common Stock and Preferred Stock will be converted into the right to receive shares of Procept Common Stock and the Company would become a wholly owned subsidiary of Procept. A total of 2,755,000 shares of Procept Common Stock will be issued to the holders of Common Stock and Preferred Stock in the merger.

          [ ] FOR        [ ] AGAINST                  [ ] ABSTAIN

3. To consider and act upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTION GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

[NAME OF SHAREHOLDER]

                                        Please sign and date as your name appear at the left and return in the enclosed envelope. When shares are held subject to community property laws, both spouses should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate the capacity in which signing.

                                        Date: _________________ __, 199_

                                        _______________________________________
                                                      Signature

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law grants Procept the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of Procept, or is or was serving at the request of Procept as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Procept, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of Procept where the person involved is adjudged to be liable to Procept except to the extent approved by a court. ARTICLE EIGHTH of Procept's Restated Certificate of Incorporation as currently in effect provides that Procept shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of Procept, or is or was serving, or has agreed to serve, at the request of Procept, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in ARTICLE EIGHTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. ARTICLE EIGHTH permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of Procept and such rights may be equivalent to, or greater or less than, those set forth in ARTICLE EIGHTH.

Article V, Section 1 of Procept's By-Laws provides that Procept shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Procept, or is or was serving at the request of Procept, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, ARTICLE NINTH of Procept's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to Procept and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to Procept or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.                               Description

2.1 Agreement and Plan of Merger dated December 10, 1998 between Procept, Inc., Procept Acquisition Corp. and Pacific Pharmaceuticals, Inc. Included as Annex A hereto.

3.1           Restated Certificate of Incorporation of Procept, Inc. Filed as
              Exhibit 3.1 to Procept's Form 10-Q for the quarter ended June 30, 1997, Commission File No. 0-21134, and incorporated herein by reference.

3.2 Certificate of Designation of Series A Convertible Preferred Stock. Filed as Exhibit 3.2 to Procept's Form 10-Q for the quarter ended June 30, 1997, Commission File No. 0-21134, and incorporated herein by reference.

3.3 Certificate of Amendment of the Restated Certificate of Incorporation of Procept, filed with the Secretary of State of Delaware on October 7, 1997, to be effective as of October 14, 1997. Filed as Exhibit 3.1 to Procept's Form 10-Q for the quarter ended September 31, 1997, Commission File No. 0-21134, and incorporated herein by reference.

3.4 Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on May 19, 1998, effective as of June 1, 1998. Filed as Exhibit 4.4 to Procept's Registration Statement on Form S-8, Commission File No. 333-66885, and incorporated herein by reference.

3.5 By-laws of Procept, Inc. Filed as Exhibit 3.3 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.6 Warrant Agreement to Purchase Class D Convertible Preferred Stock dated August 1, 1991, issued to Comdisco, Inc. Filed as Exhibit
              4.2 to Procept's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.7 Warrant Agreement to Purchase Class D Convertible Preferred Stock dated September 11, 1992, issued to Comdisco, Inc. Filed as
              Exhibit 4.3 to Procept's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.8 Warrant to Purchase Common Stock dated January 5, 1993, issued to Tucker Anthony Incorporated. Filed as Exhibit 4.6 to Procept's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.9 Warrant to Purchase Common Stock dated as of February 17, 1994, issued to D. Blech & Company, Incorporated. Filed as Exhibit 4.6 to Procept's Form 10-K for the year ended December 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.10          Warrant Agreement dated February 17, 1994 between the Company and
              D. Blech & Company, Incorporated. Filed as Exhibit 4.7 to Procept's Form 10-K for the year ended December 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.11 Warrant to Purchase Common Stock dated as of April 1, 1994, issued to Hambrecht & Quist Guaranty Finance, L.P. Filed as Exhibit 4 to Procept's Form 10-Q for the quarter ended March 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.12 Warrant to Purchase Common stock dated as of September 11, 1995, issued to Oppenheimer & Co., Inc. Filed as Exhibit 4.10 to Procept's Registration Statement on Form S-1, Commission File No. 33-96798, and incorporated herein by reference.

4.13 Form of Warrant Agreement between the Company and Commonwealth Associates. Filed as Exhibit 4.11 to Procept's Registration Statement on Form S-1, Commission File No. 33-96798, and incorporated herein by reference.

4.14 Form of Warrant to Purchase Common Stock dated as of May 17, 1996, and Schedule of Holders. Filed as Exhibit 4.11 to Procept's Form 10-K for the year ended December 31, 1996, Commission File No. 0-21134, and incorporated herein by reference.

4.15 Warrant to Purchase Common Stock dated as of January 6, 1997, issued to Furman Selz LLC. Filed as Exhibit 4.13 to Procept's Form 10-K for the year ended December 31, 1996, Commission File No. 0-21134, and incorporated herein by reference.

4.16 Unit Purchase Warrant Agreement dated May 17, 1996, issued to David Blech. Filed as Exhibit 4.1 to Procept's Form 10-Q for the quarter ended June 30, 1997, Commission File No. 0-21134, and incorporated herein by reference.

4.17 Form of Subscription Agreement between Procept and Subscribers of Procept Common Stock listed on Schedule of Subscribers. Filed as
              Exhibit 4.17 to Procept's Registration Statement on Form S-3, Commission File No. 333-51245, and incorporated herein by reference.

4.18 Form of Warrant to Purchase Common Stock dated April 9, 1998, including Schedule of Holders. Filed as Exhibit 4.18 to Procept's Registration Statement on Form S-3, Commission File No. 333-51245, and incorporated herein by reference.

4.19 Form of Unit Purchase Option, including Schedule of Holders. Filed as Exhibit 4.2 to Procept's Form 10-Q for the quarter ended June 30, 1998, Commission File No. 0-21134, and incorporated herein by reference.

5.1           Opinion of Palmer & Dodge LLP. Filed herewith.

10.1* The 1998 Equity Incentive Plan, amending and restating the 1989 Stock Plan. Filed herewith.

10.2*         The 1994 Employee Stock Purchase Plan, as amended. Filed as
              Exhibit 4.2 to Procept's Form 10-Q for the quarter ended June 30, 1998, Commission File No. 0-21134, and incorporated herein by reference.

10.3 Registration Rights Agreement dated as of January 5, 1993 among the Company and certain of its security holders named therein. Filed as Exhibit 10.4 to the Company's Registration Statement on Form S-1, Commission File No. 33-51788, and incorporated herein by reference.

10.4 Amendment No. 1 to Registration Rights Agreement dated as of March 2, 1994 among the Company and certain of its security holders named therein. Filed as Exhibit 10.3 to the Company's Form 10-K for the year ended December 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

10.5 Amendment No. 2 to Registration Rights Agreement dated as of September 11, 1995 between the Company and Oppenheimer & Co., Inc. Filed as Exhibit 10.9 to the Company's Registration Statement on Form S-1, Commission File No. 33-96798, and incorporated herein by reference.

10.6 Registration Rights Agreement dated January 6, 1997 between the Company and Furman Selz LLC. Filed as Exhibit 10.36 to Procept's Form 10-K for the year ended December 31, 1996, Commission File No. 0-21134, and incorporated herein by reference.

10.7 Placement Agency Agreement dated October 26, 1997 between the Company and Paramount Capital, Inc. Filed as Exhibit 10.40 to Procept's Form 10-K405 for the year ended December 31, 1997, Commission File No. 0- 21134, and incorporated herein by reference.

10.8* Key Employee Confidentiality, Inventions, and Non-Competition Agreement dated March 3, 1998 between Procept, Inc. and John F. Dee. Filed herewith.

10.9* Non-Competition Agreement dated as of August 21, 1990 between the Company and Stanley C. Erck. Filed as Exhibit 10.18 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

10.10* Consulting and Confidentiality Agreement dated as of May 1, 1994 between the Company and Zola P. Horovitz, Ph.D. Filed as Exhibit 10 to the Company's Form 10-Q for the quarter ended June 30, 1994, Commission File No. 0-21134, and incorporated herein by reference.

10.11* Consulting and Confidentiality Agreement dated January 1, 1998 between Procept, Inc. and Mark C. Rogers, M.D. Filed herewith.

10.12* Consulting and Confidentiality Agreement dated January 1, 1998 between Procept, Inc. and Elliott H. Vernon. Filed herewith.

10.13* Consulting and Confidentiality Agreement dated January 1, 1998 between Procept, Inc. and Michael S. Weiss. To be filed by amendment.

10.14* Consulting and Confidentiality Agreement dated as of April 20, 1995 between the Company and Max Link, Ph.D. Filed as Exhibit
              10.30 to the Company's Registration Statement on Form S-1, Commission File No. 33-96798, and incorporated herein by reference.

10.15* Form of Indemnification Agreement between Procept, Inc. and its Directors. Filed herewith.

10.16 Confidential Screening Agreement dated as of July 24, 1992 between the Company and the Division of Acquired Immunodeficiency Syndrome
              (AIDS), National Institute of Allergy and Infectious Diseases. Filed as Exhibit 10.14 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

10.17 Master Lease Agreement (equipment) dated as of August 1, 1991 between the Company and Comdisco, Inc. Filed as Exhibit 10.1 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

10.18 Master Lease Agreement (equipment) dated as of September 11, 1992 between the Company and Comdisco, Inc. Filed as Exhibit 10.2 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

10.19 Lease for 840 Memorial Drive dated February 28, 1989 between the Company and Robert Epstein et al., Trustee of the 840 Memorial Drive Trust, as amended February 28, 1989 and April 4, 1989. Filed as Exhibit 10.7 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

10.20 Lease for 840 Memorial Drive dated August 21, 1990 between the Company and Robert Epstein et al., Trustee of 840 Memorial Drive Trust. Filed as Exhibit 10.8 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

10.21 Lease for 840 Memorial Drive dated February 10, 1992 between the Company and Robert Epstein et al., Trustee of the 840 Memorial Drive Trust. Filed as Exhibit 10.9 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

10.22 Lease for 840 Memorial Drive dated September 8, 1992 between the Company and Robert Epstein et al., Trustee of the 840 Memorial Drive Trust. Filed as Exhibit 10.10 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

10.23 Lease for 840 Memorial Drive dated April 27, 1994 between the Company and Robert Epstein et al., Trustee of the 840 Memorial Drive Trust. Filed as Exhibit 10 to the Company's Form 10-Q for the quarter ended March 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

10.24* Employment Offer Letter to Dr. Nigel J. Rulewski from the Company dated September 3, 1998. Filed herewith.

10.25* Extension to the Consulting and Confidentiality Agreement dated December 3, 1998 between Procept, Inc. and Mark C. Rogers, M.D. Filed herewith.

10.26* Extension to the Consulting and Confidentiality Agreement dated December 3, 1998 between Procept, Inc. and Elliott H. Vernon. Filed herewith.

10.27* Extension to the Consulting and Confidentiality Agreement dated December 3, 1998 between Procept, Inc. and Michael S. Weiss. To be filed by amendment.

23.1          Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2          Consent of Palmer & Dodge LLP. Included in Exhibit 5.1 hereto.

23.3          Consent of Deloitte & Touche LLP. Filed herewith.

23.4          Consent of Deloitte & Touche LLP. Filed herewith.

24.1          Power of Attorney. Included on the signature pages hereto.

-----------
*Indicates management contracts or compensatory plans, contracts or arrangements in which executive officers or directors of Procept participate.

Item 22. Undertakings

         (a) Procept hereby undertakes:

         (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any reason or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Procept hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) Procept hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Procept pursuant to the foregoing provisions, or otherwise, Procept has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Procept of expenses incurred or paid by a director, officer, or controlling person of Procept in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Procept will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, the Commonwealth of Massachusetts, on December 29, 1998.


                                       PROCEPT, INC.


                                       By: /s/ John Dee
                                           -------------------------------------
                                           John Dee
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

We, the undersigned officers and directors of Procept, Inc., hereby severally constitute and appoint John F. Dee and Lynnette C. Fallon, and each of them singly, our true and lawful attorneys, with full power to tem in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including Pre- and Post-Effective Amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated



         Signature                                   Title                                       Date
         ---------                                   -----                                       ----
/s/ John F. Dee                     President and Chief Executive Officer               December 29, 1998
---------------------------         (Principal Executive Officer and Principal
John F. Dee                         Financial and Accounting Officer)


/s/ Michael S. Weiss                Chairman of the Board and a Director                December 29, 1998
---------------------------
Michael S. Weiss


/s/ Zola P. Horovitz                Director                                            December 29, 1998
---------------------------
Zola P. Horovitz


/s/ Max Link                        Director                                            December 29, 1998
---------------------------
Max Link


/s/ Mark C. Rogers                  Director                                            December 29, 1998
---------------------------
Mark C. Rogers


/s/ Elliott Vernon
---------------------------         Director                                            December 29, 1998
Elliott H. Vernon
